As filed with the Securities and Exchange Commission on January 21, 2025
No. 333-284248

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMCOR PLC
(Exact name of registrant as specified in its charter)
Jersey (State or other jurisdiction of incorporation or organization)	3990 (Primary Standard Industrial Classification Code Number)	98-1455367 (I.R.S. Employer Identification No.)
83 Tower Road North
Warmley, Bristol BS30 8XP
United Kingdom
+44 117 9753200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Deborah Rasin
Executive Vice President and General Counsel
Amcor plc
3 Parkway North, Suite 300
Deerfield, IL 60015
(920) 527-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jonathan L. Davis, P.C. Carlo Zenkner, P.C. Sophia Hudson, P.C. Katherine Shaia Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800	Jason K. Greene Chief Legal Officer and Secretary Berry Global Group, Inc. 101 Oakley Street Evansville, IN 47710 (812) 424-2904	C. Michael Chitwood Paul T. Schnell Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000
Approximate date of commencement of proposed sale of the securities to the public:   As soon as practicable after the effective date of this registration statement and the consummation of the Merger described in the enclosed joint proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may change. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until such registration statement becomes effective. This document is not an offer to sell any securities, and the registrant is not soliciting an offer to buy any securities, in any state or jurisdiction in which such offer or solicitation is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED JANUARY 21, 2025

MERGER PROPOSED  —  YOUR VOTE IS VERY IMPORTANT
Dear Shareholders of Amcor plc and Stockholders of Berry Global Group, Inc.:
On November 19, 2024, Amcor plc (“Amcor”), Aurora Spirit, Inc., a wholly-owned subsidiary of Amcor (“Merger Sub”), and Berry Global Group, Inc. (“Berry”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor (the “Merger”).
At the effective time of the Merger (the “Effective Time”), among other things, each issued and outstanding share of common stock, $0.01 par value per share, of Berry (“Berry Common Stock”) (excluding shares of Berry Common Stock held by Berry as treasury stock immediately prior to the Effective Time) will be converted into the right to receive 7.25 (the “Exchange Ratio”) fully paid and non-assessable ordinary shares, par value $0.01 per share, of Amcor (“Amcor Ordinary Shares”) and, if applicable, cash in lieu of fractional Amcor Ordinary Shares that holders of Berry Common Stock (“Berry Stockholders”) would otherwise be entitled to receive in the Merger, without interest. All shares of Berry Common Stock held by Berry in treasury immediately prior to the Effective Time will be automatically cancelled upon consummation of the Merger. In addition, each Berry equity award outstanding at the Effective Time will be converted into a right to receive a number of Amcor Ordinary Shares or an equity award relating to Amcor Ordinary Shares, as applicable, as described in more detail in the accompanying joint proxy statement/prospectus.
Immediately after the Effective Time, holders of (i) Amcor Ordinary Shares and (ii) CHESS depositary interests (“Amcor CDIs”) issued by Amcor through CHESS Depositary Nominees Pty Limited (collectively, “Amcor Shareholders”) as of immediately prior to the Merger are expected to collectively own approximately 63% of the outstanding capital stock of Amcor and Berry Stockholders as of immediately prior to the Merger are expected to collectively own approximately 37% of the outstanding capital stock of Amcor, each calculated based on the fully diluted market capitalizations of Amcor and Berry as of the date of signing of the Merger Agreement. Amcor Ordinary Shares are currently listed on the New York Stock Exchange (“NYSE”) under the symbol “AMCR,” and Amcor CDIs are currently traded on the Australian Securities Exchange (“ASX”) under the symbol “AMC.” Berry Common Stock is currently listed on the NYSE under the symbol “BERY.” Following the Merger, Amcor Ordinary Shares will continue to be listed on the NYSE under Amcor’s current symbol, “AMCR,” and Amcor CDIs will continue to be traded on the ASX under Amcor’s current symbol, “AMC.” Following the consummation of the Merger, Berry Common Stock will no longer be listed on any stock exchange or quotation system and Berry will cease to be a publicly traded company.
In connection with the Merger, Amcor will hold an extraordinary general meeting of its shareholders (the “Amcor Extraordinary General Meeting”) and Berry will hold a special meeting of its stockholders (the “Berry Special Meeting”).
At the Amcor Extraordinary General Meeting, Amcor Shareholders will be asked to vote on (i) a proposal to approve the issuance of Amcor Ordinary Shares to Berry Stockholders in connection with the Merger (such issuance, the “Share Issuance,” and such proposal, the “Amcor Share Issuance Proposal”) and (ii) a proposal to approve one or more adjournments of the Amcor Extraordinary General Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to approve the Amcor Share Issuance Proposal (the “Amcor Adjournment Proposal”). Approval of each of these proposals requires the affirmative vote of at least a majority of the votes cast on each such proposal by Amcor Shareholders present in person or represented by proxy, attorney or Representative (as defined in Amcor’s articles of association) at the Amcor Extraordinary General Meeting and entitled to vote thereon. The board of directors of Amcor (the “Amcor Board”) unanimously recommends that Amcor Shareholders vote “FOR” the Amcor Share Issuance Proposal and “FOR” the Amcor Adjournment Proposal.

At the Berry Special Meeting, Berry Stockholders will be asked to vote on (i) a proposal to adopt the Merger Agreement, as it may be amended from time to time (the “Berry Merger Proposal”), (ii) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement (the “Berry Advisory Compensation Proposal”), and (iii) a proposal to approve the adjournment of the Berry Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Berry Special Meeting to approve the Berry Merger Proposal (the “Berry Adjournment Proposal”).
The Exchange Ratio will not be adjusted for changes in the market price of either Amcor Ordinary Shares or Berry Common Stock between the date of signing of the Merger Agreement and consummation of the Merger. As a result, although the number of Amcor Ordinary Shares that Berry Stockholders will receive is fixed, the market value of the consideration to be received by Berry Stockholders in connection with the Merger will fluctuate with the market price of Amcor Ordinary Shares, and the difference between the market value of the consideration to be received by Berry Stockholders in connection with the Merger and the market value of Berry Common Stock will fluctuate with the market prices of Amcor Ordinary Shares and Berry Common Stock, and neither will be known at the time that Amcor Shareholders vote to approve the Amcor Share Issuance Proposal or at the time that Berry Stockholders vote to approve the Berry Merger Proposal. Based on the closing price of Amcor Ordinary Shares on the NYSE on November 18, 2024, the last trading day before the public announcement of the Merger, the Exchange Ratio represented approximately $73.59 in value for each share of Berry Common Stock, and based on the closing price of Amcor Ordinary Shares on the NYSE on                 , 2025, the last trading day before the date of the accompanying joint proxy statement/prospectus, the Exchange Ratio represented approximately $      in value for each share of Berry Common Stock. We urge you to obtain current market quotations for Amcor Ordinary Shares and Berry Common Stock.
Your vote is very important, regardless of the number of shares you own.   The obligations of Amcor and Berry to consummate the Merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including approval of the Amcor Share Issuance Proposal and the Berry Merger Proposal. We cannot complete the Merger unless Amcor Shareholders approve the Amcor Share Issuance Proposal and Berry Stockholders approve the Berry Merger Proposal.
Whether or not you expect to attend either the Amcor Extraordinary General Meeting or the Berry Special Meeting, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Amcor Extraordinary General Meeting or the Berry Special Meeting, as applicable.
The accompanying joint proxy statement/prospectus contains detailed information about Amcor, Berry, the Amcor Extraordinary General Meeting, the Berry Special Meeting, the Merger Agreement, the Merger and the other business to be considered at the Amcor Extraordinary General Meeting and the Berry Special Meeting, respectively. Please read the accompanying joint proxy statement/prospectus carefully and in its entirety. In particular, you should read the “Risk Factors” section beginning on page 13 of the accompanying joint proxy statement/prospectus for a discussion of the risks relating to the Merger.
On behalf of the Amcor Board and the Berry Board, thank you for your consideration and continued support.
Graeme Liebelt Chairman of the Board Amcor plc	Stephen E. Sterrett Chairman of the Board Berry Global Group, Inc.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger or passed upon the adequacy or accuracy of the disclosure in the accompanying joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The accompanying joint proxy statement/prospectus is dated                 , 2025 and is first being mailed to Amcor Shareholders and Berry Stockholders on or about                 , 2025.

AMCOR PLC
83 Tower Road North
Warmley, Bristol BS30 8XP
United Kingdom
+44 117 9753200
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 25, 2025
Notice is hereby given that Amcor plc (“Amcor”) will hold an extraordinary general meeting of its shareholders (the “Amcor Extraordinary General Meeting”) at the offices of Kirkland & Ellis International, LLP, 30 St. Mary Axe, London, EC3A 8AF, United Kingdom on February 25, 2025 at 4:00 p.m. Eastern Standard Time (“EST”), 9:00 p.m. Greenwich Mean Time (“GMT”) and 8:00 a.m. Australian Eastern Daylight Time (“AEDT”) (February 26, 2025).
On November 19, 2024, Amcor, Aurora Spirit, Inc., a wholly-owned subsidiary of Amcor (“Merger Sub”), and Berry Global Group, Inc. (“Berry”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor (the “Merger”).
At the Amcor Extraordinary General Meeting, you will be asked to vote on the following proposals:
1.
Amcor Share Issuance Proposal.   A proposal to approve the issuance (the “Share Issuance”) of ordinary shares, par value $0.01 per share, of Amcor (“Amcor Ordinary Shares”) to stockholders of Berry in connection with the Merger (the “Amcor Share Issuance Proposal”); and

2.
Amcor Adjournment Proposal.   A proposal to approve one or more adjournments of the Amcor Extraordinary General Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to approve the Amcor Share Issuance Proposal (the “Amcor Adjournment Proposal”).

These proposals are described in more detail in the accompanying joint proxy statement/prospectus. You should read the joint proxy statement/prospectus and the annexes thereto, including the Merger Agreement attached as Annex A, and the documents incorporated by reference therein carefully and in their entirety.
The board of directors of Amcor (the “Amcor Board”) has fixed the close of business on January 17, 2025 as the record date for the determination of Amcor Shareholders entitled to receive notice of, and to vote at, the Amcor Extraordinary General Meeting and any adjournments or postponements thereof unless a new record date is fixed in connection with any adjournment or postponement of the Amcor Extraordinary General Meeting. Only holders of record of Amcor Ordinary Shares as of 4:00 p.m. EST on January 17, 2025 and holders of record of CHESS depositary interests (“Amcor CDIs”) issued by Amcor through CHESS Depositary Nominees Pty Limited as of 7:00 p.m. AEDT on January 17, 2025 (collectively, “Amcor Shareholders”) will be entitled to notice of, and to vote at, the Amcor Extraordinary General Meeting and any adjournments or postponements thereof.
Your vote is very important, regardless of the number of Amcor Ordinary Shares or Amcor CDIs that you own. Please note that you are entitled to appoint a proxy to vote on your behalf and such a proxy need not also be a holder of record of Amcor Ordinary Shares or a holder of record of Amcor CDIs. Whether or not you expect to attend the Amcor Extraordinary General Meeting, we urge you to submit your proxy as promptly as possible by: (1) accessing the Internet website specified on your proxy card or (2) signing and returning the enclosed proxy card in the postage-paid envelope provided. Submitting a proxy now will not prevent you from being able to vote in person during the Amcor Extraordinary General Meeting. If you hold Amcor Ordinary Shares in “street name” through a bank, broker or other nominee, you will receive separate instructions from your bank, broker or other nominee. If you hold Amcor CDIs, you will receive separate instructions from Computershare Investor Services Pty Limited. Please follow such instructions to ensure that your Amcor Ordinary Shares or Amcor CDIs are represented and voted at the Amcor Extraordinary General Meeting.
The Amcor Board has unanimously: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, are fair to, and in the best interests of, Amcor, (iii) resolved to recommend the approval of the Amcor Share Issuance Proposal to Amcor Shareholders, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Amcor Share Issuance Proposal be submitted to Amcor Shareholders for approval at the Amcor Extraordinary General Meeting. Accordingly, the Amcor Board unanimously recommends that Amcor Shareholders vote “FOR” the Amcor Share Issuance Proposal and “FOR” the Amcor Adjournment Proposal.
By Order of the Board of Directors,
Damien Clayton
Secretary
           , 2025

BERRY GLOBAL GROUP, INC.
101 Oakley Street
Evansville, IN 47710
(812) 424-2904
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 25, 2025
Notice is hereby given that Berry Global Group, Inc. (“Berry”) will hold a special meeting of its stockholders (the “Berry Special Meeting”) virtually via the internet at 10:00 a.m. Central Standard Time (“CST”), on February 25, 2025, at www.virtualshareholdermeeting.com/BERY2025SM. The Berry Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Berry Special Meeting in person.
The accompanying proxy materials include instructions on how to participate in the meeting and how you may vote your shares of common stock of Berry (“Berry Common Stock” and, holders of Berry Common Stock, “Berry Stockholders”), $0.01 par value per share.
Berry has entered into an Agreement and Plan of Merger, dated November 19, 2024 (the “Merger Agreement”), by and among Amcor plc (“Amcor”), Aurora Spirit, Inc., a wholly-owned subsidiary of Amcor (“Merger Sub”), and Berry, pursuant to which Merger Sub will merge with and into Berry, which is referred to as the “Merger,” upon the terms and subject to the conditions set forth in the Merger Agreement, with Berry surviving the Merger as a wholly-owned subsidiary of Amcor.
The Berry Special Meeting will be held for the purpose of Berry Stockholders to consider and vote on the following proposals:
1.
to adopt the Merger Agreement, as it may be amended from time to time (the “Berry Merger Proposal”);

2.
to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement (the “Berry Advisory Compensation Proposal”); and

3.
to approve the adjournment of the Berry Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Berry Special Meeting to approve the Berry Merger Proposal (the “Berry Adjournment Proposal”).

These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
Only Berry Stockholders of record at the close of business on January 17, 2025, the record date for the Berry Special Meeting (the “Berry Record Date”), are entitled to notice of and to vote at the Berry Special Meeting and any adjournments or postponements thereof.
The Berry Board of Directors (the “Berry Board”) has unanimously (i) declared advisable, approved and authorized the Merger Agreement, the performance by Berry of its obligations under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (ii) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, Berry and Berry Stockholders, (iii) resolved to recommend that

Berry Stockholders adopt the Merger Agreement on the terms and conditions set forth in the Merger Agreement and (iv) directed that the Merger Agreement be submitted to Berry Stockholders for adoption at the Berry Special Meeting.
Accordingly, the Berry Board unanimously recommends that Berry Stockholders vote:
•
“FOR” the Berry Merger Proposal;

•
“FOR” the Berry Advisory Compensation Proposal; and

•
“FOR” the Berry Adjournment Proposal.

The Berry Special Meeting will be a virtual meeting of stockholders, conducted exclusively by live webcast. You will be able to attend and participate in the virtual Berry Special Meeting, vote your shares electronically and submit questions during the meeting by visiting the website address listed above on the meeting date and time. Please see the “Questions and Answers” section of the joint proxy statement/prospectus for additional information on how to participate in the Berry Special Meeting.
Your vote is very important, regardless of the number of shares of Berry Common Stock you own.   The parties cannot complete the transactions contemplated by the Merger Agreement, including the Merger, without approval of the Berry Merger Proposal. Approval of the Berry Merger Proposal requires the affirmative vote of the holders of at least a majority of the shares of Berry Common Stock outstanding at the close of business on the Berry Record Date.
Whether or not you plan to attend the Berry Special Meeting virtually, we encourage you to vote your shares of Berry Common Stock by proxy as promptly as possible. You can vote your shares by proxy via the internet, telephone or mail, and instructions regarding all three methods of voting are provided on the accompanying proxy card. If you hold your shares through a bank, broker or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares.
The list of Berry Stockholders entitled to vote at the Berry Special Meeting will be available at Berry’s principal executive offices, located at 101 Oakley Street, Evansville, IN 47710, during ordinary business hours for examination by any Berry Stockholder for any purpose germane to the Berry Special Meeting for a period of ten days ending on the day before the Berry Special Meeting.
PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE BERRY SPECIAL MEETING VIA THE BERRY SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, THE MERGER AGREEMENT, THE MERGER, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS.
By Order of the Board of Directors,
Stephen E. Sterrett
Chairman of the Board
           , 2025

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about Amcor and Berry from other documents that are not included in or delivered with this joint proxy statement/prospectus, as permitted by the rules of the SEC. For a list of documents incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information.”
You may request copies of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or any other information filed with the SEC by Amcor or Berry, without charge, by contacting the appropriate company at the following addresses and telephone numbers:
For Amcor Shareholders:	For Berry Stockholders:
Amcor plc Attention: Corporate Secretary 83 Tower Road North Warmley, Bristol BS30 8XP United Kingdom +44 117 9753200	Berry Global Group, Inc. Attention: Secretary 101 Oakley Street Evansville, IN 47710 (812) 424-2904
In order for you to receive timely delivery of the documents in advance of the Amcor Extraordinary General Meeting or the Berry Special Meeting, you must request the information no later than February 18, 2025, which is five business days prior to the date of the Amcor Extraordinary General Meeting and the Berry Special Meeting.
If you have any questions about the Amcor Extraordinary General Meeting or the Berry Special Meeting, or need to obtain proxy cards or other information, please contact Amcor’s or Berry’s proxy solicitor at the following addresses, telephone numbers and email addresses, respectively:
For Amcor Shareholders:		For Berry Stockholders:
Sodali & Co 430 Park Avenue, 14th Floor New York, NY 10022 Email: AMCR@info.sodali.com		Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders may call toll free: (877) 750-0854 Banks and Brokers may call collect: (212) 750-5833
Holders of Amcor Ordinary Shares: Call toll-free in US: +1 (800) 662-5200 Outside of US: +1 (203) 658-9400	Holders of Amcor CDIs: Within Australia: 1 300 158 729 Outside Australia: + 61 2 9066 4058
You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by Amcor with the SEC by accessing Amcor’s website at https://www.amcor.com/investors and documents filed by Berry with the SEC by accessing Berry’s website at https://ir.berryglobal.com. The contents of the websites of the SEC, Amcor and Berry are not incorporated in this joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference in this joint proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Amcor (Registration No. 333-284248), constitutes a prospectus of Amcor under the Securities Act with respect to the Amcor Ordinary Shares to be issued to Berry Stockholders in connection with the Merger. This joint proxy statement/prospectus also constitutes a proxy statement of each of Amcor and Berry under the Exchange Act. This joint proxy statement/prospectus also constitutes a notice of meeting with respect to each of the Amcor Extraordinary General Meeting and the Berry Special Meeting. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement. The complete registration statement, including any amendments, schedules and exhibits, is available at the SEC’s website.
Information contained or incorporated by reference in this joint proxy statement/prospectus regarding Amcor or Merger Sub has been provided by Amcor and information contained or incorporated by reference in this joint proxy statement/prospectus regarding Berry has been provided by Berry. Amcor and Berry have both contributed to the information related to the Merger contained in this joint proxy statement/prospectus.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Amcor and Berry have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this joint proxy statement/prospectus. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus unless otherwise specifically provided herein. You should also assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate only as of the date of the incorporated document unless the information specifically indicates that another date applies. Neither the mailing of this joint proxy statement/prospectus to Amcor Shareholders or Berry Stockholders nor the issuance by Amcor of Amcor Ordinary Shares in connection with the Merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
Unless otherwise indicated or the context otherwise requires, when used in this joint proxy statement/prospectus:
•
“Amcor” refers to Amcor plc, a public limited company incorporated under the Laws of the Bailiwick of Jersey;

•
“Amcor Adjournment Proposal” refers to the proposal for Amcor Shareholders to approve one or more adjournments of the Amcor Extraordinary General Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to approve the Amcor Share Issuance Proposal;

•
“Amcor Articles of Association” refers to the articles of association of Amcor;

•
“Amcor Board” refers to the board of directors of Amcor;

•
“Amcor CDIs” refers to the CHESS depositary interests issued by Amcor through CDN, each representing a beneficial interest in one Amcor Ordinary Share;

•
“Amcor Extraordinary General Meeting” refers to the extraordinary general meeting of Amcor Shareholders to vote on the Amcor Share Issuance Proposal and the Amcor Adjournment Proposal;

•
“Amcor Memorandum of Association” refers to the memorandum of association of Amcor;

•
“Amcor Ordinary Shares” refers to the ordinary shares, par value $0.01 per share, of Amcor;

•
“Amcor Record Date” refers to January 17, 2025;

•
“Amcor Share Issuance Proposal” refers to the proposal for Amcor Shareholders to approve the Share Issuance;

•
“Amcor Shareholder Approval” refers to the approval by Amcor Shareholders of the Amcor Share Issuance Proposal;

•
“Amcor Shareholders” refers to holders of Amcor Ordinary Shares and, where the context requires, also refers to holders of Amcor CDIs;

•
“ASX” refers to the Australian Securities Exchange;

•
“Berry” refers to Berry Global Group, Inc., a Delaware corporation;

•
“Berry Adjournment Proposal” refers to the proposal for Berry Stockholders to approve one or more adjournments of the Berry Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to approve the Berry Merger Proposal;

•
“Berry Advisory Compensation Proposal” refers to the proposal for Berry Stockholders to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement;

•
“Berry Board” refers to the board of directors of Berry;

•
“Berry Common Stock” refers to the common stock, par value $0.01 per share, of Berry;

•
“Berry Merger Proposal” refers to the proposal for Berry Stockholders to adopt the Merger Agreement;

•
“Berry Record Date” refers to January 17, 2025;

•
“Berry Special Meeting” refers to the special meeting of Berry Stockholders to vote on the Berry Merger Proposal, the Berry Advisory Compensation Proposal and the Berry Adjournment Proposal;

•
“Berry Stockholder Approval” refers to the approval by Berry Stockholders of the Berry Merger Proposal;

•
“Berry Stockholders” refers to holders of Berry Common Stock;

•
“business day” refers to any day other than a Saturday, a Sunday or a federal holiday, or a day on which banks in New York, New York, Melbourne, Australia or the Bailiwick of Jersey, are authorized or obligated by law to close;

•
“CDN” refers to CHESS Depositary Nominees Pty Limited;

•
“Code” refers to the Internal Revenue Code of 1986, as amended;

•
“DGCL” refers to the General Corporation Law of the State of Delaware;

•
“DOJ” refers to the U.S. Department of Justice;

•
“Effective Time” refers to the date and time when the Merger becomes effective under the DGCL;

•
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•
“Exchange Ratio” refers to 7.25 Amcor Ordinary Shares for each share of Berry Common Stock (excluding shares of Berry Common Stock held by Berry as treasury stock immediately prior to the Effective Time), as may be adjusted pursuant to the Merger Agreement;

•
“FTC” refers to the Federal Trade Commission;

•
“GAAP” refers to U.S. generally accepted accounting principles;

•
“Goldman Sachs” refers to Goldman Sachs & Co. LLC, a financial advisor to Amcor in connection with the Merger;

•
“HHNF Spin-off” refers to Berry’s recently consummated spin-off and subsequent merger of a majority of its Health, Hygiene & Specialties segment;

•
“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
“Jersey Companies Law” refers to the Companies (Jersey) Law 1991, as amended;

•
“Kirkland” refers to Kirkland & Ellis LLP;

•
“Lazard” refers to Lazard Frères & Co. LLC, a financial advisor to Berry in connection with the Merger;

•
“Merger” refers to the merger of Merger Sub with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor, as contemplated by, subject to and in accordance with the terms of the Merger Agreement;

•
“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of November 19, 2024, as it may be amended from time to time, by and among, Amcor, Merger Sub and Berry, a copy of which is attached to this joint proxy statement/prospectus as Annex A;

•
“Merger Sub” refers to Aurora Spirit, Inc., a Delaware corporation and wholly-owned subsidiary of Amcor;

•
“NYSE” refers to the New York Stock Exchange;

•
“Outside Date” refers initially to November 19, 2025, which may be extended to May 19, 2026 pursuant to the terms of the Merger Agreement, as further described in this joint proxy statement/prospectus;

•
“Representative” has the meaning given to such term in the Amcor Articles of Association;

•
“SEC” refers to the U.S. Securities and Exchange Commission;

•
“Securities Act” refers to the Securities Act of 1933, as amended;

•
“Share Issuance” refers to the issuance of Amcor Ordinary Shares to Berry Stockholders in connection with the Merger;

•
“Skadden” refers to Skadden, Arps, Slate, Meagher & Flom LLP;

•
“Treasury Regulations” refers to the regulations promulgated by the U.S. Department of Treasury under the Code;

•
“UBS” refers to UBS Securities LLC, a financial advisor to Amcor in connection with the Merger;

•
“U.K.” refers to the United Kingdom; and

•
“Wells Fargo Securities” refers to Wells Fargo Securities, LLC, a financial advisor to Berry in connection with the Merger.

i

QUESTIONS AND ANSWERS
The following are some questions that you, as an Amcor Shareholder or a Berry Stockholder, may have regarding the Merger, the Share Issuance and the other matters being considered at the Amcor Extraordinary General Meeting and the Berry Special Meeting, and the answers to those questions. You are urged to carefully read this joint proxy statement/prospectus in its entirety, including the annexes hereto and the documents incorporated by reference herein, because the information in this section may not provide all the information that might be important to you regarding these matters. See “Where You Can Find More Information.”
Q:
Why am I receiving this document?

A:
You are receiving this joint proxy statement/prospectus because Amcor and Berry have entered into the Merger Agreement, pursuant to which, among other things, on the terms and subject to the conditions included therein, Amcor will acquire Berry in an all-stock transaction. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor.

In order to complete the Merger, Amcor Shareholders must approve the Amcor Share Issuance Proposal and Berry Stockholders must approve the Berry Merger Proposal.
This joint proxy statement/prospectus, which you should read carefully and in its entirety, contains important information about the Amcor Extraordinary General Meeting, the Berry Special Meeting and the matters being considered by Amcor Shareholders and Berry Stockholders.
Q:
What are Amcor Shareholders being asked to vote on at the Amcor Extraordinary General Meeting?

A:
At the Amcor Extraordinary General Meeting, Amcor Shareholders will be asked to vote on:

1.
Amcor Share Issuance Proposal.   A proposal to approve the issuance of Amcor Ordinary Shares to Berry Stockholders in connection with the Merger; and

2.
Amcor Adjournment Proposal.   A proposal to approve one or more adjournments of the Amcor Extraordinary General Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to approve the Amcor Share Issuance Proposal.

Q:
What are Berry Stockholders being asked to vote on at the Berry Special Meeting?

A:
At the Berry Special Meeting, Berry Stockholders will be asked to vote on:

1.
Berry Merger Proposal.   A proposal to adopt the Merger Agreement, as it may be amended from time to time;

2.
Berry Advisory Compensation Proposal.   A proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement; and

3.
Berry Adjournment Proposal.   A proposal to approve the adjournment of the Berry Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Berry Special Meeting to approve the Berry Merger Proposal.

Q:
Is my vote important?

A:
Yes, your vote is very important, regardless of the number of shares that you own, and you are encouraged to submit your proxy as soon as possible. The Merger cannot be completed unless the Amcor Share Issuance Proposal is approved by Amcor Shareholders and the Berry Merger Proposal is approved by Berry Stockholders.

Q:
What vote is required to approve each proposal at the Amcor Extraordinary General Meeting?

A:
Approval of each of the proposals to be presented at the Amcor Extraordinary General Meeting requires the affirmative vote of at least a majority of the votes cast on each such proposal by Amcor Shareholders present in person or represented by proxy, attorney or Representative at the Amcor Extraordinary General Meeting and entitled to vote thereon.

Abstentions will have no effect on the outcome of the Amcor Share Issuance Proposal or the Amcor Adjournment Proposal.
Q:
What vote is required to approve each proposal at the Berry Special Meeting?

A:
Approval of the Berry Merger Proposal requires the affirmative vote of at least a majority of all outstanding shares of Berry Common Stock entitled to vote thereon at the Berry Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Berry Merger Proposal.

Approval of each of the Berry Advisory Compensation Proposal and the Berry Adjournment Proposal requires the affirmative vote of at least a majority of the shares of Berry Common Stock present or represented by proxy at the Berry Special Meeting and entitled to vote thereon. Abstentions by any shares present or represented by proxy will have the same effect as a vote “AGAINST” the Berry Advisory Compensation Proposal or the Berry Adjournment Proposal, as applicable.
For a detailed description of the effects of certain actions by Berry Stockholders with respect to each of the three Berry proposals, see “The Berry Special Meeting — Required Votes.”
Q:
How does the Amcor Board recommend that I vote at the Amcor Extraordinary General Meeting?

A:
The Amcor Board has unanimously: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, are fair to, and in the best interests of, Amcor, (iii) resolved to recommend the approval of the Amcor Share Issuance Proposal to Amcor Shareholders, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Amcor Share Issuance Proposal be submitted to Amcor Shareholders for approval at the Amcor Extraordinary General Meeting. Accordingly, the Amcor Board unanimously recommends that Amcor Shareholders vote “FOR” the Amcor Share Issuance Proposal and “FOR” the Amcor Adjournment Proposal. For a detailed description of the various factors considered by the Amcor Board in reaching this decision, see “The Merger — Amcor’s Reasons for the Merger and Recommendation of the Amcor Board.”

Q:
How does the Berry Board recommend that I vote at the Berry Special Meeting?

A:
The Berry Board has unanimously (i) declared advisable, approved and authorized the Merger Agreement, the performance of Berry of its obligations under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and conditions set forth in the Merger Agreement, (ii) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, Berry and Berry Stockholders, (iii) resolved to recommend that Berry Stockholders adopt the Merger Agreement on the terms and conditions set forth in the Merger Agreement and (iv) directed that the Merger Agreement be submitted to Berry Stockholders for adoption at the Berry Special Meeting. Accordingly, the Berry Board unanimously recommends that Berry Stockholders vote “FOR” the Berry Merger Proposal, “FOR” the Berry Advisory Compensation Proposal and “FOR” the Berry Adjournment Proposal. For a detailed description of the various factors considered by the Berry Board in reaching this decision, see “The Merger — Berry’s Reasons for the Merger and Recommendation of the Berry Board.”

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Amcor Share Issuance Proposal or the Berry Merger Proposal?

A:
Yes. You should read and carefully consider the risk factors set forth in “Risk Factors.” You also should read and carefully consider the risk factors relating to Amcor and Berry that are contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

v

Q:
What will happen to Berry as a result of the Merger?

A:
Upon the terms and subject to the conditions set forth in the Merger Agreement, Amcor will indirectly acquire all of the issued and outstanding shares of Berry Common Stock through a merger of Merger Sub with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor.

After consummation of the Merger, shares of Berry Common Stock will be delisted from the NYSE and will no longer be publicly traded.
Q:
What will Berry Stockholders receive for their shares of Berry Common Stock if the Merger is completed?

A:
If the Merger is completed, each issued and outstanding share of Berry Common Stock (excluding shares of Berry Common Stock held by Berry as treasury stock immediately prior to the Effective Time) will be converted into the right to receive 7.25 Amcor Ordinary Shares and, if applicable, cash in lieu of fractional Amcor Ordinary Shares that Berry Stockholders would otherwise be entitled to receive in the Merger, without interest, in each case, in accordance with the terms of the Merger Agreement.

The Exchange Ratio will not be adjusted for changes in the market price of either Amcor Ordinary Shares or Berry Common Stock between the date of signing of the Merger Agreement and consummation of the Merger. As a result, although the number of Amcor Ordinary Shares that Berry Stockholders will receive is fixed, the market value of the consideration to be received by Berry Stockholders in connection with the Merger will fluctuate with the market price of Amcor Ordinary Shares, and the difference between the market value of the consideration to be received by Berry Stockholders in connection with the Merger and the market value of Berry Common Stock will fluctuate with the market prices of Amcor Ordinary Shares and Berry Common Stock.
Accordingly, you should obtain current market quotations for Amcor Ordinary Shares and Berry Common Stock before deciding how to vote with respect to the Amcor Share Issuance Proposal or the Berry Merger Proposal, as applicable. Amcor Ordinary Shares are currently listed on the NYSE under the symbol “AMCR,” and Amcor CDIs are traded on the ASX under the symbol “AMC.” Berry Common Stock is currently listed on the NYSE under the symbol “BERY.”
Q:
What will holders of Berry equity awards receive in the Merger?

A:
In general, at the Effective Time, outstanding Berry equity awards will be converted into Amcor equity awards or fully vested Amcor Ordinary Shares in accordance with the terms of the Merger Agreement. Any Amcor equity awards issued in conversion of Berry equity awards will generally be subject to the same vesting schedule and other terms and conditions (except for any performance-based vesting conditions and cash settlement features) that applied to the corresponding Berry equity award, provided, that, such Amcor equity awards will be entitled to certain relocation protections. Amounts accrued but unpaid with respect to dividend equivalent rights on Berry equity awards that are vested as of the Effective Time will be paid in cash promptly following the Effective Time (including with respect to any Berry Option (as defined below) that would vest within 12 months of the Effective Time), and any corresponding amounts with respect to dividend equivalent rights on Berry equity awards that remain unvested as of the Effective Time will remain outstanding and payable upon the same vesting schedule that applied to the corresponding Berry equity award. Any Amcor Converted Options (as defined below) that were issued in conversion of Berry Options will not include any corresponding rights to receive dividend equivalent payments promptly following the Effective Time. The treatment of outstanding Berry equity awards is described in more detail in “The Merger — Treatment of Berry Equity Awards.”

Q:
What will the respective ownership percentages of Amcor Shareholders and Berry Stockholders be in the combined company?

A:
Immediately after the Effective Time, Amcor Shareholders as of immediately prior to the Merger are expected to collectively own approximately 63% of the outstanding capital stock of Amcor and Berry Stockholders as of immediately prior to the Merger are expected to collectively own approximately 37% of the outstanding capital stock of Amcor, each calculated based on the fully diluted market capitalizations of Amcor and Berry as of the date of signing of the Merger Agreement. The exact ownership interests of Amcor Shareholders and Berry Stockholders in the combined company immediately following the Merger will depend on the number of Amcor Ordinary Shares and the number of shares of Berry Common Stock issued and outstanding immediately prior to the Effective Time.
Q:
What does the Merger Agreement provide with respect to the composition of the Amcor Board following consummation of the Merger?

A:
The Merger Agreement requires Amcor to take all necessary actions to cause, as of the Effective Time, the Amcor Board to consist of eleven directors, four of whom will be designated by Berry, Graeme Liebelt to remain Chairman of the Amcor Board and Stephen Sterrett to serve as Deputy Chairman of the Amcor Board. Along with Mr. Sterrett, Berry has designated Jonathan F. Foster, James T. Glerum, Jr. and Jill A. Rahman to serve as directors of the Amcor Board as of the Effective Time. Amcor has confirmed that each of Messrs. Foster, Glerum and Sterrett and Ms. Rahman (i) will qualify both (a) as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC and (b) as an independent director in accordance with published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co. and (ii) has the requisite skill set, background and professional expertise, including taking into account the skill set, background and professional expertise of other members of the Amcor Board, as of the Effective Time. Arun Nayar, Andrea Bertone and David Szczupak have notified the Amcor Board of their decision to resign from the Amcor Board effective as of the Effective Time. Their resignations from the Amcor Board are solely for the purpose of creating adequate vacancies on the Amcor Board to allow for the appointment of Messrs. Foster, Glerum and Sterrett and Ms. Rahman to the Amcor Board upon consummation of the Merger pursuant to the Merger Agreement and are therefore conditional upon the consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement. For more information about Messrs. Foster, Glerum and Sterrett and Ms. Rahman, please refer to Berry’s definitive proxy statement for Berry’s 2025 annual meeting of stockholders, filed with the SEC on January 7, 2025. For more information about the members of the Amcor Board, please refer to Amcor’s definitive proxy statement for Amcor’s 2024 annual meeting of stockholders, filed with the SEC on September 24, 2024. See “The Merger — Governance Matters After the Merger.”

Q:
How will Amcor Shareholders be affected by the Merger?

A:
Upon consummation of the Merger, each Amcor Shareholder will hold the same number of Amcor Ordinary Shares or Amcor CDIs, as applicable, that such Amcor Shareholder held immediately prior to the Effective Time. As a result of the Merger, Amcor Shareholders will own shares in a larger company with more assets. Because Amcor will be issuing additional Amcor Ordinary Shares to Berry Stockholders in exchange for their shares of Berry Common Stock in connection with the Merger, each Amcor Ordinary Share or Amcor CDI outstanding immediately prior to the Effective Time will represent a smaller percentage of Amcor’s capital stock after the Merger.

Q:
What are the U.S. federal income tax considerations of the Merger?

A:
Skadden has delivered an opinion (the “Tax Opinion”) that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not apply to the Merger, such that, except in respect of cash received in lieu of fractional shares, no gain or loss will be recognized by U.S. holders of Berry Common Stock (other than any owner that would be a “five-percent transferee shareholder” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)). However, it is not a condition to Amcor’s or Berry’s obligations to complete the Merger that the Merger qualifies for the tax treatment described in the Tax Opinion.

Assuming that the Merger qualifies for such tax treatment, U.S. holders of Berry Common Stock (other than five-percent transferee shareholders described above) that exchange Berry Common Stock for Amcor Ordinary Shares in the Merger, would not generally recognize any gain or loss with respect to their Berry Common Stock exchanged, except in respect of cash received in lieu of fractional shares. However, the application of Section 367(a)(1) of the Code to the Merger cannot be definitively determined prior to the consummation of the Merger. If, notwithstanding the parties’ expectation, Section 367(a)(1) of the Code were to apply to the Merger, a U.S. holder of Berry Common Stock would recognize gain (but not loss) realized on such exchange.
For a more complete description of the Tax Opinion and the U.S. federal income tax considerations of the Merger, see “U.S. Federal Income Tax Considerations.”
Q:
Will dividends paid by Amcor be subject to tax withholding?

A:
Under U.S. federal tax withholding rules, dividends paid to a U.S. holder of Amcor Ordinary Shares should not be subject to withholding unless the holder is subject to backup withholding or fails to provide an accurate taxpayer identification number and make any other required certification. Under current U.K. tax law, Amcor is not required to withhold amounts for or on account of tax at the source from dividend payments made on Amcor Ordinary Shares, irrespective of the residence of Amcor Shareholders or their particular circumstances. Under current Jersey tax law, Amcor is not required to withhold amounts for or on account of tax at the source from dividend payments made on Amcor Ordinary Shares, irrespective of the residence of Amcor Shareholders or their particular circumstances. For a more complete description of the material U.S. federal, U.K. and Jersey income tax considerations of the Merger and the ownership of Amcor Ordinary Shares to holders of Berry Common Stock, see “U.S. Federal Income Tax Considerations,” “Material U.K. Tax Considerations” and “Material Jersey Income Tax Considerations.”

Q:
When is the Merger expected to be completed?

A:
Amcor and Berry are currently targeting completion of the Merger in the middle of calendar year 2025. However, neither Amcor nor Berry can predict the actual date on which the Merger will be completed, nor can the parties provide any assurance that the Merger will be completed. Consummation of the Merger is subject to shareholder approvals, regulatory approvals, and satisfaction or waiver of other closing conditions. See “The Merger Agreement — Conditions to the Consummation of the Merger” and “Risk Factors — Risks Relating to the Merger — The Merger is subject to a number of conditions that may not be satisfied on a timely basis or at all and the Merger Agreement may be terminated in accordance with its terms. As a result, there is no assurance when or if the Merger will be completed.”

Q:
What are the conditions to the consummation of the Merger?

A:
In addition to approval of the Amcor Share Issuance Proposal by Amcor Shareholders and approval of the Berry Merger Proposal by Berry Stockholders, consummation of the Merger is subject to the satisfaction or waiver of a number of other conditions, including expiration or earlier termination of any applicable waiting period and receipt of required authorizations or consents from federal, state, local or foreign governmental entity under certain antitrust or foreign investment law, there not being in effect any agreement with either the FTC or Antitrust Division of the DOJ not to consummate the Merger, absence of any law or order that has the effect of enjoining or otherwise prohibiting the completion of the Merger, effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part with respect to the issuance of Amcor Ordinary Shares, approval from the NYSE for the listing of Amcor Ordinary Shares to be issued to Berry Stockholders in connection with the Merger, subject to certain exceptions, the accuracy of the representations and warranties of Amcor and Berry, no change having occurred that has had, or would reasonably be expected to have, a Material Adverse Effect (as defined below) with respect to Berry or Amcor, and performance in all material respects by Amcor and Berry of their respective obligations under the Merger Agreement. For a more complete summary of the conditions that must be satisfied or waived (to the extent permitted by law) prior to consummation of the Merger, see “The Merger Agreement — Conditions to the Consummation of the Merger.” See also “Risk Factors — Risks Relating to the Merger — The Merger is subject to a number of conditions that may not be satisfied on a timely basis or at all and the Merger Agreement may be terminated in accordance with its terms. As a result, there is no assurance when or if the Merger will be completed.”

Q:
What happens if the Merger is not completed?

A:
If the Amcor Share Issuance Proposal is not approved by Amcor Shareholders, if the Berry Merger Proposal is not approved by Berry Stockholders or if the Merger is not completed for any other reason, Berry Stockholders will not receive any consideration in connection with the Merger and their shares of Berry Common Stock will remain outstanding.

If the Merger is not completed, Berry will remain an independent public company, and the Berry Common Stock will continue to be registered under the Exchange Act and listed on the NYSE under the symbol “BERY.”
If the Merger Agreement is terminated under certain specified circumstances, Amcor or Berry may be required to pay a termination fee of $260 million to the other party. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Expenses and Termination Fees” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated and when a termination fee may be payable by Amcor or Berry.
Q:
When and where is the Amcor Extraordinary General Meeting?

A:
The Amcor Extraordinary General Meeting will be held at the offices of Kirkland & Ellis International, LLP, 30 St. Mary Axe, London, EC3A 8AF, United Kingdom on February 25, 2025 at 4:00 p.m. EST, 9:00 p.m. GMT and 8:00 a.m. AEDT (February 26, 2025).

Q:
When and where is the Berry Special Meeting?

A:
The Berry Special Meeting is scheduled to be held virtually via the internet at 10:00 a.m. CST, on February 25, 2025, at www.virtualshareholdermeeting.com/BERY2025SM.

Q:
Who is entitled to vote at the Amcor Extraordinary General Meeting?

A:
Each Amcor Shareholder is entitled to one vote on each proposal for each Amcor Ordinary Share or Amcor CDI held of record at the close of business on the Amcor Record Date. Only holders of record of Amcor Ordinary Shares as of 4:00 p.m. EST on January 17, 2025 and holders of record of Amcor CDIs as of 7:00 p.m. AEDT on January 17, 2025 will be entitled to notice of, and to vote at, the Amcor Extraordinary General Meeting and any adjournments or postponements thereof. At the close of business on the Amcor Record Date, there were 1,445,343,212 Amcor Ordinary Shares (including Amcor Ordinary Shares underlying Amcor CDIs) outstanding.

Q:
Who is entitled to vote at the Berry Special Meeting?

A:
Each Berry Stockholder is entitled to one vote on each proposal for each share of Berry Common Stock held of record at the close of business on the Berry Record Date. Only holders of record of Berry Common Stock as of the close of business on January 17, 2025 are entitled to receive notice of and to vote at the Berry Special Meeting and any and all adjournments or postponements thereof. At the close of business on the Berry Record Date, there were 115,708,296 shares of Berry Common Stock issued and outstanding and entitled to vote at the Berry Special Meeting.

Q:
What constitutes a quorum at the Amcor Extraordinary General Meeting?

Amcor Shareholders holding at least a majority of the voting power of Amcor Ordinary Shares entitled to vote at the Amcor Extraordinary General Meeting being present or represented by proxy, attorney or Representative constitutes a quorum for the Amcor Extraordinary General Meeting.
Q:
What constitutes a quorum at the Berry Special Meeting?

A:
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Berry Common Stock entitled to vote at the Berry Special Meeting will constitute a quorum. Virtual attendance by Berry Stockholders of record at the Berry Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Berry Special

Meeting. Shares of Berry Common Stock present at the Berry Special Meeting or represented by proxy and entitled to vote, including shares for which a Berry Stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum.
Q:
How can I vote my Amcor Ordinary Shares at the Amcor Extraordinary General Meeting?

A:
You may vote at the Amcor Extraordinary General Meeting by proxy over the internet or by mail, or in person by attending and voting at the Amcor Extraordinary General Meeting.

You may submit your proxy by following the instructions provided in this joint proxy statement/prospectus or on your proxy card or voting instruction form. Please note that you are entitled to appoint a proxy to vote on your behalf and such a proxy need not also be an Amcor Shareholder.
You may submit your proxy via the internet voting site at www.proxyvote.com by following the instructions provided with your proxy materials and on your proxy card or voting instruction form. If voting by the internet, votes must be received by no later than 11:59 p.m. ET on February 24, 2025 for shares traded on the NYSE and no later than 11:59 p.m. ET on February 20, 2025 for shares held in a share plan. You may choose to vote by mail by marking your proxy card or voting instruction form, dating and signing it, and returning it in the postage-paid envelope provided. Please allow sufficient time for mailing if you decide to vote by mail. If voting by mail, your completed proxy card must be received no later than February 24, 2025.
You may also vote in person at the Amcor Extraordinary General Meeting. If you would like to attend the Amcor Extraordinary General Meeting in person, you must request an admission ticket and follow the instructions described in “The Amcor Extraordinary General Meeting — Admission Policy.” Voting via the internet or by mail will not limit your right to vote at the Amcor Extraordinary General Meeting if you decide to attend and vote in person. If you attend the Amcor Extraordinary General Meeting and vote in person, any votes that you previously submitted (whether via the internet or by mail) will be revoked and superseded by the vote that you cast at the Amcor Extraordinary General Meeting. Your attendance at the Amcor Extraordinary General Meeting alone will not revoke any proxy previously given. If your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Amcor Extraordinary General Meeting. You should contact your bank, broker or other nominee to obtain a legal proxy.
If your Amcor Ordinary Shares are held through a bank, broker or other nominee (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your bank, broker or other nominee in order to instruct your bank, broker or other nominee on how to vote your Amcor Ordinary Shares.
Please carefully consider the information contained in this joint proxy statement/prospectus. Whether or not you plan to attend the Amcor Extraordinary General Meeting, Amcor encourages you to vote via the internet or by mail so that your Amcor Ordinary Shares will be voted in accordance with your wishes even if you later decide not to attend the Amcor Extraordinary General Meeting.
Q:
How can I vote my shares of Berry Common Stock at the Berry Special Meeting?

A:
If you are a Berry Stockholder of record, you may vote at the Berry Special Meeting by proxy over the internet, by telephone or by mail, or virtually by attending and voting at the Berry Special Meeting at the Berry Special Meeting website.

If voting by internet before the Berry Special Meeting, go to the web address at www.proxyvote.com and provide your 16-digit control number. If voting by telephone, dial 1-800-690-6903 and follow the instructions for telephone voting shown on your proxy card. If voting by mail, your completed proxy card must be received by no later than February 24, 2025.
You may vote during the virtual meeting by following the instructions available on the Berry Special Meeting website at www.virtualshareholdermeeting.com/BERY2025SM. To be admitted to the Berry

x

Special Meeting, you must provide your 16-digit control number. We recommend you submit your vote by proxy prior to the date of the Berry Special Meeting even if you plan to attend the meeting virtually via the internet.
If your shares of Berry Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares of Berry Common Stock.
Please carefully consider the information contained in this joint proxy statement/prospectus. Whether or not you plan to attend the Berry Special Meeting, Berry encourages you to vote via the internet, by telephone or by mail so that your Berry Common Stock will be voted in accordance with your wishes even if you later decide not to virtually attend the Berry Special Meeting.
Q:
What if I hold both Amcor Ordinary Shares and Berry Common Stock?

A:
If you are both an Amcor Shareholder and a Berry Stockholder, you will receive two separate packages of proxy materials. A vote cast as an Amcor Shareholder will not count as a vote cast as a Berry Stockholder, and a vote cast as a Berry Stockholder will not count as a vote cast as an Amcor Shareholder. Therefore, please follow the instructions included with each set of materials you receive in order to submit separate proxies for your Amcor Ordinary Shares and your shares of Berry Common Stock.

Q:
What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner?

A:
If your Amcor Ordinary Shares or shares of Berry Common Stock are registered directly in your name with the transfer agent of Amcor or Berry, respectively, you are considered the shareholder of record with respect to those shares. If you are a shareholder of record, then this joint proxy statement/prospectus and your proxy card have been sent directly to you by Amcor or Berry, as applicable.

If your Amcor Ordinary Shares or shares of Berry Common Stock are held through a bank, broker or other nominee, you are considered the beneficial owner of the shares held in “street name.” If you are a beneficial owner of Amcor Ordinary Shares or shares of Berry Common Stock held in “street name,” then this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those Amcor Ordinary Shares or shares of Berry Common Stock, as applicable, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares. Your bank, broker or other nominee has sent you or will send you a package describing the procedures for voting your Amcor Ordinary Shares or shares of Berry Common Stock, as applicable. You should follow the instructions provided by your bank, broker or other nominee to vote your Amcor Ordinary Shares or shares of Berry Common Stock, as applicable.
If your Amcor Ordinary Shares are held through a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Amcor Extraordinary General Meeting. You should contact your bank, broker or other nominee to obtain a legal proxy.
Q:
If my Amcor Ordinary Shares or shares of Berry Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:
No. If your Amcor Ordinary Shares or shares of Berry Common Stock are held in “street name,” you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. Your bank, broker or other nominee will only be permitted to vote your Amcor Ordinary Shares or Berry Common Stock at the Amcor Extraordinary General Meeting or the Berry Special Meeting, as applicable, if you instruct your bank, broker or other nominee. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares.

Under the NYSE rules applicable to banks, brokers and other nominees who hold shares in “street name” for their customers have authority to vote on “routine” and “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine and non-discretionary matters. All of the proposals currently expected to be voted on at the Amcor Extraordinary General Meeting and Berry Special Meeting are non-routine and non-discretionary. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees will not be permitted to vote such shares. Failure to instruct your bank, broker or other nominee on how to vote your shares will have no effect on the outcome of the Amcor Share Issuance Proposal, the Amcor Adjournment Proposal, the Berry Advisory Compensation Proposal or the Berry Adjournment Proposal but will have the same effect as a vote “AGAINST” the Berry Merger Proposal.
Q:
How do I attend and/or vote at the Amcor Extraordinary General Meeting if I am a holder of Amcor CDIs?

A:
Amcor CDIs are issued by Amcor through CDN and traded on the ASX. If you own Amcor CDIs, then you are the beneficial owner of one Amcor Ordinary Share for every Amcor CDI you own. CDN or its custodian is considered the shareholder of record for purposes of voting at the Amcor Extraordinary General Meeting. As the beneficial owner, you have the right to direct CDN or its custodian on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Amcor Extraordinary General Meeting. But because you are not a shareholder of record, if you want to vote your shares in person at the Amcor Extraordinary General Meeting, you must request and obtain a valid legal proxy from CDN or its custodian giving you that right.

You will receive a notice from Computershare allowing you to deliver your voting instructions over the internet or by mail. In addition, you may request paper copies of this joint proxy statement/prospectus and voting instructions by following the instructions on the notice provided by Computershare Investor Services Pty Limited (“Computershare Australia”). To be effective, CDI votes must be received no later than 10:00 a.m. AEDT on Friday, February 21, 2025.
Voting via the internet or by mail will not limit your right to vote at the Amcor Extraordinary General Meeting if you decide to attend and vote in person (after having obtained a valid proxy from CDN or its custodian). If you would like to attend the Amcor Extraordinary General Meeting in person, you must request an admission ticket and follow the instructions described in “The Amcor Extraordinary General Meeting — Admission Policy.” If you attend the Amcor Extraordinary General Meeting and vote in person, any votes that you previously submitted (whether via the internet or by mail) will be revoked and superseded by the vote that you cast at the Amcor Extraordinary General Meeting. Your attendance at the Amcor Extraordinary General Meeting alone will not revoke any proxy previously given.
Under the rules governing the Amcor CDIs, CDN is not permitted to vote on your behalf on any matter to be considered at the Amcor Extraordinary General Meeting unless you specifically instruct CDN how to vote. Failure to specifically instruct CDN on how to vote in accordance with the procedures established by CDN will have no effect on the outcome of the Amcor Share Issuance Proposal or the Amcor Adjournment Proposal. We encourage you to communicate your voting decisions to CDN before the date of the Amcor Extraordinary General Meeting to ensure that your vote will be counted.
Q:
What should I do if I receive more than one set of voting materials for the Amcor Extraordinary General Meeting or the Berry Special Meeting?

A:
You may receive more than one set of voting materials for the Amcor Extraordinary General Meeting or the Berry Special Meeting or both, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your Amcor Ordinary Shares or Berry Common Stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction form that you receive by following the instructions set forth in each separate proxy card or voting instruction form.

Q:
If an Amcor Shareholder or a Berry Stockholder gives a proxy, how are the corresponding Amcor Ordinary Shares or shares of Berry Common Stock, as applicable, voted?

A:
The individuals named on the enclosed proxy cards will vote your Amcor Ordinary Shares or shares of Berry Common Stock, as applicable, in the way that you indicate. When completing the proxy card or the internet process (or the telephone process, in the case of Berry Stockholders), you may specify whether your Amcor Ordinary Shares or shares of Berry Common Stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Amcor Extraordinary General Meeting or the Berry Special Meeting, as applicable.

Q:
How will my shares be voted if I return a blank proxy?

A:
If you sign, date and return your proxy card and do not indicate how you want your Amcor Ordinary Shares to be voted, then your Amcor Ordinary Shares will be voted in accordance with the recommendation of the Amcor Board: “FOR” the Amcor Share Issuance Proposal and “FOR” the Amcor Adjournment Proposal.

If you sign, date and return your proxy card and do not indicate how you want your shares of Berry Common Stock to be voted, then your shares will be voted in accordance with the recommendation of the Berry Board: “FOR” the Berry Merger Proposal, “FOR” the Berry Advisory Compensation Proposal and “FOR” the Berry Adjournment Proposal.
Q:
What do I do if I am an Amcor Shareholder and I want to revoke my proxy?

A:
If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Amcor Extraordinary General Meeting by: (a) delivering written notice of revocation to Amcor’s Corporate Secretary; (b) delivering another timely and later dated proxy; (c) revoking by internet before 11:59 p.m. ET on February 24, 2025 for shares traded on the NYSE and before 11:59 p.m. ET on February 20, 2025 for shares held in a share plan; or (d) attending the Amcor Extraordinary General Meeting and voting in person by written ballot. Only your last submitted proxy will be considered.

If your Amcor Ordinary Shares are held by a bank, broker or other nominee, you must contact the bank, broker or other nominee to obtain instructions on how to revoke your proxy or change your vote. Holders of Amcor CDIs must contact Computershare Australia to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your bank, broker or other nominee to attend the Amcor Extraordinary General Meeting and vote in person by written ballot.
Q:
What do I do if I am a Berry Stockholder and I want to revoke my proxy?

A:
You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the internet, by telephone or by mail or by sending Berry’s Secretary a written revocation. Your proxy will also be considered revoked if you virtually attend and vote during the Berry Special Meeting by following the instructions available on the Berry Special Meeting website. Only your last submitted proxy will be considered. Execution or revocation of a proxy will not in any way affect a Berry Stockholder’s right to virtually attend the Berry Special Meeting and vote online during the Berry Special Meeting. If your shares are held in “street name” by a bank, broker or other nominee, you must contact your bank, broker or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote virtually at the Berry Special Meeting.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to Berry Global Group, Inc., 101 Oakley Street, Evansville, IN 47710, Attn: Secretary.
Q:
What happens if I sell or otherwise transfer my Amcor Ordinary Shares or Amcor CDIs after the Amcor Record Date but before the Amcor Extraordinary General Meeting?

A:
The record date for Amcor Shareholders entitled to vote at the Amcor Extraordinary General Meeting is January 17, 2025, which is earlier than the date of the Amcor Extraordinary General Meeting. If you sell or otherwise transfer your Amcor Ordinary Shares or Amcor CDIs after the Amcor Record

Date but before the Amcor Extraordinary General Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your Amcor Ordinary Shares or Amcor CDIs and each of you notifies Amcor in writing of such special arrangements, you will retain your right to vote such Amcor Ordinary Shares at the Amcor Extraordinary General Meeting but will otherwise transfer ownership of such Amcor Ordinary Shares or Amcor CDIs.
Q:
What happens if I sell or otherwise transfer my shares of Berry Common Stock after the Berry Record Date but before the Berry Special Meeting?

A:
The record date for Berry Stockholders entitled to vote at the Berry Special Meeting is January 17, 2025, which is earlier than the date of the Berry Special Meeting. If you sell or otherwise transfer your Berry Common Stock after the Berry Record Date but before the Berry Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your Berry Common Stock and each of you notifies Berry in writing of such special arrangements, you will retain your right to vote such Berry Common Stock at the Berry Special Meeting but will otherwise transfer ownership of such Berry Common Stock.

Q:
Where can I find the voting results of the Amcor Extraordinary General Meeting and the Berry Special Meeting?

A:
Amcor and Berry intend to announce the preliminary voting results at their respective meetings. In addition, Amcor and Berry will each publish the final results of their respective meetings in a Current Report on Form 8-K that each will file with the SEC following the meetings. All reports that Amcor and Berry file with the SEC are publicly available when filed. See “Where You Can Find More Information.”

Q:
Do Amcor Shareholders or Berry Stockholders have appraisal rights?

A:
No. Amcor Shareholders do not have appraisal rights in connection with the Merger. In accordance with Section 262 of the DGCL, no appraisal rights are available to Berry Stockholders in connection with the Merger.

Q:
Who will solicit and pay the cost of soliciting proxies in connection with the Amcor Extraordinary General Meeting?

A:
The Amcor Board is soliciting Amcor Shareholders’ proxies in connection with the Amcor Extraordinary General Meeting, and Amcor will bear the cost of soliciting such proxies. Amcor has retained Sodali & Co as proxy solicitor to assist with the solicitation of proxies in connection with the Amcor Extraordinary General Meeting. Amcor estimates it will pay Sodali & Co a fee of approximately $190,000, plus reimbursement of out-of-pocket expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers, custodians and other nominees to the beneficial owners of Amcor Ordinary Shares and holders of Amcor CDIs, in which case these parties will be reimbursed by Amcor for out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of Amcor’s directors, officers and other employees, without additional compensation.

Q:
Who will solicit and pay the cost of soliciting proxies in connection with the Berry Special Meeting?

A:
The Berry Board is soliciting Berry Stockholders’ proxies in connection with the Berry Special Meeting, and Berry will bear the cost of soliciting such proxies. Berry has retained Innisfree M&A Incorporated (“Innisfree”) as proxy solicitor to assist with the solicitation of proxies in connection with the Berry Special Meeting. Berry estimates it will pay Innisfree a fee of approximately $75,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited on behalf of Berry or the Berry Board by Berry’s directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. Berry’s directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard. Forms of proxies and proxy materials may also be distributed through banks, brokers, custodians and other nominees to the beneficial owners of Berry Common Stock, in which case these parties will be reimbursed by Berry for out-of-pocket expenses.

Q:
If I am a Berry Stockholder, how will I receive the merger consideration to which I am entitled?

A:
If you hold your shares of Berry Common Stock through The Depository Trust Company (“DTC”) in book-entry form, you will not be required to take any specific actions to exchange your shares of Berry Common Stock for Amcor Ordinary Shares. After the consummation of the Merger, shares of Berry Common Stock held through DTC in book-entry form will be automatically exchanged for Amcor Ordinary Shares in book-entry form, and an exchange agent (the “Exchange Agent”) will deliver to you a check or wire transfer in the amount of any cash to be paid in lieu of any fractional Amcor Ordinary Shares to which you would otherwise be entitled pursuant to the Merger Agreement.

If you hold your shares of Berry Common Stock in certificated form, or in book-entry form but not through DTC, after receiving the proper documentation from you, following the Effective Time, the Exchange Agent will deliver to you the Amcor Ordinary Shares and a check or wire transfer in the amount of any cash to be paid in lieu of any fractional Amcor Ordinary Share to which you would otherwise be entitled pursuant to the Merger Agreement.
Q:
Who will count the votes?

A:
The votes at the Amcor Extraordinary General Meeting will be tabulated and certified by a representative of Computershare Trust Company, N.A. (“Computershare”), who will act as the inspector of election for the Amcor Extraordinary General Meeting.

The votes at the Berry Special Meeting will be tabulated by a representative of Broadridge Financial Solutions. Inc. (“Broadridge”). The votes cast will be certified by Mr. Dustin Stilwell, Berry’s Vice President, Head of Investor Relations, who will act as the inspector of election appointed for the Berry Special Meeting.
Q:
How can I find more information about Amcor and Berry?

A:
You can find more information about Amcor and Berry from various sources described under “Where You Can Find More Information.”

Q:
Who can answer any questions I may have about the Amcor Extraordinary General Meeting, the Berry Special Meeting or the Merger?

A:
If you have any questions about the Amcor Extraordinary General Meeting, the Berry Special Meeting or the Merger, or if you need additional copies of this joint proxy statement/prospectus, you should contact:

For Amcor Shareholders:		For Berry Stockholders:
Sodali & Co 430 Park Avenue, 14th Floor New York, NY 10022 Email: AMCR@info.sodali.com		Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders may call toll free: (877) 750-0854 Banks and Brokers may call collect: (212) 750-5833
Holders of Amcor Ordinary Shares: Call toll-free in US: +1 (800) 662-5200 Outside of US: +1 (203) 658-9400	Holders of Amcor CDIs: Within Australia: 1 300 158 729 Outside Australia: + 61 2 9066 4058

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference herein and may not contain all of the information that may be important to you. For a more complete description of the terms of the Merger Agreement and the matters being voted on by Amcor Shareholders and Berry Stockholders you should carefully read this entire joint proxy statement/prospectus, its annexes and the documents to which you are referred. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”
The Parties to the Merger (see page 46)
Amcor plc
Amcor is a global leader in developing and producing responsible packaging solutions across a variety of materials for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor is one of the world’s largest developers and suppliers of flexible packaging and specialty folding cartons and one of the largest suppliers of containers. Amcor’s presence has a global reach through its 212 sites in 40 countries. Approximately 41,000 employees work in manufacturing and support facilities to make Amcor one of the largest global suppliers of polymer resin, aluminum, and fiber-based packaging for consumer staples and healthcare products.
Amcor primarily serves the beverage, food, healthcare, homecare, personal care, pet care, specialty cartons and technical applications markets. Besides production and manufacturing, Amcor engages in product innovation whereby it develops highly effective polymer resin, aluminum and fiber-based products, implements recycling into its manufacturing and annually has received multiple awards for its developments. Amcor also invests millions in research and development annually and is uniquely positioned to lead the way in designing and developing more sustainable packaging. Amcor strives to be a leader in environmental responsibility, committing itself to science-based targets to reduce greenhouse gas emissions and achieve net zero emissions by 2050. Amcor is a public limited company incorporated under the Laws of the Bailiwick of Jersey, and its principal executive offices are located at 83 Tower Road North, Warmley, Bristol BS30 8XP, United Kingdom, and its telephone number is +44 117 9753200.
Aurora Spirit, Inc.
Merger Sub, a wholly-owned subsidiary of Amcor, is a Delaware corporation formed on November 14, 2024 by Amcor for the sole purpose of effecting the Merger. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor, and the separate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at 3 Parkway North, Suite 300, Deerfield, IL 60015-2565.
Berry Global Group, Inc.
Berry is a global leader in innovative packaging solutions that make life better for people and the planet. Berry does this every day by leveraging its unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in Berry’s diversity and industry-leading talent of over 34,000 global employees across more than 200 locations, Berry partners with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges Berry solves and the innovations Berry pioneers benefit customers at every stage of their journey. Berry sells its products predominantly into stable, consumer-oriented end markets, such as healthcare, personal care, and food and beverage. Berry’s customers consist of a diverse mix of global, national, regional and local specialty businesses. Berry believes its manufacturing processes, manufacturing footprint and ability to leverage its scale to reduce costs, positions Berry as a low-cost manufacturer relative to Berry’s competitors.
Berry was incorporated in Delaware on November 18, 2005. Berry’s principal executive offices are located at 101 Oakley Street, Evansville, IN 47710, and its telephone number is (812) 424-2904. Berry also maintains an Internet site at http://www.berryglobal.com. Berry’s website and the information contained therein or connected thereto shall not be deemed to be incorporated into this document and you should not rely on any such information in making your investment decision.
The Merger and the Merger Agreement (see pages 46 and 98)
The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A hereto. Amcor and Berry encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor.
Merger Consideration (see page 47)
At the Effective Time, among other things, each issued and outstanding share of Berry Common Stock (excluding shares of Berry Common Stock held by Berry as treasury stock immediately prior to the Effective Time) will be converted into the right to receive 7.25 Amcor Ordinary Shares and, if applicable, cash in lieu of fractional Amcor Ordinary Shares that Berry Stockholders would otherwise be entitled to receive in the Merger, without interest, in each case, in accordance with the terms of the Merger Agreement.
Treatment of Berry Equity Awards (see pages 96 and 101)
At the Effective Time, each outstanding Berry equity award will be treated as follows:
•
Each time-based vesting Berry restricted stock unit award (“Berry RSU Award”) that is vested or becomes vested as of the Effective Time (“Vested Berry RSU Award”) will be cancelled and converted into the right to receive the number of Amcor Ordinary Shares equal to (i) the number of shares of Berry Common Stock subject to such Vested Berry RSU Award multiplied by (ii) the Exchange Ratio.

•
Each Berry RSU Award that is unvested as of the Effective Time (“Unvested Berry RSU Award”) will be converted into a time-based vesting restricted stock unit award of Amcor (an “Amcor RSU Award”) relating to the number of Amcor Ordinary Shares equal to (i) the number of shares of Berry Common Stock subject to such Unvested Berry RSU Award multiplied by (ii) the Exchange Ratio.

•
Each performance-based vesting restricted stock unit award relating to Berry Common Stock (“Berry PSU Award”) will be assumed and converted into (or cancelled and replaced by) an Amcor RSU Award relating to the number of Amcor Ordinary Shares equal to (i) the number of shares of Berry Common Stock subject to such Berry PSU Award based on the attainment of actual performance through the Effective Time multiplied by (ii) the Exchange Ratio.

•
Each compensatory option to acquire shares of Berry Common Stock (“Berry Option”) that is then vested at such time or that would otherwise vest in accordance with its terms within the 12-month period following the Effective Time (“Vested Berry Option”) will be cancelled and converted into the right to receive the number of Amcor Ordinary Shares equal to (i) the product of (1) the excess, if any, of the per share merger consideration converted to a cash value (the “Merger Consideration Value”) over the per share exercise price of the applicable Vested Berry Option and (2) the number of shares of Berry Common Stock subject to such Vested Berry Option, divided by (ii) the volume weighted average price of Amcor Ordinary Shares over the five business days prior to the Effective Time (determined in accordance with the Merger Agreement).

•
Each Berry Option that is not a Vested Berry Option (“Unvested Berry Option”) will be assumed and converted into (or cancelled and replaced by) an option with respect to Amcor Ordinary Shares (“Amcor Converted Option”), (i) with the number of Amcor Ordinary Shares subject to such Amcor Converted Option equal to the product of (x) the number of shares of Berry Common Stock subject to corresponding Unvested Berry Option and (y) the Exchange Ratio, and (ii) with an exercise price equal to (x) the exercise price of the corresponding Unvested Berry Option divided by (y) the Exchange Ratio; and

•
The Amcor RSU Awards and Amcor Converted Options issued in conversion of Berry equity awards will generally be subject to the same vesting schedule and other terms and conditions (except for any performance-based vesting condition and cash settlement features) that applied to the corresponding Berry equity award, provided, that, such Amcor RSU Awards and Amcor Converted Options will be entitled to certain relocation protections. Amounts accrued but unpaid with respect to dividend equivalent rights (“DERs”) on Berry equity awards (“Berry DERs”) that are vested as of the Effective Time (including with respect to any Berry Option that would vest within 12 months of the Effective Time) will be paid in cash following the Effective Time, and any corresponding amounts with respect to DERs on Berry equity awards that remain unvested as of the Effective Time will remain outstanding and payable upon vesting of the converted Amcor RSU Award or Amcor Converted Option. The Amcor Converted Options will not contain corresponding DERs.
Amcor’s Reasons for the Merger and Recommendation of the Amcor Board (see page 61)
The Amcor Board recommends that Amcor Shareholders vote “FOR” the Amcor Share Issuance Proposal and “FOR” the Amcor Adjournment Proposal. For a description of factors considered by the Amcor Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, and additional information on the recommendation of the Amcor Board, see “The Merger — Amcor’s Reasons for the Merger and Recommendation of the Amcor Board.”
Berry’s Reasons for the Merger and Recommendation of the Berry Board (see page 65)
The Berry Board recommends that Berry Stockholders vote “FOR” the Berry Merger Proposal, “FOR” the Berry Advisory Compensation Proposal and “FOR” the Berry Adjournment Proposal. For a description of factors considered by the Berry Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and additional information on the recommendation of the Berry Board, see “The Merger — Berry’s Reasons for the Merger and Recommendation of the Berry Board.”
Opinions of Financial Advisors to Berry (see page 73)
Opinion of Lazard Frères & Co. LLC (see page 73; Annex B)
Berry has engaged Lazard Frères & Co. LLC (“Lazard”) as a financial advisor to Berry in connection with the Merger. In connection with this engagement, Lazard delivered a written opinion, dated November 18, 2024, to the Berry Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio provided for in the Merger. The full text of Lazard’s written opinion, dated November 18, 2024, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus. The description of Lazard’s opinion set forth below is qualified in its entirety by reference to the full text of Lazard’s opinion. Lazard’s opinion was provided for the benefit of the Berry Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio provided for in the Merger from a financial point of view and Lazard did not express any view or opinion as to any other terms or aspects of the Merger. Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Berry might engage, or the merits of the underlying decision by Berry to engage in the Merger. Lazard’s opinion was not intended to and did not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any related matters.
Opinion of Wells Fargo Securities, LLC (see page 79; Annex C)
Berry has engaged Wells Fargo Securities, LLC (“Wells Fargo Securities”) as a financial advisor to Berry in connection with the Merger. As part of such engagement, Wells Fargo Securities delivered a written opinion, dated November 18, 2024, to the Berry Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio in the Merger. The full text of the written opinion of Wells Fargo Securities, dated November 18, 2024, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus. The summary of the opinion of Wells Fargo Securities set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Wells Fargo Securities’ written opinion was for the information and use of the Berry Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio in the Merger from a financial point of view and did not address any other aspect or implication (financial or otherwise) of the Merger. Wells Fargo Securities expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of any party to the Merger and did not address the underlying business decision of the Berry Board or Berry to proceed with or effect the Merger. Wells Fargo Securities’ opinion does not constitute advice or a recommendation to any stockholder of Berry or any other person as to how to vote or act on any matter relating to the Merger or any other matter.
The Amcor Extraordinary General Meeting (see page 28)
The Amcor Extraordinary General Meeting will be held at the offices of Kirkland & Ellis International, LLP, 30 St. Mary Axe, London, EC3A 8AF, United Kingdom on February 25, 2025 at 4:00 p.m. EST, 9:00 p.m. GMT and 8:00 a.m. AEDT (February 26, 2025).
At the Amcor Extraordinary General Meeting, Amcor Shareholders will be asked to vote on:
1.
Amcor Share Issuance Proposal.   A proposal to approve the issuance of Amcor Ordinary Shares to Berry Stockholders in connection with the Merger; and

2.
Amcor Adjournment Proposal.   A proposal to approve one or more adjournments of the Amcor Extraordinary General Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to approve the Amcor Share Issuance Proposal.

Approval of the Amcor Share Issuance Proposal by Amcor Shareholders is a condition to the consummation of the Merger. Approval of the Amcor Adjournment Proposal is not a condition to the obligation of either Amcor or Berry to complete the Merger.
Each Amcor Shareholder is entitled to one vote on each proposal for each Amcor Ordinary Share or Amcor CDI held of record at the close of business on the Amcor Record Date. Only holders of record of Amcor Ordinary Shares as of 4:00 p.m. EST on January 17, 2025 and holders of record of Amcor CDIs as of 7:00 p.m. AEDT on January 17, 2025 will be entitled to notice of, and to vote at, the Amcor Extraordinary General Meeting and any adjournments or postponements thereof.
A quorum of Amcor Shareholders is necessary to conduct business at the Amcor Extraordinary General Meeting. The holders of at least a majority of the voting power of Amcor Ordinary Shares entitled to vote at the Amcor Extraordinary General Meeting must be present in person or represented by proxy, attorney or Representative at the Amcor Extraordinary General Meeting in order to constitute a quorum for the transaction of business at the Amcor Extraordinary General Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Amcor Extraordinary General Meeting. Since all of the proposals currently expected to be voted on at the Amcor Extraordinary General Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a bank, broker or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such bank, broker or other nominee does not have instructions to vote on any such proposals.
Amcor Proposal 1: Amcor Share Issuance Proposal
Assuming a quorum is present at the Amcor Extraordinary General Meeting, approval of the Amcor Share Issuance Proposal requires the affirmative vote of at least a majority of the votes cast by Amcor Shareholders present in person or represented by proxy, attorney or Representative at the Amcor Extraordinary General Meeting and entitled to vote thereon. The failure of any Amcor Shareholder to submit a signed proxy card, grant a proxy electronically over the internet or to vote in person during the Amcor Extraordinary General Meeting will have no effect on the outcome of the Amcor Share Issuance Proposal, provided that a quorum is otherwise present. An abstention by any Amcor Shareholder entitled to vote at the Amcor Extraordinary General Meeting on the Amcor Share Issuance Proposal will have no effect on the outcome of the Amcor Share Issuance Proposal. Broker non-votes, if any, will have no effect on the outcome of the Amcor Share Issuance Proposal.
Amcor Proposal 2: Amcor Adjournment Proposal
Approval of the Amcor Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast by Amcor Shareholders present in person or represented by proxy, attorney or Representative at the Amcor Extraordinary General Meeting and entitled to vote thereon. The failure of any Amcor Shareholder to submit a signed proxy card, grant a proxy electronically over the internet or to vote in person during the Amcor Extraordinary General Meeting will have no effect on the outcome of the Amcor Adjournment Proposal. An abstention by any Amcor Shareholder entitled to vote at the Amcor Extraordinary General Meeting on the Amcor Adjournment Proposal will have no effect on the outcome of the Amcor Adjournment Proposal. Broker non-votes, if any, will have no effect on the outcome of the Amcor Adjournment Proposal.
The Berry Special Meeting (see page 37)
The Berry Special Meeting is scheduled to be held virtually via the internet at 10:00 a.m. CST, on February 25, 2025, at www.virtualshareholdermeeting.com/BERY2025SM.
At the Berry Special Meeting, Berry Stockholders will be asked to vote on:
1.
Berry Merger Proposal.   A proposal to adopt the Merger Agreement, as it may be amended from time to time;

2.
Berry Advisory Compensation Proposal.   A proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement; and

3.
Berry Adjournment Proposal.   A proposal to approve the adjournment of the Berry Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Berry Special Meeting to approve the Berry Merger Proposal.

Approval of the Berry Merger Proposal by Berry Stockholders is a condition to the completion of the Merger. Approval of neither the Berry Advisory Compensation Proposal nor the Berry Adjournment Proposal is a condition to the obligation of either Amcor or Berry to complete the Merger.
Each Berry Stockholder is entitled to one vote on each proposal for each share of Berry Common Stock held of record as of the close of business on the Berry Record Date. Only Berry Stockholders of record as of the close of business on January 17, 2025 are entitled to receive notice of and to vote at the Berry Special Meeting and any and all adjournments or postponements thereof. At the close of business on the Berry Record Date, there were 115,708,296 shares of Berry Common Stock issued and outstanding and entitled to vote at the Berry Special Meeting.
A quorum of Berry Stockholders is necessary to conduct business at the Berry Special Meeting. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Berry Common Stock entitled to vote at the Berry Special Meeting will constitute a quorum. Virtual attendance by Berry Stockholders of record at the Berry Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Berry Special Meeting. Shares of Berry Common Stock present at the Berry Special Meeting or represented by proxy and entitled to vote, including shares for which a Berry Stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Berry Special Meeting are considered “non-routine” and “non-discretionary” matters, shares held in “street name” are not expected to be counted as present for the purpose of determining the existence of a quorum unless the Berry Stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the Berry Special Meeting. If a quorum is not present, the Berry Special Meeting will be adjourned or postponed until the holders of the number of shares of Berry Common Stock required to constitute a quorum attend. The Berry Special Meeting may also be adjourned to another place, date or time, even if a quorum is present.

Berry Proposal 1: Berry Merger Proposal
Assuming a quorum is present at the Berry Special Meeting, approval of the Berry Merger Proposal requires the affirmative vote of at least a majority of all outstanding shares of Berry Common Stock entitled to vote thereon at the Berry Special Meeting. The failure of any Berry Stockholder to vote, the failure of any Berry Stockholder to instruct such Berry Stockholder’s brokerage firm, bank, dealer or other similar organization, trustee, or nominee to vote shares held in “street name” on the Berry Merger Proposal, an abstention from voting, or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Berry Merger Proposal.
Berry Proposal 2: Berry Advisory Compensation Proposal
Assuming a quorum is present at the Berry Special Meeting, approval of the Berry Advisory Compensation Proposal requires the affirmative vote of at least a majority of the shares of Berry Common Stock present or represented by proxy at the Berry Special Meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Berry Stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Berry Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Berry Advisory Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the Berry Advisory Compensation Proposal will have the same effect as a vote “AGAINST” the Berry Advisory Compensation Proposal. Broker non-votes, if any, will have no effect on the Berry Advisory Compensation Proposal.
Berry Proposal 3: Berry Adjournment Proposal
Assuming a quorum is present at the Berry Special Meeting, approval of the Berry Adjournment Proposal requires the affirmative vote of at least a majority of the shares of Berry Common Stock present or represented by proxy at the Berry Special Meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Berry Stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Berry Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Berry Adjournment Proposal. An abstention by any shares present or represented by proxy on the Berry Adjournment Proposal will have the same effect as a vote “AGAINST” the Berry Adjournment Proposal. Broker non-votes, if any, will have no effect on the Berry Adjournment Proposal.
Interests of Berry Directors and Executive Officers in the Merger (see page 143)
In considering the recommendation of the Berry Board with respect to the Berry Merger Proposal, Berry Stockholders should be aware that Berry’s non-employee directors and executive officers have interests in the Merger, including financial interests, that may be different from, or in addition to, the interests of Berry Stockholders generally. For a discussion of these interests, see “Interests of Berry Directors and Executive Officers in the Merger.” The members of the Berry Board were aware of and carefully considered these interests, among other matters, in evaluating, negotiating and approving the Merger Agreement, and in determining to recommend that Berry Stockholders approve the Berry Merger Proposal.
Certain Beneficial Owners of Amcor Ordinary Shares (see page 183)
At the close of business on December 31, 2024, the members of the Amcor Board and Amcor’s executive officers, as a group, owned and were entitled to vote less than 1% of Amcor Ordinary Shares.
Amcor currently expects that all members of the Amcor Board and Amcor’s executive officers will vote their Amcor Ordinary Shares “FOR” the Amcor Share Issuance Proposal and “FOR” the Amcor Adjournment Proposal. For more information regarding the security ownership of the members of the Amcor Board and Amcor’s executive officers, see “Certain Beneficial Owners of Amcor Ordinary Shares.”
Certain Beneficial Owners of Berry Common Stock (see page 185)
At the close of business on January 6, 2025, the members of the Berry Board and Berry’s executive officers, as a group, owned and were entitled to vote approximately 2.4% of Berry Common Stock.

Berry currently expects that all members of the Berry Board and Berry’s executive officers will vote their Berry Common Stock “FOR” the Berry Merger Proposal, “FOR” the Berry Advisory Compensation Proposal and “FOR” the Berry Adjournment Proposal. For more information regarding the security ownership of the members of the Berry Board and Berry’s executive officers, see “Certain Beneficial Owners of Berry Common Stock.”
Governance Matters After the Merger (see page 93)
The Merger Agreement requires Amcor to take all necessary actions to cause, as of the Effective Time, the Amcor Board to consist of eleven directors, four of whom will be designated by Berry, Graeme Liebelt to remain Chairman of the Amcor Board and Stephen Sterrett to serve as Deputy Chairman of the Amcor Board. Along with Mr. Sterrett, Berry has designated Jonathan F. Foster, James T. Glerum, Jr. and Jill A. Rahman to serve as directors of the Amcor Board as of the Effective Time. Amcor has confirmed that each of Messrs. Foster, Glerum and Sterrett and Ms. Rahman (i) will qualify both (a) as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC and (b) as an independent director in accordance with published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co. and (ii) has the requisite skill set, background and professional expertise, including taking into account the skill set, background and professional expertise of other members of the Amcor Board, as of the Effective Time. Arun Nayar, Andrea Bertone and David Szczupak have notified the Amcor Board of their decision to resign from the Amcor Board effective as of the Effective Time. Their resignations from the Amcor Board are solely for the purpose of creating adequate vacancies on the Amcor Board to allow for the appointment of Messrs. Foster, Glerum and Sterrett and Ms. Rahman to the Amcor Board upon consummation of the Merger pursuant to the Merger Agreement and are therefore conditional upon the consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement. For more information about Messrs. Foster, Glerum and Sterrett and Ms. Rahman, please refer to Berry’s definitive proxy statement for Berry’s 2025 annual meeting of stockholders, filed with the SEC on January 7, 2025. For more information about the members of the Amcor Board, please refer to Amcor’s definitive proxy statement for Amcor’s 2024 annual meeting of stockholders, filed with the SEC on September 24, 2024. See “The Merger — Governance Matters After the Merger.”
Ownership of the Combined Company (see page 94)
Immediately after the Effective Time, Amcor Shareholders as of immediately prior to the Merger are expected to collectively own approximately 63% of the outstanding capital stock of Amcor and Berry Stockholders as of immediately prior to the Merger are expected to collectively own approximately 37% of the outstanding capital stock of Amcor, each calculated based on the fully diluted market capitalizations of Amcor and Berry as of the date of signing of the Merger Agreement. The exact ownership interests of Amcor Shareholders and Berry Stockholders in the combined company immediately following the Merger will depend on the number of Amcor Ordinary Shares and the number of shares of Berry Common Stock issued and outstanding immediately prior to the Effective Time.
Regulatory Approvals and Related Matters (see page 94)
Subject to the terms and conditions set forth in the Merger Agreement, Amcor and Berry have agreed to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by the Merger Agreement and cause the conditions to the Merger to be satisfied as promptly as reasonably practicable, but in no event later than the Outside Date, including by using their respective reasonable best efforts to accomplish the following (in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger) as promptly as reasonably practicable: (i) obtain all actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any governmental entity or other person; (ii) prepare and make all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with governmental entities); (iii) take all steps to obtain an approval from, or to avoid an action by, any governmental entity or other person; and (iv) execute and deliver any additional instruments that are reasonably necessary to carry out fully the purposes of the Merger Agreement. See “The Merger — Regulatory Approvals and Related Matters.”

U.S. Antitrust Clearance
The obligations of Amcor and Berry to consummate the Merger are subject to, among other conditions, the expiration or earlier termination of any waiting period (and any extension thereof) under the HSR Act and there not being in effect any agreement with either the FTC or Antitrust Division of the DOJ not to consummate the Merger. See “The Merger — Regulatory Approvals and Related Matters — U.S. Antitrust Clearance.”
Non-U.S. Antitrust Clearance and Regulatory Approvals
Amcor and Berry derive revenues in other jurisdictions where merger control, foreign investment, or foreign subsidies filings or clearances may be necessary or recommended, including, among others, approvals in the European Union by the European Commission under Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings and Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022 on foreign subsidies distorting the internal market. The Merger cannot be consummated until the closing conditions relating to applicable filings or clearances in the required jurisdictions have been satisfied or waived. Amcor and Berry have also made merger control filings in a limited number of additional jurisdictions, but consummation of the Merger is not conditioned on clearances from those jurisdictions having been obtained or waived. Although neither Amcor nor Berry believes that the Merger will violate antitrust laws outside of the U.S. or other laws outside the U.S. that prohibit, restrict, or regulate foreign investments or foreign subsidies, there can be no assurance that non-U.S. regulatory authorities or, under certain circumstances, private parties, will not attempt to challenge the transaction on antitrust grounds or for other reasons. See “The Merger — Regulatory Approvals and Related Matters — Non-U.S. Antitrust Clearance and Regulatory Approvals.”
Appraisal Rights (see page 97)
Amcor Shareholders do not have appraisal rights in connection with the Merger. In accordance with Section 262 of the DGCL, no appraisal rights are available to Berry Stockholders in connection with the Merger. For more information, see “No Appraisal Rights.”
Conditions to the Consummation of the Merger (see page 102)
In addition to approval of the Amcor Share Issuance Proposal by Amcor Shareholders and approval of the Berry Merger Proposal by Berry Stockholders, consummation of the Merger is subject to the satisfaction of a number of other conditions, including expiration or earlier termination of any applicable waiting period and receipt of required authorizations or consents from federal, state, local or foreign governmental entity under certain antitrust or foreign investment law, there not being in effect any agreement with either the FTC or Antitrust Division of the DOJ not to consummate the Merger, absence of any law or order that has the effect of enjoining or otherwise prohibiting the completion of the Merger, effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part with respect to the issuance of Amcor Ordinary Shares, approval from the NYSE for the listing of Amcor Ordinary Shares to be issued to Berry Stockholders in connection with the Merger, subject to certain exceptions, the accuracy of the representations and warranties of Amcor and Berry, no change having occurred that has had, or would reasonably be expected to have, a material adverse effect with respect to Amcor or Berry, and performance in all material respects by Amcor and Berry of their respective obligations under the Merger Agreement. For a more complete summary of the conditions that must be satisfied or waived (to the extent permitted by law) prior to consummation of the Merger, see “The Merger Agreement — Conditions to the Consummation of the Merger.”
No Solicitation; Obligations to Recommend the Approval of the Amcor Share Issuance Proposal and the Berry Merger Proposal (see pages 111 and 112)
Subject to certain exceptions, each of Amcor and Berry has agreed that it will not, and it will cause its subsidiaries and its and their officers and directors not to, and it will use reasonable best efforts to cause its other representatives not to, directly or indirectly, (1) solicit, initiate or knowingly encourage or take any other action to knowingly facilitate any alternative transaction (as defined herein); or (2) participate in any discussions or negotiations, or cooperate in any way with any person, with respect to any alternative transaction.

The Merger Agreement includes certain exceptions to the non-solicitation covenant such that, prior to obtaining the Amcor Shareholder Approval or the Berry Stockholder Approval, Amcor or Berry, as applicable, may participate in discussions and negotiations concerning an unsolicited alternative transaction if the Amcor Board or the Berry Board, as applicable, determines in good faith, after consultation with its respective outside legal counsel and financial advisors, that the alternative transaction constitutes or would reasonably be expected to result in a superior proposal (as defined herein). Also, each of the Amcor Board and the Berry Board may, subject to complying with certain specified procedures, including requiring Amcor and Berry, as applicable, to discuss and negotiate in good faith with Berry or Amcor, respectively, to modify the terms of the Merger Agreement, (1) withdraw its recommendation in favor of the Amcor Share Issuance Proposal or the Berry Merger Proposal, as applicable, in response to an unsolicited superior proposal, to the extent failure to do so would be inconsistent with its fiduciary duties under applicable law; or (2) withdraw its recommendation in favor of the Amcor Share Issuance Proposal or the Berry Merger Proposal, as applicable, in response to an “intervening event” (as defined herein) that becomes known after the date of the Merger Agreement but prior to the Amcor Shareholder Approval or the Berry Stockholder Approval, as applicable, to the extent failure to do so would be inconsistent with its fiduciary duties under applicable law.
For a more complete description of the limitations on the solicitation of transaction proposals from third parties and the ability of the Amcor Board or the Berry Board, as applicable, to withdraw its respective recommendation with respect to the transaction, see “The Merger Agreement — No Solicitation” and “The Merger Agreement — Obligations to Recommend the Approval of the Amcor Share Issuance Proposal and the Berry Merger Proposal.”
Termination of the Merger Agreement (see page 119)
The Merger Agreement may be terminated at any time prior to the Effective Time:
•
by the mutual written consent of Amcor and Berry;

•
by either Amcor or Berry if:

•
the Merger has not been consummated by the Outside Date; provided that if the closing has not occurred by the Outside Date as a result of the fact that any of the conditions that relate to any antitrust laws or foreign investment laws or orders entered into thereunder have not been satisfied or waived and all other conditions have been satisfied or waived (other than those conditions that by their terms are to be fulfilled (and would be capable of being so fulfilled) if the closing were to occur on such date), then the Outside Date will automatically, without any action on the part of the parties to the Merger Agreement, be extended to May 19, 2026, and such date will be the “Outside Date” under the Merger Agreement; provided, further, that the right to terminate the Merger Agreement as described above will not be available to any party if a material breach by such party of any of its obligations under the Merger Agreement has been the principal cause of or principally resulted in the failure of the closing to have occurred on or before the Outside Date;

•
the Amcor Shareholder Approval has not been obtained at the Amcor Extraordinary General Meeting or at any adjournment or postponement thereof;

•
the Berry Stockholder Approval has not been obtained at the Berry Special Meeting or at any adjournment or postponement thereof;

•
prior to the Effective Time, any governmental entity of competent jurisdiction has issued or entered any order after the date of the Merger Agreement or any applicable law has been enacted or promulgated after the date of the Merger Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and in the case of such an order, and such order has become final and non-appealable; provided that the right to terminate the Merger Agreement as described above will not be available to a party if a material breach of any such party of its obligations under the Merger Agreement has been the principal cause of or principally resulted in the issuance of such order; or

•
the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform

(i) would give rise to the failure of the applicable condition of the terminating party’s obligations to complete the Merger and (ii) is incapable of being cured by such breaching party or is not cured by the earlier of the Outside Date and 45 days after receiving written notice; provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach would give rise to the failure of the applicable condition of the other party’s obligations to complete the Merger;
•
by Amcor if at any time prior to the Berry Special Meeting, the Berry Board or any committee thereof has changed its recommendation with respect to the Berry Merger Proposal;

•
by Berry if at any time prior to the Amcor Extraordinary General Meeting, the Amcor Board or any committee thereof has changed its recommendation with respect to the Amcor Share Issuance Proposal; or

•
by either party, at any time prior to such party’s respective shareholders or stockholders meeting, as applicable, in order to enter into a definitive agreement with respect to a superior proposal; provided that (i) such party has received a superior proposal, (ii) such party has complied in all material respects pursuant to the Merger Agreement with respect to such superior proposal, (iii) the party’s board of directors has approved and authorized such party to enter into a definitive agreement providing for such superior proposal and (iv) such party has paid substantially concurrently with such termination to the other party the applicable termination fee pursuant to the Merger Agreement.

Expenses and Termination Fees (see page 120)
The Merger Agreement provides that Berry will pay a termination fee equal to $260 million to Amcor:
•
if Amcor terminates the Merger Agreement in response to the Berry Board or any committee thereof changing its recommendation with respect to the Berry Merger Proposal or if Amcor or Berry terminates the Merger Agreement because the Berry Stockholder Approval is not obtained at the Berry Special Meeting or any adjournment or postponement thereof and, immediately prior to the Berry Special Meeting, Amcor would have been entitled to terminate the Merger Agreement in response to the Berry Board or any committee thereof changing its recommendation with respect to the Berry Merger Proposal;

•
if the Merger Agreement is terminated by either Amcor or Berry as a result of (i) the Outside Date having elapsed or (ii) the Berry Stockholder Approval not having been obtained at the Berry Special Meeting, and, in each case, (A) at or prior to the Berry Special Meeting in the case of a termination as a result of the Berry Stockholder Approval not having been obtained at the Berry Special Meeting or any adjournment or postponement thereof, or at or prior to the time of such termination in the case of a termination as a result of the Outside Date having elapsed, a person has publicly announced a proposal (or the intention to make a proposal) for an alternative transaction with Berry or such proposal has otherwise become publicly known, and (B) Berry enters into or consummates an alternative transaction within 12 months of such termination; or

•
if the Merger Agreement is terminated by Berry, at any time prior to the Berry Special Meeting, in order for Berry to enter into a definitive agreement with respect to a superior proposal received by Berry pursuant to the Merger Agreement.

The Merger Agreement provides that Amcor will pay a termination fee equal to $260 million to Berry:
•
if Berry terminates the Merger Agreement in response to the Amcor Board or any committee thereof changing its recommendation with respect to the Amcor Share Issuance Proposal or if Amcor or Berry terminates the Merger Agreement because the Amcor Shareholder Approval is not obtained at the Amcor Extraordinary General Meeting or any adjournment or postponement thereof and, immediately prior to the Amcor Extraordinary General Meeting, Berry would have been entitled to terminate the Merger Agreement in response to the Amcor Board or any committee thereof changing its recommendation with respect to the Amcor Share Issuance Proposal;

•
if the Merger Agreement is terminated by either Amcor or Berry as a result of (i) the Outside Date having elapsed or (ii) the Amcor Shareholder Approval not having been obtained at the Amcor Extraordinary General Meeting or any adjournment or postponement thereof, and, in each case,

(A) at or prior to the Amcor Extraordinary General Meeting in the case of a termination as a result of the Amcor Shareholder Approval not having been obtained at the Amcor Extraordinary General Meeting, or at or prior to the time of such termination in the case of a termination as a result of the Outside Date having elapsed, a person has publicly announced a proposal (or the intention to make a proposal) for an alternative transaction with Amcor or such proposal has otherwise become publicly known, and (B) Amcor enters into or consummates an alternative transaction within 12 months of such termination; or
•
if the Merger Agreement is terminated by Amcor, at any time prior to the Amcor Extraordinary General Meeting, in order for Amcor to enter into a definitive agreement with respect to a superior proposal received by Amcor pursuant to the Merger Agreement.

U.S. Federal Income Tax Considerations (see page 152)
The U.S. federal income tax consequences of the Merger to U.S. holders of Berry Common Stock will depend primarily upon the application of Sections 368 and 367 of the Code.
Skadden has delivered its Tax Opinion that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Section 367(a)(i) of the Code will not apply to the Merger, such that, except in respect of cash received in lieu of fractional shares, no gain or loss will be recognized by U.S. holders of Berry Common Stock (other than any shareholder that would be a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)). However, it is not a condition to Amcor’s or Berry’s obligations to complete the Merger that the Merger qualifies for the tax treatment described in the Tax Opinion.
Assuming that the Merger qualifies for such tax treatment, if you are a U.S. holder of Berry Common Stock and you exchange all of your Berry Common Stock for Amcor Ordinary Shares in the Merger, you would not recognize any gain or loss with respect to your Berry Common Stock, except in respect of cash received in lieu of fractional shares and unless you are a five-percent transferee shareholder described above. If, notwithstanding the parties’ expectation, Section 367(a)(1) of the Code were to apply to the Merger, a U.S. holder of Berry Common Stock would recognize gain (but not loss) realized on such exchange, regardless of whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.
For a more complete description of the Tax Opinion and the U.S. federal income tax consequences of the Merger to U.S. holders of Berry Common Stock, please see “U.S. Federal Income Tax Considerations.”
Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the Merger.
Comparison of Shareholders’ Rights (see page 162)
Berry Stockholders receiving Amcor Ordinary Shares in connection with the Merger will have different rights once they become Amcor Shareholders. The rights of Amcor Shareholders are governed by the laws of Jersey and by the Amcor Memorandum of Association and the Amcor Articles of Association. Because Amcor is a Jersey public limited company and Berry is a Delaware corporation, there are certain differences in the rights of Amcor Shareholders under the Jersey Companies Law and Amcor’s governing documents and of Berry Stockholders under the DGCL and Berry’s governing documents. See “Comparison of Shareholders’ Rights.”
Listing of Amcor Ordinary Shares; Delisting and Deregistration of Berry Common Stock (see page 97)
It is a condition to the consummation of the Merger that the Amcor Ordinary Shares to be issued to Berry Stockholders in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. If the Merger is completed, Berry Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.

Risk Factors (see page 13)
Before voting at the Amcor Extraordinary General Meeting or the Berry Special Meeting, you should carefully read this joint proxy statement/prospectus in its entirety and give special consideration to the risk factors discussed in “Risk Factors.”

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in determining how to vote.
Risks Relating to the Merger
Because the Exchange Ratio is fixed and will not be adjusted in the event of any change in either Amcor’s or Berry’s stock price, Berry Stockholders cannot be sure of the value of the merger consideration they will receive.
At the Effective Time, each issued and outstanding share of Berry Common Stock (excluding shares of Berry Common Stock held by Berry as treasury stock immediately prior to the Effective Time) will be converted into the right to receive 7.25 Amcor Ordinary Shares and, if applicable, cash in lieu of fractional Amcor Ordinary Shares that Berry Stockholders would otherwise be entitled to receive in the Merger, without interest, in each case, in accordance with the Merger Agreement. The Exchange Ratio was fixed in the Merger Agreement and will not be adjusted for changes in the market price of either Amcor Ordinary Shares or Berry Common Stock between the date of signing of the Merger Agreement and consummation of the Merger. As a result, although the number of Amcor Ordinary Shares that Berry Stockholders will receive is fixed, the market value of the consideration to be received by Berry Stockholders in connection with the Merger will fluctuate with the market price of Amcor Ordinary Shares, and the difference between the market value of the consideration to be received by Berry Stockholders in connection with the Merger and the market value of Berry Common Stock will fluctuate with the market prices of Amcor Ordinary Shares and Berry Common Stock, and neither will be known at the time that Amcor Shareholders vote to approve the Amcor Share Issuance Proposal or at the time that Berry Stockholders vote to approve the Berry Merger Proposal.
It is impossible to accurately predict what the market price of Amcor Ordinary Shares will be at the consummation of the Merger and, therefore, impossible to accurately predict the market value of the Amcor Ordinary Shares that Berry Stockholders will receive in connection with the Merger. The market prices of Amcor Ordinary Shares and Berry Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate prior to the consummation of the Merger for a variety of reasons, including, among others, general industry, market and economic conditions, the demand for Amcor’s or Berry’s products, changes in federal, state or local laws and regulations and other regulatory considerations, other changes in or factors relating to Amcor’s or Berry’s respective businesses, operations, prospects and results of operations, and market assessments of the likelihood that the Merger will be completed, the expected timing of consummation of the Merger and the expected benefits of the Merger. Many of these factors are beyond Amcor’s and Berry’s control and neither Amcor nor Berry is permitted to terminate the Merger Agreement solely because of changes in the market price of either Amcor Ordinary Shares or Berry Common Stock. In addition, the market price of Amcor Ordinary Shares will continue to fluctuate, potentially significantly, following consummation of the Merger for a number of reasons, including, but not limited to, the reasons described above. See “— The market price of Amcor Ordinary Shares and Amcor CDIs following the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of Amcor Ordinary Shares, Amcor CDIs and Berry Common Stock.”
The Merger is subject to a number of conditions that may not be satisfied on a timely basis or at all and the Merger Agreement may be terminated in accordance with its terms. As a result, there is no assurance when or if the Merger will be completed.
The obligations of Amcor and Berry to complete the Merger are subject to a number of conditions that must be satisfied (or waived, to the extent permitted by law), including (i) the approval by Amcor Shareholders of the Amcor Share Issuance Proposal; (ii) the approval by Berry Stockholders of the Berry Merger Proposal; (iii) the expiration or earlier termination of any applicable waiting period under the HSR Act and there not being in effect any agreement with either the FTC or Antitrust Division of the DOJ not to consummate the Merger; (iv) the receipt of required authorizations or consents from federal, state, local or foreign governmental entity under certain antitrust or foreign investment law; (v) the absence of any law or order that has the effect of enjoining or otherwise prohibiting the consummation of the Merger; (vi) the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part with respect to the issuance of Amcor Ordinary Shares; (vii) the approval for listing of Amcor Ordinary Shares to be issued to Berry Stockholders in connection with the Merger on the NYSE; (viii) subject to certain exceptions, the accuracy of the representations and warranties of Amcor and Berry; (ix) no change has occurred that has had, or would reasonably be expected to have, a material adverse effect with respect to Amcor and Berry; and (x) performance in all material respects by Amcor and Berry of their respective obligations under the Merger Agreement. See “The Merger Agreement — Conditions to the Consummation of the Merger.” Many of these conditions to the consummation of the Merger are beyond the control of Amcor and Berry and neither company can predict when, or if, these conditions will be satisfied or waived. Accordingly, the Merger may not be completed on the expected timing or at all.
In addition, either Amcor or Berry may terminate the Merger Agreement under certain circumstances, subject to the payment of a termination fee in certain cases. The termination fee contemplated by the Merger Agreement may have the effect of discouraging alternative transaction proposals involving Amcor or Berry. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Expenses and Termination Fees.”
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Consummation of the Merger is conditioned upon the expiration or earlier termination of the waiting period relating to the Merger under the HSR Act, there not being in effect any agreement with either the FTC or Antitrust Division of the DOJ not to consummate the Merger and the receipt of approvals under the antitrust laws and foreign investment laws of certain specified foreign jurisdictions. Although Amcor and Berry have agreed in the Merger Agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required governmental approvals, as the case may be, there can be no assurance that the relevant waiting periods or any agreements will expire or terminate or the required approvals will be obtained and no assurance that the Merger will be completed. Any delay in completing the Merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Amcor and Berry expect to achieve if the Merger is successfully completed within its expected time frame. Additionally, any delays in receipt of required regulatory approvals or satisfaction of the closing conditions will increase the length of time that Amcor and Berry are subject to certain restrictive covenants under the Merger Agreement during the pendency of the Merger and therefore increase the risk of disruptions to each party’s respective operations and business relationships.
In addition, the governmental entities from which these approvals are required have broad discretion in administering applicable laws and regulations and may take into account various facts and circumstances in their consideration of the Merger. These governmental entities may be affected by government shutdowns, which could result in delays regarding any potential approvals or other actions, or other changes in the regulatory or legislative landscape. These governmental entities may initiate proceedings seeking to prevent the Merger. As a condition to the approval of the Merger or other transactions contemplated by the Merger Agreement, these governmental entities also may seek to impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of the combined company after consummation of the Merger and neither Amcor or Berry is required under the Merger Agreement to agree to any such divestitures, remedies or other restrictions; provided, however, in furtherance of obligations pursuant to the Merger Agreement, Amcor will and will cause its subsidiaries (including, following the consummation of the Merger, Berry and its subsidiaries) to, if necessary to resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the Merger under any antitrust law or foreign investment law, propose, commit to, effect or agree to, by consent decree, hold separate order, agreement or otherwise, (x) the sale, divestiture, license, holding separate or other disposition of businesses, assets, properties or product lines of Amcor, Berry or any of their respective subsidiaries that generated, in the aggregate, net sales of no more than $550 million during the 12-month period ended on June 30, 2024, or (y) any obligations or restrictions on future conduct or freedom of action of the businesses, assets, properties or product lines of Amcor, Berry or any of their respective subsidiaries (but Amcor is not required to agree to take or enter into any action (or refrain from taking any action) with respect to any such obligations or restrictions on future conduct or freedom of action of such businesses, assets, properties or product lines which would have more than a de minimis impact on the business of Amcor and Berry and their respective subsidiaries, taken as a whole). Under the terms of the Merger Agreement, each of Amcor and Berry is obligated to use (and to cause their respective subsidiaries to use) reasonable best efforts to obtain the necessary regulatory approvals to complete the Merger.
The Amcor Extraordinary General Meeting and the Berry Special Meeting may take place before certain required regulatory approvals have been obtained and, therefore, before the terms on which such governmental approvals may be obtained, or the conditions to obtaining such governmental approvals that may be imposed, are known. As a result, if Amcor Shareholders approve the Amcor Share Issuance Proposal at the Amcor Extraordinary General Meeting or Berry Stockholders approve the Berry Merger Proposal at the Berry Special Meeting, Amcor and Berry may make decisions after the respective meetings to waive a condition as to the receipt of certain required regulatory approvals or to take certain actions required to obtain such approvals without seeking further shareholder or stockholder approval, as applicable, and such actions could have an adverse effect on the combined company. See “The Merger — Regulatory Approvals and Related Matters” and “The Merger Agreement — Conditions to the Consummation of the Merger.”
Amcor and Berry may waive one or more of the conditions to the consummation of the Merger without resoliciting shareholder or stockholder approval, as applicable, and may terminate the Merger Agreement even if the Amcor Shareholder Approval and the Berry Stockholder Approval have been obtained.
Certain conditions of the Merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Amcor and Berry if the condition is a condition to both parties’ obligation to complete the Merger or by the party for which such condition is a condition of its obligation to complete the Merger. In addition, Amcor and Berry can agree to terminate the Merger Agreement even if Amcor Shareholders have already approved the Amcor Share Issuance Proposal and Berry Stockholders have already approved the Berry Merger Proposal.
Failure to complete the Merger could negatively impact the business and financial results of Amcor and Berry and the market prices of Amcor Ordinary Shares, Amcor CDIs and Berry Common Stock.
If the Merger is not completed for any reason, including because Amcor Shareholders fail to approve the Amcor Share Issuance Proposal or because Berry Stockholders fail to approve the Berry Merger Proposal, the ongoing businesses of Amcor and Berry may be adversely affected and, without realizing any of the expected benefits of having completed the Merger, Amcor and Berry would be subject to a number of risks, including the following:
•
each company may experience negative reactions from the financial markets, including negative impacts on the market prices of Amcor Ordinary Shares, Amcor CDIs or Berry Common Stock, as applicable;

•
each company may experience negative reactions from its customers, business partners, suppliers, regulators and employees;

•
each company will be required to pay certain transaction costs incurred in connection with the Merger, such as financial advisory, legal, accounting and printing fees, whether or not the Merger is completed;

•
Amcor or Berry may be required to pay a termination fee under certain circumstances;

•
the Merger Agreement places certain restrictions on the conduct of each of Amcor’s and Berry’s respective businesses prior to consummation of the Merger, which could delay or prevent Amcor or Berry, as applicable, from pursuing certain business opportunities or taking certain other specified actions during the pendency of the Merger that Amcor or Berry would have pursued or taken if such restrictions were not in place;

•
each company will have committed substantial time and resources to matters relating to the Merger (including arranging financing and integration planning) which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either company as an independent company; and

•
each company may be subject to litigation related to any failure to complete the Merger or related to any proceeding to specifically enforce Amcor’s or Berry’s obligations pursuant to the Merger Agreement.

If the Merger is not completed and any of these risks materialize, they may materially and adversely affect Amcor’s and Berry’s respective businesses, results of operations, and financial condition, and the market prices of Amcor Ordinary Shares, Amcor CDIs and Berry Common Stock.
During the pendency of the Merger, Amcor and Berry are subject to certain restrictions on their respective business activities.
Under the terms of the Merger Agreement, Amcor and Berry are subject to certain restrictions on their respective business activities prior to consummation of the Merger. In general, Amcor and Berry are required to conduct their respective businesses in the ordinary course, subject to certain exceptions. These restrictions may constrain or prevent Amcor or Berry from pursuing business opportunities or executing on business strategies, which could limit their ability to respond to competitive or other developments that arise prior to the consummation of the Merger and could negatively affect their business, results of operations and financial condition. To the extent consummation of the Merger is delayed or the Merger Agreement is terminated, adverse effects arising from these restrictions could be exacerbated. See “The Merger Agreement — Conduct of Business Pending the Merger.”
The Merger Agreement limits the ability of Amcor and Berry to pursue alternatives to the Merger and may discourage a potential competing acquirer from making a favorable alternative transaction proposal.
The Merger Agreement contains provisions that make it more difficult for each of Amcor and Berry to be acquired by, or enter into certain business combination transactions with, a third party. The Merger Agreement contains certain provisions that restrict each of Amcor’s and Berry’s ability to, among other things, solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate any alternative transaction, participate in any discussions or negotiations, or cooperate in any way with any person, with respect to any alternative transaction, subject to certain exceptions set forth in the Merger Agreement. In addition, following receipt by either of Amcor or Berry of any alternative transaction proposal that constitutes a superior proposal, each of Amcor or Berry, respectively, will be required to discuss and negotiate in good faith with Berry or Amcor, respectively, to modify the terms of the Merger Agreement before the Amcor Board or the Berry Board, respectively, may withdraw or qualify its recommendation with respect to the Amcor Share Issuance Proposal or the Berry Merger Proposal, respectively, in favor of such superior proposal. These provisions could discourage a potential third-party acquirer, strategic transaction partner or business combination partner that might have an interest in acquiring or combining with all or a significant portion of Amcor or Berry or pursuing an alternative transaction from considering or proposing such a transaction. See “The Merger Agreement — Obligations to Recommend the Approval of the Amcor Share Issuance Proposal and the Berry Merger Proposal.”
If the Merger Agreement is terminated and either of Amcor or Berry determines to seek another business combination transaction, Amcor or Berry may not be able to successfully negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger. In addition, upon termination of the Merger Agreement under certain specified circumstances, Amcor or Berry may be required to pay a termination fee of $260 million to the other party.
Amcor and Berry may have difficulty attracting, motivating and retaining executives and other key employees, which could adversely affect the future business and operations of the combined company following the Merger.
The success of the Merger will depend in part on Amcor’s and Berry’s ability to retain the talents and dedication of the professionals currently employed by them. Uncertainty about the effect of the Merger on Amcor and Berry employees and future operations may have an adverse effect on Amcor’s and Berry’s ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the Merger, as employees of Amcor and Berry may experience uncertainty about their future roles in the combined company. If Amcor and Berry are unable to retain key employees, they could face the loss of institutional knowledge and other operational, financial and strategic disruptions, which may diminish the anticipated benefits of the Merger and may have a negative effect on Amcor and Berry during the pendency of the Merger.
It is possible that these employees may decide not to remain with Amcor or Berry while the Merger is pending, or with the combined company following consummation of the Merger, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined company. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, Amcor, Berry and the combined company may have to incur significant costs in identifying, hiring, training and retaining replacements for departing employees and may lose significant expertise and talent. In addition, if Amcor and Berry are unable to retain personnel, including key management, who are critical to the future operations of the companies, Amcor and Berry could face disruptions to or distractions for management and the workforce as a whole, including disruptions associated with integrating employees into the combined company, loss of existing customers and loss of key information, expertise, skill sets or know-how. Moreover, Amcor and Berry may not be able to locate suitable replacements for any key employees that leave or offer employment to potential replacements on reasonable terms. As a result, the combined company’s ability to realize the anticipated benefits of the Merger may be materially and adversely affected. No assurance can be given that the combined company will be able to attract or retain key employees of Amcor and Berry to the same extent that those companies have been able to attract or retain their employees in the past.
Whether or not the Merger is completed, the pendency of the Merger could cause disruptions in the businesses of Amcor and Berry, which could have an adverse effect on their respective businesses and financial results.
Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the businesses of Amcor and Berry, including by diverting the attention of Amcor and Berry’s respective management and other employees, including those involved in day-to-day operations of the businesses, toward the consummation of the Merger. In addition, Amcor and Berry have each devoted significant management time and other resources in an effort to complete the Merger. If the Merger is not completed, Amcor and Berry will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.
The business relationships of Amcor and Berry may be subject to disruption due to uncertainty associated with the Merger, which could have a material adverse effect on the business, results of operations and financial condition of Amcor and Berry pending and following the Merger.
Parties with whom Amcor and Berry do business may experience uncertainty associated with the Merger, including with respect to existing or future business relationships following the Merger. Amcor’s and Berry’s business relationships may be subject to disruption if suppliers, customers or other third-party business partners attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than Amcor or Berry during the pendency of or following the Merger. These disruptions could have a material and adverse effect on the business, results of operations and financial condition of Amcor and Berry, regardless of whether the Merger is completed, as well as a material and adverse effect on the combined company’s ability to realize the expected benefits of the Merger. The adverse effect of any such disruption could be exacerbated by a delay in consummation of the Merger or termination of the Merger Agreement.
Berry’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Berry Stockholders generally.
When considering the recommendations of the Berry Board on how to vote on the proposals described in this joint proxy statement/prospectus, Berry Stockholders should be aware that Berry’s non-employee directors and executive officers may have interests, including financial interests, in the Merger that are different from, or in addition to, those of Berry Stockholders generally. These interests include, among others, the continued employment of certain executive officers of Berry by the combined company, the continued service of certain non-employee directors of Berry as directors of the combined company, the treatment in the Merger of outstanding equity and equity-based incentive awards, severance arrangements, and the right to continued indemnification of former Berry non-employee directors and officers by the combined company. The Berry Board was aware of and carefully considered these interests, among other matters, when it determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (i) advisable on the terms and conditions set forth therein and (ii) fair to and in the best interests of Berry and Berry Stockholders, and recommended that Berry Stockholders adopt the Merger Agreement on the terms and subject to the conditions set forth therein. See “Interests of Berry Directors and Executive Officers in the Merger.”
Berry Stockholders who receive Amcor Ordinary Shares in connection with the Merger will have rights as Amcor Shareholders that differ from their current rights as Berry Stockholders.
Upon consummation of the Merger, Berry Stockholders will no longer be Berry Stockholders and will instead become Amcor Shareholders. Amcor is a public limited company incorporated under the Laws of the Bailiwick of Jersey and Berry is a Delaware corporation. Therefore, there are certain differences in the rights of Amcor Shareholders under Amcor Memorandum of Association and Amcor Articles of Association and the Jersey Companies Law and of Berry Stockholders under Berry’s charter and bylaws and the DGCL. See “Comparison of Shareholders’ Rights.”
Current Amcor Shareholders and Berry Stockholders will have a reduced share of ownership and voting interest in the combined company following the Merger.
Immediately after the Effective Time, Amcor Shareholders as of immediately prior to the Merger are expected to collectively own approximately 63% of the outstanding capital stock of Amcor and Berry Stockholders as of immediately prior to the Merger are expected to collectively own approximately 37% of the outstanding capital stock of Amcor, each calculated based on the fully diluted market capitalizations of Amcor and Berry as of the date of signing of the Merger Agreement. As a result, current Amcor Shareholders and current Berry Stockholders will have less influence over the management and policies of Amcor following the consummation of the Merger than they currently have over the management and policies of Amcor and Berry, respectively. The exact ownership interests of Amcor Shareholders and Berry Stockholders in the combined company immediately following the Merger will depend on the number of Amcor Ordinary Shares and the number of shares of Berry Common Stock issued and outstanding immediately prior to the Effective Time.
Amcor and Berry expect to incur substantial costs in connection with the Merger.
Amcor and Berry have incurred and expect to continue to incur a substantial amount of non-recurring costs associated with negotiating and completing the Merger, combining the operations of the two companies and working to achieve synergies, including financial, legal, accounting and consulting advisory fees, employee retention, severance and benefit costs, public relations, proxy solicitation and filing fees and printing and mailing costs. Some of these costs are payable regardless of whether the Merger is completed.
The combined company will also incur restructuring and integration costs in connection with the Merger. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Merger and the integration of Berry’s business into the combined company. The elimination of duplicative costs, strategic benefits and additional income, as well as any realization of other efficiencies related to the integration of the businesses, may not offset transaction and integration costs in the near term or at all. While Amcor and Berry have assumed that certain expenses would be incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, there are many factors beyond Amcor’s and Berry’s control that could affect the total amount or the timing of such expenses.
Neither Amcor Shareholders nor Berry Stockholders will be entitled to appraisal rights in connection with the Merger.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from certain extraordinary transactions, such as a merger in certain circumstances, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the Jersey Companies Law and the Amcor Articles of Association, shareholders do not have appraisal rights that would provide a dissenting shareholder the right to receive payment in cash for the judicially determined fair value of their shares in relation to the Merger. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available under the DGCL if stockholders are required by the terms of a merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.
Because the Merger consists of Merger Sub merging with and into Berry, holders of Amcor Ordinary Shares will continue to hold their Amcor Ordinary Shares following consummation of the Merger and therefore holders of Amcor Ordinary Shares are not entitled to appraisal rights in connection with the Merger.
Because Berry Stockholders hold shares of stock that are listed on the NYSE and are required under the Merger Agreement to accept only shares of another corporation listed on a national securities exchange and cash in lieu of fractional shares, they are not entitled to appraisal rights in connection with the Merger. See “No Appraisal Rights.”
Amcor and Berry may be a target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Merger from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition or merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Amcor’s and Berry’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Merger, that injunction may delay or prevent the transaction from being completed, which may adversely affect Amcor’s and Berry’s businesses, results of operations and financial condition, as described above under “— The Merger is subject to a number of conditions that may not be satisfied on a timely basis or at all and the Merger Agreement may be terminated in accordance with its terms. As a result, there is no assurance when or if the Merger will be completed.”
Furthermore, one of the conditions to the consummation of the Merger is the absence of an order (whether temporary or permanent) issued or entered after the date of the Merger Agreement by any governmental body enjoining or otherwise prohibiting the consummation of the Merger. As such, if any plaintiffs are successful in obtaining an injunction preventing the consummation of the Merger, that injunction may prevent the Merger from becoming effective or from becoming effective within the expected time frame.
Berry may not have discovered certain liabilities or other matters related to Amcor and Amcor may not have discovered certain liabilities or other matters related to Berry, which may adversely affect the future financial performance of the combined company.
In the course of the due diligence review that each of Amcor and Berry conducted prior to the execution of the Merger Agreement, Amcor and Berry may not have discovered, or may have been unable to properly quantify, certain liabilities of the other party or other factors that may have an adverse effect on the business, results of operations, financial condition and cash flows of the combined company after the consummation of the Merger or on the market price of the Amcor Ordinary Shares issued pursuant to the Merger Agreement after the consummation of the Merger, and neither Amcor Shareholders nor Berry Stockholders will be indemnified or otherwise compensated for any of these liabilities or other adverse effects resulting from other factors.

Former Berry Stockholders may be required to surrender necessary documents, duly executed and on a timely basis, to the Exchange Agent in order to receive their Amcor Ordinary Shares or their cash in lieu of fractional Amcor Ordinary Shares, if any, and if such Berry Stockholders fail to surrender all necessary documents, duly executed and on a timely basis, to the Exchange Agent, such former Berry Stockholders may experience a delay in receiving their Amcor Ordinary Shares or their cash in lieu of fractional Amcor Ordinary Shares, if any.
Former Berry Stockholders that held their Berry Common Stock in certificated form, or in book-entry form but not through DTC, are required to surrender necessary documents, duly executed and on a timely basis, to the Exchange Agent in order to receive their Amcor Ordinary Shares, or their cash in lieu of fractional Amcor Ordinary Shares, if any. Former Berry Stockholders who are required to surrender all necessary documents, duly executed and on a timely basis, to the Exchange Agent and who fail to do so may experience a delay prior to receiving their Amcor Ordinary Shares or their cash in lieu of fractional Amcor Ordinary Shares, if any. Until the distribution of the Amcor Ordinary Shares to the individual stockholder has been completed, the relevant holder of Amcor Ordinary Shares will not be able to sell its Amcor Ordinary Shares. Consequently, in case the market price for Amcor Ordinary Shares should decrease during that period, the relevant stockholder would not be able to stop any losses by selling the Amcor Ordinary Shares. Similarly, the relevant former Berry Stockholders who received cash in lieu of fractional Amcor Ordinary Shares will not be able to invest the cash until the distribution to the relevant stockholder has been completed, and they will not receive any interest payments for this time period.
Risks Relating to the Combined Company
The combined company may be unable to successfully integrate the businesses of Amcor and Berry in the expected time frame or at all.
The success of the Merger will depend on, among other things, Amcor’s ability to successfully integrate its business with the business of Berry. The combination of two independent businesses is complex, costly and time consuming, and each of Amcor and Berry will be required to devote significant management time and resources to integrating the businesses and operations of Amcor and Berry. Challenges involved in this integration include the following:
•
combining the businesses of Amcor and Berry in a manner that permits the combined company to achieve the synergies, efficiencies and growth opportunities anticipated to result from the Merger;

•
retaining and integrating personnel;

•
harmonizing each company’s operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•
maintaining existing relationships with each company’s customers, suppliers and other partners and leveraging relationships with such third parties for the benefit of the combined company;

•
addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•
consolidating each company’s administrative and information technology infrastructure; and

•
coordinating geographically dispersed organizations.

Amcor and Berry have operated, and until the consummation of the Merger will continue to operate, independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Amcor or Berry employees, a reduction in the ability to attract talent, the inability to maintain relationships with Amcor’s and Berry’s customers, suppliers, strategic partners and other business relationships, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. If Amcor is not able to successfully integrate Berry’s business into the combined company within the anticipated time frame, or at all, the benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected.

The combined company may be unable to realize the anticipated benefits of the Merger.
The combined company’s ability to realize the anticipated benefits of the Merger in the time frame anticipated, or at all, is subject to a number of assumptions, which may or may not prove to be accurate, and other factors, many of which are beyond Amcor’s or Berry’s control. Difficulties in successfully integrating Amcor and Berry and managing the expanded operations of the combined company could result in increased costs, decreased revenue and the diversion of management’s time, any of which could have a material adverse effect on the business, results of operations and financial condition of the combined company. Even if the two businesses are integrated successfully, the combined company may not fully realize the anticipated benefits of the Merger, including the anticipated cost savings, synergies and other efficiencies, that are currently expected. Moreover, some of the anticipated benefits are not expected to occur for a period of time following the consummation of the Merger and may involve unanticipated costs in order to be fully realized. If the combined company is not able to achieve these objectives and realize the anticipated benefits expected from the Merger within the anticipated timeframe or at all, its business, results of operations and financial condition could be adversely affected and the market price of Amcor Ordinary Shares could be negatively impacted.
Consummation of the Merger may trigger change in control, assignment or other provisions in certain agreements to which Berry is a party, which may have an adverse impact on the combined company’s business, results of operations and financial condition.
The consummation of the Merger may trigger change in control, assignment and other provisions in certain agreements to which Berry or any of its subsidiaries is a party. If Berry is unable to negotiate modifications, waivers or consents with respect to those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or other remedies. Even if Berry is able to negotiate modifications, waivers or consents, the counterparties may require a fee for such modifications, waivers or consents or seek to renegotiate the agreements on terms less favorable to the combined company. Any of the foregoing or similar developments may have an adverse impact on the business, results of operations and financial condition of the combined company and its ability to successfully integrate the two businesses.
Third parties may seek to modify contractual relationships with the combined company, which could have an adverse effect on the combined company’s business and operations.
As a result of the Merger, the combined company may experience impacts on relationships with third parties, including customers, suppliers and other partners, that may harm the combined company’s business, results of operations and financial condition. Certain counterparties may seek to terminate or modify contractual obligations following the Merger whether or not contractual rights are triggered as a result of the Merger. There can be no guarantee that Amcor’s or Berry’s contractual counterparties will continue to have a relationship with the combined company or do so on the same or similar contractual terms following the Merger. If any contractual counterparties seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business, results of operations and financial condition may be harmed.
The unaudited pro forma condensed combined financial information and prospective financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following consummation of the Merger.
The unaudited pro forma condensed combined financial information and the prospective financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what the combined company’s actual results of operations or financial condition would have been had the Merger been completed on the dates indicated. While presented with numeric specificity, this information is based on numerous variables and assumptions (including, but not limited to, industry performance and competition, and general business, economic, market and financial conditions and additional matters specific to Amcor’s or Berry’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of Amcor and Berry, respectively. The combined company’s actual results of operations and financial condition after the Merger may differ materially from the unaudited pro forma condensed combined financial information and the prospective financial information included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information and the prospective financial information reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The unaudited pro forma condensed combined financial information has been prepared in accordance with GAAP and the applicable rules and regulations of the SEC, and includes Amcor’s estimated transaction costs as of the date this financial information was prepared and does not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Merger. The final acquisition accounting will be based upon the actual consideration transferred and the fair value of the assets and liabilities of Berry as of the date of the consummation of the Merger. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information and the prospective financial information reflected in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”
The financial forecasts included in this joint proxy statement/prospectus are based on various assumptions that may not be realized.
The financial estimates set forth in the forecasts included under the sections “The Merger — Certain Amcor Unaudited Prospective Financial Information” and “The Merger — Certain Berry Unaudited Prospective Financial Information” were based on assumptions of, and information available to, Amcor’s and Berry’s management when prepared and these estimates and assumptions are subject to uncertainties, many of which are beyond Amcor’s and Berry’s control and may not be realized. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from the estimates. In view of these uncertainties, the inclusion of financial estimates in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
The financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with GAAP, published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or guidance provided by any other regulatory or professional body. These financial estimates include Amcor’s estimated transaction costs as of the date these estimates were prepared and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Merger. Further, any forward-looking statement speaks only as of the date on which it is made, and Amcor and Berry do not undertake any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Amcor’s or Berry’s management, as applicable. No accounting firm has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to such prospective financial information and, accordingly, no accounting firm expresses an opinion or any other form of assurance with respect thereto.
PricewaterhouseCoopers AG is the independent registered public accounting firm whose report incorporated by reference in this document relates to the previously issued financial statements of Amcor for the year ended June 30, 2024. Ernst & Young LLP is the independent registered public accounting firm whose report incorporated by reference in this document relates to the previously issued financial statements of Berry for the year ended September 28, 2024. Their respective reports do not extend to the prospective financial information and should not be read to do so.
The combined company’s significant indebtedness may limit its flexibility and increase its borrowing costs.
As of September 30, 2024, Amcor had approximately $7.3 billion of outstanding indebtedness, and, as of September 28, 2024, Berry had approximately $8.3 billion of outstanding indebtedness. The combined company’s indebtedness following the consummation of the Merger may have the effect, among other things, of reducing its flexibility to respond to changing business and economic conditions and increasing borrowing costs. In addition, the amount of cash required to service the indebtedness levels will be greater than the amount of cash flows required to service the indebtedness of Amcor or Berry individually prior to the Merger. The level of indebtedness could also reduce funds available to fund integration efforts and realize expected benefits of the Merger or engage in investments in product development, capital expenditures, dividend payments, share repurchases and other activities and may create competitive disadvantages relative to other companies with lower debt levels. The combined company may be required to raise additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes. The combined company’s ability to arrange additional financing or refinancing will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions and other factors beyond its control. There can be no assurance that the combined company will be able to obtain additional financing or refinancing on acceptable terms or at all.
Adverse changes in Amcor’s or Berry’s credit ratings may adversely affect Amcor’s, Berry’s or the combined company’s respective businesses, results of operations and financial condition.
Credit ratings impact the cost and availability of future borrowings, and, as a result, cost of capital. Credit ratings reflect each rating organization’s opinion of a company’s financial strength, operating performance and ability to meet debt obligations. Each of the ratings organizations reviews Amcor’s and Berry’s ratings periodically, and there can be no assurance that Amcor’s or Berry’s current ratings will be maintained in the future. Downgrades in Amcor’s or Berry’s credit ratings could adversely affect Amcor’s, Berry’s or the combined company’s business, results of operations and financial condition. In addition, if the Merger is completed and Berry’s debt securities are downgraded and rated below investment grade, this may, in certain circumstances, constitute a change of control triggering event under the indentures governing such debt. Upon the occurrence of a change of control triggering event, Berry would be required to offer to repurchase certain of its outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest if any, to, but excluding, the date of repurchase. It is possible that Amcor or Berry would not have sufficient funds at the time of the change of control triggering event to make the required repurchase of notes or that restrictions set forth in other debt instruments would not allow such repurchases. Amcor and Berry cannot provide any assurance that there will be sufficient funds available for Amcor or Berry to make any required repurchases of any of Berry’s outstanding notes upon a change of control triggering event.
The future results of the combined company may be adversely impacted if the combined company does not effectively manage its expanded operations following consummation of the Merger.
Following consummation of the Merger, the size of the combined company’s business will be significantly larger than the current size of either Amcor’s or Berry’s respective businesses. The combined company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to implement an effective integration of the two companies and its ability to manage a combined business with significantly larger size and scope with the associated increased costs and complexity. There can be no assurances that the management of the combined company will be successful or that the combined company will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Merger.
The market price of Amcor Ordinary Shares and Amcor CDIs following the Merger and may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of Amcor Ordinary Shares, Amcor CDIs and Berry Common Stock.
Upon consummation of the Merger, Berry Stockholders will receive Amcor Ordinary Shares and will become Amcor shareholders. Amcor’s business differs from that of Berry and following the consummation of the Merger, Amcor will operate an expanded business with more assets and a different mix of liabilities. Amcor’s results of operations, financial condition and the market price of Amcor Ordinary Shares may be adversely affected by factors different from those that historically have affected or currently affect Berry’s results of operations, financial condition, and market price of Berry Common Stock. Following the consummation of the Merger, Berry will be part of a larger company, so decisions affecting Berry may be made in respect of the larger combined business as a whole rather than the Berry business individually. Accordingly, the market price and performance of Amcor Ordinary Shares is likely to be different from the performance of Amcor Ordinary Shares or Berry Common Stock in the absence of the Merger, which may adversely affect the value of a Berry Stockholder’s investment following consummation of the Merger.
Specific factors that may have a significant effect on the market price of Amcor Ordinary Shares include, among others, the following:
•
changes in stock market analyst recommendations or earnings estimates regarding Amcor Ordinary Shares or other comparable companies;

•
actual or anticipated fluctuations in Amcor’s revenue stream or future prospects;

•
reaction to public announcements by Amcor following the Merger;

•
strategic actions taken by Amcor or its competitors, such as acquisitions;

•
failure of Amcor to achieve the perceived benefits of the Merger, including expected financial results and anticipated synergies, as rapidly as or to the extent anticipated by Amcor or financial or industry analysts;

•
new laws or regulations or new interpretations of existing laws or regulations applicable to Amcor’s business and operations or the packaging industry;

•
changes in tax or accounting standards, policies, guidance, interpretations or principles; and

•
adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events.

In addition, Amcor Shareholders and Berry Stockholders may not wish to continue to invest in the combined company or may wish to reduce their investment in the combined company, including in order to comply with institutional investing guidelines, to increase diversification, to track any rebalancing of stock indices in which Amcor Ordinary Shares are included, to respond to the risk profile of the combined company or to realize a gain. If, following the Merger, large amounts of Amcor Ordinary Shares are sold, the market price of Amcor Ordinary Shares could decline.
Declaration, payment and amounts of dividends, if any, distributed to Amcor Shareholders following the Merger will be uncertain.
Although Amcor and Berry have paid cash dividends on Amcor Ordinary Shares and Amcor CDIs and Berry Common Stock, respectively, in the past, the Amcor Board may determine, following the consummation of the Merger, not to declare dividends in the future or may reduce the amount of dividends paid in the future. Any payment of future dividends will be at the discretion of the Amcor Board and will depend on Amcor’s results of operations, financial condition, cash requirements, future prospects and other considerations that the Amcor Board deems relevant, including, but not limited to:
•
decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Amcor Board, which could change its dividend practices at any time and for any reason;

•
Amcor’s desire to maintain or improve the credit ratings on its debt;

•
restrictions on making a distributions under the Jersey Companies Law; and

•
the agreements governing Amcor’s indebtedness.

Amcor Shareholders should be aware that they have no contractual or other legal right to dividends that have not been declared. In addition, as a Jersey public limited company and UK resident for tax purposes, Amcor does not and will not pay franked dividends for Australian tax purposes.
Risks Relating to Tax Matters
If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, or the Merger is subject to Section 367(a)(1) of the Code, U.S. holders of Berry Common Stock would recognize gain for U.S. federal income tax purposes.
Skadden has delivered its Tax Opinion that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not apply to the merger, such that, except in respect of cash received in lieu of fractional shares no gain or loss will be recognized by U.S. holders of Berry Common Stock (other than an owner that would be a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)). However, an opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.
Moreover, the application of Section 367(a)(1) of the Code to the Merger will depend on the relative fair market values of Amcor and Berry at the closing (as specially determined for purposes of Section 367 of the Code), which cannot be definitively determined prior to such time.
It is not a condition to Amcor’s or Berry’s obligations to complete the Merger that the Merger qualifies for the tax treatment described in the Tax Opinion. If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, or Section 367(a)(1) of the Code applies to the Merger, U.S. holders of Berry Common Stock would generally be required to recognize gain for U.S. federal income tax purposes.
For a more complete description of the Tax Opinion and the U.S. federal income tax consequences of the Merger to U.S. holders of Berry Common Stock, please see “U.S. Federal Income Tax Considerations.”
Additional tax liabilities could have a material impact on Amcor’s financial condition, results of operations, and/or liquidity.
Amcor and its subsidiaries will operate in a number of jurisdictions and will accordingly be subject to tax in several jurisdictions. The tax rules to which such entities are subject are complex and Amcor and its subsidiaries will be required to make judgments (including certain judgments based on external advice) as to the interpretation and application of these rules, both as to the Merger and as to the operations of Amcor and its subsidiaries. The interpretation and application of these laws could be challenged by relevant governmental authorities, which could result in administrative or judicial procedures, actions or sanctions, the ultimate outcome of which could adversely affect Amcor after the Merger. Amcor and Berry are currently subject to ongoing routine tax inquiries, investigations, and/or audits in various jurisdictions and the tax affairs of Amcor and its subsidiaries will in the ordinary course be reviewed by tax authorities, who may disagree with certain positions taken and assess additional taxes. Amcor will regularly assess the likely outcomes of such tax inquiries, investigations or audits in order to determine the appropriateness of its tax provisions. However, there can be no assurance that Amcor will accurately predict the outcomes of these inquiries, investigations or audits and the actual outcomes of these inquiries, investigations or audits could have a material impact on Amcor’s financial results.
Future changes to tax laws could adversely affect Amcor.
Any change in tax law, interpretation or practice, or in the terms of tax treaties, in a jurisdiction where Amcor is subject to tax could increase the amount of tax payable by Amcor, either in respect of the Merger or in respect of the operations of Amcor and its subsidiaries.
Other Risk Factors Related to Amcor and Berry
In addition to the risks described above, you should read and consider the material risks associated with each of Amcor’s and Berry’s businesses because these risks will also affect the combined company following the Merger. These risks can be found in Amcor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and Berry’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the documents that Amcor and Berry refer you to in the registration statement and oral statements made or to be made by Amcor and Berry include certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act. Some of these forward-looking statements can be identified by words like “anticipate,” “approximately,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “possible,” “predict,” “project,” “target,” “seek,” “should,” “will,” or “would,” the negative of these words, other terms of similar meaning or the use of future dates. Examples of forward-looking statements include projections as to the anticipated benefits of the Merger as well as statements regarding the impact of the Merger on Amcor’s and Berry’s business and future financial and operating results and prospects, the amount and timing of synergies from the Merger and the closing date for the Merger.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations and assumptions regarding the future of Amcor’s and Berry’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Amcor’s and Berry’s control. Amcor’s, Berry’s and the combined company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements as a result of various factors. These factors include, among other things, (i) the termination of or occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the inability to complete the Merger on the anticipated terms and timetable, (ii) the inability to complete the Merger due to the failure to obtain approval of Amcor Shareholders or Berry Stockholders, or to satisfy any other condition to closing in a timely manner or at all, or the risk that a regulatory approval that may be required for the Merger is delayed, is not obtained or is obtained subject to conditions that are not anticipated, (iii) the risks related to Amcor and Berry being restricted in the operation of their respective businesses while the Merger Agreement is in effect, (iv) the ability to obtain financing in connection with the transactions contemplated by the Merger on favorable terms, if at all, (v) the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, the ability of the combined company to maintain relationships with its customers and retain its management and key employees, (vi) the ability of the combined company to achieve the synergies contemplated by the Merger or such synergies taking longer to realize than expected, (vii) costs related to the Merger, (viii) the ability of the combined company to execute successfully its strategic plans, (ix) the ability of the combined company to promptly and effectively integrate the Amcor and Berry businesses, (x) the risk that the credit rating of the combined company may be different from what Amcor and Berry expect, (xi) the diversion of management’s time and attention from ordinary course business operations to consummation of the Merger and integration matters, (xii) potential liability resulting from pending or future litigation relating to the Merger and (xiii) the risks, uncertainties and assumptions described in “Risk Factors.” The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere. Additional information concerning risks, uncertainties and assumptions can be found in Amcor’s and Berry’s respective filings with the SEC, including the risk factors discussed in Amcor’s and Berry’s most recent Annual Reports on Form 10-K, as updated by their Quarterly Reports on Form 10-Q and future filings with the SEC. See “Where You Can Find More Information.”
It should also be noted that projected financial information for the combined businesses of Amcor and Berry is based on management’s estimates, assumptions and projections and has not been prepared in conformance with the applicable accounting requirements of Regulation S-X relating to pro forma financial information, and the required pro forma adjustments have not been applied and are not reflected therein. None of this information should be considered in isolation from, or as a substitute for, the historical financial statements of Amcor or Berry. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to, the risks that: a condition to the closing of the proposed acquisition may not be satisfied; a regulatory approval that may be required for the proposed acquisition is delayed, is not obtained or is obtained subject to conditions that are not anticipated; Amcor is unable to achieve the synergies and value creation contemplated by the proposed acquisition; Amcor is unable to promptly and effectively integrate Berry’s businesses; management’s time and attention is diverted on transaction related issues; disruption from the transaction makes it more difficult to maintain business, contractual and operational relationships; the credit ratings of the combined company declines following the proposed acquisition; legal proceedings are instituted against Amcor, Berry or the combined company; Amcor, Berry or the combined company is unable to retain key personnel; and the announcement or the consummation of the proposed acquisition has a negative effect on the market price of the capital stock of Amcor and Berry or on Amcor’s and Berry’s operating results.
Any forward-looking statement included in this joint proxy statement/prospectus is based only on information currently available to Amcor and Berry and speaks only as of the date hereof. Amcor and Berry undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. You are cautioned not to rely on Amcor’s and Berry’s forward-looking statements, and all forward-looking statements in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part are qualified in their entirety by this cautionary statement.

THE AMCOR EXTRAORDINARY GENERAL MEETING
This joint proxy statement/prospectus is being provided to Amcor Shareholders in connection with the solicitation of proxies by the Amcor Board in connection with the Amcor Extraordinary General Meeting and any adjournments or postponements thereof. Amcor Shareholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the Merger Agreement and the transactions contemplated thereby.
Date, Time and Place of the Amcor Extraordinary General Meeting
The Amcor Extraordinary General Meeting will be held at the offices of Kirkland & Ellis International, LLP, 30 St. Mary Axe, London, EC3A 8AF, United Kingdom, on February 25, 2025 at 4:00 p.m. EST, 9:00 p.m. GMT and 8:00 a.m. AEDT February 26, 2025).
Even if you plan to attend the Amcor Extraordinary General Meeting, Amcor recommends that Amcor Shareholders vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Amcor Extraordinary General Meeting.
Matters to Be Considered at the Amcor Extraordinary General Meeting
At the Amcor Extraordinary General Meeting, you will be asked to vote on the following proposals, each of which is further described in this joint proxy statement/prospectus:
1.
Amcor Share Issuance Proposal:   A proposal to approve the issuance of Amcor Ordinary Shares to Berry Stockholders in connection with the Merger; and

2.
Amcor Adjournment Proposal:   A proposal to approve one or more adjournments of the Amcor Extraordinary General Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to approve the Amcor Share Issuance Proposal.

Approval of the Amcor Share Issuance Proposal by Amcor Shareholders is a condition to the consummation of the Merger. Approval of the Amcor Adjournment Proposal is not a condition to the obligation of either Amcor or Berry to complete the Merger.
Only business within the purposes described in the Amcor Extraordinary General Meeting notice may be conducted at the Amcor Extraordinary General Meeting.
Recommendation of the Amcor Board
The Amcor Board has unanimously: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, are fair to, and in the best interests of, Amcor, (iii) resolved to recommend the approval of the Amcor Share Issuance Proposal to Amcor Shareholders, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Amcor Share Issuance Proposal be submitted to Amcor Shareholders for approval at the Amcor Extraordinary General Meeting. Accordingly, the Amcor Board unanimously recommends that Amcor Shareholders vote “FOR” the Amcor Share Issuance Proposal and “FOR” the Amcor Adjournment Proposal. See “The Merger — Amcor’s Reasons for the Merger and Recommendation of the Amcor Board.”
Record Date for the Amcor Extraordinary General Meeting and Voting Rights
The record date to determine Amcor Shareholders who are entitled to receive notice of and to vote at the Amcor Extraordinary General Meeting or any adjournments or postponements thereof is January 17, 2025. At the close of business on the Amcor Record Date, there were 1,445,343,212 Amcor Ordinary Shares (including Amcor Ordinary Shares underlying Amcor CDIs) issued and outstanding and entitled to vote at the Amcor Extraordinary General Meeting.
Each Amcor Shareholder is entitled to one vote on each proposal for each Amcor Ordinary Share or Amcor CDI held of record at the close of business on the Amcor Record Date. Only holders of record of

Amcor Ordinary Shares as of 4:00 p.m. EST on January 17, 2025 and holders of record of Amcor CDIs as of 7:00 p.m. AEDT on January 17, 2025 will be entitled to notice of, and to vote at, the Amcor Extraordinary General Meeting and any adjournments or postponements thereof.
Quorum, Abstentions and Broker Non-Votes
A quorum of Amcor Shareholders is necessary to conduct business at the Amcor Extraordinary General Meeting. The holders of at least a majority of the voting power of Amcor Ordinary Shares entitled to vote at the Amcor Extraordinary General Meeting must be present in person or represented by proxy, attorney or Representative at the Amcor Extraordinary General Meeting in order to constitute a quorum for the transaction of business at the Amcor Extraordinary General Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Amcor Extraordinary General Meeting. Since all of the proposals currently expected to be voted on at the Amcor Extraordinary General Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a bank, broker or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such bank, broker or other nominee does not have instructions to vote on any such proposals.
Under the rules of the NYSE, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed under such rules to exercise their voting discretion with respect to matters that are “non-routine.” This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals for consideration at the Amcor Extraordinary General Meeting are considered “non-routine” matters, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Amcor Extraordinary General Meeting. As a result, Amcor does not expect any broker non-votes at the Amcor Extraordinary General Meeting. Consequently, if you hold your Amcor Ordinary Shares in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Amcor Extraordinary General Meeting unless they have received voting instructions from the beneficial owners.
Required Votes
A quorum is required to approve the Amcor Share Issuance Proposal, but not the Amcor Adjournment Proposal. As described above, Amcor does not expect there to be any broker non-votes at the Amcor Extraordinary General Meeting.
Proposal	Required Vote	Effects of Certain Actions
Amcor Proposal 1: Amcor Share Issuance Proposal	Assuming a quorum is present at the Amcor Extraordinary General Meeting, approval of the Amcor Share Issuance Proposal requires the affirmative vote of at least a majority of the votes cast by Amcor Shareholders present in person or represented by proxy, attorney or Representative at the Amcor Extraordinary General Meeting and entitled to vote	The failure of any Amcor Shareholder to submit a signed proxy card, grant a proxy electronically over the internet or to vote in person during the Amcor Extraordinary General Meeting will have no effect on the outcome of the Amcor Share Issuance Proposal, provided that a quorum is otherwise present. An abstention by any Amcor

Proposal	Required Vote	Effects of Certain Actions
	thereon.	Shareholder present or represented by proxy at the Amcor Extraordinary General Meeting on the Amcor Share Issuance Proposal and entitled to vote thereon will have no effect on the outcome of the Amcor Share Issuance Proposal. Broker non-votes, if any, will have no effect on the outcome of the Amcor Share Issuance Proposal.
Proposal	Required Vote	Effects of Certain Actions
Amcor Proposal 2: Amcor Adjournment Proposal	Approval of the Amcor Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast by Amcor Shareholders present in person or represented by proxy, attorney or Representative at the Amcor Extraordinary General Meeting and entitled to vote thereon.	The failure of any Amcor Shareholder to submit a signed proxy card, grant a proxy electronically over the internet or to vote in person during the Amcor Extraordinary General Meeting will have no effect on the outcome of the Amcor Adjournment Proposal. An abstention by any Amcor Shareholder present or represented by proxy at the Amcor Extraordinary General Meeting on the Amcor Adjournment Proposal and entitled to vote thereon will have no effect on the outcome of the Amcor Adjournment Proposal. Broker non-votes, if any, will have no effect on the outcome of the Amcor Adjournment Proposal.
Beneficial Ownership of Amcor Directors and Executive Officers
As of January 17, 2025, the Amcor Record Date, Amcor directors and executive officers beneficially owned and were entitled to vote less than 1% of Amcor Ordinary Shares issued and outstanding on the Amcor Record Date. See “Certain Beneficial Owners of Amcor Ordinary Shares.”
Methods of Voting
Shareholders of Record
If you are an Amcor Shareholder of record, you may vote at the Amcor Extraordinary General Meeting by proxy over the internet or by mail, or by attending the Amcor Extraordinary General Meeting and voting in person during the Amcor Extraordinary General Meeting, as described below.

•
Vote on the Internet:   You may submit your proxy via the internet voting site at www.proxyvote.com or by following the instructions provided with your proxy materials and on your proxy card or voting instruction form. If voting by the internet, votes must be received by no later than 11:59 p.m. ET on February 24, 2025 for shares traded on the NYSE and no later than 11:59 p.m. ET on February 20, 2025 for shares held in a share plan.

•
Vote by Mail:   You may choose to vote by mail by marking your proxy card or voting instruction form, dating and signing it, and returning it in the postage-paid envelope provided. Please allow sufficient time for mailing if you decide to vote by mail. If voting by mail, your completed proxy card must be received no later than February 24, 2025.

•
Vote at the Amcor Extraordinary General Meeting:   You may attend and vote at the Amcor Extraordinary General Meeting. Voting via the internet or by mail will not limit your right to vote at the Amcor Extraordinary General Meeting if you decide to attend and vote in person. All Amcor Shareholders of record on January 17, 2025 are invited to attend and participate at the Amcor Extraordinary General Meeting.

Unless revoked, all duly executed proxies and all proxies duly granted electronically over the internet representing Amcor Ordinary Shares entitled to vote at the Amcor Extraordinary General Meeting will be voted at the Amcor Extraordinary General Meeting and, where a vote has been specified on the proxy card or electronically, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, your shares will be voted “FOR” the Amcor Share Issuance Proposal and “FOR” the Amcor Adjournment Proposal.
Beneficial (Street Name) Shareholders
Holders of Amcor Ordinary Shares
If you hold your Amcor Ordinary Shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your Amcor Ordinary Shares will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Amcor Extraordinary General Meeting. See “— Quorum, Abstentions and Broker Non-Votes.”
Holders of Amcor CDIs
Amcor CDIs are issued by Amcor through CDN and traded on the ASX. If you own Amcor CDIs, then you are the beneficial owner of one Amcor Ordinary Share for every Amcor CDI you own. CDN or its custodian is considered the shareholder of record for purposes of voting at the Amcor Extraordinary General Meeting. As the beneficial owner, you have the right to direct CDN or its custodian on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Amcor Extraordinary General Meeting. But because you are not a shareholder of record, if you want to vote your shares in person at the Amcor Extraordinary General Meeting, you must request and obtain a valid legal proxy from CDN or its custodian giving you that right.
You will receive a notice from Computershare Australia allowing you to deliver your voting instructions over the internet or by mail. In addition, you may request paper copies of this joint proxy statement/prospectus and voting instructions by following the instructions on the notice provided by Computershare Australia.
Under the rules governing the Amcor CDIs, CDN is not permitted to vote on your behalf on any matter to be considered at the Amcor Extraordinary General Meeting unless you specifically instruct CDN how to vote. Failure to specifically instruct CDN on how to vote in accordance with the procedures established by CDN will have no effect on the outcome of the Amcor Share Issuance Proposal or the Amcor Adjournment Proposal. We encourage you to communicate your voting decisions to CDN before the date of the Amcor Extraordinary General Meeting to ensure that your vote will be counted.
Revocability of Proxies
Any Amcor Shareholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Amcor Extraordinary General Meeting. If you are an Amcor Shareholder of record, you may revoke your proxy by any one of the following actions:

•
by delivering written notice of revocation to Amcor’s Corporate Secretary;

•
by delivering another timely and later dated proxy;

•
revoking by internet before 11:59 p.m. ET on February 24, 2025 for shares traded on the NYSE and before 11:59 p.m. ET on February 20, 2025 for shares held in a share plan; or

•
by attending the Amcor Extraordinary General Meeting and voting in person by written ballot.

If your Amcor Ordinary Shares are held through a bank, broker or other nominee, you must contact your bank, broker or other nominee to obtain instructions on how to revoke your proxy or change your vote. Holders of Amcor CDIs must contact Computershare Australia to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your bank, broker or other nominee to attend the Amcor Extraordinary General Meeting and vote in person by written ballot.
Execution or revocation of a proxy will not in any way affect an Amcor Shareholder’s right to attend the Amcor Extraordinary General Meeting and vote in person during the Amcor Extraordinary General Meeting.
Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:
Amcor plc
83 Tower Road North
Warmley, Bristol BS30 8XP
United Kingdom
+44 117 9753200
Attention: Corporate Secretary
Admission Policy
All holders of record of Amcor Ordinary Shares may attend the Amcor Extraordinary General Meeting and vote in person. If you hold Amcor CDIs and wish to attend and vote in person, you must obtain a valid proxy from CDN or its custodian.
If you would like to attend the Amcor Extraordinary General Meeting in person, you must request an admission ticket and follow the instructions below. You may request an admission ticket by:
•
calling +44 117 9753200 or +61 3 9226 9000 in Australia;

•
emailing investor.relations@amcor.com; or

•
mailing a request to Amcor plc at 83 Tower Road North, Warmley, Bristol BS30 8XP, United Kingdom, Attention: Corporate Secretary.

You may pick up your admission ticket at the registration table prior to the Amcor Extraordinary General Meeting. Please be prepared to show your photo identification. Please note that if you hold your Amcor Ordinary Shares in “street name” through a bank, broker or other nominee, you will also need to obtain a valid proxy giving you the right to attend the Amcor Extraordinary General Meeting or bring a copy of a statement reflecting your shared ownership as of the Amcor Record Date. If you attend as a Representative of an entity that owns Amcor Ordinary Shares of record, you will need to bring proper identification indicating your authority to represent that entity.
Proxy Solicitation Costs
Amcor is soliciting proxies to provide an opportunity for all Amcor Shareholders to vote on the Amcor Share Issuance Proposal and the Amcor Adjournment Proposal, whether or not such Amcor Shareholders are able to attend the Amcor Extraordinary General Meeting or any adjournment thereof. Amcor will bear the entire cost of soliciting proxies from Amcor Shareholders. Proxies may be solicited on behalf of Amcor or by Amcor directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. Amcor directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.
Amcor will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Amcor Ordinary Shares and secure their voting instructions, if necessary. Amcor may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.
Amcor has also retained Sodali & Co to assist in soliciting proxies and in communicating with Amcor Shareholders and estimates that it will pay Sodali & Co a fee of approximately $190,000, plus reimbursement for certain out-of-pocket fees and expenses. Amcor also has agreed to indemnify Sodali & Co against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Householding
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.
Amcor has previously adopted householding for Amcor Shareholders of record. As a result, shareholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus from Amcor. Registered Amcor Shareholders (those who hold shares directly in their name with Amcor’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Amcor at the address below.
Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Amcor will promptly deliver a copy of this joint proxy statement/prospectus to any Amcor Shareholder who only received one copy of these materials due to householding upon request to: Amcor plc, 83 Tower Road North, Warmley, Bristol BS30 8XP, United Kingdom, Attention: Corporate Secretary, Phone: +44 117 9753200.
Adjournments
If a quorum is not present at the Amcor Extraordinary General Meeting, or if a quorum is present but there are not sufficient votes at the time of the Amcor Extraordinary General Meeting to approve the Amcor Share Issuance Proposal, then Amcor Shareholders may be asked to vote on the Amcor Adjournment Proposal and thereby adjourn the Amcor Extraordinary General Meeting to a later time and place.
At any subsequent reconvening of the Amcor Extraordinary General Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Amcor Extraordinary General Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance voting or completing your proxy card, or if you have questions regarding the Amcor Extraordinary General Meeting, please contact Amcor’s proxy solicitor for the Amcor Extraordinary General Meeting at:

Sodali & Co
430 Park Avenue, 14th Floor
New York, NY 10022
Email: AMCR@info.sodali.com
Holders of Amcor Ordinary Shares: Call toll-free in US: +1 (800) 662-5200 Outside of US: +1 (203) 658-9400	Holders of Amcor CDIs: Within Australia: 1 300 158 729 Outside Australia: + 61 2 9066 4058
AMCOR SHAREHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/ PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT, THE SHARE ISSUANCE AND THE MERGER. IN PARTICULAR, AMCOR SHAREHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

AMCOR PROPOSAL 1: THE AMCOR SHARE ISSUANCE PROPOSAL
This joint proxy statement/prospectus is being furnished to Amcor Shareholders in connection with the solicitation of proxies by the Amcor Board in connection with the Amcor Extraordinary General Meeting. At the Amcor Extraordinary General Meeting, Amcor is asking Amcor Shareholders to consider and vote on a proposal to approve the issuance of Amcor Ordinary Shares to Berry Stockholders pursuant to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under the rules of the NYSE, a company listed on the NYSE is required to obtain shareholder approval prior to the issuance of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. Based on the number of shares of Berry Common Stock outstanding as of January 6, 2025, Amcor expects to issue approximately 838,710,167 Amcor Ordinary Shares to Berry Stockholders in connection with the Merger, which will exceed 20% of Amcor Ordinary Shares outstanding before such issuance. As a result, Amcor must obtain the approval of Amcor Shareholders for the Share Issuance. The actual number of Amcor Ordinary Shares to be issued in connection with the Merger will be based on the number of shares of Berry Common Stock outstanding at such time and the Exchange Ratio.
The Amcor Board has unanimously: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, are fair to, and in the best interests of, Amcor, (iii) resolved to recommend the approval of the Amcor Share Issuance Proposal to Amcor Shareholders, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Amcor Share Issuance Proposal be submitted to Amcor Shareholders for approval at the Amcor Extraordinary General Meeting.
Accordingly, the Amcor Board unanimously recommends that Amcor Shareholders vote “FOR” the Amcor Share Issuance Proposal.
Assuming a quorum is present at the Amcor Extraordinary General Meeting, approval of the Amcor Share Issuance Proposal requires the affirmative vote of at least a majority of the votes cast by Amcor Shareholders present in person or represented by proxy, attorney or Representative at the Amcor Extraordinary General Meeting and entitled to vote thereon. The failure of any Amcor Shareholder to submit a signed proxy card, grant a proxy electronically over the internet or to vote in person during the Amcor Extraordinary General Meeting will not have an effect on the outcome of the Amcor Share Issuance Proposal, provided that a quorum is otherwise present. An abstention by any Amcor Shareholder present in person or represented by proxy at the Amcor Extraordinary General Meeting and entitled to vote on the Amcor Share Issuance Proposal will have no effect on the outcome of the Amcor Share Issuance Proposal. Broker non-votes, if any, will have no effect on the outcome of the Amcor Share Issuance Proposal.
THE AMCOR BOARD RECOMMENDS THAT AMCOR SHAREHOLDERS VOTE “FOR” THE AMCOR SHARE ISSUANCE PROPOSAL.

AMCOR PROPOSAL 2: THE AMCOR ADJOURNMENT PROPOSAL
This joint proxy statement/prospectus is being furnished to Amcor Shareholders in connection with the solicitation of proxies by the Amcor Board in connection with the Amcor Extraordinary General Meeting. At the Amcor Extraordinary General Meeting, Amcor is asking Amcor Shareholders to consider and vote on a proposal to approve one or more adjournments of the Amcor Extraordinary General Meeting, if necessary or appropriate, to permit solicitation of additional votes or proxies if there are not sufficient votes to approve the Amcor Share Issuance Proposal.
The Amcor Adjournment Proposal will only be presented at the Amcor Extraordinary General Meeting if there are not sufficient votes to approve the Amcor Share Issuance Proposal. If the Amcor Adjournment Proposal is presented at the Amcor Extraordinary General Meeting and is not approved, the chair of the Amcor Extraordinary General Meeting will not be able to adjourn the Amcor Extraordinary General Meeting to a later date.
If Amcor Shareholders approve the Amcor Adjournment Proposal, the chair of the Amcor Extraordinary General Meeting, at the direction of the Amcor Board, could adjourn the Amcor Extraordinary General Meeting (including any adjourned session of the Amcor Extraordinary General Meeting) and use the additional time to solicit additional votes or proxies to approve the Amcor Share Issuance Proposal. The Amcor Extraordinary General Meeting may be adjourned in the absence of a quorum by the affirmative vote of at least a majority of the votes cast by Amcor Shareholders on the Amcor Adjournment Proposal. Even if a quorum is present, the Amcor Extraordinary General Meeting could be adjourned in order to provide more time to solicit additional votes or proxies in favor of approval of the Amcor Share Issuance Proposal if at least a majority of votes are cast in favor of the Amcor Adjournment Proposal. Among other things, approval of the Amcor Adjournment Proposal could mean that, even if Amcor had received proxies representing a sufficient number of votes to defeat the Amcor Share Issuance Proposal, Amcor could adjourn the Amcor Extraordinary General Meeting without a vote on the Amcor Share Issuance Proposal and seek to convince Amcor Shareholders to change their proxies in favor of the Amcor Share Issuance Proposal.
If the Amcor Extraordinary General Meeting is adjourned, no notice of the adjourned meeting is required to be given to Amcor Shareholders, other than an announcement at the Amcor Extraordinary General Meeting of the time and place to which the Amcor Extraordinary General Meeting is adjourned. If after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the Amcor Extraordinary General Meeting. If the Amcor Extraordinary General Meeting is adjourned, Amcor Shareholders who have already submitted their proxies will be able to revoke them at any time before their use.
At any subsequent reconvening of the Amcor Extraordinary General Meeting at which a quorum is present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Amcor Extraordinary General Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
The Amcor Board recommends that Amcor Shareholders vote “FOR” the Amcor Adjournment Proposal.
Regardless of whether a quorum is present, approval of the Amcor Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast by Amcor Shareholders present in person or represented by proxy, attorney or Representative at the Amcor Extraordinary General Meeting and entitled to vote thereon. The failure of any Amcor Shareholder to submit a signed proxy card, grant a proxy electronically over the internet or to vote in person during the Amcor Extraordinary General Meeting will have no effect on the outcome of the Amcor Adjournment Proposal. An abstention by any Amcor Shareholder present or represented by proxy at the Amcor Extraordinary General Meeting and entitled to vote on the Amcor Adjournment Proposal will have no effect on the outcome of the Amcor Adjournment Proposal. Broker non-votes, if any, will have no effect on the outcome of the Amcor Adjournment Proposal.
THE AMCOR BOARD RECOMMENDS THAT AMCOR SHAREHOLDERS VOTE “FOR” THE AMCOR ADJOURNMENT PROPOSAL.

THE BERRY SPECIAL MEETING
This joint proxy statement/prospectus is being provided to Berry Stockholders in connection with the solicitation of proxies by the Berry Board for use at the Berry Special Meeting and at any adjournments or postponements thereof. Berry Stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the Merger Agreement and the transactions contemplated thereby, including the Merger.
Date, Time and Place of the Berry Special Meeting
The Berry Special Meeting is scheduled to be held virtually via the internet at 10:00 a.m. CST, on February 25, 2025, at www.virtualshareholdermeeting.com/BERY2025SM. The virtual nature of the Berry Special Meeting is generally designed to enable access by more Berry Stockholders while decreasing the cost of conducting the Berry Special Meeting in person.
To be admitted to the Berry Special Meeting, you will be asked to provide the 16-digit control number located in your proxy materials.
We recommend that you log in 15 minutes before the start of the Berry Special Meeting to ensure sufficient time to complete the check-in procedures. The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. If you encounter any technical difficulties logging onto the Berry Special Meeting website or during the meeting, there will be a 1-800 number available to call for assistance. Technical support will be available 15 minutes prior to the start time of the meeting and through the conclusion of the meeting.
If you hold shares in “street name” through a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee. Please follow such instructions.
Even if you plan to attend the Berry Special Meeting, Berry recommends that Berry Stockholders vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Berry Special Meeting.
Matters to Be Considered at the Berry Special Meeting
The purpose of the Berry Special Meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:
•
Berry Proposal 1 — Adoption of the Merger Agreement:   To adopt the Merger Agreement, as it may be amended from time to time, which proposal is referred to herein as the “Berry Merger Proposal”;

•
Berry Proposal 2 — Non-Binding, Advisory Vote on Merger-Related Compensation for Named Executive Officers:   To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement, which proposal is referred to herein as the “Berry Advisory Compensation Proposal”; and

•
Berry Proposal 3 — Adjournment of the Berry Special Meeting:   To approve the adjournment of the Berry Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Berry Special Meeting to approve the Berry Merger Proposal, which proposal is referred to herein as the “Berry Adjournment Proposal”.

Approval of the Berry Merger Proposal by Berry Stockholders is a condition to the Merger. Approval of the non-binding advisory Berry Advisory Compensation Proposal and the Berry Adjournment Proposal are not conditions to the obligations of either Amcor or Berry to complete the Merger.
Only business within the purposes described in the Berry Special Meeting notice may be conducted at the Berry Special Meeting.

Recommendation of the Berry Board
At a meeting held on November 18, 2024, the Berry Board unanimously (i) declared advisable, approved and authorized the Merger Agreement, the performance of Berry of its obligations under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and conditions set forth in the Merger Agreement, (ii) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, Berry and Berry Stockholders, (iii) resolved to recommend that Berry Stockholders adopt the Merger Agreement on the terms and conditions set forth in the Merger Agreement and (iv) directed that the Merger Agreement be submitted to Berry Stockholders for adoption at the Berry Special Meeting.
Accordingly, the Berry Board unanimously recommends that Berry Stockholders vote:
•
Berry Proposal 1:    “FOR” the Berry Merger Proposal;

•
Berry Proposal 2:    “FOR” the Berry Advisory Compensation Proposal; and

•
Berry Proposal 3:    “FOR” the Berry Adjournment Proposal.

See “The Merger — Berry’s Reasons for the Merger and Recommendation of the Berry Board.”
Record Date for the Berry Special Meeting and Voting Rights
The record date to determine Berry Stockholders who are entitled to receive notice of and to vote at the Berry Special Meeting or any adjournments or postponements thereof is January 17, 2025. At the close of business on the Berry Record Date, there were 115,708,296 shares of Berry Common Stock issued and outstanding and entitled to vote at the Berry Special Meeting.
Each Berry Stockholder is entitled to one vote on each proposal for each share of Berry Common Stock held of record at the close of business on the Berry Record Date. Only Berry Stockholders of record at the close of business on the Berry Record Date are entitled to receive notice of and to vote at the Berry Special Meeting and any and all adjournments or postponements thereof.
Quorum, Abstentions and Broker Non-Votes
A quorum of Berry Stockholders is necessary to conduct business at the Berry Special Meeting. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Berry Common Stock entitled to vote at the Berry Special Meeting will constitute a quorum. Virtual attendance by Berry Stockholders of record at the Berry Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Berry Special Meeting. Shares of Berry Common Stock present at the Berry Special Meeting or represented by proxy and entitled to vote, including shares for which a Berry Stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Berry Special Meeting are considered “non-routine” and “non-discretionary” matters, shares held in “street name” are not expected to be counted as present for the purpose of determining the existence of a quorum unless the Berry Stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the Berry Special Meeting. If a quorum is not present, the Berry Special Meeting will be adjourned or postponed until the holders of the number of shares of Berry Common Stock required to constitute a quorum attend. The Berry Special Meeting may also be adjourned to another place, date or time, even if a quorum is present.
Banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that are “non-routine.” This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals for consideration at the Berry Special Meeting are considered “non-routine” matters, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Berry Special Meeting. As a result, Berry does not expect any broker non-votes at the Berry Special Meeting and if you hold your shares of Berry Common Stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Berry Special Meeting unless they have received voting instructions from the beneficial owners.
Required Votes
The vote required to approve each of the proposals listed below assumes the presence of a quorum at the Berry Special Meeting. As described above, Berry does not expect there to be any broker non-votes at the Berry Special Meeting.
Proposal	Required Vote	Effects of Certain Actions
Berry Proposal 1: Berry Merger Proposal	Approval requires the affirmative vote of at least a majority of all outstanding shares of Berry Common Stock entitled to vote thereon at the Berry Special Meeting.	The failure to vote, the failure to instruct your brokerage firm, bank, dealer or other similar organization, trustee, or nominee to vote shares held in “street name” on the Berry Merger Proposal, an abstention from voting, or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Berry Merger Proposal.
Berry Proposal 2: Berry Advisory Compensation Proposal	Approval requires the affirmative vote of at least a majority of the shares of Berry Common Stock present or represented by proxy at the Berry Special Meeting and entitled to vote thereon.	Any shares not present or represented by proxy (including due to the failure of a Berry Stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Berry Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Berry Advisory Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the Berry Advisory Compensation Proposal will have the same effect as a vote “AGAINST” the Berry Advisory Compensation Proposal. Broker non-votes, if any, will have no effect on the Berry Advisory Compensation Proposal.
Berry Proposal 3: Berry Adjournment Proposal	Approval requires the affirmative vote of at least a majority of the shares of Berry Common Stock present or represented by proxy at the Berry Special Meeting and entitled to vote thereon.	Any shares not present or represented by proxy (including due to the failure of a Berry Stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Berry Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Berry

Proposal	Required Vote	Effects of Certain Actions
Adjournment Proposal. An abstention by any shares present or represented by proxy on the Berry Adjournment Proposal will have the same effect as a vote “AGAINST” the Berry Adjournment Proposal. Broker non-votes, if any, will have no effect on the Berry Adjournment Proposal.
Beneficial Ownership of Berry Directors and Executive Officers
As of January 17, 2025, the Berry Record Date, Berry directors and executive officers beneficially owned and were entitled to vote in the aggregate 2,791,637 shares of Berry Common Stock which represented approximately 2.4% of the Berry Common Stock issued and outstanding on the Berry Record Date.
Berry currently expects that all Berry directors and Berry executive officers will vote their shares “FOR” the Berry Merger Proposal, “FOR” the Berry Advisory Compensation Proposal and “FOR” the Berry Adjournment Proposal, although none of them has entered into any agreements obligating them to do so.
Methods of Voting
Stockholders of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered a stockholder of record with respect to those shares and the notice of the Berry Special Meeting is being sent to you directly by Broadridge. If you are a Berry Stockholder of record, you may vote at or prior to the Berry Special Meeting, as described below.

•
By Internet Prior to the Berry Special Meeting:   To vote via the internet prior to the Berry Special Meeting, go to www.proxyvote.com. You will be asked to provide the 16-digit control number from the proxy materials you receive. Your vote must be received by 11:59 p.m. EST on February 24, 2025 to be counted. If you vote via the internet, you do not need to return a proxy card by mail. The availability of online voting prior to the Berry Special Meeting may depend on the voting procedures of the organization that holds your shares.

•
By Internet During the Berry Special Meeting:   To vote via the internet during the Berry Special Meeting, follow the instructions available on the Berry Special Meeting website at www.virtualshareholdermeeting.com/BERY2025SM. To be admitted to the Berry Special Meeting, you must provide the 16-digit control number. We recommend you submit your vote by proxy prior to the date of the Berry Special Meeting even if you plan to attend the meeting virtually via the internet. Voting online during the meeting will replace any previous votes.

•
By Telephone:   Dial the toll-free number specified on your proxy card and follow the instructions for telephone voting shown on the proxy card mailed to you.

•
By Mail:   If you received a proxy card in the mail, and you do not wish to vote via the internet or by telephone, you can complete, sign, date and mail the proxy card in the envelope provided. If you vote via the internet or by telephone, please do not mail your proxy card. If you vote by mail, your completed proxy card must be received prior to the Berry Special Meeting.

Unless revoked, all duly executed proxies representing shares of Berry Common Stock entitled to vote at the Berry Special Meeting will be voted at the Berry Special Meeting and, where a vote has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, your shares will be voted “FOR” the Berry Merger Proposal, “FOR” the Berry Advisory Compensation Proposal and “FOR” the Berry Adjournment Proposal. Berry does not expect that any matter other than the proposals listed above will be brought before the Berry Special Meeting. If you are a Berry Stockholder of record, proxies submitted over the internet or by telephone as described above must be received by 11:59 p.m., on February 24, 2025. To reduce administrative costs and help the environment by conserving natural resources, Berry asks that you submit a proxy to vote your shares through the internet or by telephone.
Beneficial (“Street Name”) Stockholders
If your shares of Berry Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares. Stockholders who hold shares in street name should generally be able to vote by returning the voting instruction form to their broker or by telephone or via the internet. However, the availability of telephone or internet voting will depend on the voting process of your broker. See “— Stockholders of Record.”
Revocability of Proxies
You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the internet, by telephone or by mail or by sending our Secretary a written revocation. Your proxy will also be considered revoked if you virtually attend and vote during the Berry Special Meeting by following the instructions available on the Berry Special Meeting website. Only your last submitted proxy will be considered. Execution or revocation of a proxy will not in any way affect a Berry Stockholder’s right to virtually attend the Berry Special Meeting and vote online during the Berry Special Meeting. If your shares are held in “street name” by a bank, broker or other nominee, you must contact your bank, broker or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote virtually at the Berry Special Meeting.
Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:
Berry Global Group, Inc.
101 Oakley Street
Evansville, IN 47710
Attn: Secretary
Proxy Solicitation Costs
Berry is soliciting proxies on behalf of Berry and the Berry Board. Berry will bear the entire cost of soliciting proxies from Berry Stockholders. Proxies may be solicited on behalf of Berry or the Berry Board by Berry directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. Berry directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.
Berry will request that brokerage firms and other custodians, nominees and fiduciaries send proxies and proxy material to the beneficial owners of Berry Common Stock and secure their voting instructions, if necessary. Berry may be required to reimburse those other custodians, nominees and fiduciaries on request for their reasonable expenses in taking those actions.
Berry has also retained Innisfree to assist in soliciting proxies and in communicating with Berry Stockholders and estimates that it will pay Innisfree a fee of approximately $75,000, plus reimbursement for certain out-of-pocket fees and expenses. Berry also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Householding
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Berry has previously adopted householding for Berry Stockholders of record. As a result, Berry Stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus. Registered Berry Stockholders (those who hold shares of Berry Common Stock directly in their name with Berry’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials, at any time prior to thirty days before the mailing of the notice of the Berry Special Meeting, the joint proxy statement/prospectus or other proxy materials, by sending a written request to Berry at the address below or by calling Berry at the telephone number below.
Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple Berry Stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
If you reside at the same address as another Berry Stockholder and wish to receive a separate copy of the applicable materials, you may do so by contacting the bank, broker or other holder of record, or Berry by contacting Berry’s Investor Relations Department by email at ir@berryglobal.com, by telephone at (812) 424-2904, or by mail at 101 Oakley Street, Evansville, IN 47710. Upon written or oral request, we will promptly deliver a separate copy of the notice of the Berry Special Meeting and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents.
Tabulation of Votes
The votes will be counted by a representative of Broadridge. Mr. Dustin Stilwell, Berry’s Vice President, Head of Investor Relations, will act as the inspector of election appointed for the Berry Special Meeting.
Adjournments
If a quorum is present at the Berry Special Meeting but there are insufficient votes at the time of the Berry Special Meeting to approve the Berry Merger Proposal, then Berry Stockholders may be asked to vote on the Berry Adjournment Proposal. If a quorum is not present, the Chairman of the Meeting, the Chief Executive Officer or a President of Berry may adjourn the Berry Special Meeting, from time to time, without notice except as required by law. The Berry Special Meeting may also be adjourned to another place, if any, date or time, even if a quorum is present.
At any subsequent reconvening of the Berry Special Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Berry Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance voting or completing your proxy card, or if you have questions regarding the Berry Special Meeting, please contact Innisfree, Berry’s proxy solicitor for the Berry Special Meeting at:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (877) 750-0854
Banks and Brokers may call collect: (212) 750-5833
BERRY STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, BERRY STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

BERRY PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
This joint proxy statement/prospectus is being furnished to you as a Berry Stockholder in connection with the solicitation of proxies by the Berry Board for use at the Berry Special Meeting. At the Berry Special Meeting, Berry is asking Berry Stockholders to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Berry, with Berry continuing as the surviving corporation and as a wholly owned subsidiary of Amcor. Upon completion of the Merger, each share of Berry Common Stock outstanding as of immediately prior to the Effective Time, other than shares of Berry Common Stock held in treasury of Berry, will be converted into the right to receive 7.25 fully paid and non-assessable shares of Amcor Ordinary Shares (subject to adjustments in the event of any stock split or similar change to the number of shares of Berry Common Stock or Amcor Ordinary Shares issued and outstanding prior to the Effective Time as a result of specified events, as specified in the Merger Agreement).
The Berry Board has unanimously (i) declared advisable, approved and authorized the Merger Agreement, the performance of Berry of its obligations under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and conditions set forth in the Merger Agreement, (ii) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, Berry and Berry Stockholders, (iii) resolved to recommend that Berry Stockholders adopt the Merger Agreement on the terms and conditions set forth in the Merger Agreement and (iv) directed that the Merger Agreement be submitted to Berry Stockholders for adoption at the Berry Special Meeting.
Accordingly, the Berry Board unanimously recommends that Berry Stockholders vote “FOR” the Berry Merger Proposal.
The Merger and a summary of the terms of the Merger Agreement are described in more detail under “The Merger” and “The Merger Agreement,” and Berry Stockholders are encouraged to read the full text of the Merger Agreement, which is attached as Annex A hereto.
Assuming a quorum is present at the Berry Special Meeting, approval of the Berry Merger Proposal requires the affirmative vote of at least a majority of the outstanding shares of Berry Common Stock entitled to vote thereon at the Berry Special Meeting at the close of business on the Berry Record Date. If a Berry Stockholder fails to vote, fails to instruct its bank, broker or nominee to vote with respect to the Berry Merger Proposal or abstains from voting, it will have the same effect as a vote “AGAINST” the Berry Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Berry Merger Proposal.
It is a condition to the completion of the Merger that Berry Stockholders approve the Berry Merger Proposal.
THE BERRY BOARD UNANIMOUSLY RECOMMENDS THAT BERRY STOCKHOLDERS VOTE “FOR” THE BERRY MERGER PROPOSAL.

BERRY PROPOSAL 2: ADVISORY NON-BINDING VOTE ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Berry is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement, as described in “Interests of Berry Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Berry’s Named Executive Officers in Connection with the Merger — Golden Parachute Compensation,” including the footnotes to the table. Accordingly, Berry Stockholders are being provided the opportunity to cast an advisory vote on such payments.
The Berry Board encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this joint proxy statement/prospectus, and is asking Berry Stockholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that Berry Stockholders hereby approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Berry’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the table in “Interests of Berry Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Berry’s Named Executive Officers in Connection with the Merger — Golden Parachute Compensation,” including the footnotes to the table and the related narrative disclosures.”
The Berry Board unanimously recommends that Berry Stockholders vote “FOR” the Berry Advisory Compensation Proposal.
The vote on the Berry Advisory Compensation Proposal is a vote separate and apart from the vote on the Berry Merger Proposal. Accordingly, you may vote to approve the Merger Agreement and vote not to approve the named executive officer Merger-related compensation proposal and vice versa. Because the vote on the Berry Advisory Compensation Proposal is advisory only, it will not be binding on either Berry or Amcor. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Berry Stockholders.
Assuming a quorum is present at the Berry Special Meeting, approval of the Berry Advisory Compensation Proposal requires the affirmative vote of a majority of the shares of Berry Common Stock present or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Berry Stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Berry Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Berry Advisory Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy to vote on the Berry Advisory Compensation Proposal will have the same effect as a vote “AGAINST” the Berry Advisory Compensation Proposal. Broker non-votes, if any, will have no effect on the Berry Advisory Compensation Proposal.
THE BERRY BOARD UNANIMOUSLY RECOMMENDS THAT BERRY STOCKHOLDERS VOTE “FOR” THE BERRY ADVISORY COMPENSATION PROPOSAL.

BERRY PROPOSAL 3: ADJOURNMENT OF THE BERRY SPECIAL MEETING
The Berry Special Meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the Berry Merger Proposal. Any determination of whether it is necessary to adjourn the Berry Special Meeting (or any adjournment or postponement thereof) to solicit additional proxies will be made solely by Berry.
Berry is asking Berry Stockholders to authorize the holder of any proxy solicited by the Berry Board to vote in favor of any adjournment of the Berry Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Berry Merger Proposal.
Approval of the Berry Adjournment Proposal is not a condition to the obligation of either Amcor or Berry to complete the Merger.
The Berry Board unanimously recommends that Berry Stockholders vote “FOR” the Berry Adjournment Proposal.
Approval of the Berry Adjournment Proposal requires the affirmative vote of at least a majority of the shares of Berry Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a Berry Stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Berry Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Berry Adjournment Proposal. An abstention by any shares present or represented by proxy on the Berry Adjournment Proposal will have the same effect as a vote “AGAINST” the Berry Adjournment Proposal. Broker non-votes, if any, will have no effect on the Berry Adjournment Proposal.
THE BERRY BOARD UNANIMOUSLY RECOMMENDS THAT BERRY STOCKHOLDERS VOTE “FOR” THE BERRY ADJOURNMENT PROPOSAL.

THE MERGER
The following is a description of material aspects of the Merger. While Amcor and Berry believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the Merger Agreement attached as Annex A hereto, for a more complete understanding of the Merger. In addition, important business and financial information about each of Amcor and Berry is contained or incorporated by reference in this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
General
Amcor, Merger Sub and Berry have entered into the Merger Agreement, which provides for the combination of Amcor and Berry through a merger of Merger Sub with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor.
The Parties to the Merger
Amcor plc
Amcor is a global leader in developing and producing responsible packaging solutions across a variety of materials for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor is one of the world’s largest developers and suppliers of flexible packaging and specialty folding cartons and one of the largest suppliers of containers. Amcor’s presence has a global reach through its 212 sites in 40 countries. Approximately 41,000 employees work in manufacturing and support facilities to make Amcor one of the largest global suppliers of polymer resin, aluminum, and fiber-based packaging for consumer staples and healthcare products.
Amcor primarily serves the beverage, food, healthcare, homecare, personal care, pet care, specialty cartons, and technical applications markets. Besides production and manufacturing, Amcor engages in product innovation whereby it develops highly effective polymer resin, aluminum and fiber-based products, implements recycling into its manufacturing and annually has received multiple awards for its developments. Amcor also invests millions in research and development annually and is uniquely positioned to lead the way in designing and developing more sustainable packaging. Amcor strives to be a leader in environmental responsibility, committing itself to science-based targets to reduce greenhouse gas emissions and achieve net zero emissions by 2050. Amcor is a public limited company incorporated under the Laws of the Bailiwick of Jersey, and its principal executive offices are located at 83 Tower Road North, Warmley, Bristol BS30 8XP, United Kingdom, and its telephone number is +44 117 9753200.
Aurora Spirit, Inc.
Merger Sub, a wholly-owned subsidiary of Amcor, is a Delaware corporation formed on November 14, 2024 by Amcor for the sole purpose of effecting the Merger. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor, and the separate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at 3 Parkway North, Suite 300, Deerfield, IL 60015-2565.
Berry Global Group, Inc.
Berry is a global leader in innovative packaging solutions that make life better for people and the planet. Berry does this every day by leveraging its unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in Berry’s diversity and industry-leading talent of over 34,000 global employees across more than 200 locations, Berry partners with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges Berry solves and the innovations Berry pioneers benefit customers at every stage of their journey. Berry sells its products predominantly into stable, consumer-oriented end markets, such as healthcare, personal care, and food and beverage. Berry’s customers consist of a diverse mix of global, national, regional and local specialty businesses. Berry believes its manufacturing processes, manufacturing footprint and ability to leverage its scale to reduce costs, positions Berry as a low-cost manufacturer relative to Berry’s competitors.
Berry was incorporated in Delaware on November 18, 2005. Berry’s principal executive offices are located at 101 Oakley Street, Evansville, IN 47710, and its telephone number is (812) 424-2904. Berry also maintains an Internet site at http://www.berryglobal.com. Berry’s website and the information contained therein or connected thereto shall not be deemed to be incorporated into this document and you should not rely on any such information in making your investment decision.
Merger Consideration
At the Effective Time, among other things, each issued and outstanding share of Berry Common Stock (excluding shares of Berry Common Stock held by Berry as treasury stock immediately prior to the Effective Time) will be converted into the right to receive 7.25 Amcor Ordinary Shares and, if applicable, cash in lieu of fractional Amcor Ordinary Shares that Berry Stockholders would otherwise be entitled to receive in the Merger, without interest, in each case, in accordance with the terms of the Merger Agreement.
Background of the Merger
On an ongoing basis, the Berry Board, together with its senior management team and, from time to time, with the assistance of outside advisors, regularly reviews Berry’s performance, future growth prospects and overall strategic direction and considers potential opportunities to strengthen Berry’s business and enhance stockholder value. These reviews have included consideration of whether the continued execution of Berry’s strategy or possible strategic opportunities, joint ventures or combinations with third parties offered the best avenue to enhance stockholder value.
In early 2024, the Berry Board considered the risks and merits of several potential strategic alternatives, including business combinations between Berry and a potential strategic counterparty (“Party A”) or, alternatively, Amcor. As a result of this consideration and at the direction of the Berry Board, on January 26, 2024, Kevin Kwilinski, Chief Executive Officer of Berry, raised the possibility with the Chairman of the board of directors of Party A of a potential business combination between Berry and Party A. Over the next few months, the parties and certain senior management members of Party A held several discussions regarding the potential merits of such a business combination and shared initial views regarding the synergies that could be achievable by such a business combination.
On April 18, 2024, as part of Amcor’s regular review of strategic opportunities, the management of Amcor presented the Amcor Board a review of various possible strategic opportunities, investments or combinations with third parties available to Amcor, including a potential business combination with Berry, with a view towards strengthening Amcor’s business and enhancing stockholder value. The Amcor Board made no decision or recommendation following discussion, and Amcor management resolved to present more definitive recommendations at the June meeting of the Amcor Board.
On April 22, 2024, as part of the Berry Board’s regular review of strategic alternatives, the members of senior management of Berry presented to the Capital Allocation Advisory Committee of the Berry Board (the “CAAC”), which reviews and evaluates Berry’s business and financial strategies and growth opportunities and capital allocation strategy to support the Berry Board and Berry management, a preliminary analysis of several potential strategic alternatives, including business combinations with Party A or, alternatively, Amcor. Mr. Kwilinski also provided an update to the CAAC regarding his prior discussions with Party A.
On May 15, 2024, the Chairman of the board of directors of Party A communicated to Mr. Kwilinski that Party A believed Party A’s relative value would not be sufficiently recognized in a potential business combination with Berry and, as such, determined to focus on its own business and was not interested in continuing discussions regarding a potential business combination with Berry at such time. Following this discussion, no further discussions regarding a potential business combination were held between Berry and Party A.

In June 2024, Mr. Kwilinski was contacted by a potential strategic counterparty (“Party B”) regarding a proposal for Berry to acquire Party B and by another potential strategic counterparty (“Party C”) regarding a proposal for Party C to acquire Berry’s rigid healthcare business. Mr. Kwilinski notified the Berry Board of these proposals.
On June 13, 2024, the management of Amcor presented to the Amcor Board a preliminary analysis, prepared in collaboration with UBS and Boston Consulting Group (“BCG”), of a potential business combination with Berry in a stock-for-stock transaction. The Amcor Board expressed support for further planning and review of a potential business combination with Berry and authorized Peter Konieczny, then-interim Chief Executive Officer of Amcor, to make an initial contact with Berry. UBS, which had from time to time assisted Amcor with its review of strategic opportunities, was subsequently formally retained by Amcor effective July 1, 2024 as a financial advisor with respect to the potential business combination with Berry.
On June 17, 2024, Mr. Kwilinski contacted Mr. Konieczny to discuss both parties’ membership in the Alliance to End Plastic Waste and ideas for the strategic direction of the organization. Following such discussion, Mr. Kwilinski and Mr. Konieczny discussed business conditions and Berry’s current performance, including Berry’s belief that Berry’s stock price was trading at a low multiple relative to its performance and peers and that Berry had been evaluating strategic alternatives as a result, including a potential stock-for-stock business combination between Berry and Amcor. Mr. Konieczny noted that Amcor also had conducted a preliminary analysis of such a combination based on publicly available information and that Mr. Konieczny was planning to speak with Mr. Kwilinski on the topic. Mr. Kwilinski notified the Berry Board shortly following this conversation.
On June 21, 2024, Mr. Kwilinski communicated to Mr. Konieczny that he had discussed a potential business combination between the parties with Stephen Sterrett, the Chairman of the Berry Board, and had scheduled a meeting for the CAAC on June 27, 2024 to discuss a potential business combination between the parties.
On June 27, 2024, the CAAC held a meeting, with members of senior management also attending, during which Mr. Kwilinski provided an update to the CAAC regarding his prior discussions with Party B, Party C and Mr. Konieczny. Members of senior management provided their views regarding potential strategic alternatives with Party B, Party C and Amcor. Following discussion, the members of the CAAC determined not to proceed evaluating a potential acquisition of Party B given insufficient industrial logic, potential antitrust concerns, and the fact that such an acquisition would require Berry to increase its leverage. The members of the CAAC and members of senior management also discussed that a sale of Berry’s rigid healthcare business to Party C could negatively impact Berry’s future growth. The members of the CAAC and members of senior management discussed the strategic rationale for a potential business combination between Berry and Amcor and the potential value that such combination could deliver to Berry’s stockholders. Following discussion, the CAAC authorized senior management to continue to engage in preliminary discussions with Amcor regarding a potential business combination and to enter into a non-disclosure agreement (the “NDA”) to facilitate information sharing in each party’s evaluation of a potential business combination between the parties. The CAAC’s determinations and authorizations were communicated to the Berry Board, and no further discussions regarding potential strategic alternatives were held between Berry and Party B or Party C.
On June 28, 2024, Mr. Kwilinski and Mr. Konieczny had a telephone call to discuss the execution of the NDA and holding an in-person meeting.
On July 3, 2024, Amcor and Berry signed the NDA, which contained a customary standstill provision in favor of both parties.
On July 8, 2024 and July 9, 2024, Mr. Kwilinski, Mark Miles, Chief Financial Officer of Berry, Mr. Konieczny, Michael Casamento, Executive Vice President and Chief Financial Officer of Amcor, and Ian Wilson, Executive Vice President, Strategy & Development of Amcor, met in person and presented overviews of Berry’s and Amcor’s respective businesses in order to assess the strategic logic of a business combination. No economic terms of any potential business combination were discussed during the meetings of July 8, 2024 and July 9, 2024.

On July 12, 2024, Mr. Konieczny communicated to Mr. Kwilinski that, pending discussion with the Amcor Board, Amcor continued to be interested in, and was prepared to make a preliminary, non-binding proposal regarding, a possible business combination between the two companies.
Later on July 12, 2024, following such discussion between Mr. Kwilinski and Mr. Konieczny, the CAAC held a meeting, with members of senior management also attending. Mr. Kwilinski provided an update to the CAAC regarding the meetings held between representatives of Berry and Amcor on July 8, 2024 and July 9, 2024 and his subsequent telephone call with Mr. Konieczny prior to the meeting of the CAAC, and the members of the CAAC and members of senior management discussed and provided their views regarding the strategic rationale for a potential business combination between Berry and Amcor and the potential value that such combination could deliver to Berry’s stockholders. Following discussion, the CAAC authorized senior management to continue to engage in preliminary discussions with Amcor regarding a potential business combination and requested that senior management prepare, with the assistance of outside advisors, a preliminary analysis of such a business combination, including as compared to, among other things, executing Berry’s standalone strategy. The CAAC’s discussions and authorizations were communicated to the Berry Board.
On July 19, 2024, Mr. Sterrett and Graeme Liebelt, the Chairman of the Amcor Board, held a telephone call to discuss the potential business combination between Amcor and Berry. Mr. Liebelt reiterated that, pending discussion with the Amcor Board at its next scheduled meeting, Amcor was prepared to make a preliminary, non-binding proposal regarding a possible business combination between Berry and Amcor. Mr. Sterrett noted that the CAAC also would discuss the potential business combination between Amcor and Berry during its next scheduled meeting on July 30, 2024.
On July 25, 2024, Mr. Wilson and Mr. Miles had a telephone call to discuss certain additional information regarding Berry’s business that had been provided by Berry to Amcor at Amcor’s request.
On July 30, 2024, the CAAC held a meeting, which was attended by all members of the Berry Board. Members of senior management and representatives of Skadden, Berry’s outside legal advisor, which had been selected for its broad experience in transactions similar to the potential business combination between Berry and Amcor, also attended. At the meeting, members of senior management discussed with the CAAC various strategic alternatives and updated the CAAC on recent discussions with Amcor regarding a potential business combination. Representatives of Skadden then discussed directors’ fiduciary duties in the context of considering a potential strategic transaction and various topics the Berry Board should consider when evaluating a potential business combination with Amcor, including, among others, the selection of an appropriate team of management members and outside advisors to assist the Berry Board in evaluating a potential proposal from Amcor, assessment of Berry’s existing strategic plan, alternatives to a potential business combination with Amcor, tactical considerations, potential transaction structures and types of consideration, deal certainty and protections, timing considerations, communications protocols, and due diligence matters. Following these discussions, the CAAC authorized senior management to continue to engage in preliminary discussions with Amcor regarding a potential business combination.
On August 7, 2024, the Amcor Board held a meeting with members of senior management attending. At the meeting, members of senior management provided the Amcor Board with a status update of recent discussions with respect to a potential business combination between Amcor and Berry, as well as an overview of Berry’s business, potential cost and financial synergies and other matters. At this meeting, members of management recommended to the Amcor Board that Amcor continue to progress discussions with Berry and to send Berry a non-binding proposal regarding a potential transaction. Following discussion, the Amcor Board supported management’s recommendation to deliver to Berry a preliminary, non-binding proposal to combine Berry and Amcor in a stock-for-stock transaction, provided the fixed exchange ratio included in such proposal was not greater than 6.7 shares of Amcor Ordinary Shares for each share of Berry Common Stock, which would result in Berry stockholders owning up to 35% of the combined company. Following this discussion, and prior to August 19, 2024, Amcor management determined to deliver, as an initial proposal, a preliminary, non-binding proposal to Berry to combine Berry and Amcor in a stock-for-stock transaction in which Berry stockholders would own 33.6% of the combined company based on a fixed exchange ratio of 6.2 shares of Amcor Ordinary Shares for each share of Berry Common Stock.

On August 8, 2024, Mr. Konieczny communicated to Mr. Kwilinski that the Amcor Board was supportive of sending a preliminary, non-binding proposal regarding a potential business combination with Berry. Mr. Kwilinski confirmed receipt of the message and reported the same to the Berry Board.
On August 12, 2024, the Berry Board determined, as a matter of efficiency given the continued preliminary discussions regarding a potential business combination with Amcor, to establish an ad hoc committee of directors (the “Berry Committee”) to assist the Berry Board in its strategic review of Berry, including the exploration, coordination and evaluation of any indications of interest or proposals for a potential business combination or other strategic transaction involving Berry or alternatives to any such strategic transaction, including continuing to operate as an independent company, and to provide oversight of, and direction to, Berry’s senior management and outside advisors, all while making regular reports to the Berry Board regarding any material developments related thereto. The members of the Berry Committee were chosen for their experience in the evaluation of business combination transactions and alternatives. The Berry Committee consisted of Mr. Sterrett, Mr. Kwilinski, Jonathan F. Foster, Chaney M. Sheffield, Jr., Robert A. Steele and Peter T. Thomas; however, all members of the Berry Board were invited to participate in Berry Committee meetings.
Also on August 12, 2024, representatives of three financial advisors, including Lazard and Wells Fargo Securities, were invited to meet with the Berry Board. The financial advisors provided certain preliminary information regarding their respective material investment banking relationships with Amcor and certain other parties during the prior approximately two-year period. During the meetings, the financial advisors discussed with the Berry Board then-current market dynamics, certain financial aspects of Berry and potential strategic alternatives available to Berry. The Berry Committee thereafter held meetings on August 12, 2024 and August 13, 2024, with members of senior management and representatives of Skadden attending, to discuss the engagement of financial advisors in connection with the evaluation of a potential business combination between Berry and Amcor and alternatives thereto.
On August 15, 2024, the Berry Committee held a meeting, with representatives of Skadden attending, during which the Berry Committee discussed the engagement of Lazard and Wells Fargo Securities as financial advisors to Berry, subject to ratification by the Berry Board, and next steps, and appointed Mr. Sterrett as the Chair of the Berry Committee. The Berry Committee also authorized senior management to review and update Berry’s existing standalone management plan (covering Berry’s fiscal years 2025 through 2029) (the “Berry Management Plan”) in order to assist the Board in its evaluation of a potential business combination between Berry and Amcor and alternatives thereto.
On August 16, 2024, Mr. Kwilinski received a message from Mr. Konieczny indicating that Amcor intended to provide to Berry a preliminary, non-binding proposal regarding a potential combination between Berry and Amcor on Monday, August 19, 2024.
On August 19, 2024, Mr. Wilson, on behalf of Mr. Konieczny, delivered to Mr. Sterrett via email a confidential letter to the Berry Board containing a preliminary, non-binding proposal (the “August 19 Proposal”) to combine Berry and Amcor in a stock-for-stock transaction in which Berry stockholders would own approximately 33.6% of the combined company based on a fixed exchange ratio of 6.2 shares of Amcor Ordinary Shares for each share of Berry Common Stock based on the volume weighted average price for the period beginning on August 12, 2024 and ending on August 16, 2024 of $10.57 per Amcor Ordinary Share. The August 19 Proposal estimated that the combined company would realize approximately $600 million of pre-tax run-rate synergies per year. The August 19 Proposal proposed that Amcor and Berry would have representation on the post-closing board proportionate to the ownership of each party’s stockholders of the combined company. The August 19 Proposal also included a request that the parties enter into an exclusivity agreement in order to facilitate further discussion regarding a potential business combination. Mr. Sterrett provided the Berry Board with a copy of the August 19 Proposal. The closing price of Berry Common Stock on August 19, 2024 was $59.11 per share (pro forma to exclude $5.82 per share attributable to the HHNF Spin-off, which was excluded from the per share price of Berry Common Stock following the close of trading on November 4, 2024, the effective date of the HHNF Spin-off (the “HHNF Spin-off Adjustment”)).
On August 20, 2024, the Berry Committee held a meeting, with representatives of Skadden, Lazard and Wells Fargo Securities attending, to preliminarily discuss the August 19 Proposal. The Berry Committee determined that consideration of, and a comprehensive response to, the August 19 Proposal would require a thorough review by the Berry Board, with assistance from Berry’s management and legal and financial advisors. The Berry Committee directed Mr. Sterrett to deliver this message to Amcor, and authorized Berry’s management and legal and financial advisors to prepare for a discussion regarding the August 19 Proposal with the Berry Board at an upcoming meeting.
Following the meeting on August 20, 2024, Mr. Sterrett sent a confidential letter to Mr. Konieczny via email acknowledging receipt of the August 19 Proposal and indicating that the Berry Board would respond in due course following careful and deliberate consideration by the Berry Board, together with Berry’s legal and financial advisors.
Between August 20, 2024 and September 3, 2024, members of Berry management, with the assistance of Berry’s legal and financial advisors, continued preparing the Management Plan and certain preliminary analyses and other information to assist the Berry Board in evaluating the August 19 Proposal at a meeting of the Berry Board scheduled for September 11, 2024.
On September 3, 2024, Mr. Konieczny requested Mr. Sterrett provide an update as to when the Berry Board expected to provide a response to the August 19 Proposal and reiterated Amcor’s interest in a potential business combination between Berry and Amcor. On the same date, Mr. Sterrett responded via email that the Berry Board was actively working with Berry’s legal and financial advisors and more work would need to be undertaken for the Berry Board to carefully consider the August 19 Proposal, and that the Berry Board would respond in due course.
On September 4, 2024, the Amcor Board appointed Mr. Konieczny as the Chief Executive Officer of Amcor.
On September 6, 2024, the Berry Board appointed James Glerum, Jr. to the Berry Board to fill a vacant board seat created when Mr. Scott B. Ullem chose not to stand for re-election to the Berry Board at Berry’s 2024 annual meeting of stockholders. Following a customary vetting process, the Berry Board determined that Mr. Glerum was well qualified to serve given his career in investment banking for over 40 years and extensive investment banking, capital markets, capital allocation and packaging industry experience. Following his appointment to the Berry Board, Mr. Glerum regularly attended and participated in Berry Committee meetings.
On September 8, 2024, the Berry Committee held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. The meeting began with an executive session with the independent directors of the Berry Committee and representatives of Skadden, Lazard and Wells Fargo Securities. Berry’s financial advisors provided an update on the status of the Berry Management Plan, noting that the Berry Management Plan was largely consistent with projected financial information previously provided by Berry management to the Berry Board and to Amcor at the meetings on July 8, 2024 and July 9, 2024, subject to certain updates to segment-level data that reflected the performance of such businesses during the intervening period and the inclusion of management’s initial estimates regarding the impact of certain expenditures related to information technology modernization efforts, the parameters of which remained subject to further evaluation and therefore were not reflected in the projected financial information previously provided. Berry’s financial advisors also provided an overview of the matters they planned to discuss with the Berry Board at a meeting scheduled for September 11, 2024. Mr. Kwilinski then joined the meeting and the Berry Management Plan was further discussed, and the Berry Committee directed Mr. Kwilinski to provide the Berry Board with an overview of materials the Berry Board would receive in advance of the scheduled September 11, 2024 meeting so that the Berry Board would be well-prepared to duly consider, evaluate and assess the information to be discussed at such meeting.
On September 11, 2024, the Berry Board held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. At the meeting, members of senior management reviewed the Berry Management Plan and related assumptions with the Berry Board. Following discussion of the underlying assumptions and inputs for the plan, the Berry Board approved the Berry Management Plan, subject to continued refinement based on the finalization of Berry’s fiscal year 2025 budget, and authorized the Berry Management Plan to be provided to Lazard and Wells Fargo Securities for their preliminary financial review of Berry and the potential business combination and to be shared with

Amcor and its financial advisors. Also during the meeting, representatives of Skadden reviewed with the Berry Board the fiduciary duties of the Berry Board in a potential business combination with Amcor and certain considerations that should be part of the Berry Board’s decision-making process.
On September 13, 2024, Goldman Sachs provided materials to Amcor related to, among other matters, a potential business combination between Amcor and Berry and disclosed certain information regarding its investment banking relationship with Berry. Goldman Sachs was subsequently formally retained by Amcor on September 23, 2024, as a financial advisor with respect to the potential business combination with Berry.
On September 17, 2024, the Berry Board held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. Berry’s financial advisors reviewed with the Berry Board public market perspectives on Berry, financial terms of Amcor’s August 19 Proposal, certain preliminary financial information for Berry based on the Berry Management Plan, and potential strategic alternatives available to Berry. The Berry Board discussed other potential strategic alternatives, including executing Berry’s standalone strategy, a sale of Berry for cash, and business combinations with other third parties, and potential risks and merits of a business combination with Amcor, including execution risks related to both a potential business combination with Amcor and the Berry Management Plan. The Berry Board also discussed the request for exclusivity in Amcor’s August 19 Proposal, which the Berry Board determined to reject. Following discussion, the Berry Board determined not to conduct an outreach to potential third parties regarding a strategic transaction at such time. The Berry Board reached this determination based on its judgment that, with respect to a potential transaction with a strategic counterparty, there were no apparent potential partners that were likely to present a transaction that would be more attractive to Berry and Berry stockholders than a potential business combination with Amcor when taking into account the potential cost and financial synergies that could be achieved in a business combination between Berry and Amcor. The Berry Board also determined that a potential transaction with a financial sponsor was unlikely to be more attractive to Berry and Berry stockholders than a potential business combination with Amcor given the challenges facing financial sponsors in obtaining attractive financing in the then-current interest rate environment and the size of financing required for an acquisition of Berry, as well as the lack of potential synergies for financial sponsors relative to a potential business combination with Amcor. The Berry Board authorized the Berry Committee to continue assessing the August 19 Proposal and engaging with Amcor with a view to obtaining an increase in the exchange ratio in Amcor’s August 19 Proposal.
On September 19, 2024, the Berry Committee held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. Taking into consideration the discussions from the September 17, 2024 meeting of the Berry Board, the Berry Committee discussed how best to respond to Amcor’s August 19 Proposal. Following this discussion, at this meeting and at every subsequent meeting of the Berry Board and the Berry Committee leading up to the public announcement of the Merger, the Berry Committee held an executive session with only independent directors and, in certain situations, representatives of Skadden present. The Berry Committee determined that while a business combination with Amcor could potentially result in significant value creation for Berry stockholders, the Berry Committee was not prepared to recommend that the Berry Board approve a potential business combination between Berry and Amcor based on the proposed exchange ratio included in the August 19 Proposal. The Berry Committee directed Mr. Sterrett and Mr. Kwilinski to inform Amcor that Berry was prepared to provide limited additional information, including a discussion with Berry senior management, to assist Amcor in improving its proposed exchange ratio.
Also on September 19, 2024, Lazard and Wells Fargo Securities provided the Berry Board with certain information regarding their respective material investment banking relationships with Amcor during the prior approximately two-year period.
On September 20, 2024, Mr. Kwilinski delivered the message determined by the Berry Committee to Mr. Konieczny via a telephone call and on September 21, 2024, Mr. Sterrett delivered the same message to Mr. Liebelt via a telephone call. On September 22, 2024, Mr. Sterrett sent a written response via email including the same message to Mr. Konieczny.

On September 23, 2024, following review by the Berry Board of the information regarding the respective material investment banking relationships of Lazard and Wells Fargo Securities with Amcor, which the Berry Board determined did not present any issues with respect to Lazard’s and Wells Fargo Securities’ engagement by Berry, and review and approval by the Berry Board of the proposed terms of engagement of Lazard and Wells Fargo Securities, Berry formally engaged Lazard and Wells Fargo Securities as Berry’s financial advisors in connection with a potential business combination transaction with Amcor.
On September 24, 2024, Mr. Konieczny sent a written response via email to Mr. Sterrett, requesting additional information and sessions with Berry senior management, including regarding certain aspects of Berry’s business, operational improvement initiatives and growth opportunities, to further the parties’ consideration of a potential business combination between the two companies (the “September 24 Letter”). Mr. Sterrett provided the Berry Board with a copy of the September 24 Letter.
On September 25, 2024, the Berry Committee held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending, to discuss the September 24 Letter. Following discussion, the Berry Committee determined it was advisable for, and authorized, Lazard and Wells Fargo Securities to discuss directly with Amcor’s financial advisors, Goldman Sachs and UBS, the timing of, and appropriate content for, additional information regarding Berry to be provided to Amcor, coordinate a meeting between members of Berry’s and Amcor’s respective senior managements, and state the Berry Committee’s willingness to receive a revised non-binding proposal from Amcor with an improved exchange ratio, and to share certain additional financial information regarding Berry with Amcor’s financial advisors. The Berry Committee directed Mr. Sterrett to request that Amcor’s financial advisors contact Berry’s financial advisors and, later that same day, Mr. Sterrett sent such request to Mr. Konieczny via email.
From September 27, 2024 to October 2, 2024, in accordance with Berry’s directives, Berry’s financial advisors met with Amcor’s financial advisors on various occasions and shared certain financial information relating to Berry (including information on Berry’s budget, capital expenditures and corporate spend) in preparation for a meeting between the respective senior managements of Berry and Amcor scheduled for October 4, 2024.
On September 30, 2024, the Berry Committee held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. During the meeting, Berry’s financial advisors discussed with the Berry Committee certain updated preliminary financial information relating to Berry, considerations related to a potential business combination between Berry and Amcor, observations regarding implied premia in selected transactions and observations regarding Amcor’s prior acquisition of Bemis Company, Inc., a major packaging company.
Also on September 30, 2024, in accordance with the directives of the Berry Board, representatives of Berry’s financial advisors delivered information from the Management Plan and certain additional information derived from the Management Plan, including information regarding cash flows, net debt and interest expense, in each case through Berry’s fiscal year 2027, to Amcor’s financial advisors.
On October 4, 2024, Messrs. Kwilinski, Miles, Konieczny, Casamento and Wilson met in person, during which meeting Messrs. Kwilinski and Miles presented certain aspects of Berry’s business, operational improvement initiatives and growth opportunities (current and exceeding the Berry Management Plan) and Messrs. Konieczny, Casamento and Wilson provided information on certain aspects of Amcor’s business. Representatives of Berry’s and Amcor’s respective financial advisors also attended this meeting.
On October 5, 2024 and October 9, 2024, in accordance with the directives of Berry and Amcor, representatives of Berry’s and Amcor’s respective financial advisors discussed potential next steps following the in-person meeting on October 4, 2024.
On October 10, 2024, the Amcor Board held a meeting with members of senior management of Amcor attending. The Amcor Board approved the delivery to Berry of a revised preliminary, non-binding proposal (the “October 10 Proposal”) to combine Berry and Amcor in a stock-for-stock transaction in which Berry stockholders would own approximately 34.0% of the combined company based on an increased fixed exchange ratio of 6.3 shares of Amcor Ordinary Shares for each share of Berry Common Stock, based on the volume weighted average price for the period beginning on October 2, 2024 and ending on October 8, 2024 of $11.17 per Amcor Ordinary Share. The closing price of Berry Common Stock on October 10, 2024 was $61.22 per share (after the HHNF Spin-off Adjustment). Later on October 10, 2024, Mr. Konieczny delivered to Mr. Sterrett via email a confidential letter containing the October 10 Proposal. Other than the increased fixed exchange ratio and resulting increased ownership split of the combined company, the October 10 Proposal did not include any updated terms from the August 19 Proposal. The October 10 Proposal included a request for mutual management presentations and a series of break-out sessions and joint workshops to focus on specific topics, including growth outlooks and opportunities for the combined company, sustainability, and potential cost and financial synergies that could be achieved in a business combination between Berry and Amcor. Mr. Sterrett provided the Berry Board with a copy of the October 10 Proposal.
On October 11, 2024, the Berry Committee held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. Berry’s financial advisors discussed with the Berry Committee financial terms of the October 10 Proposal, including in comparison to the August 19 Proposal, and certain updated preliminary financial information relating to Berry. The Berry Committee discussed potential responses to the October 10 Proposal, and determined that the full Berry Board should evaluate, and develop a response to, the October 10 Proposal.
On October 13, 2024, the Berry Board held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. Mr. Sterrett provided an update regarding recent discussions with Amcor. Berry’s financial advisors discussed with the Berry Board financial terms of the October 10 Proposal, including in comparison to the August 19 Proposal, and certain updated preliminary financial information relating to Berry, as discussed with the Berry Committee at its October 11, 2024 meeting. The Berry Board discussed the terms of the October 10 Proposal, including sources of value in an all-stock transaction as compared to a potential all-cash transaction, and other potential strategic alternatives available to Berry, including executing Berry’s standalone strategy, a sale of Berry for cash, and business combinations with other third parties, and potential risks and merits of a business combination with Amcor. Following discussion, the Berry Board again determined not to conduct an outreach to other third parties at such time for the same reasons as considered previously. Following discussion of potential responses to the October 10 Proposal, the Berry Board authorized the Berry Committee, Berry’s senior management and outside advisors to continue discussions with Amcor regarding a potential business combination, including mutual management presentations and break-out sessions and joint workshops with divisional business leaders, as requested by Amcor in the October 10 Proposal.
Also on October 13, 2024, in accordance with the directives of the Berry Board, representatives of Berry’s financial advisors communicated to representatives of Amcor’s financial advisors that, in response to the October 10 Proposal, the Berry Board remained unprepared to transact at the proposed revised exchange ratio included in the October 10 Proposal but, to assist Amcor in potentially improving the exchange ratio, Berry was prepared to provide Amcor with certain information and access requested in the October 10 Proposal, except that Berry would not provide Amcor with site visits at this time. Representatives of Berry’s financial advisors also relayed Berry’s request, given that the proposed business combination was for stock consideration, for the same information and access from Amcor. On October 15, 2024, Mr. Sterrett sent a letter via email to Mr. Konieczny confirming the same.
On October 16, 2024, the Berry Board engaged McKinsey & Company, Inc. (“McKinsey”), a strategy consultant, to analyze and advise on potential synergies that could be achievable from a business combination with Amcor.
On October 17, 2024, representatives of Skadden and Amcor’s legal advisors, Kirkland, discussed initial process matters, including with respect to reciprocal confirmatory legal due diligence to be completed by the parties and the drafting of definitive transaction documentation. Also on October 22, 2024, Berry and Amcor executed a clean team agreement to facilitate the sharing of certain non-public, competitively sensitive information.
On October 24, 2024, members of Berry’s and Amcor’s respective senior managements met in person in New York, NY to provide management presentations regarding the parties’ respective businesses, with representatives of Berry’s and Amcor’s respective financial advisors and Skadden attending. Berry’s management presentation included the Management Plan and certain additional information derived from the Management Plan, including information regarding cash flows and net leverage. Following the presentations, Mr. Kwilinski and Mr. Sterrett had dinner with Mr. Konieczny and Mr. Wilson and discussed the potential business combination.
On October 25, 2024, members of the respective senior management teams of Berry and Amcor, representatives of Berry’s and Amcor’s respective legal and financial advisors, and representatives of McKinsey and BCG, Amcor’s strategy consultant, participated in break-out sessions to discuss, among other topics, combined company growth outlook and potential opportunities, sustainability, and potential cost and financial synergies that could be achieved in a combination of Berry and Amcor. Mr. Sterrett and Mr. Konieczny had breakfast prior to the start of the break-out sessions and discussed the potential business combination. Representatives of Amcor and Berry also held functional due diligence calls principally related to IT matters.
On October 27, 2024, representatives of Kirkland, on behalf of Amcor, delivered an initial draft of the Merger Agreement to representatives of Skadden, on behalf of Berry. The draft included the following key terms: (i) a mutual “force the vote” provision that would not permit either party to terminate the Merger Agreement in order to accept an unsolicited superior proposal, (ii) a termination fee payable by each of Berry and Amcor equal to $300 million (which Berry calculated as approximately 3.6% of Berry’s equity value) under certain circumstances, (iii) no termination fee payable by Amcor to Berry in the event of a failure to obtain the approval of Amcor shareholders or necessary regulatory approvals and (iv) a requirement that Amcor use its reasonable best efforts to obtain regulatory approvals, but no proposal for Amcor to agree to undertake any divestitures with respect to, or agree to any conduct limitations on, its or Berry’s post-closing business. The initial draft did not include a proposal with respect to the composition of the combined company’s board of directors.
On October 28, 2024, representatives of Amcor and Berry held additional functional due diligence calls related principally to tax, treasury and accounting matters.
On October 29, 2024, the Berry Board held a meeting, with members of senior management and representatives of Skadden, Lazard, Wells Fargo Securities and McKinsey attending. Mr. Sterrett provided an update regarding recent discussions with Amcor, including the meetings held on October 24, 2024 and October 25, 2024. Berry’s financial advisors updated the Berry Board regarding certain business and financial takeaways from such meetings, including preliminary due diligence findings and observations regarding Amcor’s business. Berry’s financial advisors also discussed with the Berry Board, among other things, Amcor’s trading multiples, potential risks and merits of including cash as a component of the consideration in a potential business combination between Berry and Amcor, and certain preliminary financial information relating to Amcor and exchange ratios in a potential business combination with Amcor. Also at the meeting, representatives of McKinsey reviewed with the Berry Board initial run-rate cost and revenue synergies estimates from McKinsey and BCG, with McKinsey supporting the BCG analysis and observing the potential for additional upside synergies. Following discussion, the Berry Board directed Mr. Sterrett to inform Mr. Konieczny that the Berry Board was willing to transact at a fixed exchange ratio of 6.7 shares of Amcor Ordinary Shares for each share of Berry Common Stock in order to deliver to Berry stockholders the equivalent of approximately $74 in value per share of Berry Common Stock (based on the closing price of Amcor Ordinary Shares on October 28, 2024, which was $11.08 per share), which message Mr. Sterrett delivered to Mr. Konieczny via telephone call on October 30, 2024. In accordance with the directives of the Berry Board, representatives of Berry’s financial advisors similarly relayed this message to Amcor’s financial advisors on October 30, 2024.
On October 31, 2024, following the close of trading on the NYSE, Amcor released its financial results from the first quarter of its fiscal year 2025. The closing price of Amcor Ordinary Shares on October 31, 2024 was $11.13 per share. The closing price of Amcor Ordinary Shares on November 1, 2024 was $10.26 per share.
On November 4, 2024, the Amcor Board held an update call, with members of senior management and representatives of Kirkland, UBS and Goldman Sachs attending. During the meeting, members of management updated the Amcor Board regarding recent discussions on a potential business combination between Amcor and Berry, and a further refined overview of Berry’s business, potential cost and financial synergies and other matters based on the significant amount of commercial and financial due diligence that had been conducted, including during the period leading up to November 4, 2024. The presentation materials reviewed by the Board also included an overview of the fiduciary duties of directors in connection with the potential transaction under Jersey law. Following discussion, the Amcor Board supported Amcor management’s recommendation to submit a revised proposal to the Berry Board, which included an increase to the fixed exchange ratio in the revised proposal from 6.3 Amcor Ordinary Shares for each share of Berry Common Stock to an amount not to exceed 6.7 Amcor Ordinary Shares for each share of Berry Common Stock (which equated to approximately $68 in value for each share of Berry Common Stock based on the closing price of Amcor Ordinary Shares on November 3, 2024, which was $10.20 per share).
Also on November 4, 2024, Berry and Glatfelter Corporation consummated the HHNF Spin-off. Later on November 4, 2024, Mr. Sterrett and Mr. Konieczny had a telephone call, during which Mr. Konieczny delivered Amcor’s revised preliminary, non-binding proposal, which included the same terms as the previous Amcor proposal, except for a fixed exchange ratio of 6.5 shares of Amcor Ordinary Shares for each share of Berry Common Stock. Mr. Sterrett and Mr. Konieczny also discussed Amcor’s financial results from the first quarter of its fiscal year 2025. Mr. Sterrett subsequently updated the Berry Board regarding Amcor’s latest proposal.
On November 5, 2024, the Berry Board held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. Mr. Sterrett provided an update regarding his recent telephone call with Mr. Konieczny. Berry’s financial advisors discussed with the Berry Board Amcor’s publicly announced financial results from the first quarter of its fiscal year 2025, the decrease in Amcor’s stock price following such announcement and the resulting decrease in the implied value of Amcor’s latest proposed exchange ratio. Following discussion, the Berry Board determined that Amcor’s latest proposed exchange ratio did not provide adequate value for Berry stockholders. The Berry Board authorized the Berry Committee, Berry senior management and representatives of Skadden, Lazard, Wells Fargo Securities and McKinsey to continue engagement with Amcor, provided that Amcor agreed to increase the value to Berry stockholders in its latest proposal, whether through an increase in the exchange ratio or through a mix of cash and stock consideration. The Berry Board also directed Berry’s financial advisors to deliver a message to Amcor that Amcor would need to increase the value in its non-binding proposal in order to move discussions forward, which message was conveyed by Berry’s financial advisors to Amcor’s financial advisors following this meeting. The Berry Board also authorized the engagement of Joele Frank, Wilkinson Brimmer Katcher (“Joele Frank”), which subsequently was engaged on November 6, 2024, as Berry’s public relations advisor in connection with the potential business combination between Berry and Amcor.
From November 5, 2024 through November 8, 2024, in accordance with Berry’s directives, representatives of Berry’s and Amcor’s respective legal and financial advisors and strategy consultants discussed the financial terms of the potential business combination between Berry and Amcor to further validate potential synergies that could be achievable in a potential business combination between Berry and Amcor.
On November 6, 2024, Mr. Konieczny and Graham Chipchase were each elected as new directors of the Amcor Board at Amcor’s annual meeting of shareholders. Mr. Chipchase was elected to fill a vacant board seat created when Mrs. Karen Guerra chose to not stand for re-election for the Amcor Board effective as of the annual meeting. The Amcor Board’s nominating and governance committee had previously nominated Mr. Chipchase after determining, following a customary vetting process, that Mr. Chipchase was well qualified to serve on the Amcor Board given his executive leadership experience, including with a global packaging company, and his strategic development and finance background with companies supporting the consumer goods industry.
On November 7, 2024, in accordance with Berry’s directives, representatives of Berry’s financial advisors provided representatives of Amcor’s financial advisors with Berry’s preliminary earnings information for the fourth quarter of fiscal year 2024 and Berry’s guidance for fiscal year 2025.
On November 8, 2024, representatives of Amcor’s financial advisors informed representatives of Berry’s financial advisors that, on a preliminary, non-binding basis, Amcor was prepared to deliver approximately $74 in value per share of Berry Common Stock, subject to the approval of the Amcor Board, which was consistent with the value of Berry’s counterproposal communicated to Amcor on October 29, 2024 (however, no view was offered whether this increase in consideration should be through either an increase in the exchange ratio or through a mix of stock and cash consideration (including by way of a potential cash dividend payable to Berry stockholders prior to the closing of the business combination)), provided that both parties worked in good faith toward announcing a transaction by November 20, 2024, including finalizing the Merger Agreement, open due diligence matters, site visits, regulatory matters, and the rating evaluation service / rating assessment service process with rating agencies in connection with Amcor’s potential financing (the “November 8 Proposal”). Following this discussion, Mr. Wilson confirmed the same via email to Mr. Sterrett. Mr. Sterrett thereafter updated the Berry Board. The closing price of Berry Common Stock on November 7, 2024 was $67.28 per share.
Later that same day, the Berry Committee held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. Berry’s financial advisors updated the Berry Committee regarding the discussions with Amcor’s financial advisors over the previous few days and the November 8 Proposal received earlier that day, including in comparison to Amcor’s prior proposals, and management’s view, as informed by work conducted by McKinsey, of potential synergies that could be achieved in a business combination with Amcor. Representatives of Skadden discussed implications of a potential cash dividend payable to Berry stockholders prior to the closing of a business combination, including with respect to the HHNF Spin-off, and reviewed with the Berry Committee the initial draft Merger Agreement and proposed responses. Following discussion, the Berry Committee authorized senior management and Berry’s advisors and strategy consultant to continue engagement with Amcor in advance of a meeting of the Berry Board scheduled for November 10, 2024 to further consider the November 8 Proposal.
On November 9, 2024, Berry provided access to Amcor and its advisors to a virtual data room, and Amcor provided access to Berry and its advisors to a virtual data room. In addition to the mutual business and legal due diligence reviews by the parties and their respective representatives during the course of prior negotiations based on publicly available information and certain additional information shared between the parties during such time, during the period from November 9, 2024, when the virtual data rooms opened, through November 19, 2024, the date of the execution of the Merger Agreement, representatives and advisors of Berry and Amcor engaged in more detailed business and legal due diligence reviews and discussions.
Later on November 9, 2024, representatives of Skadden, on behalf of Berry, delivered a revised draft of the Merger Agreement to representatives of Kirkland, on behalf of Amcor. The draft included the following key terms: (i) a “fiduciary out” in favor of Berry that permitted Berry to terminate the Merger Agreement in order to accept an unsolicited superior proposal, (ii) a “go-shop” provision permitting Berry to solicit alternative proposals for a period of 45 days, (iii) a termination fee payable by Berry equal to 1.5% of Berry’s equity value if Berry terminated the Merger Agreement in order to accept a superior proposal during the “go-shop” period, (iv) a termination fee payable by each of Berry and Amcor equal to 3.0% of Berry’s equity value in certain other circumstances, (v) a termination fee in a to-be-determined amount payable by Amcor to Berry in the event of a failure to obtain the approval of Amcor shareholders or, subject to agreement on Amcor’s efforts standard with respect to regulatory approvals, necessary regulatory approvals, and (vi) a requirement that Amcor use its reasonable best efforts to obtain regulatory approvals, including an obligation to agree to undertake any divestitures with respect to, or agree to conduct limitations on, its or Berry’s post-closing business except to the extent such actions would result in a material adverse effect on Amcor and Berry, taken as a whole. The revised draft did not include a proposal on the composition of the combined company’s board of directors.
On November 10, 2024, the Berry Board held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. Berry’s financial advisors updated the Berry Board regarding recent discussions with Amcor and its financial advisors and the November 8 Proposal. The Berry Board discussed the November 8 Proposal, including in comparison to Amcor’s prior proposals, the potential impact of a cash dividend on the implied value of the November 8 Proposal, and management’s current view of potential synergies that could be achieved in a business combination transaction between Berry and Amcor. The Berry Board also discussed timing considerations on the potential business combination with Amcor, including the current equity market environment, Berry’s upcoming announcement of its financial results from its fiscal year 2024 and the potential impact of such announcement on the potential business combination with Amcor. Representatives of Skadden then discussed with the Berry Board certain process and timing considerations, including on due diligence, transaction documentation and regulatory analysis. Representatives of Skadden also discussed potential implications of a cash dividend payable to Berry stockholders prior to the closing of a business combination, including on the HHNF Spin-off. Representatives of Skadden reviewed with the Berry Board the fiduciary duties of the Berry Board with respect to a potential business combination with Amcor. Following discussion, the Berry Board authorized the Berry Committee, senior management and Berry’s advisors and strategy consultant to continue engaging with Amcor, including coordinating mutual site visits for the parties.
On November 12, 2024, Kirkland, on behalf of Amcor, delivered a revised draft of the Merger Agreement to representatives of Skadden, on behalf of Berry. The draft (i) reinserted the mutual “force the vote” provision that would not permit either party to terminate the Merger Agreement in order to accept an unsolicited superior proposal, (ii) deleted the “go-shop” provision permitting Berry to solicit alternative proposals for a period of 45 days, (iii) revised the amount of the termination fee payable by each of Berry and Amcor to be equal to $300 million under certain circumstances, (iv) deleted the termination fee payable by Amcor to Berry in the event of a failure to obtain the approval of Amcor shareholders or necessary regulatory approvals and (v) included a requirement that Amcor use its reasonable best efforts to obtain regulatory approvals, including an obligation to undertake any divestitures with respect to its or Berry’s businesses that generated net sales of no more than $250 million during the 12-month period ended June 2024.
On November 13, 2024, the Amcor Board held an update call, with members of senior management attending. Members of senior management provided an update regarding recent discussions with Berry and its financial advisors and potential ways to deliver an improved proposal to Berry, including by increasing the consideration offered by either (i) increasing the fixed exchange ratio of Amcor Ordinary Shares for each share of Berry Common Stock from 6.7 to 7.25 or (ii) adding a cash payment that would be payable to Berry stockholders as a cash dividend prior to the closing of the business combination. Following discussion, the Amcor Board expressed support for Amcor’s senior management and Amcor’s advisors to continue engagement with Berry, including to progress the Merger Agreement, open due diligence matters, site visits, regulatory matters and, taking into consideration the relative prices of Amcor Ordinary Shares and Berry Common Stock, increasing the fixed exchange ratio to 7.25 shares of Amcor Ordinary Shares for each share of Berry Common Stock rather than adding a cash payment. The closing price of Amcor Ordinary Shares on November 12, 2024 was $10.19 per share.
Later on November 13, 2024, representatives of Amcor’s financial advisors informed Berry’s financial advisors that, on a preliminary revised non-binding basis, the Amcor Board was prepared to proceed with a stock-for-stock transaction at an increased fixed exchange ratio of 7.25 shares of Amcor Ordinary Shares for each share of Berry Common Stock, implying a valuation for Berry Common Stock of $73.88 per share based on the per share closing price of Amcor Ordinary Shares on November 12, 2024 of $10.19, provided that both parties worked in good faith toward announcing a transaction by November 20, 2024, including finalizing the Merger Agreement, open due diligence matters, site visits, and regulatory matters (the “November 13 Proposal”). Following this discussion, Mr. Wilson confirmed the same via email to Mr. Sterrett. Mr. Sterrett indicated that he would discuss with the Berry Board and revert the following day. The closing price of Berry Common Stock on November 12, 2024 was $67.89 per share.
On November 14, 2024, representatives of Skadden and representatives of Kirkland discussed certain remaining open points in the Merger Agreement, including, among other things, the deletion of the “fiduciary out” and “go-shop” provisions, the size of termination fees payable by each of Berry and Amcor, the deletion of the termination fee payable by Amcor to Berry in the event of a failure to obtain the approval of Amcor shareholders or necessary regulatory approvals, and the requirement that Amcor use its reasonable best efforts to obtain regulatory approvals, including an obligation to undertake any divestitures with respect to its or Berry’s businesses that generated net sales of no more than $250 million during the 12-month period ended June 2024. Representatives of Kirkland also explained that, pursuant to the provisions of Amcor’s organizational documents, Amcor’s shareholders would need to approve an expansion of the Amcor Board to larger than 12 members and proposed potential mechanics to achieve proportionate representation on the post-closing board representation, subject to further discussion with the Amcor Board.
Later on November 14, 2024, the Berry Board held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. Mr. Sterrett provided an update on discussions with Amcor, including the November 13 Proposal. Berry’s financial advisors then provided an update on the rating evaluation service / rating assessment service process with rating agencies in connection with Amcor’s potential financing, certain implications of an all-stock transaction as compared to including a cash component, and Amcor’s current view of potential synergies that could be achieved in a potential business combination between Berry and Amcor. Representatives of Skadden provided an overview of, and the Berry Board discussed, the revised draft of the Merger Agreement received from representatives of Kirkland on November 12, 2024, highlighting the key open points and Amcor’s position on those points. During the executive session, representatives of Skadden discussed with the Berry Board the proposed treatment of Berry employee equity in connection with the potential business combination with Amcor. The Berry Board then discussed next steps and logistics for finalizing the terms of a definitive merger agreement with Amcor and related communications plans. Following discussion, the Berry Board authorized Mr. Kwilinski to confirm to Mr. Wilson that the Berry Board was willing to continue engagement on the financial terms outlined in the November 13 Proposal and authorized senior management and representatives of Skadden to continue working on a definitive merger agreement with Amcor.
On November 15, 2024, representatives of Skadden, on behalf of Berry, delivered a revised draft of the Merger Agreement to representatives of Kirkland, on behalf of Amcor. The draft (i) included a mutual “fiduciary out” that permitted each party to terminate the Merger Agreement in order to accept an unsolicited superior proposal, (ii) accepted the deletion of the “go-shop” provision permitting Berry to solicit alternative proposals for a period of 45 days, (iii) revised the amount of the termination fee payable by each of Berry and Amcor to be equal to 2.5% of Berry’s equity value under certain circumstances, (iv) accepted the deletion of the termination fee payable by Amcor to Berry in the event of a failure to obtain the approval of Amcor shareholders, but reinserted such fee for failure to obtain necessary regulatory approvals, subject to agreement on Amcor’s efforts standard with respect to regulatory approvals, and (v) included a requirement that Amcor use its reasonable best efforts to obtain regulatory approvals, including an obligation to undertake any divestitures with respect to, or agree to conduct limitations on, its or Berry’s post-closing business except to the extent such actions would result in a material adverse effect on Amcor or Berry, with materiality measured on a scale relative to the size of Berry’s business.
Also on November 15, 2024, Mr. Wilson and Mr. Kwilinski met to discuss certain remaining open points in the Merger Agreement, including, among other things, the amount of the termination fee payable by each of Berry and Amcor under certain circumstances, the obligation of Amcor to pay a termination fee for failure to obtain necessary regulatory approvals, Amcor’s obligations with respect to obtaining regulatory approvals, and treatment of Berry employee equity.
On November 16, 2024, the Berry Board held a meeting, with members of senior management and representatives of Skadden, Lazard and Wells Fargo Securities attending. Mr. Kwilinski provided an update on discussions with Amcor and its advisors since November 13, 2024. Representatives of Skadden presented to the Berry Board a detailed summary of the key terms of the draft Merger Agreement, including the structure of the proposed transaction, certain restrictions on Berry’s business and operations during the pendency of the transaction, Amcor’s obligations with respect to obtaining regulatory approvals, the non-solicitation provisions that would apply to both Amcor and Berry and the ability of each party’s board of directors to change its recommendation, and noted remaining open points. Representatives of Skadden also presented to the Berry Board certain financing and regulatory considerations with respect to the potential business combination with Amcor.
Also on November 16, 2024, the Amcor Board held an update call, with members of senior management and representatives of Kirkland, UBS and Goldman Sachs attending. Members of senior management provided an update regarding recent discussions with Berry and its financial advisors, including that the Berry Board had considered the financial terms set forth in the November 13 Proposal acceptable in principle. A representative of Kirkland also provided the Amcor Board with a detailed summary of the key terms of the draft Merger Agreement, including the structure of the proposed transaction, certain restrictions on Amcor’s business and operations during the pendency of the transaction, Amcor’s obligations with respect to obtaining regulatory approvals, the non-solicitation provisions that would apply to both Amcor and Berry and the ability of each party’s board of directors to change its recommendation. As part of this discussion, the representative of Kirkland summarized remaining open points in the Merger Agreement. Following discussion, the Amcor Board expressed support for Amcor’s senior management and advisors to work with Berry senior management and advisors to resolve open Merger Agreement and due diligence matters.

Later on November 16, 2024 and November 17, 2024, Messrs. Kwilinski, Konieczny and Wilson and other representatives of Berry and Amcor met, together with representatives of Skadden and Kirkland, to discuss certain remaining open points in the Merger Agreement, including, among other things, the amount of the termination fee payable by each of Berry and Amcor under certain circumstances, Amcor’s obligations with respect to obtaining regulatory approvals, Amcor’s proposal regarding post-closing board composition, and treatment of Berry employee equity.
On November 17, 2024, the Berry Board held a meeting, with members of senior management and representatives of Skadden, Lazard, Wells Fargo Securities and Berry’s compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”) attending. Mr. Kwilinski provided an update on the negotiations with Amcor since the prior day. Lazard and Wells Fargo Securities reviewed with the Berry Board their respective preliminary financial analyses of the exchange ratio. Representatives of Skadden then reviewed with the Berry Board key terms of the draft Merger Agreement and certain open points, including, among other aspects, the amount of the termination fee payable by each of Berry and Amcor under certain circumstances, Amcor’s obligations for obtaining regulatory approvals, and post-closing board composition. A meeting of the Compensation & Talent Development Committee of the Berry Board (the “CTDC”) was then held, with the other members of the Berry Board and representatives of Skadden, Lazard, Wells Fargo Securities and Pearl Meyer attending. Representatives of Skadden and Pearl Meyer presented to the CTDC a detailed summary of the treatment of Berry employee equity in the draft Merger Agreement.
Later on November 17, 2024, Mr. Sterrett and Mr. Konieczny held a telephone call during which Mr. Sterrett outlined alternatives for the post-closing board composition that would be acceptable to the Berry Board. Following the call, Mr. Konieczny confirmed to Mr. Sterrett Amcor’s view that the post-closing board should consist of eleven directors, four of whom would be designated by Berry, including the Deputy Chairman of the post-closing board.
On November 18, 2024, representatives of Kirkland, on behalf of Amcor, delivered a revised draft of the Merger Agreement to representatives of Skadden, on behalf of Berry. The draft (i) accepted the mutual “fiduciary out” that permitted each party to terminate the Merger Agreement in order to accept an unsolicited superior proposal, (ii) revised the amount of the termination fee payable by each of Berry and Amcor to be equal to $260 million (which Berry calculated as approximately 2.9% of Berry’s equity value) under certain circumstances, (iii) deleted the termination fee payable by Amcor to Berry in the event of a failure to obtain necessary regulatory approvals, and (iv) included a requirement that Amcor use its reasonable best efforts to obtain regulatory approvals, including an obligation to agree to any divestitures of its or Berry’s businesses that generated net sales of no more than $550 million during the 12-month period ended June 2024 or limitations on its or Berry’s post-closing business except to the extent such actions would have more than a de minimis impact on Amcor and Berry, taken as a whole.
Thereafter, until the Merger Agreement was executed, representatives of Skadden and representatives of Kirkland negotiated the final open terms of the Merger Agreement, including post-closing board composition and treatment of Berry employee equity.
Also on November 18, 2024, the Berry Board held a meeting, with members of senior management and representatives of Skadden, Lazard, Wells Fargo Securities and Pearl Meyer attending. Mr. Kwilinski provided an update on the communications plan for announcement of a potential business combination with Amcor. Representatives of Skadden updated the Berry Board regarding the finalization of the proposed Merger Agreement terms. Also at this meeting, Lazard and Wells Fargo Securities reviewed their respective financial analyses of the Exchange Ratio with the Berry Board and rendered separate oral opinions, confirmed by delivery of a written opinion each dated November 18, 2024, to the Berry Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to holders of Berry Common Stock (other than, as applicable, Amcor, Merger Sub and their respective affiliates). Following discussion, including as to the matters described below under “The Merger — Berry’s Reasons for the Merger and Recommendation of the Berry Board,” the Berry Board unanimously, (i) declared advisable, approved and authorized the Merger Agreement, the performance of Berry of its obligations under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and conditions set forth in the Merger Agreement, (ii) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, Berry and its stockholders, (iii) resolved to recommend that Berry’s stockholders adopt the Merger Agreement on the terms and conditions set forth in the Merger Agreement and (iv) directed that the Merger Agreement be submitted to the stockholders of Berry for adoption at the Berry Special Meeting.
Additionally on November 18, 2024, the Amcor Board held a meeting with members of senior management and representatives of Kirkland, UBS, Goldman Sachs and Joele Frank, Amcor’s public relations advisor, attending. Mr. Wilson provided an overview of the negotiation process to date, Mr. Casamento provided a summary of the transaction costs and cost synergies targets and a representative from Kirkland provided a summary of the key terms of the proposed finalized Merger Agreement. Following discussion, including as to the matters described below under “The Merger — Amcor’s Reasons for the Merger and Recommendation of the Amcor Board,” the Amcor Board unanimously, among other items: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of Amcor Ordinary Shares to holders of Berry Common Stock as consideration in the Merger, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of Amcor Ordinary Shares to holders of Berry Common Stock as consideration in the Merger, are fair to, and in the best interests of, Amcor, (iii) resolved to recommend the approval of the issuance of Amcor Ordinary Shares to holders of Berry Common Stock as consideration in the Merger to shareholders of Amcor, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the proposal to issue Amcor Ordinary Shares to holders of Berry Common Stock as consideration in the Merger be submitted to the shareholders of Amcor for approval at the Amcor extraordinary general meeting.
Also on November 18, 2024, Amcor executed engagement letters between it and each of UBS and Goldman Sachs, in each case with respect to Amcor’s potential business combination with Berry.
Following the approval of the Merger Agreement and the Merger by the Berry Board and the Amcor Board, on November 19, 2024, Berry and Amcor finalized and executed the Merger Agreement. On the morning of November 19, 2024, prior to the opening of trading on the NYSE, Berry and Amcor issued a joint press release announcing the parties’ entry into the Merger Agreement. Later that morning, Berry and Amcor held a joint investor call.
Between August 16, 2024 and the execution of the Merger Agreement on November 19, 2024, members of the Berry Board discussed with representatives of Ancora Holdings Group LLC and Ancora Alternatives LLC (together, “Ancora”), an activist stockholder of Berry, Ancora’s view that Berry should undertake a review of strategic alternatives to its existing standalone plan in order to realize Berry’s intrinsic value for its stockholders. The parties discussed potentially filling an upcoming vacancy on the Berry Board with an independent director designated by Ancora subject to a customary vetting process, which did not ultimately occur. At no point during the discussions did members of the Berry Board disclose to Ancora the ongoing negotiations with Amcor.
Amcor’s Reasons for the Merger and Recommendation of the Amcor Board
At a special meeting held on November 18, 2024, the Amcor Board unanimously: (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, are fair to, and in the best interests of, Amcor, (iii) resolved to recommend the approval of the Amcor Share Issuance Proposal to Amcor Shareholders, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Amcor Share Issuance Proposal be submitted to Amcor Shareholders for approval at the Amcor Extraordinary General Meeting.
ACCORDINGLY, THE AMCOR BOARD RECOMMENDS THAT AMCOR SHAREHOLDERS VOTE “FOR” THE AMCOR SHARE ISSUANCE PROPOSAL.
In making its determination, the Amcor Board held a number of meetings, consulted with Amcor’s senior management and its outside legal and financial advisors, Kirkland and UBS and Goldman Sachs,

respectively, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Amcor and Berry. The Amcor Board considered a number of factors, including the following:
Strategic Considerations.   The Amcor Board believes that the Merger presents, and is expected to provide, a number of significant strategic opportunities and benefits to Amcor and its shareholders, including the following:
•
Stronger business with greater capabilities and more complete product offering:   The combined company is expected to create an attractive, global consumer and healthcare packaging solutions business with a comprehensive footprint of approximately 400 facilities servicing customers in more than 140 countries in key geographies of North America, Western Europe and emerging markets that will enable the combined company to deliver a broader range of innovative and more sustainable products to global, regional and local customers;

•
Greater scale to better serve customers in every region:   The combined company is expected to have increased economies of scale and resources through the combined company’s differentiated and complementary packaging solutions serving customers in consumer and healthcare markets;

•
Increased exposure to attractive end markets and product segments:   The combined company is expected to have an enhanced growth profile from high growth end markets, products and technologies including in healthcare, protein, pet food, liquids, food service and beauty and personal care packaging;

•
Enhanced product development & innovation:   The combined company is expected to have enhanced research and development and innovation capabilities with a combined spend of approximately $180 million in annual research and development spending, 10 innovation centers worldwide and over 7,000 patents, registered designs and trademarks that support growth and development of new packaging solutions through complementary innovation capabilities and platforms, material science expertise and specialized tooling, design and multi-component assembly capabilities;

•
Continued strong commitment to sustainability:   The combined company is expected to have enhanced innovation capabilities and investment capacity to deliver greater choice for customers and consumers with a portfolio of attractive flexible, container and closure solutions developed using a broader range of recycled materials, next generation lightweighting technologies, reuse and recycle ready capabilities and differentiated high barrier paper based formats; and

•
Greater depth of management talent:   The combined company is expected to have a stronger combined team by joining the significant strengths and quality of the workforce across both companies.

Financial Considerations.   The Amcor Board believes that the Merger presents, and is expected to provide, a number of significant financial merits and opportunities to create value to Amcor and its shareholders, including the following:
•
Cost, growth and financial expected synergies:   The combined company is expected to deliver approximately $650 million of identified cost, growth and financial synergies by the end of the third year after consummation of the Merger, which includes approximately $530 million of annual run-rate pre-tax cost synergies, approximately $60 million of annual run-rate financial savings, approximately $60 million of annual run-rate pre-tax earnings benefit from growth synergies and an additional approximately $280 million of one-time cash benefits from working capital efficiencies, offsetting approximately $280 million of expected pre-tax costs to achieve synergies; and

•
Significant expected value creation:   The combined company is expected to create significant value opportunity for all shareholders, including adjusted cash earnings per share accretion, return on investment and enhanced long-term shareholder value creation through sustained expected earnings per share and dividend growth.

Other Factors Considered by the Amcor Board.   In addition to considering the strategic and financial factors described above, the Amcor Board considered the following additional factors, all of which it viewed as supporting its decision to approve the Merger and make its recommendations to Amcor Shareholders:

•
the board of directors of the combined company will consist of eleven directors, seven of whom currently serve on the Amcor Board and four of whom will be designated by Berry, which will result in a well-rounded board of directors with complementary strengths and backgrounds;

•
that following the closing, Peter Konieczny will continue to lead the combined company as Chief Executive Officer, Graeme Liebelt will serve as Chairman and Stephen Sterrett will serve as Deputy Chairman;

•
the belief that the above-described governance matters will best position the combined company for a successful integration process, future success and synergies realization;

•
that the Exchange Ratio is fixed, with no adjustment in the merger consideration to be received by Berry Stockholders as a result of possible increases or decreases in the trading price of Amcor Ordinary Shares or Berry Common Stock following the announcement of the Merger, which creates certainty as to the number of Amcor Ordinary Shares to be issued in the Merger;

•
Amcor Shareholders as of immediately prior to the Merger will hold approximately 63% of the capital stock of the combined company upon consummation of the Merger, calculated based on the fully diluted market capitalizations of Amcor and Berry as of the date of signing of the Merger Agreement;

•
historical information concerning Amcor’s and Berry’s respective businesses, financial condition, results of operations, earnings, trading prices, competitive positions and prospects on a stand-alone basis and forecasted combined basis;

•
the results of the due diligence review of Berry and its business, including with respect to legal, regulatory, accounting, tax and human resources matters, conducted by Amcor and its advisors;

•
the current and prospective business environment in which Amcor and Berry operate, including global and local economic conditions, the competitive and regulatory environment, and the likely effect of these factors on Amcor and the combined company;

•
the recommendation of Amcor’s senior management in favor of the Merger;

•
the ability of Amcor Shareholders to approve or reject the Merger by voting on the Amcor Share Issuance Proposal; and

•
the review by the Amcor Board with its advisors of the structure of the Merger and the financial and other terms of the Merger Agreement, including the likelihood of consummation of the proposed transactions contemplated by the Merger Agreement and the evaluation of the Amcor Board of the likely time period necessary to complete the Merger.

The Amcor Board also considered the following specific aspects of the Merger Agreement:
•
the nature of the closing conditions included in the Merger Agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either Amcor or Berry for purposes of the Merger Agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions contemplated by the Merger Agreement;

•
that the representations and warranties of each of Amcor and Berry, respectively, as well as the interim operating covenants in the Merger Agreement requiring the parties to conduct their respective businesses in the ordinary course prior to consummation of the Merger, subject to specific limitations, are reasonable under the circumstances;

•
the requirement to use reasonable best efforts to obtain approval for the Merger required under the HSR Act (or the expiration or termination of the waiting period under the HSR Act) and all requisite regulatory approvals or clearances;

•
the restrictions in the Merger Agreement on Berry’s ability to respond to and negotiate certain alternative transaction proposals from third parties, subject to certain exceptions, and the requirement that Berry pay Amcor a $260 million termination fee if the Merger Agreement is terminated under certain circumstances;

•
Amcor’s right to, subject to specified limitations, engage in negotiations with, and provide information to, a third party that makes an unsolicited written bona fide proposal relating to an alternative proposal (which proposal is made after the date of the Merger Agreement and prior to the time the Amcor Shareholder Approval is obtained, and does not result from a breach of Amcor’s non-solicitation obligations described in “The Merger Agreement — No Solicitation”), if the Amcor Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or would reasonably be expected to result in a transaction that is superior to the proposed transaction with Berry;
•
the right of the Amcor Board, in certain circumstances, to change its recommendation that Amcor Shareholders to vote “FOR” the Amcor Share Issuance Proposal if a superior proposal is available (which proposal is made after the date of the Merger Agreement and prior to the time the Amcor Shareholder Approval is obtained, described in “The Merger Agreement — Obligations to Recommend the Approval of the Amcor Share Issuance Proposal and the Berry Merger Proposal”) or an intervening event has occurred so long as the Amcor Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, subject to certain conditions (including taking into account any modifications to the terms of the Merger Agreement and, in connection with the termination of the Merger Agreement, Amcor being obligated to pay Berry a termination fee of $260 million if the Merger Agreement is terminated in certain circumstances as described in “The Merger Agreement — Expenses and Termination Fees”); and

•
the belief that the size of the termination fee that might be payable to Berry pursuant to the Merger Agreement (i) was reasonable in light of the overall terms of the Merger Agreement, (ii) was within the range of termination fees in other transactions of this size and nature and (iii) would not be likely to preclude another party from making a competing proposal.

The Amcor Board weighed these advantages and opportunities against a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger Agreement and the Merger, including:
•
the risk that, because the Exchange Ratio under the Merger Agreement would not be adjusted for changes in the market price of Amcor Ordinary Shares or Berry Common Stock, the value of the Amcor Ordinary Shares to be issued to holders of shares of Berry Common Stock upon the consummation of the Merger could be significantly more than the value of such shares immediately prior to the announcement of the Merger;

•
the dilution of existing Amcor Ordinary Shares as a result of the Share Issuance;

•
the risk that Berry’s financial performance may not meet Amcor’s expectations;

•
the fact that projections of future results of operations and synergies are necessarily estimates based on assumptions, the risk of not being able to realize all of the anticipated benefits of the Merger, including the synergies, cost savings, growth opportunities or cash flows between Amcor and Berry, or that such benefits may take longer than expected to be realized, if at all;

•
the difficulties and management challenges inherent in completing the Merger and integrating the businesses, operations and workforce of two businesses of the size and scope of Amcor and Berry and the possibility of encountering difficulties in achieving expected growth and cost savings and the cross-border nature of the combined company;

•
the current and prospective business climate in the packaging industry;

•
the costs, fees and expenses associated with completing the Merger and the other transactions contemplated by the Merger Agreement, including those incurred regardless of whether the Merger is consummated;

•
the risks and costs to Amcor in connection with the Merger (including if the Merger is not completed), either during the pendency of the Merger or following the consummation of the Merger, including the risks and costs associated with the potential diversion of management and employee attention, potential management and employee attrition and the potential negative effect on Amcor’s and Berry’s respective relationships with employees, customers and suppliers;

•
the risk that the Merger may not be completed despite the combined efforts of Amcor and Berry or that completion may be unduly delayed, even if Amcor Shareholder Approval and Berry Stockholder Approval are obtained from Amcor Shareholders and Berry Stockholders, respectively;

•
the potential for litigation relating to the Merger and the associated costs, burden and inconvenience involved in defending those proceedings;

•
the risk that Amcor Shareholders or Berry Stockholders, as applicable, may vote down the Amcor Share Issuance Proposal at the Amcor Extraordinary General Meeting or the Berry Merger Proposal at the Berry Special Meeting, respectively;

•
the provisions of the Merger Agreement that prohibit Amcor from soliciting or entertaining other acquisition offers except in certain specified circumstances;

•
the fact that under specified circumstances, Amcor may be required to pay Berry a termination fee of $260 million, and the effect this could have on Amcor, including the possibility that the existence of the termination fee obligation could discourage other potential parties from making a superior proposal, though the Amcor Board believed the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal;

•
the fact that the Merger Agreement permits Berry, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals prior to the time that Berry Stockholders approve the Berry Merger Proposal and the risk that the $260 million termination fee to which Amcor may be entitled, subject to the terms and conditions of the Merger Agreement, in the event the Merger Agreement is terminated in certain circumstances may not be sufficient to compensate Amcor for the harm it might suffer as a result of such termination;

•
terms of the Merger Agreement that restrict Amcor’s abilities to operate its business outside of the ordinary course before the consummation of the Merger; and

•
the risks of the type and nature described in “Risk Factors” and the matters described in “Cautionary Statement Regarding Forward-Looking Statements.”

The Amcor Board considered all of these factors as a whole and, on balance, concluded that it supported a favorable determination to enter into the Merger Agreement.
The foregoing discussion of the information and factors that the Amcor Board considered is not intended to be exhaustive, but rather is meant to include the material factors that the Amcor Board considered. The Amcor Board collectively reached the conclusion to approve the Merger Agreement, the Merger, the Share Issuance and the other transactions contemplated by the Merger Agreement in light of the various factors described above and other factors that the members of the Amcor Board believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Amcor Board considered in connection with its evaluation of the Merger, the Amcor Board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Amcor Board. In considering the factors discussed above, individual directors may have given different weights to different factors.
The foregoing description of Amcor’s consideration of the factors supporting the Merger is forward-looking in nature. This information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”
Berry’s Reasons for the Merger and Recommendation of the Berry Board
At a special meeting held on November 18, 2024, the Berry Board unanimously: (i) declared advisable, approved and authorized the Merger Agreement, the performance of Berry of its obligations under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the terms and conditions set forth in the Merger Agreement, (ii) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of, Berry and Berry Stockholders, (iii) resolved to recommend that Berry Stockholders adopt the Merger Agreement on the terms and conditions set forth in the Merger Agreement and (iv) directed that the Merger Agreement be submitted to Berry Stockholders for adoption at the Berry Special Meeting.
Accordingly, the Berry Board unanimously recommends that Berry Stockholders vote “FOR” the Berry Merger Proposal.
In evaluating the Merger, the Berry Board, as described in “— Background of the Merger,” held a number of meetings and consulted with Berry senior management and Berry’s outside legal and financial advisors, and, in reaching its determinations and making its recommendations, considered a number of factors, including the following factors that weighed in favor of the transaction (which are not necessarily presented in order of their relative importance to the Berry Board):
Value of Consideration
•
the aggregate value and nature of the consideration to be received in the Merger by Berry Stockholders, including:

•
the implied value of the consideration to be received by Berry Stockholders in the Merger, which represented implied premiums of approximately 11% based on the closing price of Berry Common Stock on November 15, 2024 (the last trading day prior to the Berry Board’s approval of the Merger) and approximately 14% and 17% based on the volume-weighted average prices of Berry Common Stock during the 30-trading day and 60-trading day periods prior to and including November 15, 2024, respectively;

•
that the merger consideration consists of Amcor Ordinary Shares, which offers Berry Stockholders the opportunity to participate in the future earnings, dividends, success and growth of the combined company, which the Berry Board considers to be an attractive investment for the reasons discussed below in this section under “— Strategic Considerations and Synergies”;

•
the fact that Berry Stockholders will own approximately 37% of the combined company;

•
that the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the result that U.S. holders of Berry Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of any portion of the merger consideration delivered in the form of Amcor Ordinary Shares, except for cash received in respect of fractional shares of Berry Common Stock, as more fully described in “U.S. Federal Income Tax Considerations”;

Strategic Considerations and Synergies
•
the fact that, as holders of approximately 37% of the combined company, Berry Stockholders are expected to benefit from certain strategic considerations and synergies relating to the combined company, including:

•
the expectation that the combined company could achieve potential annual run-rate cost, growth and financial synergies of approximately $650 million over the three years following consummation of the Merger, which includes:

•
approximately $530 million of annual run-rate pre-tax cost synergies,

•
approximately $60 million of annual run-rate financial savings, and

•
approximately $60 million of annual run-rate pre-tax earnings benefit from growth synergies, including from:

•
increased exposure to higher growth, higher value categories,

•
combined innovation capabilities to better serve customers and unlock growth opportunities, and

•
enhanced commercial capabilities deployed across a broader platform, and

•
an additional approximately $280 million of one-time cash benefits from working capital efficiencies offsetting approximately $280 million of expected pre-tax costs to achieve synergies;

•
the fact that the Merger provides an opportunity to merge two complementary businesses to create a global leader in consumer packaging solutions, with a broader flexible film and converted film offering for customers, a scaled containers and closures business and an attractive global healthcare portfolio;

•
the fact that the combined company is expected to have a stronger business, strategically focused on high-growth, high-margin categories with greater capabilities and a more complete product offering for customers, including by:

•
creating a global product offering in flexibles, containers and closures by combining Amcor’s global flexibles and regional containers businesses with Berry’s regional flexibles and global containers and closures businesses,

•
combining two highly attractive and complementary global healthcare businesses,

•
bolstering positions in high-growth, high-value categories, and

•
bringing together complementary innovation capabilities and platforms, material science expertise and specialized tooling, design and multi-component assembly capabilities;

•
the fact that the Merger provides an opportunity to combine two strong senior management teams by adopting best-in-class talent from each of Berry’s and Amcor’s existing management teams, resulting in a senior management team with complementary skill sets and capabilities and an in-depth knowledge of both Berry and its business and Amcor and its business;

•
the cultural alignment between the parties, including philosophies focused on safety, employee experience, innovation, customer intimacy, and functional excellence;

•
the fact that the parties are both deeply committed to sustainability, and the expectation that the combined company will have an improved ability to drive meaningful change and make more ambitious commitments in the future;

•
the expectation that the combined company would be an innovation partner of choice developing some of the most sustainable packaging solutions, including by:

•
offering customers a wider range of more sustainable solutions which drive circularity, increased use of alternative materials and a lower carbon footprint;

•
delivering greater choice for customers and consumers with a portfolio of flexible, container and closure solutions developed using a broader range of recycled materials, next generation lightweighting technologies, reuse and recycle ready capabilities and differentiated high barrier paper based formats;

•
being a technology driven innovation leader with more capabilities and higher capacity to invest in solving technical challenges with combined research and development investment of approximately $180 million per annum and projected capital expenditures of approximately $1 billion per annum;

•
enhancing capabilities by leveraging corporate venturing partnerships to access new sustainability solutions (substrates, barrier, fiber and recycling), digital solutions and disruptive ideas in adjacent businesses and technologies;

•
that the combined company would have the scale and reach to provide local expertise, global capabilities and supply chain resilience, including:

•
through an optimized footprint servicing customers in more than 140 countries through approximately 400 production facilities, bringing global capabilities to local customers and providing local access and expertise to global brands,

•
by supporting customers in accessing broader growth opportunities and addressing specific regional needs with a balanced geographic presence across continents including in high-growth emerging markets, and

•
enhancing scale and reach that increase supply chain resilience and access to global manufacturing best practices;

•
the Berry Board’s belief that the combined company would have scale to introduce more automation, digitization and artificial intelligence to drive more business transformation, improving competitiveness and growth;

•
the current and prospective business environment in which Amcor and Berry operate, including global, national and local economic conditions, the competitive environment and the likely effect of these factors on Berry and the combined company;

•
the Berry Board’s view that the combined company will be well-capitalized with a strong balance sheet and ability to generate free cash flow and, thereby, enhance stockholder value as well as return capital to stockholders and unlock a range of potential attractive M&A opportunities;

•
information and discussions regarding the benefits of size and scale and the expected investment-grade credit profile of the combined company and the expected pro forma effect of the Merger on these factors;

•
the Berry Board’s view, based on discussions with Berry’s management, Amcor’s success with its prior acquisition of Bemis Company, Inc. and other considerations, of Amcor’s ability to integrate and combine the respective businesses of Berry and Amcor;

•
the Berry Board’s expectation that the stock of the combined company could be attractive to investors based on the reasons noted above and the expected inclusion of the combined company in the S&P 500 Index;

Most Attractive Strategic Alternative
•
the view of the Berry Board that the Merger with Amcor was the most attractive strategic alternative available to Berry and Berry Stockholders, including in comparison to continuing to operate as a standalone company and executing on Berry’s long-term business strategy. In this regard, the Berry Board considered:

•
its belief that entering into the Merger Agreement with Amcor provided the best alternative for enhancing stockholder value reasonably available to Berry and Berry Stockholders, including when compared to continuing to operate on a standalone basis and taking into account certain risks associated with continuing to operate as a standalone company, including the achievability of meeting financial projections, obtaining a rerating of Berry’s current trading multiple, the availability and execution of divestitures and acquisitions to optimize Berry’s portfolio and supplement organic growth and other risk factors associated with continued independence set forth in “Risk Factors” in Berry’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, which is incorporated by reference into this joint proxy statement/prospectus, and other documents that are incorporated by reference into this joint proxy statement/prospectus;

•
that the limited number of potential strategic partners and acquirors other than Amcor would be unlikely to be able to present a strategic transaction with Berry that would be more attractive to Berry and Berry Stockholders;

•
the challenges facing financial sponsors in obtaining attractive financing in the current market environment and the size of financing required for an acquisition of Berry, as well as the lack of potential synergies for financial sponsors as compared to the combination of Berry with Amcor;

•
Amcor’s reputation in the packaging industry, Amcor’s capacity to complete an acquisition of this size and complexity and Amcor’s prior track record of completing large and complex acquisitions, which the Berry Board believed supported the conclusion that a Merger with Amcor could be successfully completed and integrated;

•
the fact that the Berry Board formed the belief that (i) as a result of an active, extensive, arms-length negotiating process with Amcor over the course of several months, the Exchange Ratio was the maximum consideration that Amcor would be willing to offer under the circumstances and (ii) there was substantial risk of losing Amcor’s final offer if Berry continued to pursue a more favorable exchange ratio;
•
that Berry’s management, with the assistance of Berry’s outside advisors, held discussions with Amcor’s management and advisors regarding various aspects of Amcor’s business, including Amcor’s business model, operations and forecasts, and commercial, financial, tax, accounting and legal matters;

•
that Berry Stockholders would have the opportunity to participate in the long-term value-creation potential of Amcor after giving effect to the Merger;

Opinions of Financial Advisors to Berry
•
the oral opinion of Lazard, dated November 18, 2024, which was confirmed by delivery of a written opinion, dated November 18, 2024, to the Berry Board as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio provided for in the Merger to the holders of Berry Common Stock (other than, as applicable, Amcor, Merger Sub and their respective affiliates), which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth therein, as more fully described below in “— Opinions of Financial Advisors to Berry — Opinion of Lazard Frères & Co. LLC”;

•
the oral opinion of Wells Fargo Securities, dated November 18, 2024, which was confirmed by delivery of a written opinion, dated November 18, 2024, to the Berry Board as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio in the Merger to the holders of Berry Common Stock (other than, as applicable, Amcor, Merger Sub and their respective affiliates), which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth therein, as more fully described below in “— Opinions of Financial Advisors to Berry — Opinion of Wells Fargo Securities, LLC”;

Likelihood of Completion of the Merger
•
the likelihood that the Merger will be completed, based on, among other factors, the specific and limited closing conditions to the completion of the Merger, the fact that the definition of “Material Adverse Effect” has customary and reciprocal exclusions, the important absence of a financing condition or similar contingency relating to Amcor’s ability to obtain financing, the agreement by both Berry and Amcor to use reasonable best efforts to obtain necessary approvals for the Merger and the expectation of both Berry and Amcor that such approvals for the Merger will be obtained, as further described below in “— Regulatory Approvals and Related Matters”;

•
the Outside Date of the Merger Agreement, taking into account the ability of Berry or Amcor to extend the initial November 19, 2025 Outside Date in specified circumstances to May 19, 2026 (as more fully described in “The Merger Agreement — Termination of the Merger Agreement”), which the Berry Board certainly expected to allow for sufficient time to obtain all required regulatory approvals to consummate the Merger;

•
the ability of Berry to specifically enforce Amcor’s obligations under the Merger Agreement;

Favorable Terms of the Merger Agreement
•
the review by the Berry Board with Berry’s outside legal and financial advisors of the structure of the Merger and financial and other terms of the Merger Agreement, including the parties’ representations and warranties and covenants, the conditions to their respective obligations to complete the Merger and the termination provisions and related termination fees. In connection with such review, the Berry Board also considered the following specific aspects of the Merger Agreement (which are not necessarily presented in order of relative importance):

•
that Berry and Amcor agreed to use their respective reasonable best efforts to consummate the Merger and obtain the necessary approvals for the Merger, including the obligation of Amcor to agree to (x) make divestitures, hold separate assets, grant licenses or make other dispositions of businesses, assets, properties or product lines of Amcor or Berry that generated, in the aggregate, net sales of no more than $550 million during the twelve month period ended on June 30, 2024 or (y) any obligations or restrictions on future conduct or freedom of action of the businesses, assets, properties or product lines of Amcor or Berry so long as such obligations or restrictions would not have more than a de minimis effect on the business of Amcor and Berry, taken as a whole;
•
the ability of Berry, subject to specified limitations, to respond to and engage in discussions regarding unsolicited third-party acquisition proposals under certain circumstances and, ultimately, to change its recommendation that Berry Stockholders adopt the Merger Agreement and vote “FOR” the Berry Merger Proposal and terminate the Merger Agreement to enter into an agreement providing for a superior proposal, subject to compliance with the procedural terms and conditions set forth in the Merger Agreement and including, in certain circumstances, the payment of a termination fee of $260 million (such a fee and its amount are customary in transactions of this nature and size), which the Berry Board believes would not be a substantial impediment to a third party making an acquisition proposal and which is, in fact, as a percentage of the aggregate equity value of Berry Common Stock in the Merger, on the lower end of the range of customary termination fees in U.S. public company acquisitions, as further discussed in “The Merger Agreement — No Solicitation,” “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Expenses and Termination Fees”;

•
the terms of the Merger Agreement that restrict Amcor’s ability to solicit and engage in alternative business combination transactions, subject to certain exceptions, as further discussed in “The Merger Agreement — No Solicitation”;

•
the fact that the Merger is subject to approval by the holders of at least a majority of the shares of Berry Common Stock;

•
the obligation of Amcor to pay Berry by way of compensation a termination payment of $260 million upon termination of the Merger Agreement under specified circumstances, including in connection with a superior proposal involving Amcor, as further discussed in “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Expenses and Termination Fees”;

Governance Matters
•
the fact that, at the Effective Time, four Berry directors to be designated by the Berry Board and approved by the Amcor Board (such approval not to be unreasonably withheld, conditioned or delayed) would be appointed to the board of directors of the combined company (who shall qualify as “independent” under the listing rules of NYSE, the applicable rules of the SEC and the published guidance of both Institutional Shareholder Services and Glass Lewis & Co. and have the requisite skill set, background and professional expertise, including taking into account the skill set, background and professional expertise of the other members of the Amcor Board at such time), which will allow for oversight of and input into the strategy of the combined company and will provide helpful continuity in advancing the combined company’s strategic goals; and

•
the fact that the Berry Board consists of a majority of independent directors who carefully reviewed the Merger with the assistance of Berry’s management and outside legal and financial advisors, and also took into consideration the financial expertise and prior industry experience of a number of directors.

The Berry Board weighed these advantages and opportunities against a number of risks, uncertainties and other potentially negative factors in its deliberations concerning the Merger Agreement and the Merger, including (and which are not necessarily presented in order of relative importance):
•
that the Exchange Ratio would not be adjusted to compensate for changes in the price of Amcor Ordinary Shares prior to the consummation of the Merger, which may result in Berry Stockholders receiving merger consideration at the consummation of the Merger with a lower market value than such merger consideration had at the announcement of the Merger. The Berry Board determined that the Exchange Ratio on the basis of which Amcor Ordinary Shares would be issued was appropriate and that the risks were acceptable in view of the relative historical trading values and financial performance of Berry and Amcor;
•
that the combined company may be unable to realize the anticipated synergies, operating results or commercial success;

•
the risks associated with Berry Stockholders holding a minority position in the combined company (approximately 37%), which may reduce the influence that the directors designated by Berry and Berry Stockholders will have on the management of the combined company;

•
the risk that the combined company’s financial performance may not meet Berry’s expectations;

•
the terms of the Merger Agreement that restrict Berry’s ability to solicit alternative acquisition proposals and to provide information to, or engage in discussions with, a third party interested in pursuing an alternative acquisition proposal, subject to certain exceptions, as further discussed in “The Merger Agreement — No Solicitation”;

•
certain provisions of the Merger Agreement, although reciprocal, may have the effect of discouraging alternative transaction proposals involving Berry;

•
the possibility that governmental authorities might seek to require certain actions of Berry or Amcor or impose certain terms, conditions or limitations on Berry’s or Amcor’s businesses in connection with granting approval of the Merger or might otherwise seek to prevent or delay the Merger, including the risk that governmental authorities might seek an injunction or order in court;

•
the potential for diversion of management attention and employee attrition from the possible effects of the announcement and pendency of the Merger and the potential effects on customers, clients, employees, vendors, strategic partners and business relationships;

•
the amount of time for completion of the Merger, including (1) for obtaining required regulatory approvals and (2) that completion of the Merger depends on factors outside of Berry’s control, and the risk that the pendency of the Merger for an extended period of time could have an adverse impact on Berry and Amcor, including their respective business relationships, business operations and financial results;

•
the interim operating covenants in the Merger Agreement that restrict Berry’s ability to operate its business and engage in and pursue certain business opportunities or strategic initiatives that may arise before the completion of the Merger, including the requirement that Berry use reasonable best efforts to carry on its business in all material respects in the ordinary course of business consistent with past practice;

•
that there can be no assurance that all conditions to the obligations of Berry or Amcor to the consummation of the Merger will be satisfied or waived even if the Berry Merger Proposal is approved by Berry Stockholders;

•
the possibility of non-consummation of the Merger and the potential consequences of non-consummation, including the potential negative impacts on Berry, its business and the trading price of Berry Common Stock;

•
the difficulty and costs inherent in completing the Merger and integrating large businesses, operations and workforces and the risk that the potential synergies, and other benefits expected to be obtained as a result of the Merger might not be fully or timely realized;

•
the risk that, despite the retention efforts of Berry and Amcor prior to consummation of the merger, the combined company may not retain key personnel or there may be key employee attrition;

•
the obligation of Berry to pay Amcor by way of compensation a termination payment of $260 million upon termination of the Merger Agreement under specified circumstances, as further discussed in “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Expenses and Termination Fees”;

•
the fact that the completion of the Merger is subject to approval by Amcor stockholders of the Amcor Share Issuance Proposal;

•
the fact that Amcor would not be obligated to pay a termination fee if the Merger Agreement is terminated due to regulatory impediments or the failure of Amcor shareholders to approve the Amcor Share Issuance Proposal (in the absence of a superior proposal involving Amcor);

•
the ability of Amcor to, subject to specified limitations, respond to and engage in discussions regarding unsolicited third-party acquisition proposals under certain circumstances and, ultimately, to change its recommendation that the Amcor stockholders vote “FOR” the Amcor Share Issuance Proposal and terminate the Merger Agreement to enter into an agreement providing for a superior proposal, subject to compliance with the procedural terms and conditions set forth in the Merger Agreement and including, in certain circumstances, the payment of a termination fee (which is customary in transactions of this nature) of $260 million, as further discussed in “The Merger Agreement — No Solicitation,” “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Expenses and Termination Fees”;

•
Amcor’s ability, subject to certain conditions and in certain circumstances with the payment of a termination fee, to terminate the Merger Agreement, as further discussed in “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Expenses and Termination Fees”;

•
the risk that the necessary regulatory approvals may not be obtained, may be delayed or may be conditioned and the risk that regulators may require divestitures or other remedies, and the fact that Amcor is not required to agree to (x) make divestitures, hold separate assets, grant licenses or make other dispositions of businesses, assets, properties or product lines of Amcor or Berry that generated, in the aggregate, net sales of more than $550 million during the twelve month period ended on June 30, 2024 or (y) any obligations or restrictions on future conduct or freedom of action of the businesses, assets, properties or product lines of Amcor or Berry that would have more than a de minimis effect on the business of Amcor and Berry, taken as a whole;

•
the risks of litigation relating to the Merger and the associated costs, burden and inconvenience involved in defending any such proceedings;

•
the significant costs involved in connection with entering into the Merger Agreement and consummating the Merger (many of which are payable whether or not the Merger is consummated);

•
the fact that the respective opinions of Lazard and Wells Fargo Securities as to the fairness, from a financial point of view, of the Exchange Ratio speak only as of the date of such opinions and did not and will not take into account events occurring or information that has become available after such date, including any changes in the operations and prospects of Berry or Amcor, financial, economic, market and other conditions and other factors that may be beyond the control of Berry and Amcor and on which such opinions were based, any of which may be material;

•
the fact that Berry Stockholders will not be entitled to appraisal rights in connection with the Merger; and

•
risks and other considerations of the type and nature described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Berry Board considered the factors described above as a whole, including through engaging in discussions with Berry senior management and Berry’s outside legal and financial advisors and among the members of the Berry Board. Based on this review and consideration, the Berry Board unanimously concluded that these factors, on balance, supported a determination that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were advisable, fair to and in the best interests of Berry and Berry Stockholders, and resolved to recommend that Berry Stockholders adopt the Merger Agreement on the terms and conditions set forth in the Merger Agreement.
In addition, the Berry Board was aware of and considered the fact that Berry’s directors and executive officers may have certain interests in the Merger that are different from, or in addition to, the interests of Berry Stockholders generally, as described in “Interests of Berry Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors that the Berry Board considered is not, and is not intended to be, exhaustive. The Berry Board collectively reached the conclusion to approve the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, in light of the various factors described above and other factors that the members of the Berry Board believed appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Berry Board considered in connection with its evaluation of the Merger, the Berry Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Berry Board. In considering the factors discussed above, individual directors may have given different weights to different factors.
The foregoing discussion of the information and factors considered by the Berry Board in approving the Merger Agreement is forward-looking in nature. This information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”
Opinions of Financial Advisors to Berry
Opinion of Lazard Frères & Co. LLC
Berry has engaged Lazard as a financial advisor to Berry in connection with the Merger. In connection with Lazard’s engagement, the Berry Board requested that Lazard evaluate the fairness, from a financial point of view, of the Exchange Ratio provided for in the Merger. On November 18, 2024, at a meeting of the Berry Board held to evaluate the Merger, Lazard rendered an oral opinion, confirmed by delivery of a written opinion dated November 18, 2024, to the Berry Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Lazard, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to holders of Berry Common Stock (other than, as applicable, Amcor, Merger Sub and their respective affiliates).
The full text of Lazard’s written opinion, dated November 18, 2024, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus. The description of Lazard’s opinion set forth below is qualified in its entirety by reference to the full text of Lazard’s opinion. Lazard’s opinion was provided for the benefit of the Berry Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio provided for in the Merger from a financial point of view and Lazard did not express any view or opinion as to any other terms or aspects of the Merger. Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Berry might engage, or the merits of the underlying decision by Berry to engage in the Merger. Lazard’s opinion was not intended to and did not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any related matters.
In connection with Lazard’s opinion, Lazard:
•
reviewed the financial terms and conditions of a draft, dated November 18, 2024, of the Merger Agreement;

•
reviewed certain publicly available historical business and financial information relating to Berry and Amcor;

•
reviewed various financial forecasts and other data provided to Lazard by Berry relating to the business of Berry, financial forecasts and other data provided to Lazard by Amcor relating to the business of Amcor and the projected net cost savings, other synergies and benefits and capital avoidance opportunities, including the amount, timing and expected costs to achieve thereof, anticipated by the managements of Berry and Amcor to be realized from the Merger;

•
held discussions with members of the senior managements of Berry and Amcor with respect to the businesses and prospects of Berry and Amcor, respectively, and the projected net cost savings, other synergies and benefits and capital avoidance opportunities;

•
reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Berry and Amcor, respectively;

•
reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of Berry;

•
reviewed historical stock prices and trading volumes of Berry Common Stock and Amcor Ordinary Shares;

•
reviewed the potential pro forma financial impact of the Merger on Berry relative to Berry on a standalone basis based on the financial forecasts relating to Berry and Amcor and the projected net cost savings, other synergies and benefits and capital avoidance opportunities referred to above; and

•
conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Berry or Amcor or concerning the solvency or fair value of Berry or Amcor, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses (including those related to projected net cost savings, other synergies and benefits and capital avoidance opportunities anticipated by the managements of Berry and Amcor to be realized from the Merger), Lazard assumed, with the consent of Berry, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Berry and Amcor, respectively, and such projected net cost savings, other synergies and benefits and capital avoidance opportunities. Lazard assumed no responsibility for and expressed no view as to any such forecasts (including such projected net cost savings, other synergies and benefits and capital avoidance opportunities) or the assumptions on which they were based. Lazard also relied upon the assessments of the management of Berry as to, among other things, matters relating to the HHNF Spin-off, including as to the tax consequences thereof, net proceeds therefrom and other financial terms and aspects involved.
Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of such opinion. Lazard further noted that volatility in the credit, commodities and financial markets, may have an effect on Berry, Amcor or the Merger and Lazard expressed no opinion as to the effects of such volatility on Berry, Amcor or the Merger. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard expressed no opinion as to the prices at which shares of Berry Common Stock or Amcor Ordinary Shares may trade at any time subsequent to the announcement of the Merger. In connection with Lazard’s engagement, Lazard was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with Berry. In addition, Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Berry might engage, or the merits of the underlying decision by Berry to engage in the Merger.
In rendering its opinion, Lazard assumed, with the consent of Berry, that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. Representatives of Berry advised Lazard, and Lazard assumed, that the Merger Agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of Berry, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the Merger would not have an adverse effect on Berry, Amcor or the Merger. Lazard further assumed, with the consent of Berry, that the Merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Lazard expressed no opinion as to any tax or other consequences that might result from the Merger, and Lazard’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Berry obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified in Lazard’s opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger, and

Lazard’s analyses and opinion did not address any potential divestitures that may be undertaken by Berry subsequent to the date of Lazard’s opinion or the potential impact thereof. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.
In preparing its opinion, Lazard performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Lazard’s opinion or the analyses underlying, and factors considered in connection with, Lazard’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Lazard arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Lazard believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.
In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Berry and Amcor. No company, business or transaction reviewed is identical or directly comparable to Berry, Amcor or the Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.
The estimates contained in Lazard’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.
Lazard was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between Berry and Amcor and the decision to enter into the Merger Agreement was solely that of the Berry Board. Lazard’s opinion was only one of many factors considered by the Berry Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Berry Board or Berry’s management with respect to the Merger or the consideration payable in the Merger.
Financial Analyses
The summary of the financial analyses described below under this heading “— Financial Analyses” is a summary of the material financial analyses reviewed with the Berry Board and performed by Lazard in connection with Lazard’s opinion, dated November 18, 2024. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Lazard, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Lazard. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Approximate implied per share equity value reference ranges derived from the financial analyses described below, other than historical trading prices, were rounded to the nearest $0.05. For purposes of the financial analyses described below, (i) the term “adjusted EBITDA” refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring and non-cash items and includes stock-based compensation expense, and (ii) certain financial data for Berry was presented pro forma for the HHNF Spin-off.
In calculating implied exchange ratio reference ranges as reflected in the financial analyses and certain additional information described below, Lazard divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Berry from such analyses and additional information by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Amcor from such analyses and additional information.
Selected Public Companies Analyses.   Lazard performed separate selected public companies analyses of Berry and Amcor in which Lazard reviewed certain financial and stock market information relating to Berry, Amcor and the selected publicly traded companies listed below.
Berry.   In its selected public companies analysis of Berry, Lazard reviewed certain financial and stock market information relating to Berry and the following nine selected companies that Lazard considered generally relevant for purposes of analysis as publicly traded companies with operations in the packaging and packaging-adjacent industries (as referenced in this section, collectively, the “Berry selected companies”):
•
Amcor plc

•
AptarGroup, Inc.

•
Avery Dennison Corporation

•
Graphic Packaging Holding Company

•
Huhtamäki Oyj

•
Pactiv Evergreen Inc.

•
Sealed Air Corporation

•
Silgan Holdings Inc.

•
Sonoco Products Company

Lazard reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on November 15, 2024 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents (including, in the case of Berry, estimated cash proceeds from the HHNF Spin-off per the management of Berry), as multiples of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA. Financial and other data of the Berry selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial and other data of Berry was based on financial forecasts and other information provided by Berry, public filings and other publicly available information, and calendarized for a December 31 year-end for comparative purposes.
The overall low to high calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for the Berry selected companies were 7.0x to 15.7x (with a mean of 9.8x and a median of 8.3x, in each case excluding Amcor) and 6.6x to 14.5x (with a mean of 9.2x and a median of 8.1x, in each case excluding Amcor), respectively. Lazard applied selected ranges of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples derived from the Berry selected companies of 7.5x to 9.0x and 7.0x to 8.5x, respectively, to corresponding data of Berry based on financial forecasts and other data relating to Berry. This analysis indicated approximate implied equity value reference ranges for Berry, based on calendar year 2024 estimated adjusted EBITDA, of $57.10 to $77.65 per share and, based on calendar year 2025 estimated adjusted EBITDA, of $53.25 to $74.50 per share.
Amcor.   In its selected public companies analysis of Amcor, Lazard reviewed certain financial and stock market information relating to Amcor and the following nine selected companies that Lazard considered generally relevant for purposes of analysis as publicly traded companies with operations in the packaging and packaging-adjacent industries (as referenced in this section, collectively, the “Amcor selected companies”):
•
AptarGroup, Inc.

•
Avery Dennison Corporation

•
Berry Global Group, Inc.

•
Graphic Packaging Holding Company

•
Huhtamäki Oyj

•
Pactiv Evergreen Inc.

•
Sealed Air Corporation

•
Silgan Holdings Inc.

•
Sonoco Products Company

Lazard reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on November 15, 2024 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, as multiples of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA. Financial and other data of the Amcor selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial and other data of Amcor was based on financial forecasts and other information provided by Amcor, public filings and other publicly available information, and calendarized for a December 31 year-end for comparative purposes.
The overall low to high calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for the Amcor selected companies were 7.0x to 15.7x (with a mean of 9.8x and a median of 8.3x, in each case excluding Berry) and 6.6x to 14.5x (with a mean of 9.2x and a median of 8.1x, in each case excluding Berry), respectively. Lazard applied selected ranges of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples derived from the Amcor selected companies of 9.75x to 11.25x and 9.25x to 10.75x, respectively, to corresponding data of Amcor based on financial forecasts and other data relating to Amcor. This analysis indicated approximate implied equity value reference ranges for Amcor, based on calendar year 2024 estimated adjusted EBITDA, of $8.70 to $10.80 per share and, based on calendar year 2025 estimated adjusted EBITDA, of $8.75 to $10.90 per share.
Utilizing the approximate implied per share equity value reference ranges derived for Berry and Amcor as described above, Lazard calculated the following approximate implied exchange ratio reference ranges, as compared to the Exchange Ratio:
Implied Exchange Ratio Reference Ranges Based On:		Exchange Ratio
CY2024E Adjusted EBITDA	CY2025E Adjusted EBITDA
5.296x – 8.914x	4.878x – 8.536x	7.250x
Berry Selected Precedent Transactions Analysis.   Using publicly available information, Lazard reviewed financial data relating to the following ten selected transactions that Lazard viewed as generally relevant for purposes of analysis as transactions involving target companies or businesses with operations in the packaging and packaging-adjacent industries (as referenced in this section, collectively, the “selected transactions”):
Announcement Date	Acquiror	Target
July 2024	• Silgan Holdings Inc.	• Weener Plastics Holdings B.V.
September 2021	• Silgan Holdings Inc.	• Unicep Packaging, Inc.
September 2021	• Silgan Holdings Inc.	• Gateway Plastics Inc.
January 2020	• Silgan Holdings Inc.	• Albéa Group S.A.S. (dispensing business)
March 2019	• Berry Global Group, Inc.	• RPC Group Plc
March 2019	• Liqui-Box, Inc.	• DS Smith plc (plastics division)
August 2018	• Amcor plc	• Bemis Company Inc.
February 2017	• RPC Group Plc	• Letica Group
August 2016	• Berry Global Group, Inc.	• AEP Industries Inc.
April 2016	• Amcor plc	• Alusa S.A.
Lazard reviewed, among other information, transaction values of the selected transactions as a multiple of the most recently available 12 months adjusted EBITDA of the target companies or businesses involved in the selected transactions. Financial and other data for the selected transactions were based on Wall

Street research analysts’ estimates, public filings and other publicly available information. Financial and other data of Berry was based on information provided by Berry, public filings and other publicly available information.
The overall low to high most recently available 12 months adjusted EBITDA multiples observed for the selected transactions was 7.4x to 13.0x (with a median of 9.3x). Lazard applied a selected range of most recently available 12 months adjusted EBITDA multiples derived from the selected transactions of 8.0x to 9.0x to the latest 12 months (as of September 30, 2024) adjusted EBITDA of Berry. This analysis indicated an approximate implied equity value reference range for Berry of $63.30 to $76.90 per share.
Discounted Cash Flow Analyses.   Lazard performed separate discounted cash flow analyses of Berry and Amcor.
Berry.   Lazard performed a discounted cash flow analysis of Berry by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Berry was forecasted to generate during the fiscal years ending September 30, 2025 through September 30, 2029 based on financial forecasts and other data provided by Berry. For purposes of this analysis, stock-based compensation was treated as a cash expense. Lazard calculated terminal values for Berry by applying to Berry’s fiscal year 2029 estimated adjusted EBITDA a selected range of adjusted EBITDA multiples of 7.5x to 9.0x. The present values (as of September 30, 2024) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.25% to 9.25%. This analysis indicated an approximate implied equity value reference range for Berry of $63.20 to $84.05 per share.
Amcor.   Lazard performed a discounted cash flow analysis of Amcor by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Amcor was forecasted to generate during the last three quarters of the fiscal year ending June 30, 2025 through the full fiscal year ending June 30, 2028 based on financial forecasts and other data provided by Amcor. For purposes of this analysis, stock-based compensation was treated as a cash expense. Lazard calculated terminal values for Amcor by applying to Amcor’s fiscal year 2028 estimated adjusted EBITDA a selected range of adjusted EBITDA multiples of 9.75x to 11.25x. The present values (as of September 30, 2024) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.0% to 9.0%. This analysis indicated an approximate implied equity value reference range for Amcor of $10.20 to $12.55 per share.
Utilizing the approximate implied per share equity value reference ranges derived for Berry and Amcor as described above, Lazard calculated the following approximate implied exchange ratio reference range, as compared to the Exchange Ratio:
Implied Exchange Ratio Reference Range	Exchange Ratio
5.036x – 8.229x	7.250x
Illustrative Has/Gets.   Lazard observed the theoretical implied per share equity value uplift for holders of Berry Common Stock that could result from the Merger based on financial forecasts and other data relating to Berry and Amcor provided by Berry and Amcor, respectively, and such holders’ proportionate share (based on the approximate implied pro forma ownership of holders Berry Common Stock in the combined company upon consummation of the Merger of approximately 37.4%) of the projected net cost savings, other synergies and benefits and capital avoidance opportunities anticipated by the managements of Berry and Amcor to be realized from the Merger. Lazard observed that the Merger could result in a theoretical implied per share equity value uplift for holders of Berry Common Stock relative to the midpoint of the approximate implied per share equity value reference range derived for Berry on a standalone basis based on calendar year 2025 estimated adjusted EBITDA as described above under “— Opinion of Lazard Frères & Co. LLC — Financial Analyses — Selected Public Companies Analyses — Berry” and the midpoint of the approximate implied per share equity value reference range derived for Berry on a standalone basis as described above under “— Opinion of Lazard Frères & Co. LLC — Financial Analyses — Discounted Cash Flow Analyses — Berry” of approximately 63% and 32%, respectively, and relative to the closing price of Berry Common Stock on November 15, 2024 of approximately 56% and 45%, respectively. Actual results achieved may vary from forecasted results and variations may be material.

Certain Additional Information
Lazard also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:
•
historical closing prices of Berry Common Stock and Amcor Ordinary Shares during the 52-week period ended November 15, 2024, which indicated low and high closing prices of Berry Common Stock of approximately $50.09 per share and $68.28 per share, respectively, and low and high closing prices of Amcor Ordinary Shares of approximately $8.83 per share and $11.44 per share, respectively, and an implied exchange ratio reference range of 4.378x to 7.733x; and

•
the relative contributions of Berry and Amcor to the combined company’s implied enterprise value, implied equity value, calendar year 2023 actual revenue through calendar year 2025 estimated revenue and calendar year 2023 actual adjusted EBITDA through calendar year 2025 estimated adjusted EBITDA based on financial forecasts and other data relating to Berry and Amcor provided by Berry and Amcor, respectively, which indicated approximate implied contribution percentages of Berry to the combined company’s (i) implied enterprise value of 40%, (ii) implied equity value of 35%, (iii) calendar year 2023 actual revenue through calendar year 2025 estimated revenue of 42% and (iv) calendar year 2023 actual adjusted EBITDA through calendar year 2025 estimated adjusted EBITDA of 46%, in each case as compared to the pro forma percentage equity ownership for holders of Berry Common Stock in the combined company upon consummation of the Merger of approximately 37.4%.

Miscellaneous
Berry has agreed to pay Lazard for its services in connection with the Merger an aggregate fee currently estimated to be approximately $43.5 million, of which a portion is payable on a quarterly basis, a portion was payable upon delivery of Lazard’s opinion and approximately $40 million is payable contingent upon consummation of the Merger. In addition, Berry agreed to reimburse Lazard for Lazard’s expenses, including certain fees and expenses of counsel, and to indemnify Lazard and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Lazard’s engagement.
As Lazard informed the Berry Board in connection with Lazard’s engagement, although during the two years preceding the date of Lazard’s opinion, Lazard and its affiliates had not been engaged to provide investment banking services to Berry and Amcor for which Lazard and such affiliates received or expect to receive compensation, Lazard and its affiliates in the future may be engaged to provide such services to Berry, Amcor and/or their respective affiliates for which Lazard and its affiliates would expect to receive compensation. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers, and, accordingly, hold and/or may at any time hold a long or short position in securities of Berry, Amcor and certain of their respective affiliates, and certain of Lazard’s affiliates also trade and hold securities on behalf clients, which include and/or may at any time include Berry, Amcor and certain of their respective affiliates.
Lazard is an internationally recognized investment banking firm providing a full range of investment banking and other services. Lazard was selected to act as investment banker to Berry because of Lazard’s experience and its reputation in investment banking and mergers and acquisitions and familiarity with Berry’s and Amcor’s respective industries.
Opinion of Wells Fargo Securities, LLC
Berry has engaged Wells Fargo Securities as a financial advisor to Berry in connection with the Merger. As part of such engagement, the Berry Board requested that Wells Fargo Securities evaluate the fairness, from a financial point of view, of the Exchange Ratio in the Merger. On November 18, 2024, at a meeting of the Berry Board held to evaluate the Merger, Wells Fargo Securities rendered an oral opinion, confirmed by delivery of a written opinion dated November 18, 2024, to the Berry Board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in preparing the opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to holders of Berry Common Stock (other than, as applicable, Amcor, Merger Sub and their respective affiliates).

The full text of the written opinion of Wells Fargo Securities, dated November 18, 2024, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus. The summary of the opinion of Wells Fargo Securities set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Wells Fargo Securities’ written opinion was for the information and use of the Berry Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio in the Merger from a financial point of view and did not address any other aspect or implication (financial or otherwise) of the Merger. Wells Fargo Securities expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of any party to the Merger and did not address the underlying business decision of the Berry Board or Berry to proceed with or effect the Merger. Wells Fargo Securities’ opinion does not constitute advice or a recommendation to any stockholder of Berry or any other person as to how to vote or act on any matter relating to the Merger or any other matter.
In preparing its opinion, Wells Fargo Securities:
•
reviewed a draft, dated November 18, 2024, of the Merger Agreement;

•
reviewed certain publicly available business and financial information relating to Berry, Amcor and the industries in which they operate;

•
compared the financial and operating performance of Berry and Amcor with publicly available information concerning certain other companies that Wells Fargo Securities deemed relevant, and compared current and historical market prices of Berry Common Stock and Amcor Ordinary Shares with similar data for such other companies;

•
compared the proposed financial terms of the Merger with publicly available financial terms of certain other business combinations Wells Fargo Securities deemed relevant;

•
reviewed certain internal financial analyses and forecasts for Berry and Amcor provided by the managements of Berry and Amcor;

•
reviewed certain estimates provided by the managements of Berry and Amcor as to the potential net cost savings, other synergies and capital avoidance opportunities, including the expected costs and timing to achieve thereof, expected by such managements to be achieved as a result of the Merger;

•
discussed with the managements of Berry and Amcor certain aspects of the Merger; the business, financial condition and prospects of Berry and Amcor, respectively; the effect of the Merger on the business, financial condition and prospects of Berry and Amcor, respectively; and certain other matters Wells Fargo Securities deemed relevant; and

•
considered such other financial analyses and investigations and such other information Wells Fargo Securities deemed relevant.

In giving its opinion, Wells Fargo Securities assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo Securities by Berry or Amcor or otherwise reviewed by Wells Fargo Securities. Wells Fargo Securities did not independently verified any such information, and pursuant to the terms of Wells Fargo Securities’ engagement by Berry, Wells Fargo Securities did not assume any obligation to undertake any such independent verification. In relying on the financial analyses and forecasts for Berry and Amcor provided by the managements of Berry and Amcor (including as to the potential net cost savings, other synergies and capital avoidance opportunities, and the expected costs and timing to achieve thereof, expected by the managements of Berry and Amcor to be achieved as a result of the Merger) that Wells Fargo Securities was directed to utilize in its analyses, Wells Fargo Securities assumed they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Berry and Amcor, as applicable, as to the future performance and financial condition of Berry, Amcor, such potential net cost savings, other synergies and capital avoidance opportunities and the other matters covered thereby. Wells Fargo Securities also assumed the financial results, including with respect to such potential net cost savings, other synergies and capital avoidance opportunities, reflected in such financial analyses and forecasts would be realized in the amounts and at the times projected. Wells Fargo Securities expressed no view or opinion with respect to such financial analyses and forecasts (including such potential net cost savings, other synergies and capital avoidance opportunities) or the assumptions upon which they were based. Wells Fargo Securities assumed any representations and warranties made by Berry and Amcor in the Merger Agreement or in other agreements relating to the Merger would be true and accurate in all respects that were material to Wells Fargo Securities’ analyses and opinion.
At the Berry Board’s direction, Wells Fargo Securities relied upon assessments of the managements of Berry and Amcor as to, among other things, (i) matters relating to the HHNF Spin-off, including as to the tax consequences thereof, net proceeds therefrom and other financial terms and aspects involved; and (ii) the ability of Amcor to integrate the operations of Berry with those of Amcor and to realize the potential net cost savings, other synergies and capital avoidance opportunities as contemplated. Wells Fargo Securities assumed there would be no developments with respect to any such matters that would have an adverse effect on Berry, Amcor or the Merger (including the contemplated benefits thereof) that would be material to Wells Fargo Securities’ analyses or opinion.
For purposes of its analyses and opinion, Wells Fargo Securities assumed, for U.S. federal income tax purposes, that the Merger would qualify as a “reorganization” within the meaning of Section 368 of the Code. Wells Fargo Securities also assumed, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Berry, Amcor or the Merger (including the contemplated benefits thereof). Wells Fargo Securities further assumed the Merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof that would be material to Wells Fargo Securities’ analyses or opinion. In addition, Wells Fargo Securities did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of Berry or Amcor, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. Wells Fargo Securities did not evaluate the solvency of Berry or Amcor under any state or federal laws relating to bankruptcy, insolvency or similar matters. Wells Fargo Securities assumed the final form of the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by Wells Fargo Securities in all respects material to its analyses and opinion.
Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, of the Exchange Ratio to holders of Berry Common Stock in the Merger (to the extent specified herein) and Wells Fargo Securities expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of any party to the Merger. Furthermore, Wells Fargo Securities expressed no opinion as to any other aspect or implication (financial or otherwise) of the Merger or any other agreement, arrangement, or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise, nor did Wells Fargo Securities’ analyses or opinion address any potential divestitures that may be undertaken by Berry subsequent to the date of such opinion or the potential impact thereof. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and Wells Fargo Securities relied upon the assessments of Berry and its advisors with respect to such advice.
Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on such date. Wells Fargo Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of Wells Fargo Securities’ opinion, notwithstanding that any such subsequent developments may affect such opinion. Wells Fargo Securities’ opinion did not address the relative merits of the Merger as compared to any alternative transactions or strategies that might be available to Berry, nor did it address the underlying business decision of the Board or Berry to proceed with or effect the Merger. Wells Fargo Securities expressed no opinion as to the actual value of Amcor Ordinary Shares when issued in the Merger or the prices at which Berry Common Stock, Amcor Ordinary Shares or any other securities of Berry or Amcor might trade at any time.

Wells Fargo Securities was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of Berry or any other alternative transaction. The issuance of Wells Fargo Securities’ opinion was approved by a fairness committee of Wells Fargo Securities.
The terms of the Merger Agreement, including the Exchange Ratio, were determined through arm’s-length negotiations between Berry and Amcor, and the decision to enter into the Merger Agreement was solely that of the Berry Board. Wells Fargo Securities’ opinion and financial analyses were only one of the many factors considered by the Berry Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Berry Board or the management of Berry with respect to the Merger or the Exchange Ratio.
Financial Analyses
The summary of the financial analyses described below under this heading “— Financial Analyses” is a summary of the material financial analyses utilized by Wells Fargo Securities and reviewed with the Berry Board in connection with Wells Fargo Securities’ opinion, dated November 18, 2024. The following summary of the material financial analyses utilized by Wells Fargo Securities does not purport to be a complete description of the analyses or data provided by Wells Fargo Securities. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Wells Fargo Securities, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Wells Fargo Securities. For purposes of the financial analyses described below, (i) the term “adjusted EBITDA” refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring and non-cash items and includes stock-based compensation expense, and (ii) certain financial data for Berry was pro forma for the HHNF Spin-off.
In calculating implied exchange ratio reference ranges as reflected in the financial analyses and certain additional information described below, Wells Fargo Securities divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Berry from the applicable analyses and additional information by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Amcor from the applicable analyses and additional information.
Selected Public Companies Analyses.   Wells Fargo Securities performed separate selected public companies analyses of Berry and Amcor in which Wells Fargo Securities reviewed selected financial data relating to Berry, Amcor and the selected publicly traded companies listed below.
Berry.   In its selected public companies analysis of Berry, using publicly available information, Wells Fargo Securities compared selected financial data of Berry with similar data for seven selected publicly traded companies with operations in the packaging and packaging-adjacent industries that Wells Fargo Securities deemed analogous to those engaged in by Berry (as referenced in this section, collectively, the “Berry selected companies”). The companies selected by Wells Fargo Securities were as follows:
•
Amcor plc

•
AptarGroup, Inc.

•
Graphic Packaging Holding Company

•
Pactiv Evergreen Inc.

•
Sealed Air Corporation

•
Silgan Holdings Inc.

•
Sonoco Products Company

None of the Berry selected companies reviewed is identical to Berry and certain of these companies may have characteristics that are materially different from those of Berry. However, these companies were selected because they are publicly traded companies that Wells Fargo Securities considered relevant for purposes of its analysis. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Berry.

Using publicly available information, Wells Fargo Securities reviewed, among other information, enterprise values (calculated as implied equity values based on closing stock prices on November 15, 2024 plus total debt, preferred stock and minority interests (as applicable) and less cash and cash equivalents) as multiples of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA. Financial and other data of the Berry selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial and other data of Berry was based on publicly available Wall Street research analysts’ estimates, financial forecasts and other information provided by the management of Berry, public filings and other publicly available information, and calendarized for a December 31 year-end for comparative purposes.
The overall low to high calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for the Berry selected companies were 7.0x to 15.7x (with a mean of 9.7x and a median of 8.5x) and 6.6x to 14.5x (with a mean of 9.2x and a median of 8.3x), respectively. Wells Fargo Securities noted that the calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for Berry were 8.8x and 8.4x, respectively, based on publicly available Wall Street research analysts’ estimates.
Wells Fargo Securities applied selected ranges of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples derived from the Berry selected companies of 7.75x to 8.75x and 7.50x to 8.50x, respectively, to corresponding data of Berry based on financial forecasts and other information provided by the management of Berry. This analysis indicated an overall approximate implied equity value per share reference range for Berry of $60.41 to $74.52.
Amcor.   In its selected public companies analysis of Amcor, using publicly available information, Wells Fargo Securities compared selected financial data of Amcor with similar data for six selected publicly traded companies with operations in the packaging and packaging-adjacent industries that Wells Fargo Securities deemed analogous to those engaged in by Amcor (as referenced in this section, collectively, the “Amcor selected companies”). The companies selected by Wells Fargo Securities were as follows:
•
AptarGroup, Inc.

•
Avery Dennison Corporation

•
Berry Global Group, Inc.

•
Huhtamäki Oyj

•
Sealed Air Corporation

•
Silgan Holdings Inc.

None of the Amcor selected companies reviewed is identical to Amcor and certain of these companies may have characteristics that are materially different from those of Amcor. However, these companies were selected because they are publicly traded companies that Wells Fargo Securities considered relevant for purposes of its analysis. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Amcor.
Using publicly available information, Wells Fargo Securities reviewed, among other information, enterprise values (calculated as implied equity values based on closing stock prices on November 15, 2024 plus total debt, preferred stock and minority interests (as applicable) and less cash and cash equivalents) as multiples of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA. Financial and other data of the Amcor selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial and other data of Amcor was based on publicly available Wall Street research analysts’ estimates, financial forecasts and other information provided by the management of Amcor, public filings and other publicly available information, and calendarized for a December 31 year-end for comparative purposes.
The overall low to high calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for the Amcor selected companies were 8.1x to 15.7x (with a mean of 10.7x and a median of 9.5x) and 7.6x to 14.5x (with a mean of 10.1x and a median of 9.1x), respectively. Wells Fargo Securities noted that the calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples observed for Amcor were 10.9x and 10.5x, respectively, based on publicly available Wall Street research analysts’ estimates.

Wells Fargo Securities applied selected ranges of calendar year 2024 and calendar year 2025 estimated adjusted EBITDA multiples derived from the Amcor selected companies of 10.0x to 11.5x and 9.5x to 11.0x, respectively, to corresponding data of Amcor based on financial forecasts and other information provided by the management of Amcor. This analysis indicated an overall approximate implied equity value per share reference range for Amcor of $9.06 to $11.28.
Utilizing the overall approximate implied equity value per share reference ranges derived for Berry and Amcor as described above, Wells Fargo Securities calculated the following approximate implied exchange ratio reference range, as compared to the Exchange Ratio:
Implied Exchange Ratio Reference Range	Exchange Ratio
5.357x – 8.227x	7.250x
Berry Selected Precedent Transactions Analysis.   Using publicly available information, Wells Fargo Securities reviewed 13 selected transactions involving businesses that Wells Fargo Securities deemed analogous to the business of Berry (as referenced in this section, collectively, the “Berry selected transactions”). The transactions selected by Wells Fargo Securities were as follows:
Announcement Date	Acquiror	Target
July 2024	• Silgan Holdings Inc.	• Weener Plastics Holdings B.V.
September 2021	• Silgan Holdings Inc.	• Unicep Packaging, Inc.
September 2021	• Silgan Holdings Inc.	• Gateway Plastics Inc.
January 2020	• Silgan Holdings Inc.	• Albéa Group S.A.S. (dispensing business)
March 2019	• Berry Global Group, Inc.	• RPC Group Plc
March 2019	• Liqui-Box, Inc.	• DS Smith plc (plastics division)
August 2018	• Amcor plc	• Bemis Company Inc.
April 2018	• Transcontinental Inc.	• Coveris Holdings S.A. (Coveris Americas business)
February 2017	• RPC Group Plc	• Letica Group
January 2017	• Silgan Holdings Inc.	• WestRock Company (Home, Heath and Beauty business)
September 2016	• Amcor plc	• Sonoco Products Company (Global Plastics blow molding business)
August 2016	• Berry Global Group, Inc.	• AEP Industries Inc.
April 2016	• Amcor plc	• Alusa S.A.
None of the Berry selected transactions reviewed was identical to the Merger. However, the Berry selected transactions were chosen because they are transactions involving target companies or businesses that Wells Fargo Securities considered relevant for purposes of its analysis. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies or businesses involved and other factors that could affect the selected transactions differently than they would affect the Merger.
Using publicly available information, Wells Fargo Securities reviewed, among other information, transaction values of the selected transactions as a multiple of the most recently available 12 months adjusted EBITDA. Financial and other data of the Berry selected transactions were based on public filings and other publicly available information. Financial and other data of Berry was based on information provided by the management of Berry, public filings and other publicly available information.
The overall low to high most recently available 12 months adjusted EBITDA multiples observed for the Berry selected transactions were 7.4x to 13.0x (with a mean of 9.8x and a median of 9.9x). Wells Fargo Securities applied a selected range of most recently available 12 months adjusted EBITDA multiples derived from the Berry selected transactions of 8.0x to 9.0x to the latest 12 months (as of September 30, 2024) adjusted EBITDA of Berry. This analysis indicated an approximate implied equity value per share reference range for Berry of $63.30 to $76.88.
Utilizing the approximate implied equity value per share reference range derived for Berry as described above and the overall approximate implied equity value per share reference range derived for Amcor as described above under “— Opinion of Wells Fargo Securities, LLC — Financial Analyses — Selected Public Companies Analyses — Amcor,” Wells Fargo Securities calculated the following approximate implied exchange ratio reference range, as compared to the Exchange Ratio:
Implied Exchange Ratio Reference Range	Exchange Ratio
5.613x – 8.487x	7.250x
Discounted Cash Flow Analyses.   Wells Fargo Securities performed separate discounted cash flow analyses of Berry and Amcor.
Berry.   Wells Fargo Securities performed a discounted cash flow analysis of Berry by calculating the estimated present value of the unlevered, after-tax free cash flows expected to be generated by Berry during the fiscal years ending September 30, 2025 through September 30, 2028 based on financial forecasts and other information provided by the management of Berry. For purposes of this analysis, stock-based compensation was treated as a cash expense. Wells Fargo Securities calculated a range of terminal values for Berry by applying to Berry’s estimated adjusted EBITDA for the fiscal year ending September 30, 2029 a selected range of adjusted EBITDA multiples of 7.25x to 8.50x. The unlevered free cash flows and range of terminal values were discounted to present values as of September 30, 2024 using a selected range of discount rates of 7.15% to 8.35%. This analysis indicated an approximate implied equity value per share reference range for Berry of $64.83 to $84.65.
Amcor.   Wells Fargo Securities performed a discounted cash flow analysis of Amcor by calculating the estimated present value of the unlevered, after-tax free cash flows expected to be generated by Amcor during the last three quarters of the fiscal year ending June 30, 2025 through the full fiscal year ending June 30, 2027 based on financial forecasts and other information provided by the management of Amcor. For purposes of this analysis, stock-based compensation was treated as a cash expense. Wells Fargo Securities calculated a range of terminal values for Amcor by applying to Amcor’s estimated adjusted EBITDA for the fiscal year ending June 30, 2028 a selected range of adjusted EBITDA multiples of 9.50x to 11.25x. The unlevered free cash flows and range of terminal values were discounted to present values as of September 30, 2024 using a selected range of discount rates of 6.75% to 8.05%. This analysis indicated an approximate implied equity value per share reference range for Amcor of $10.48 to $13.36.
Utilizing the approximate implied equity value per share reference ranges derived for Berry and Amcor as described above, Wells Fargo Securities calculated the following approximate implied exchange ratio reference range, as compared to the Exchange Ratio:
Implied Exchange Ratio Reference Range	Exchange Ratio
4.852x – 8.080x	7.250x
Intrinsic Theoretical Value Creation.   Wells Fargo Securities observed the theoretical implied per share equity value creation that could result from the Merger for existing holders of Berry Common Stock based on the pro forma equity ownership of such holders in the combined company upon consummation of the Merger, utilizing financial forecasts and other information relating to Berry and Amcor provided by the respective managements of Berry and Amcor and estimates provided by the managements of Berry and Amcor as to the potential net cost savings, other synergies and capital avoidance opportunities expected by such managements to be achieved as a result of the Merger, relative to the approximate implied equity value per share derived for Berry on a standalone basis as described above under “— Opinion of Wells Fargo Securities, LLC — Financial Analyses — Discounted Cash Flow Analyses — Berry.” Based on the implied pro forma equity ownership of holders of Berry Common Stock in the combined company upon consummation of the Merger of approximately 37%, this indicated that the Merger could create a hypothetical incremental implied equity value per share uplift for holders of Berry Common Stock of approximately 28.5% to 32.0% relative to the approximate implied equity value per share reference range derived for Berry on a standalone basis as described above under “— Opinion of Wells Fargo Securities, LLC — Financial Analyses — Discounted Cash Flow Analyses — Berry.” There can be no assurance that the projected financial information and impacts from the Merger will not be substantially greater or less than those estimated by the management of Berry or as described above.
Certain Additional Information
Wells Fargo Securities observed the following additional information that was not considered part of Wells Fargo Securities’ financial analyses with respect to its opinion but was noted for informational purposes:
•
historical closing prices for Berry Common Stock and Amcor Ordinary Shares during the 52-week period prior to November 15, 2024, which indicated low and high closing prices for Berry Common Stock (pro forma for the HHNF Spin-off) of $50.09 per share and $68.28 per share, respectively, and low and high closing prices for Amcor Ordinary Shares of $8.83 per share and $11.44 per share, respectively, during such period; and

•
certain publicly available equity research analysts’ price targets for Berry Common Stock and Amcor Ordinary Shares, which indicated price targets for Berry Common Stock and Amcor Ordinary Shares of $58.75 to $75.28 per share (with a median of $69.77 per share) and $10.00 to $11.50 per share (with a median of $10.80 per share), respectively, and a corresponding approximate implied exchange ratio reference range of 5.109x to 7.528x (with a median of 6.460x).

Miscellaneous
The foregoing summary does not purport to be a complete description of the analyses or data presented by Wells Fargo Securities. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wells Fargo Securities believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, implied reference ranges from any particular analysis, combination of analyses or as otherwise described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Wells Fargo Securities with respect to the actual value of Berry or Amcor. The order of analyses described does not represent the relative importance or weight given to those analyses by Wells Fargo Securities. In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Wells Fargo Securities considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses utilized by Wells Fargo Securities are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Wells Fargo Securities’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Berry and Amcor and the transactions compared to the Merger.
Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Berry selected Wells Fargo Securities as its financial advisor in connection with the Merger because of its qualifications, reputation and experience generally and its familiarity with Berry, Amcor and their respective businesses.
For services rendered in connection with the Merger, Berry has agreed to pay Wells Fargo Securities an aggregate fee currently estimated to be approximately $43.5 million, of which a portion was payable upon announcement of the Merger and approximately $41 million is contingent upon consummation of the Merger. In addition, Berry has agreed to reimburse Wells Fargo Securities for certain expenses, including certain fees and disbursements of counsel, and to indemnify Wells Fargo Securities and certain related parties for certain liabilities and other items, including liabilities under federal securities laws, arising out of Wells Fargo Securities’ engagement.
As Wells Fargo Securities informed the Berry Board in connection with Wells Fargo Securities’ engagement, during the two years preceding the date of Wells Fargo Securities’ opinion, Wells Fargo Securities and its affiliates have had investment and/or commercial banking relationships with Berry and Amcor, for which Wells Fargo Securities and such affiliates received customary compensation. Such relationships included (i) with respect to Berry, acting as (a) financial advisor to Berry in connection with the HHNF Spin-off, a joint lead arranger, joint bookrunner, administrative agent, collateral agent and U.K. security trustee for, and as a lender under, certain credit facilities established in connection with the HHNF Spin-off in November 2024 and an underwriter for debt offerings by an affiliate of Berry in connection with the HHNF Spin-off in October 2024; and (b) joint bookrunner on offerings of debt securities by Berry in January 2024, May 2023 and March 2023; and (ii) with respect to Amcor, acting as joint bookrunner on offerings of debt securities in May 2023 and May 2024. Wells Fargo Securities and its affiliates also are an agent and a lender under one or more credit facilities of Berry and Amcor. During the approximate two-year period preceding the date of Wells Fargo Securities’ opinion, Wells Fargo Securities and its affiliates received aggregate fees of approximately $27 million from Berry, and aggregate fees of approximately $1 million from Amcor, for the services described above. In addition, as of November 14, 2024, Wells Fargo Securities and its affiliates held, on a proprietary basis, less than 1% of the outstanding shares of Berry Common Stock and less than 1% of the outstanding Amcor Ordinary Shares. In the ordinary course of business, Wells Fargo Securities and its affiliates trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Berry, Amcor and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.
Certain Amcor Unaudited Prospective Financial Information
Other than its quarterly and annual financial guidance and business outlook, including certain projections as to future growth as defined by certain metrics, which may be updated from time to time, Amcor does not as a matter of course make available other public projections as to future revenues, earnings or other results. In particular, Amcor does not as a matter of course make public long-term projections or forecasts as to its future revenues, earnings or other results given the uncertainty of the underlying assumptions and estimates. However, in connection with the Merger, Amcor’s management reviewed and updated certain unaudited prospective financial information of Amcor on a standalone basis covering Amcor’s fiscal years 2025 through 2028 (the “Amcor unaudited projections”), which were provided to the Amcor Board and Berry in connection with their respective evaluations of the Merger and to Amcor’s and Berry’s respective financial advisors. Amcor’s fiscal year ends on June 30. Also in connection with the Merger, Amcor received certain unaudited prospective financial information of Berry covering Berry’s fiscal years 2025 through 2029, as described under “Certain Berry Unaudited Prospective Financial Information.”
The Amcor unaudited projections were prepared treating Amcor on a standalone basis, without giving effect to the Merger, including any impact of the negotiation or execution of the Merger Agreement, the expenses that may be incurred in connection with the Merger or the consummation thereof, the potential synergies that may be achieved by the combined company as a result of the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the Merger, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. In connection with the Merger, Amcor’s and Berry’s management also prepared and agreed upon certain potential annual run-rate pre-tax cost, growth and financial synergies estimated to be realized by the combined company in connection with the Merger, as further described below. The estimated synergies are not reflected in the Amcor unaudited projections.
The Amcor unaudited projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of

Certified Public Accountants for preparation and presentation of prospective financial information, GAAP or any other recognized accounting standards, but, in the view of Amcor’s management were prepared on a reasonable basis, reflecting the best available estimates and judgments of Amcor’s management at the time of preparation and presented as of the time of preparation, to the best of Amcor’s management’s knowledge and belief, the expected course of action and the expected future financial performance of Amcor. However, this information is not fact and should not be relied upon as necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Amcor unaudited projections or the estimated synergies. Although Amcor’s management believes there is a reasonable basis for the Amcor unaudited projections, Amcor cautions stockholders that future results could be materially different from the Amcor unaudited projections. This summary of the Amcor unaudited projections is not included in this joint proxy statement/prospectus to influence any decision of Amcor Shareholders whether to vote for the Amcor Share Issuance Proposal, but because the Amcor unaudited projections were provided to Amcor Board for purposes of considering and evaluating the Merger and to Amcor’s financial advisors and Berry and its financial advisors. The prospective financial information of Amcor included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Amcor’s management. Amcor’s independent registered public accounting firm, PricewaterhouseCoopers AG, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the prospective financial information prepared by Amcor and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers AG report incorporated by reference in this joint proxy statement/prospectus relates to Amcor’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
The Amcor unaudited projections and the estimated synergies are subject to estimates and assumptions in many respects and, as a result, subject to interpretation in many respects. While presented with numerical specificity, the Amcor unaudited projections and the estimated synergies are based upon a variety of estimates and assumptions that are inherently uncertain, although considered reasonable by Amcor’s management as of the date of their preparation. These estimates and assumptions may prove not to be appropriate for any number of reasons, including foreign exchange rate fluctuations, commodity prices, general economic conditions, trends in the packaging industry, including trends in capital spending, inventory and unit production, competition and the risks discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Also see “Where You Can Find More Information.” The Amcor unaudited projections and the estimated synergies also reflect assumptions as to certain business decisions that are subject to change. Since the Amcor unaudited projections reflect Amcor on a standalone basis without giving effect to the Merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the Merger or any changes to Amcor’s operations or strategy that may be implemented after completion of the Merger. There can be no assurance that the Amcor unaudited projections or the estimated synergies will be realized, and actual results may differ materially from those shown. Generally, the more extended the period to which the Amcor unaudited projections and the estimated synergies relate, the less predictive the information becomes.
The Amcor unaudited projections contain certain non-GAAP financial measures: Adjusted EBITDA, Adjusted Net Income, and Adjusted Free Cash Flow. Amcor uses these non-GAAP financial measures to evaluate operating performance and believes that these non-GAAP financial measures are useful to enable investors and other external parties to understand Amcor’s projected performance. These non-GAAP financial measures are not prepared in accordance with GAAP, should not be construed as a substitute for, or superior to, results determined in accordance with GAAP, are not reported by all of Amcor’s competitors (including Berry) and may not be directly comparable to similarly titled measures of Amcor’s competitors (including Berry) given potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to a board of directors in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Amcor Board or Amcor’s management in connection with their respective evaluations of the Merger. Accordingly, Amcor has not provided a reconciliation of the non-GAAP financial measures included in the Amcor unaudited projections to the relevant GAAP financial measures.

Furthermore, the Amcor unaudited projections and estimated synergies do not take into account any circumstances or events occurring after the date such information was prepared. Neither Amcor nor Berry can give assurance that, had the Amcor unaudited projections and estimated synergies been prepared either as of the date of the Merger Agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Amcor and Berry do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Amcor unaudited projections and estimated synergies to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are not realized, including to reflect changes in general economic or industry conditions.
In light of the foregoing, and considering that the Amcor Extraordinary General Meeting and the Berry Special Meeting will be held several months after the date the Amcor unaudited projections and estimated synergies were prepared, as well as the uncertainties inherent in any forecasted information, Amcor Shareholders and Berry Stockholders are cautioned not to place undue reliance on such information, and Amcor and Berry urge all Amcor Shareholders and Berry Stockholders to review Amcor’s most recent SEC filings for a description of Amcor’s reported financial results and Berry’s most recent SEC filings for a description of Berry’s reported financial results. See the section titled “Where You Can Find More Information.”
None of Amcor, Berry, the combined company or their respective affiliates officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Amcor unaudited projections or the estimated synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Amcor unaudited projections or the estimated synergies to reflect circumstances existing after the date the Amcor unaudited projections or the estimated synergies were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Amcor unaudited projections or the estimated synergies, as applicable, are shown not to be appropriate. None of Amcor or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Amcor Shareholder regarding Amcor’s ultimate performance compared to the information contained in the Amcor unaudited projections or the estimated synergies or that forecasted results will be achieved. Amcor has made no representation to Berry, in the Merger Agreement or otherwise, concerning the Amcor unaudited projections or the estimated synergies.
Summary of the Amcor Unaudited Financial Projections
The following table presents certain unaudited prospective financial information of Amcor on a standalone basis covering Amcor’s fiscal years 2025 through 2028 prepared by Amcor’s management.
(in millions)	FY2025F	FY2026F	FY2027F	FY2028F
Sales	$13,877	$14,418	$14,947	$15,506
Adjusted EBITDA(1)	$2,067	$2,193	$2,322	$2,467
Adjusted Net Income(2)	$1,067	$1,145	$1,222	$1,299
Capital Expenditures	$526	$553	$566	$587
Net Working Capital	$1,294	$1,319	$1,319	$1,318
Adjusted Free Cash Flow(3)	$956	$965	$1,086	$1,211

(1)
With respect to the Amcor unaudited projections, Amcor defines Adjusted EBITDA as net income plus income tax expense, interest expense, depreciation, amortization of intangible assets, impact of hyperinflation for Amcor subsidiaries in Argentina, and certain other non-recurring or non-cash charges. Note that while amortization of acquired intangible assets is excluded from non-GAAP adjusted financial measures, the revenue of the acquired entities and all other expenses unless otherwise stated, are reflected in Adjusted EBITDA and Adjusted Net Income and the acquired assets contribute to revenue generation.

(2)
With respect to the Amcor unaudited projections, Amcor defines Adjusted Net Income as Adjusted EBITDA (as defined in footnote (1) above) less interest expense, income tax expense, depreciation and income attributable to non-controlling interests. Note that while amortization of acquired intangible assets is excluded from non-GAAP adjusted financial measures, the revenue of the acquired entities and all other expenses unless otherwise stated, are reflected in Adjusted EBITDA and Adjusted Net Income and the acquired assets contribute to revenue generation.
(3)
With respect to the Amcor unaudited projections, Amcor defines Adjusted Free Cash Flow as Adjusted EBITDA (as defined in footnote (1) above) less costs associated with cash restructuring charges, capital expenditures, changes in working capital, cash payments for interest and income taxes and certain other cash flow items.

Certain Berry Unaudited Prospective Financial Information
Other than its quarterly and annual financial guidance and business outlook, including certain projections as to future growth as defined by certain metrics, which may be updated from time to time, Berry does not as a matter of course make available other public projections as to future revenues, earnings or other results. In particular, Berry does not as a matter of course make public long-term projections or forecasts as to its future revenues, earnings or other results given the uncertainty of the underlying assumptions and estimates. However, in connection with the Merger, Berry’s management reviewed and updated certain unaudited prospective financial information of Berry on a standalone basis covering Berry’s fiscal years 2025 through 2029 (the “Berry unaudited projections”). Berry’s fiscal year comprises the 52- or 53-week period ending generally on the Saturday closest to September 30. Berry’s management provided the Berry unaudited projections to the Berry Board for purposes of considering and evaluating the Merger and to Berry’s financial advisors, Lazard and Wells Fargo Securities, for their use and reliance in connection with their respective financial analyses and opinions as described above under the heading “— Opinions of Berry’s Financial Advisors.” Berry also shared the Berry unaudited projections with Amcor and its financial advisors, Goldman Sachs and UBS. Also in connection with the Merger, Berry received certain unaudited prospective financial information of Amcor covering Amcor’s fiscal years 2025 through 2028, as described above under “— Summary of the Amcor Unaudited Financial Projections.”
The Berry unaudited projections were prepared treating Berry on a standalone basis, without giving effect to the Merger, including any impact of the negotiation or execution of the Merger, the expenses that may be incurred in connection with the Merger or the consummation thereof, the potential synergies that may be achieved by the combined company as a result of the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the Merger, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. The Berry unaudited projections were also prepared on a pro forma basis excluding the impact of the HHNF Spin-off (but including the Specialty Tapes Business (as defined below)), except as set forth below. In connection with the Merger, Berry’s and Amcor’s management also prepared and agreed upon certain potential annual run-rate pre-tax cost, growth and financial synergies estimated to be realized by the combined company in connection with the Merger, as further described below. The estimated synergies are not reflected in the Berry unaudited projections.
The Berry unaudited projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Berry’s management were prepared on a reasonable basis, reflecting the best available estimates and judgments of Berry’s management at the time of preparation and presented as of the time of preparation, to the best of Berry’s management knowledge and belief, the expected course of action and the expected future financial performance of Berry. However, this information is not fact and should not be relied upon as necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Berry unaudited projections or the estimated synergies. Although Berry’s management believes there is a reasonable basis for the Berry unaudited projections, Berry cautions stockholders that future results could be materially different from the Berry unaudited projections. This summary of the Berry unaudited projections is not included in this joint proxy statement/prospectus to influence any decision of Berry Stockholders whether to vote for the Berry Merger Proposal, but because the Berry unaudited projections were provided to the Berry Board for purposes of considering and evaluating the Merger and to Berry’s financial advisors and Amcor and its financial advisors.

The prospective financial information of Berry included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Berry’s management. Berry’s independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the financial projections by Berry and, accordingly, does not express an opinion or any other form of assurance with respect thereto.
The Berry unaudited projections and the estimated synergies are subject to estimates and assumptions in many respects and, as a result, subject to interpretation in many respects. While presented with numerical specificity, the Berry unaudited projections and the estimated synergies are based upon a variety of estimates and assumptions that are inherently uncertain, although considered reasonable by Berry’s management as of the date of their preparation. These estimates and assumptions may prove not to be appropriate for any number of reasons, including foreign exchange rate fluctuations, commodity prices, general economic conditions, trends in the packaging industry, including trends in capital spending, inventory and unit production, competition and the risks discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Also see “Where You Can Find More Information.” The Berry unaudited projections and the estimated synergies also reflect assumptions as to certain business decisions that are subject to change. Since the Berry unaudited projections reflect Berry on a standalone basis without giving effect to the Merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the Merger or any changes to Berry’s operations or strategy that may be implemented after completion of the Merger. There can be no assurance that the Berry unaudited projections or the estimated synergies will be realized, and actual results may differ materially from those shown. Generally, the more extended the period to which the Berry unaudited projections and the estimated synergies relate, the less predictive the information becomes.
The Berry unaudited projections contain certain non-GAAP financial measures that Berry believes are helpful in understanding its past financial performance and future results. Berry’s management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Berry believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Berry’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Berry’s competitors (including Amcor) and may not be directly comparable to similarly titled measures of Berry’s competitors (including Amcor) given potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to a board of directors in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Berry Board or Berry’s management in connection with their respective evaluations of the Merger. Accordingly, Berry has not provided a reconciliation of the non-GAAP financial measures included in the Berry unaudited projections to the relevant GAAP financial measures.
Furthermore, the Berry unaudited projections and estimated synergies do not take into account any circumstances or events occurring after the date such information was prepared. Neither Berry nor Amcor can give assurance that, had the Berry unaudited projections and estimated synergies been prepared either as of the date of the Merger Agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Berry and Amcor do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Berry unaudited projections and estimated synergies to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are not realized, including to reflect changes in general economic or industry conditions.
In light of the foregoing, and considering that the Berry Special Meeting and Amcor Extraordinary General Meeting will be held several months after the date the Berry unaudited projections and estimated synergies were prepared, as well as the uncertainties inherent in any forecasted information, Berry Stockholders and Amcor Shareholders are cautioned not to place undue reliance on such information, and Berry and Amcor urge all Berry Stockholders and Amcor Shareholders to review Berry’s most recent SEC filings for a description of Berry’s reported financial results and Amcor’s most recent SEC filings for a description of Amcor’s reported financial results. See the “Where You Can Find More Information.”
None of Berry, Amcor, the combined company or their respective affiliates officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Berry unaudited projections or the estimated synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Berry unaudited projections or the estimated synergies to reflect circumstances existing after the date the Berry unaudited projections or the estimated synergies were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Berry unaudited projections or the estimated synergies, as applicable, are shown not to be appropriate. None of Berry or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Berry Stockholder regarding Berry’s ultimate performance compared to the information contained in the Berry unaudited projections or the estimated synergies or that forecasted results will be achieved. Berry has made no representation to Amcor, in the Merger Agreement or otherwise, concerning the Berry unaudited projections or the estimated synergies.
Summary of the Berry Unaudited Financial Projections
The following table presents certain unaudited prospective financial information of Berry on a standalone basis covering Berry’s fiscal years 2025 through 2029 prepared by Berry’s management.
(in millions)	FY2025F	FY2026F	FY2027F	FY2028F	FY2029F
Revenue(1)	$10,248	$10,634	$10,942	$11,260	$11,589
Gross Profit	$2,036	$2,129	$2,207	$2,283	$2,353
Adjusted EBITDA(1)(2)	$1,821	$1,912	$1,977	$2,046	$2,118
Total Capital Expenditures(3)	$590	$605	$621	$563	$580
Net Working Capital	$385	$398	$410	$423	$437

(1)
An earlier version of the Berry unaudited projections prepared by Berry’s management and shared with the Berry Board included certain immaterial variations for Berry’s fiscal year 2025.

(2)
Adjusted EBITDA, a non-GAAP financial measure, refers to net income before depreciation and amortization, income tax expense, interest expense (net), and certain non-recurring or non-cash charges.

(3)
Includes non-recurring IT infrastructure investments.

Certain Estimated Synergies
Throughout October and November 2024, Berry’s and Amcor’s management, both independently and collaboratively, assisted by each party’s strategic consultants, prepared estimates of certain synergies that could be achieved by the combined company in connection with the proposed Merger. Berry’s and Amcor’s management agreed that the estimated synergies include approximately $650 million of identified cost, growth and financial synergies by the end of the third year after consummation of the Merger, which includes approximately $530 million of annual run-rate pre-tax cost synergies, approximately $60 million of annual run-rate financial savings, approximately $60 million of annual run-rate pre-tax earnings benefit from growth synergies and an additional approximately $280 million of one-time cash benefits from working capital efficiencies offsetting approximately $280 million of expected pre-tax costs to achieve synergies, which are collectively referred to herein as the “estimated synergies.” The estimated synergies were provided to the Berry Board and the Amcor Board and to Berry’s and Amcor’s respective financial advisors.
The estimated synergies assumed that the expected benefits of the Merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the Merger. See “— Amcor Unaudited Financial Projections” and “— Berry Unaudited Financial Projections”

for further information regarding the uncertainties underlying the estimated synergies, as well as under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the Merger.
Description of Debt Financing
In connection with, and concurrently with entry into, the Merger Agreement, Amcor, as guarantor, and Amcor Flexibles North America, Inc. (“AFNA”), as borrower, entered into a debt commitment letter, dated November 19, 2024 (the “Debt Commitment Letter”), with Goldman Sachs Bank USA, UBS AG, Stamford Branch and UBS Securities LLC (collectively, the “Banks”), pursuant to which the Banks have agreed to provide AFNA with an unsecured 364-day bridge loan facility (the “Bridge Facility”) in an aggregate principal amount of $3.0 billion on the terms and subject to the conditions set forth in the Debt Commitment Letter for the purposes of refinancing certain existing indebtedness of Berry (the “Specified Berry Debt”). The Bridge Facility will be available to be drawn upon in the event that Amcor or one of its subsidiaries has not prior to or concurrently with the consummation of the Merger received proceeds from one or more debt capital markets or loan facility transactions sufficient to refinance the Specified Berry Debt. The obligations of the Banks to provide the debt financing in accordance with the Debt Commitment Letter are subject to conditions customary for transactions of this type.
Closing and Effective Time of the Merger
The consummation of the Merger is required to take place on the third business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions to closing (described in “The Merger Agreement — Conditions to the Consummation of the Merger”) other than those conditions that by their terms are to be fulfilled at the closing, but subject to the fulfillment or (to the extent permitted by applicable law) waiver of such conditions, or such other date as may be mutually agreed upon in writing by Amcor, Merger Sub and Berry.
As soon as practicable on the closing date, Amcor, Merger Sub and Berry will cause a duly executed and completed certificate of merger relating to the Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at the time the certificate of merger for the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Amcor, Merger Sub and Berry and specified in the certificate of merger in accordance with the DGCL.
Amcor and Berry are currently targeting completion of the Merger in the middle of calendar year 2025 and are working to complete the Merger on this timeline. However, it is possible that factors outside the control of the parties to the Merger Agreement could result in the Merger being completed at a different time, or not at all.
Governance Matters After the Merger
Pursuant to the Merger Agreement, Amcor has agreed to take all necessary action to cause, effective as of the Effective Time, the Amcor Board to consist of eleven directors, four of whom will be designated by Berry. Pursuant to the Merger Agreement, Amcor has agreed to take all necessary actions to cause, effective as of the Effective Time, Graeme Liebelt to remain Chairman of the Amcor Board and Stephen Sterrett to serve as Deputy Chairman of the Amcor Board. Along with Mr. Sterrett, Berry has designated Jonathan F. Foster, James T. Glerum, Jr. and Jill A. Rahman to serve as directors of the Amcor Board as of the Effective Time. Amcor has confirmed that each of Messrs. Foster, Glerum and Sterrett and Ms. Rahman (i) will qualify both (a) as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC and (b) as an independent director in accordance with published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co. and (ii) has the requisite skill set, background and professional expertise, including taking into account the skill set, background and professional expertise of other members of the Amcor Board, as of the Effective Time. Arun Nayar, Andrea Bertone and David Szczupak have notified the Amcor Board of their decision to resign from the Amcor Board effective as of the Effective Time. Their resignations from the Amcor Board are solely for the purpose of creating adequate vacancies on the Amcor Board to allow for the appointment of Messrs. Foster,

Glerum and Sterrett and Ms. Rahman to the Amcor Board upon consummation of the Merger pursuant to the Merger Agreement and are therefore conditional upon the consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement. For more information about Messrs. Foster and Glerum and Ms. Rahman, please refer to Berry’s definitive proxy statement for Berry’s 2025 annual meeting of stockholders, filed with the SEC on January 7, 2025. For more information about the members of the Amcor Board, please refer to Amcor’s definitive proxy statement for Amcor’s 2024 annual meeting of stockholders, filed with the SEC on September 24, 2024.
Ownership of the Combined Company
Immediately after the Effective Time, Amcor Shareholders as of immediately prior to the Merger are expected to collectively own approximately 63% of the outstanding capital stock of Amcor and Berry Stockholders as of immediately prior to the Merger are expected to collectively own approximately 37% of the outstanding capital stock of Amcor, each calculated based on the fully diluted market capitalizations of Amcor and Berry as of the date of signing of the Merger Agreement. The exact ownership interests of Amcor Shareholders and Berry Stockholders in the combined company immediately following the Merger will depend on the number of Amcor Ordinary Shares and the number of shares of Berry Common Stock issued and outstanding immediately prior to the Effective Time.
Regulatory Approvals and Related Matters
Subject to the terms and conditions set forth in the Merger Agreement, Amcor and Berry have agreed to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by the Merger Agreement and cause the conditions to the Merger to be satisfied as promptly as reasonably practicable, but in no event later than the Outside Date, including by using their respective reasonable best efforts to accomplish the following (in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger) as promptly as reasonably practicable: (i) obtain all actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any governmental entity or other person; (ii) prepare and make all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with governmental entities); (iii) take all steps to obtain an approval from, or to avoid an action by, any governmental entity or other person; and (iv) execute and deliver any additional instruments that are reasonably necessary to carry out fully the purposes of the Merger Agreement.
U.S. Antitrust Clearance
The obligations of Amcor and Berry to consummate the Merger are subject to, among other conditions, the expiration or earlier termination of any waiting period (and any extension thereof) under the HSR Act and there not being in effect any agreement with either the FTC or Antitrust Division of the DOJ not to consummate the Merger.
Under the HSR Act, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a notification and report form with the Antitrust Division of the DOJ and the FTC. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective notification and report forms.
If the Antitrust Division of the DOJ or the FTC issues a Request for Additional Information and Documentary Material (a “Second Request”) prior to the expiration of this initial 30-calendar-day waiting period, the transaction cannot close until the parties observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless such second waiting period is terminated earlier. The parties filed their respective notification and report forms pursuant to the HSR Act on January 6, 2025. Unless extended or earlier terminated, the 30-calendar-day waiting period under the HSR Act will expire on February 5, 2025.
At any time before the Effective Time, notwithstanding the expiration or termination of the waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act, the FTC or the Antitrust Division of the DOJ, or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets, or to impose restrictions on the operations of Amcor or Berry following the consummation of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.
Non-U.S. Antitrust Clearance and Regulatory Approvals
Amcor and Berry derive revenues in other jurisdictions where merger control, foreign investment, or foreign subsidies filings or clearances may be necessary or recommended, including, among others, approvals in the European Union by the European Commission under Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings and Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022 on foreign subsidies distorting the internal market. The Merger cannot be consummated until the closing conditions relating to applicable filings or clearances in the required jurisdictions have been satisfied or waived. Amcor and Berry have also made merger control filings in a limited number of additional jurisdictions, but consummation of the Merger is not conditioned on clearances from those jurisdictions having been obtained or waived. Although neither Amcor nor Berry believes that the Merger will violate antitrust laws outside of the U.S. or other laws outside the U.S. that prohibit, restrict, or regulate foreign investments or foreign subsidies, there can be no assurance that non-U.S. regulatory authorities or, under certain circumstances, private parties, will not attempt to challenge the transaction on antitrust grounds or for other reasons.
Amcor and Berry are in the process of submitting notifications to the European Commission of the transaction pursuant to Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings and Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022 on foreign subsidies distorting the internal market.
As of January 6, 2025, Amcor and Berry had filed for some of the other applicable non-U.S. regulatory approvals required for closing and are anticipating filing the remaining processes in due course. Regulatory review in the applicable jurisdictions is ongoing.
Securities and Exchange Commission
In connection with the issuance of Amcor Ordinary Shares to Berry Stockholders, Amcor has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. Each of Amcor and Berry have agreed to use their reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after filing.
New York Stock Exchange
The consummation of the Merger is subject to approval for listing of the Amcor Ordinary Shares issuable in the Merger on the NYSE, subject to official notice of issuance.
Accounting Treatment
Amcor and Berry prepare their respective financial statements in accordance with GAAP. The accounting guidance for business mergers requires the determination of the target, the purchase price, the acquisition date, the fair value of assets and liabilities of the target and the measurement of goodwill. The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”). Amcor will be the acquirer for financial accounting purposes and Berry will be treated as the acquiree, based on a number of factors considered at the time of preparation of this joint proxy statement/prospectus, including, but not limed to, the equity instruments to be issued and the intended corporate governance and senior management structure of the combined organization.

Treatment of Berry Equity Awards
Berry Restricted Stock Units
At the Effective Time, each outstanding Berry RSU Award will be treated as follows:
•
Each Vested Berry RSU Award will be cancelled and converted into the right to receive (i) the number of Amcor Ordinary Shares equal to the product, rounded down to the nearest whole number of shares, of (a) the number of shares of Berry Common Stock subject to such Vested Berry RSU Award immediately prior to the Effective Time and (b) the Exchange Ratio, and (ii) a cash amount equal to Berry DERs (if any) related to such Vested Berry RSU Award immediately prior to the Effective Time, payable no later than 5 business days following the Effective Time.

•
Each Unvested Berry RSU Award will be converted into (i) an Amcor RSU Award relating to the number of Amcor Ordinary Shares equal to the product, rounded down to the nearest whole number of shares, of (a) the number of shares of Berry Common Stock subject to such Unvested Berry RSU Award immediately prior to the Effective Time and (b) the Exchange Ratio, and (ii) an amount in restricted cash equal to the amount that is accrued but unpaid with respect to Berry DERs related to such Unvested Berry RSU Award immediately prior to the Effective Time, in each case, with the same terms and conditions that applied to such Unvested Berry RSU Award immediately prior to the Effective Time (including vesting and DERs) and will include certain additional relocation protections.

Berry Performance Stock Units
At the Effective Time, each outstanding Berry PSU Award will be assumed and converted into (or cancelled and replaced by) (i) an Amcor RSU Award, relating to the number of Amcor Ordinary Shares equal to the product, rounded down to the nearest whole number of shares, of (a) the number of shares of Berry Common Stock subject to such Berry PSU Award immediately prior to the Effective Time (with such number of shares of Berry Common Stock determined based upon actual performance through the Effective Time) and (b) the Exchange Ratio, and (ii) an amount in restricted cash equal to the value of any Berry DERs related to such Berry PSU Award immediately prior to the Effective Time, in each case with the same terms and conditions (including service-based vesting and DERs but excluding performance-based vesting conditions and cash settlement features) that applied to such Berry PSU Award immediately prior to the Effective Time and will include certain additional relocation protections.
Berry Options
At the Effective, Time each outstanding Berry Option will be treated as follows:
•
Each Vested Berry Option will be cancelled and converted into the right to receive (i) the number of Amcor Ordinary Shares equal to the quotient, rounded down to the nearest whole number of shares, of (a) the product of (1) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Vested Berry Option and (2) the number of shares of Berry Common Stock subject to such Vested Berry Option immediately prior to the Effective Time, divided by (b) the volume weighted average price of Amcor Ordinary Shares over the five business days prior to the Effective Time (determined in accordance with the Merger Agreement) and (ii) a cash amount equal to the amount accrued but unpaid with respect to any Berry DERs that correspond to such Vested Berry Option, payable no later than 5 Business Days following the Effective Time. Any Vested Berry Option with an exercise price that is greater than the Merger Consideration Value will be cancelled without consideration other than any accrued but unpaid Berry DERs as set forth above.

•
Each Unvested Berry Option will be assumed and converted into (or cancelled and replaced by) (i) an Amcor Converted Option with respect to the number of Amcor Ordinary Shares equal to the product, rounded down to the nearest whole number of shares, of (a) the number of shares of Berry Common Stock subject to the corresponding Unvested Berry Option and (b) the Exchange Ratio, and with an exercise price per Amcor Ordinary Share (rounded up to the nearest cent) that is equal to the quotient of (x) the exercise price per share of Berry Common Stock subject to the corresponding Unvested Berry Option immediately prior to the Effective Time and (y) the Exchange Ratio, and

(ii) an amount in restricted cash equal to any Berry DERs that are accrued and unpaid with respect to the Unvested Berry Option immediately prior to the Effective Time (which shall be subject to the same terms and conditions that applied to the corresponding Unvested Berry Option immediately prior to the Effective Time) (the “Accrued Unvested Berry Option DERs”). Each Amcor Converted Option will be subject to the same terms and conditions that applied to the corresponding Unvested Berry Option immediately prior to the Effective Time (as well as certain additional relocation protections) except that any corresponding right to receive future dividend equivalents in excess of the Accrued Unvested Berry Option DERs on Unvested Berry Options (as defined below) shall terminate.
Listing of Amcor Ordinary Shares; Delisting and Deregistration of Berry Common Stock
It is a condition to the consummation of the Merger that the Amcor Ordinary Shares to be issued to Berry Stockholders in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.
If the Merger is completed, Berry Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.
Appraisal Rights
Amcor Shareholders do not have appraisal rights in connection with the Merger. In accordance with Section 262 of the DGCL, no appraisal rights are available to Berry Stockholders in connection with the Merger.

THE MERGER AGREEMENT
The following is a summary of the principal terms of the Merger Agreement. This summary may not contain all of the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A hereto and incorporated by reference herein. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement and this Summary
The Merger Agreement and the summary of its terms and conditions in this joint proxy statement/prospectus have been included to provide information about the material terms and conditions of the Merger Agreement. The summary and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about Amcor, Berry, or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement are made by Amcor, Berry and Merger Sub only for the purposes of the Merger Agreement and are qualified and subject to certain limitations and exceptions agreed to by Amcor, Berry and Merger Sub in connection with negotiating the terms of the Merger Agreement, including being qualified by reference to confidential disclosures. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, including being qualified by reference to confidential disclosures. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement.
For the foregoing reasons, the representations, warranties, covenants and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Amcor, Berry, Merger Sub or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.
Structure of the Merger
At the Effective Time, Merger Sub will be merged with and into Berry, the separate corporate existence of Merger Sub will cease, and Berry will continue as the surviving corporation (which we refer to as the “Surviving Corporation”) and as a wholly-owned subsidiary of Amcor. The Surviving Corporation will continue to exist under the laws of the State of Delaware. At the Effective Time and by virtue of the Merger, the certificate of incorporation and bylaws of Berry will be amended and restated to be in the form of the certificate of incorporation and bylaws, respectively, of Merger Sub, as in effect immediately prior to the Effective Time (except that all references to Merger Sub will be references to Berry) and, as so amended and restated, will be the certificate of incorporation and bylaws, respectively, of Berry until thereafter changed or amended as provided therein or by applicable law.
Consummation and Effectiveness of the Merger
The consummation of the Merger is required to take place on the third business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions to closing other than those conditions that by their terms are to be fulfilled at the closing, but subject to the fulfillment or (to the extent permitted by applicable law) waiver of such conditions, or such other date as may be mutually agreed upon in writing by Amcor, Merger Sub and Berry. The Merger will become effective at the time the certificate of merger for the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as agreed by Amcor, Merger Sub and Berry and specified in the certificate of merger in accordance with the DGCL.

Post-Closing Governance
From and after the Effective Time, the directors of Merger Sub will be the directors of the Surviving Corporation until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL.
In addition, pursuant to the Merger Agreement, Amcor has agreed to take all necessary action to cause, effective as of the Effective Time, the Amcor Board to consist of eleven directors, four of whom will be designated by Berry. Pursuant to the Merger Agreement, Amcor has agreed to take all necessary actions to cause, effective as of the Effective Time, Graeme Liebelt to remain Chairman of the Amcor Board and Stephen Sterrett to serve as Deputy Chairman of the Amcor Board. Along with Mr. Sterrett, Berry has designated Jonathan F. Foster, James T. Glerum, Jr. and Jill A. Rahman to serve as directors of the Amcor Board as of the Effective Time. Amcor has confirmed that each of Messrs. Foster, Glerum and Sterrett and Ms. Rahman (i) will qualify both (a) as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC and (b) as an independent director in accordance with published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co. and (ii) has the requisite skill set, background and professional expertise, including taking into account the skill set, background and professional expertise of other members of the Amcor Board, as of the Effective Time. Arun Nayar, Andrea Bertone and David Szczupak have notified the Amcor Board of their decision to resign from the Amcor Board effective as of the Effective Time. Their resignations from the Amcor Board are solely for the purpose of creating adequate vacancies on the Amcor Board to allow for the appointment of Messrs. Foster, Glerum and Sterrett and Ms. Rahman to the Amcor Board upon consummation of the Merger pursuant to the Merger Agreement and are therefore conditional upon the consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement. For more information about Messrs. Foster, Glerum and Sterrett and Ms. Rahman, please refer to Berry’s definitive proxy statement for Berry’s 2025 annual meeting of stockholders, filed with the SEC on January 7, 2025. For more information about the members of the Amcor Board, please refer to Amcor’s definitive proxy statement for Amcor’s 2024 annual meeting of stockholders, filed with the SEC on September 24, 2024.
From and after the Effective Time, the officers of Berry immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the bylaws of the Surviving Corporation.
Merger Consideration
At the Effective Time, among other things, each issued and outstanding share of Berry Common Stock (excluding shares of Berry Common Stock held by Berry as treasury stock immediately prior to the Effective Time) will be converted into the right to receive 7.25 Amcor Ordinary Shares and, if applicable, cash in lieu of fractional Amcor Ordinary Shares that Berry Stockholders would otherwise be entitled to receive in the Merger, without interest, in each case, in accordance with the terms of the Merger Agreement.
Appraisal Rights
In accordance with Section 262 of the DGCL and the Companies (Jersey) Law 1991, as applicable, no appraisal rights will be available to Berry Stockholders or Amcor Shareholders in connection with the Merger.
Procedures for Surrendering Berry Stock Certificates
Prior to the closing, Amcor is required to enter into a customary exchange agreement with the transfer agent of Amcor for the payment of the merger consideration. Prior to or substantially concurrently with the Effective Time, Amcor is required to deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with the Merger Agreement through the Exchange Agent, (i) book-entry shares representing the full number of whole Amcor Ordinary Shares to be issued as merger consideration pursuant to the Merger Agreement and (ii) a number of shares sufficient to pay the amount of cash, if any, holders of Berry certificates or Berry book-entry shares are entitled to be paid pursuant to the Merger Agreement, and Amcor is required, after the Effective Time, if applicable, provide to the Exchange Agent any dividends or other distributions payable on such Amcor Ordinary Shares pursuant to the Merger Agreement. As promptly as practicable following the Effective Time, and in no event later than the fifth business day thereafter, Amcor will cause the Exchange Agent to mail a letter of transmittal to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Berry Common Stock. The letter of transmittal will specify that delivery of certificates will be effected and risk of loss and title to such certificates will pass only upon proper delivery of such certificates (or affidavits of loss in lieu of such certificates) to the Exchange Agent and will be in the form and have such other provisions as are reasonably acceptable to Amcor and Berry.
The letter of transmittal will be accompanied by instructions (in the form and having such provisions as are reasonably acceptable to Amcor and Berry) for use in effecting the surrender of the certificates in exchange for the number of Amcor Ordinary Shares (which will be in book-entry form) representing, in the aggregate, (i) the whole number of shares that such holder has the right to receive in respect of such certificates pursuant to the Merger Agreement, (ii) any dividends or other distributions payable pursuant to the Merger Agreement and (iii) cash in lieu of fractional Amcor Ordinary Shares payable pursuant to the Merger Agreement, collectively referred to as the “merger consideration.” Upon surrender of a certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange the merger consideration.
No holder of record of a book-entry share that immediately prior to the Effective Time represented outstanding shares of Berry Common Stock will be required to deliver a certificate or letter of transmittal or surrender such book-entry shares to the Exchange Agent, and in lieu thereof, each holder of a Berry book-entry share will automatically upon the Effective Time be entitled to receive the merger consideration. No interest will be paid or will accrue for the benefit of holders of the certificates or book-entry shares on the merger consideration or any cash payable pursuant to the Merger Agreement.
As of the Effective Time, shares of Berry Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist. As of the Effective Time, each holder of a certificate or book-entry share representing any shares of Berry Common Stock will cease to have any rights with respect thereto, except the right to receive the merger consideration as described above and subject to the terms and conditions set forth in the Merger Agreement.
Subject to applicable law, the holders of Amcor Ordinary Shares issued in exchange for certificates or book-entry shares as described above will receive, without interest, (i) at the time of delivery of such Amcor Ordinary Shares by the Exchange Agent, the amount of dividends or other distributions, if any, with a record date after the Effective Time paid with respect to such Amcor Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time, but before the delivery of Amcor Ordinary Shares by the Exchange Agent, and a payment date subsequent to such delivery of such Amcor Ordinary Shares by the Exchange Agent pursuant to the Merger Agreement, payable with respect to such Amcor Ordinary Shares.
Each of Amcor, Merger Sub, Berry, the Surviving Corporation and the Exchange Agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable tax law. Any amounts so deducted or withheld will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.
All Amcor Ordinary Shares issued pursuant to the Merger Agreement will be issued in book-entry form.
No Fractional Shares
No fractional Amcor Ordinary Shares will be issued upon the conversion or surrender for exchange of Berry certificates or book-entry shares, and such fractional share interests will not entitle the owner thereof to any Amcor Ordinary Shares or to vote or to any other rights of a holder of Amcor Ordinary Shares.

Each holder of shares of Berry Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of an Amcor Ordinary Share (after taking into account all certificates and book-entry shares delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the amount of the aggregate net proceeds of any sale or sales of excess shares at then prevailing prices on the NYSE, which such net proceeds are reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales and (ii) a fraction, (a) the numerator of which is the amount of the fractional share interest to which such holder of Berry certificates or book-entry shares is entitled (after taking into account all certificates and book-entry shares then held by such holder) and (b) the denominator of which is the aggregate amount of fractional share interests to which all holders of Berry certificates or book-entry shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Berry certificates or book-entry shares with respect to any fractional share interests, the Exchange Agent will promptly pay such amounts to such holders subject to and in accordance with the terms and conditions set forth in the Merger Agreement; provided that no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the Merger Agreement until the surrender of the certificates or book-entry shares held by such holders of shares of Berry Common Stock in accordance with the terms and conditions set forth in the Merger Agreement. The payment of cash in lieu of fractional share interests pursuant to the terms and conditions set forth in the Merger Agreement is not separately bargained-for consideration.
Treatment of Berry Equity Awards
Berry Restricted Stock Units
At the Effective Time, each outstanding Berry RSU Award will be treated as follows:
•
Each Vested Berry RSU Award will be cancelled and converted into the right to receive (i) the number of Amcor Ordinary Shares equal to the product, rounded down to the nearest whole number of shares, of (a) the number of shares of Berry Common Stock subject to such Vested Berry RSU Award immediately prior to the Effective Time and (b) the Exchange Ratio, and (ii) a cash amount equal to Berry DERs (if any) related to such Vested Berry RSU Award immediately prior to the Effective Time, payable no later than 5 business days following the Effective Time.

•
Each Unvested Berry RSU Award will be converted into (i) an Amcor RSU Award relating to the number of Amcor Ordinary Shares equal to the product, rounded down to the nearest whole number of shares, of (a) the number of shares of Berry Common Stock subject to such Unvested Berry RSU Award immediately prior to the Effective Time and (b) the Exchange Ratio, and (ii) an amount in restricted cash equal to the amount that is accrued but unpaid with respect to Berry DERs related to such Unvested Berry RSU Award immediately prior to the Effective Time, in each case, with the same terms and conditions that applied to such Unvested Berry RSU Award immediately prior to the Effective Time (including vesting and DERs) and will include certain additional relocation protections.

Berry Performance Stock Units
At the Effective Time, each outstanding Berry PSU Award will be assumed and converted into (or cancelled and replaced by) (i) an Amcor RSU Award, relating to the number of Amcor Ordinary Shares equal to the product, rounded down to the nearest whole number of shares, of (a) the number of shares of Berry Common Stock subject to such Berry PSU Award immediately prior to the Effective Time (with such number of shares of Berry Common Stock determined based upon actual performance through the Effective Time) and (b) the Exchange Ratio, and (ii) an amount in restricted cash equal to the value of any Berry DERs related to such Berry PSU Award immediately prior to the Effective Time, in each case with the same terms and conditions (including service-based vesting and DERs but excluding performance-based vesting conditions and cash settlement features) that applied to such Berry PSU Award immediately prior to the Effective Time and will include certain additional relocation protections.
Berry Options
At the Effective Time, each outstanding Berry Option will be treated as follows:

•
Each Vested Berry Option will be cancelled and converted into the right to receive (i) the number of Amcor Ordinary Shares equal to the quotient, rounded down to the nearest whole number of shares, of (a) the product of (1) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Vested Berry Option and (2) the number of shares of Berry Common Stock subject to such Vested Berry Option immediately prior to the Effective Time, divided by (b) the volume weighted average price of Amcor Ordinary Shares over the five business days prior to the Effective Time (determined in accordance with the Merger Agreement) and (ii) a cash amount equal to the amount accrued but unpaid with respect to any Berry DERs that correspond to such Vested Berry Option, payable no later than 5 Business Days following the Effective Time. Any Vested Berry Option with an exercise price that is greater than the Merger Consideration Value will be cancelled without consideration other than any accrued but unpaid Berry DERs as set forth above.

•
Each Unvested Berry Option will be assumed and converted into (or cancelled and replaced by) (i) an Amcor Converted Option with respect to the number of Amcor Ordinary Shares equal to the product, rounded down to the nearest whole number of shares, of (a) the number of shares of Berry Common Stock subject to the corresponding Unvested Berry Option and (b) the Exchange Ratio, and with an exercise price per Amcor Ordinary Share (rounded up to the nearest cent) that is equal to the quotient of (x) the exercise price per share of Berry Common Stock subject to the corresponding Unvested Berry Option immediately prior to the Effective Time and (y) the Exchange Ratio, and (ii) an amount in restricted cash equal to any Berry DERs that are accrued and unpaid with respect to the Unvested Berry Option immediately prior to the Effective Time (which shall be subject to the same terms and conditions that applied to the corresponding Unvested Berry Option immediately prior to the Effective Time). Each Amcor Converted Option will be subject to the same terms and conditions that applied to the corresponding Unvested Berry Option immediately prior to the Effective Time (as well as certain additional relocation protections) except that any corresponding right to receive future dividend equivalents in excess of the Accrued Unvested Berry Option DERs on Unvested Berry Options shall terminate.

Conditions to the Consummation of the Merger
The respective obligations of Amcor and Berry to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable law) by Amcor and Berry of the following conditions:
•
receipt of the Amcor Shareholder Approval;

•
receipt of the Berry Stockholder Approval;

•
the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger and there not being in effect any agreement with either the FTC or Antitrust Division of the DOJ not to consummate the Merger;

•
the receipt of the required regulatory approvals;

•
the absence of any order issued or entered, or any law enacted or promulgated, after the date of the Merger Agreement by any governmental body enjoining, or otherwise prohibiting the consummation of the Merger;

•
the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becoming effective under the Securities Act and the absence of any SEC stop order suspending the effectiveness of the registration statement being in effect; and

•
the approval for listing on the NYSE, subject to official notice of issuance, of the Amcor Ordinary Shares to be issued to Berry Stockholders in connection with the Merger.

In addition, Amcor’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction or waiver by Amcor (to the extent permitted by applicable law) of the following conditions:
•
certain representations and warranties Berry made in the Merger Agreement regarding corporate organization, corporate standing and corporate power, authority and non-contravention, existing agreements with respect to Berry’s securities, required vote to approve the transactions, broker’s fees and state takeover statutes (in each case, without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) being true and correct in all material respects as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date));
•
certain representations and warranties Berry made in the Merger Agreement regarding capitalization being true and correct as of the closing date as if made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date)), except for any de minimis inaccuracies;

•
certain representations and warranties Berry made in the Merger Agreement regarding the absence of a Material Adverse Effect on Berry being true and correct as of the closing date as if made on the closing date;

•
all other representations and warranties Berry made in the Merger Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) being true and correct as of the closing date as if made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date)), except where any failure of any such representation and warranty to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Berry;

•
performance by Berry in all material respects of the obligations required to be performed by it under the Merger Agreement at or prior to the closing date;

•
no change having had occurred since the date of the Merger Agreement that has had, or that would reasonably be expected to have, a Material Adverse Effect with respect to Berry; and

•
the delivery by Berry to Amcor of a certificate duly executed by an authorized officer of Berry, to the effect that the conditions described above have been satisfied.

In addition, Berry’s obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction or waiver by Berry (to the extent permitted by applicable law) of the following conditions:
•
certain representations and warranties Amcor made in the Merger Agreement regarding corporate organization, corporate standing and corporate power, authority and non-contravention, existing agreements with respect to Amcor’s securities, required vote to approve the transactions and broker’s fees (in each case, without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) being true and correct in all material respects as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date));

•
certain representations and warranties Amcor made in the Merger Agreement regarding Amcor’s capitalization being true and correct as of the closing date as if made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date)), except for any de minimis inaccuracies;

•
certain representations and warranties Amcor made in the Merger Agreement regarding the absence of a Material Adverse Effect on Amcor being true and correct as of the closing date as if made on the closing date;

•
all other representations and warranties Amcor made in the Merger Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) being true and correct as of the closing date as if made on the closing date (except to the extent any representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date)), except where any failure of any such representation and warranty to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Amcor;
•
performance by Amcor in all material respects of the obligations required to be performed by it at or prior to the closing date;

•
no change having had occurred since the date of the Merger Agreement that has had, or that would reasonably be expected to have, a Material Adverse Effect with respect to Amcor; and

•
the delivery by Amcor to Berry of a certificate duly executed by an authorized officer of Amcor, to the effect that the conditions described above have been satisfied.

Representations and Warranties
The Merger Agreement contains customary representations and warranties by Amcor and Berry and relate to, among other things:
•
organization, standing and corporate power;

•
corporate authority and non-contravention;

•
capital structure;

•
subsidiaries;

•
SEC documents, financial statements, and undisclosed liabilities;

•
absence of certain changes or events;

•
compliance with applicable laws and outstanding orders;

•
corrupt practices;

•
sanctions;

•
litigation;

•
benefit plans;

•
labor and employment matters;

•
taxes;

•
intellectual property;

•
information technology and data protection;

•
certain contracts;

•
environmental protection;

•
real property;

•
voting requirements;

•
Merger Sub (in the case of Amcor only);

•
respective opinions of Berry’s financial advisors to the Berry Board;

•
brokers;

•
customers and suppliers;

•
insurance;

•
basis in HHNF Spin-off (in the case of Berry only);

•
financing matters (in the case of Amcor only);

•
state takeover statutes; and

•
no other representations.

The representations and warranties made by Amcor and Berry are subject to exceptions and qualifications (including exceptions based on materiality or a Material Adverse Effect). In addition, the representations and warranties are qualified by certain documents filed with or furnished to the SEC by Amcor or Berry and the confidential disclosure letters delivered by Berry to Amcor and by Amcor to Berry.
None of the representations, warranties or agreements contained in the Merger Agreement or in any certificate, document or instrument delivered pursuant to the Merger Agreement will survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time. For more information, see “— Explanatory Note Regarding the Merger Agreement and this Summary” above.
Definition of “Material Adverse Effect”
Many of the representations and warranties in the Merger Agreement are qualified by a “Material Adverse Effect” standard on the party making such representations and warranties.
“Material Adverse Effect” on Amcor or Berry means, for the purposes of the Merger Agreement, any change, event, or development (each, a “Change”) that has had individually, or in the aggregate with all other Changes, a material adverse effect on the business, financial condition or results of operations of Amcor and its subsidiaries (without giving effect to the Merger), taken as a whole, or Berry and its subsidiaries, taken as a whole, respectively, excluding any Change to the extent it results from or arises out of:
•
general economic, political, governmental or regulatory conditions or securities, credit, financial or other capital markets conditions (including in interest, currency exchange rates, commodity prices or raw material prices), in each case in the United States or any foreign jurisdiction;

•
any failure, in and of itself, by Amcor or Berry, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period, or any changes in credit ratings with respect to Amcor and any of its subsidiaries or Berry and any of its subsidiaries (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect on Amcor or Berry, respectively, unless otherwise excluded in the definition of “Material Adverse Effect”);

•
the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by the Merger Agreement, including any litigation resulting or arising therefrom or with respect thereto or the impact thereof on the relationships of Amcor or Berry, respectively, and their respective subsidiaries, with customers, suppliers or partners, or compliance with or performance of the Merger Agreement (subject to additional limitations in the Merger Agreement);

•
any change, in and of itself, in the market price or trading volume of the securities of Amcor or Berry, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect on Amcor or Berry, respectively, unless otherwise excluded in the definition of “Material Adverse Effect”);

•
any change in applicable law or GAAP (or authoritative interpretation or enforcement thereof);

•
geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or any trade wars or sanctions;

•
any hurricane, tornado, flood, earthquake or other natural disaster;

•
conditions (or changes therein) generally affecting the industries in which Amcor or Berry or any of their subsidiaries operates;

•
any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19); and

•
any action specifically required to be taken by Amcor or Berry pursuant to the Merger Agreement or taken (or failure to be taken) by Amcor or Berry (except with respect to the interim operating covenants applicable each of Amcor and Berry);

provided that the exclusions in the first, fifth, sixth, seventh, eighth and ninth bullet points will not apply to the extent that such Changes have a disproportionate impact on Amcor and its subsidiaries (without giving effect to the Merger), or Berry and its subsidiaries, as applicable, relative to other participants in the industries in which Amcor and its subsidiaries (without giving effect to the Merger), or Berry and its subsidiaries, respectively, operate.
Conduct of Business Pending the Merger
Each of Amcor and Berry has agreed to certain covenants in the Merger Agreement restricting the conduct of its and its respective subsidiaries’ businesses between the date of the Merger Agreement and the Effective Time or, if applicable, the date on which the Merger Agreement is validly terminated.
In general, except for matters set forth in the confidential disclosure letter delivered by Berry to Amcor, as required by applicable law, as expressly required or expressly contemplated by the Merger Agreement, or as otherwise consented to by Amcor in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement to the earlier of the Effective Time and the time, if any, at which the Merger Agreement is terminated pursuant to its terms, Berry will, and will cause its subsidiaries to, use reasonable best efforts to carry on their respective businesses in all material respects in the ordinary course of business, and preserve substantially intact its business organization and their relationships with customers, suppliers and other third parties, in each case, having material business dealings with Berry or any of its subsidiaries, and Berry will not, and will not permit its subsidiaries to:
•
other than (i) dividends and distributions by a direct or indirect subsidiary wholly owned by Berry payable to another direct or indirect subsidiary wholly owned by Berry or payable to Berry and (ii) quarterly cash dividends on Berry Common Stock with timing that is consistent with past practice and in an amount per share of Berry Common Stock not to exceed $0.31 with respect to Berry’s fiscal year 2025 quarterly dividends, and $0.36 with respect to Berry’s fiscal year 2026 quarterly dividends, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock;

•
split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than, solely with respect to the capital stock or other securities of Berry’s wholly owned subsidiaries, actions or transactions solely between Berry and its wholly owned subsidiaries, or among Berry’s wholly owned subsidiaries;

•
purchase, redeem or otherwise acquire any shares of capital stock of Berry or any of its subsidiaries or other securities of Berry or any of its subsidiaries (other than certain acquisitions of shares under Berry’s equity plans), other than, solely with respect to the capital stock or other securities of Berry’s wholly owned subsidiaries, actions or transactions solely between Berry and its wholly owned subsidiaries, or among Berry’s wholly owned subsidiaries;

•
issue, deliver, sell, pledge or otherwise encumber or subject to any lien any equity securities (other than (i) in connection with the settlement or exercise of Berry equity awards outstanding as of the date of the Merger Agreement in accordance with their terms in effect on the date of the Merger Agreement or issued as permitted by the Merger Agreement in accordance with the terms governing the issuance of such type of Berry equity awards in effect on the date of the Merger Agreement, (ii) as required under the terms of any Berry benefit plan in effect on the date of the Merger Agreement, as permitted by or pursuant to the Merger Agreement and (iii) solely with respect to the capital stock or other securities of Berry’s wholly owned subsidiaries, transactions solely between Berry and its wholly owned subsidiaries, or among Berry’s wholly owned subsidiaries), or enter into any agreement with respect to the voting of, any of Berry’s capital stock;

•
other than in the ordinary course of business consistent and for renewals or extensions of any existing Berry material contract entered into in the ordinary course of business,(except as it relates to contracts for indebtedness for borrowed money) (i) materially amend or waive any material provision of, any Berry material contract, (ii) enter into any contract that would have been a Berry material contract had it been in effect as of the date of the Merger Agreement or (iii) terminate any Berry material contract (except for non-renewals or terminations pursuant to the expiration of the existing term of any Berry material contract);
•
(i) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation or (ii) acquire any material assets (other than acquisitions of equipment, supplies and inventory in the ordinary course of business), except (x) for transactions solely between Berry and its wholly owned subsidiaries, or among Berry’s wholly owned subsidiaries or (y) acquisitions or investments in any person in one or more transactions in which the consideration does not exceed $5 million for any single transaction or $25 million in the aggregate for all such transactions;

•
make any acquisitions or investments (irrespective of size) that would, or would reasonably be expected to, (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any approval, consent, clearance or authorization of any governmental entity under any antitrust law necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger, or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any governmental entity entering an order under any antitrust law prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger or (iii) otherwise materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•
transfer, assign, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse, subject to any lien (except for certain liens permitted under the Merger Agreement) or otherwise dispose of any material tangible or intangible assets, except (i) for transactions solely between Berry and its wholly owned subsidiaries, or among Berry’s wholly owned subsidiaries, (ii) for sales of inventory, or dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business, or (iii) the non-exclusive license of intellectual property in the ordinary course of business;

•
create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (i) for any inter-company indebtedness solely between Berry and its wholly owned subsidiaries, or among Berry’s wholly owned subsidiaries, (ii) borrowings by Berry or any of its subsidiaries in the ordinary course of business pursuant to the existing Berry revolving credit facility and guarantees of such borrowings issued by subsidiaries of Berry to the extent required under the terms of the existing Berry revolving credit facility as in effect on the date of the Merger Agreement, (iii) in connection with letters of credit issued under the existing Berry revolving credit facility in the ordinary course of business, (iv) any Berry interim refinancing as permitted in the Merger Agreement and (v) any trade payables in the ordinary course of business;

•
other than any action with respect to taxes, waive, release, assign, settle, pay, discharge or satisfy any pending or threatened legal, administrative, arbitral or other action, suit, charge investigation, proceeding, complaint, audit, indictment or litigation, other than any settlement, payment, discharge or satisfaction that (i) solely involves a monetary settlement resulting in the payment of damages not in excess of $5 million individually or $25 million in the aggregate and (ii) does not involve any material non-monetary relief;

•
to the extent doing so would be material to Berry and its subsidiaries, taken as a whole, (i) make, change or revoke any tax election or take any position on any material tax return filed on or after the date of the Merger Agreement, in each case that is inconsistent with elections made or positions taken in preparing or filing similar tax returns in prior periods, except in each case as a result of, or in response to, any change in applicable law, (ii) change any method of tax accounting, (iii) amend any income or other material tax return, (iv) settle or resolve any tax controversy, (v) make any change to the tax residency of Berry or any of its subsidiaries (or create a permanent establishment or taxable presence in a jurisdiction outside of its jurisdiction of incorporation or tax residency) or (vi) hold any share register of Berry or any of its non-U.K. subsidiaries within the U.K.;
•
except as required by any Berry benefit plan or labor agreement applicable to Berry or any of its subsidiaries, in each case, as in effect on the date of the Merger Agreement:

•
increase the compensation or benefits of any current or former officer, director, employee or other individual service provider, other than increases (i) made in the ordinary course of business to employees below the level of vice president or (ii) by reason of the payment, in the ordinary course of business, of incentive compensation for completed performance periods at actual achieved performance levels consistent with past practice and the applicable Berry benefit plan;

•
enter into, adopt, terminate, amend, or modify any Berry benefit plan, other than (i) new standard form employment agreements or offer letters entered into in the ordinary course of business with employees below the level of vice president or (ii) any ordinary course amendment or modification that does not result in a material enhancement of the compensation or benefits due under the applicable Berry benefit plan;

•
accelerate the vesting or payment of any compensation or benefits of any current or former officer, director, employee or other individual service provider;

•
provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;

•
grant to any current or former officer, director, employee or other individual service provider any equity or equity-based award or any right to receive any severance, change-in-control, retention, termination, transaction or similar compensation or benefits or increases therein; or

•
hire or terminate (other than for cause) any individual at or above the level of vice president;

•
change any of its material financial accounting policies or procedures currently in effect, except as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a governmental entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

•
make any payment of, commitment for or accrual of aggregate capital expenditures for any 12-month period that are greater than 110% of the amount set forth in the confidential disclosure letter delivered by Berry to Amcor (provided that the payment of, commitment for or accrual of capital expenditures among categories of capital expenditures will be substantially consistent with past practice);

•
(i) amend the certificate of incorporation of Berry or bylaws of Berry, (ii) merge or consolidate with any person or (iii) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (other than, in the case of this clause (iii), with respect to subsidiaries with de minimis assets and liabilities or in connection with any bona fide internal reorganization);

•
(i) amend, modify (other than amendments or modifications in the ordinary course of business that do not result in material economic concessions or material operational restrictions), extend, terminate, or enter into any labor agreement or (ii) voluntarily recognize or certify any union, labor organization, works council, other employee representative or group of employees as the bargaining representative for any employees of Berry or its subsidiaries;

•
implement any mass layoff, reduction in force, plant closing or other termination event requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar laws;

•
enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Berry or its subsidiaries as of the date of the Merger Agreement;

•
enter into any material derivative transaction; or

•
authorize, or commit or agree to take, any of the actions described above.

In general, except for matters set forth in the confidential disclosure letter delivered by Amcor to Berry, as required by applicable law, as expressly required or expressly contemplated by the Merger Agreement, or as otherwise consented to by Berry in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement to the earlier of the Effective Time and the time, if any, at which the Merger Agreement is terminated pursuant to its terms, Amcor will, and will cause its subsidiaries to, use reasonable best efforts to carry on their respective businesses in all material respects in the ordinary course of business, and preserve substantially intact its business organization and their relationships with customers, suppliers and other third parties, in each case, having material business dealings with Amcor or any of its subsidiaries, and Amcor will not, and will not permit its subsidiaries to:
•
amend the Amcor Articles of Association or Amcor Memorandum of Association of Amcor in any manner that would (i) prevent or materially delay the consummation of the Merger on the terms set forth in the Merger Agreement or (ii) be adverse in any material respect to the holders of Berry Common Stock (after giving effect to the Merger) relative to other holders of Amcor Ordinary Shares;

•
other than (i) dividends and distributions by a direct or indirect subsidiary wholly owned by Amcor payable to another direct or indirect subsidiary wholly owned by Amcor or payable to Amcor, (ii) quarterly cash dividends on Amcor Ordinary Shares consistent with past practice (including increases in the amount of such dividends consistent with past practice) and (iii) cash dividends on Amcor Ordinary Shares as are necessary to pro-rate the normal quarterly cash dividend for a three-month period if the Effective Time would occur in such period prior to the declaration of such normal quarterly cash dividend but after the declaration or payment (in such period) of a normal quarterly cash dividend on the shares of Berry Common Stock, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock;

•
split, combine, reclassify, subdivide, exchange or amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital, except for any such transaction by a wholly owned subsidiary of Amcor which remains a wholly owned subsidiary of Amcor after consummation of such transaction;

•
(i) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation or (ii) otherwise acquire any material assets (other than acquisitions of equipment, supplies and inventory in the ordinary course of business), except, in the case of each of clauses (i) and (ii), (a) for transactions solely between Amcor and its wholly owned subsidiaries or among Amcor’s wholly owned subsidiaries and (b) acquisitions or investments in any person in one or more transactions in which the consideration does not exceed $5 million for any single transaction or $25 million in the aggregate for all such transactions; provided, that Amcor will, prior to taking any such action set forth in clause (i) or (ii), consult with Berry and consider in good faith Berry’s perspective on such issues and Berry’s reasonable input regarding such action, and if such consultation occurs then Berry’s consent will be deemed to have been delivered in writing;

•
make any acquisitions or investments (irrespective of size) that would, or would reasonably be expected to, (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any approval, consent, clearance or authorization of any governmental entity under any antitrust law necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger, or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any governmental entity entering an order under any antitrust law prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger or (iii) otherwise materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•
transfer, assign, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse, subject to any lien (other than certain permitted liens in accordance with the Merger

Agreement) or otherwise dispose of any material tangible or intangible assets, except (a) for transactions solely between Amcor and its wholly owned subsidiaries, or among Amcor’s wholly owned subsidiaries, (b) sales of inventory, or dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business or (c) the non-exclusive license of intellectual property in the ordinary course of business; provided, that Amcor will, prior to taking any such action, consult with Berry and consider in good faith Berry’s perspective on such issues and Berry’s reasonable input regarding such action, and if such consultation occurs then Berry’s consent will be deemed to have been delivered in writing;
•
adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (other than with respect to subsidiaries with de minimis assets and liabilities or in connection with any bona fide internal reorganization);

•
issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of its share capital, voting securities, securities or equity interests (including any “phantom” stock, stock appreciation, profit participation or similar rights or equity-based awards) convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (including any Amcor equity awards), other than (i) (a) issuances of Amcor Ordinary Shares in respect of the settlement of outstanding Amcor equity awards, and (b) grants of Amcor equity awards or other equity and equity-linked awards to employees, directors and officers of Amcor or the subsidiaries of Amcor, (ii) transactions between Amcor and a wholly owned subsidiary of Amcor or between wholly owned subsidiaries of Amcor, or (iii) issuances of Amcor Ordinary Shares having a value at the time of issuance of no more than $500 million (in the aggregate for all such issuances) as consideration in connection with any merger, consolidation or acquisition of the stock or assets of any other person;

•
to the extent doing so would be material to Amcor and its subsidiaries, taken as a whole, (i) make, change or revoke any tax election or take any position on any material tax return filed on or after the date of the Merger Agreement, in each case that is inconsistent with elections made or positions taken in preparing or filing similar tax returns in prior periods, except in each case as a result of, or in response to, any change in applicable law, (ii) change any method of tax accounting, (iii) amend any income or other material tax return or (iv) settle or resolve any tax controversy; or

•
authorize, or commit or agree to take, any of the actions described above.

Obligations to Call Special Meetings
Amcor is required to duly give notice of, convene and hold the Amcor Extraordinary General Meeting as promptly as practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining the Amcor Shareholder Approval. Amcor may only postpone or adjourn the Amcor Extraordinary General Meeting (i) to solicit additional proxies for the purpose of obtaining the Amcor Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Amcor has determined after consultation with outside legal counsel is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Amcor Shareholders prior to the Amcor Extraordinary General Meeting. Subject to terms described in “—Obligations to Recommend the Approval of the Amcor Share Issuance Proposal and the Berry Merger Proposal,” the Amcor Board is required to recommend that Amcor Shareholders approve the Amcor Share Issuance Proposal and to use reasonable best efforts to solicit from Amcor Shareholders proxies in favor of the Amcor Share Issuance Proposal, take any other action required to be taken under applicable law and to take all other action necessary or advisable to secure the Amcor Shareholder Approval.
Berry is required to duly give notice of, convene and hold the Berry Special Meeting as promptly as practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, for the purpose of obtaining the Berry Stockholder Approval. Berry may only postpone or adjourn the Berry Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Berry Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Berry has determined after consultation with outside legal counsel is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Berry Stockholders prior to the Berry Special Meeting. Subject to terms described in “— Obligations to Recommend the Approval of the Amcor Share Issuance Proposal and the Berry Merger Proposal,” the Berry Board is required to recommend that Berry Stockholders adopt the Merger Agreement and to use reasonable best efforts to solicit from Berry Stockholders proxies in favor of the Berry Merger Proposal, take any other action required to be taken under applicable law and to take all other action necessary or advisable to secure the Berry Stockholder Approval.
Amcor and Berry will use reasonable best efforts to hold the Amcor Extraordinary General Meeting and the Berry Special Meeting on the same date and as soon as reasonably practicable after the date of the Merger Agreement.
No Solicitation
Amcor and Berry have each agreed not to, and to cause their respective subsidiaries and its and their respective officers, directors and employees not to, and to use reasonable best efforts to cause its and its controlled affiliates’ other representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction; or

•
participate in, participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction.

Notwithstanding these restrictions, the Merger Agreement provides that, if, at any time prior to obtaining the Amcor Shareholder Approval or the Berry Stockholder Approval, as applicable, Amcor or Berry, respectively, receives a bona fide written proposal to enter into an alternative transaction that did not result from a breach of the non-solicitation obligations set forth in the Merger Agreement, the consummation of which would constitute an alternative transaction that the Amcor Board or the Berry Board, as applicable, determines in good faith (after consultation with Amcor’s or Berry’s (as the case may be) respective outside legal counsel and financial advisors) constitutes or would reasonably be expected to result in a “superior proposal,” then Amcor or Berry, as applicable, may (i) furnish information with respect to itself and its subsidiaries to the person (or group of persons) making such superior proposal and its representatives pursuant to a customary confidentiality agreement containing confidentiality terms and use restrictions generally no less restrictive than the terms contained in that certain confidentiality agreement between Amcor and Berry (provided that any “standstill” provision need not prohibit a third party from making a proposal to Amcor or Berry, as applicable) and which does not prohibit Amcor or Berry, as applicable, from complying with its applicable non-solicitation obligations set forth in the Merger Agreement and (ii) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such superior proposal and its representatives.
The Merger Agreement also requires each party to (i) notify the other party promptly, and in any event within 24 hours, of receipt of any request for information, proposal or inquiry relating to an alternative transaction or any request, proposal or inquiry that could reasonably result in an alternative transaction, the material terms and conditions of such request, proposal or inquiry (including any changes thereto) and the identity of the person making such request, proposal or inquiry, (ii) keep the other party reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (iii) provide the other party, as soon as reasonably practicable after receipt or delivery (but in no event later than 24 hours after receipt or delivery thereof), copies of all correspondence and other written materials exchanged with the person making such request or proposal or its representatives that describes or contains any such request, proposal or inquiry.
For purposes of the Merger Agreement, an “Alternative Transaction” means any of (i) a merger, consolidation, share exchange, tender offer, Share Issuance or similar transaction pursuant to which any person (or group of persons) other than the other party to the Merger Agreement and its subsidiaries (such person (or group of persons), a “Third Party”), or the direct or indirect stockholders of such Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than

20% of the outstanding Amcor Ordinary Shares or shares of Berry Common Stock, as applicable, or other equity securities of Amcor or Berry, as applicable, representing 20% or more of the equity or voting power of Amcor or Berry, as applicable (or the resulting company), (ii) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Amcor or Berry, as applicable, and any entity surviving any merger or combination including any of them) or businesses of Amcor or Berry, as applicable, or any of the respective subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Amcor or Berry, as applicable, and its subsidiaries taken as a whole, (iii) any disposition of assets to a Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Amcor and its subsidiaries, taken as a whole, or Berry and its subsidiaries, taken as a whole, as applicable or (iv) any combination of the foregoing types of transactions if the sum of the percentage of the voting power of Amcor or Berry, as applicable, or of the consolidated net revenues, net income or assets of Amcor and its subsidiaries or Berry and its subsidiaries, as applicable, taken as a whole, involved is 20% or more.
For purposes of the Merger Agreement, a “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an alternative transaction (with all references to 20% in the definition of “alternative transaction” above being treated as references to 50%) that (i) did not result from a breach of the applicable non-solicitation obligations set forth in the Merger Agreement, (ii) is on terms that the Amcor Board or the Berry Board, as applicable, determines in good faith (after consultation with Amcor’s or Berry’s (as the case may be)respective outside financial advisors and outside legal counsel) to be more favorable from a financial point of view to the party’s stockholders than the transactions contemplated by the Merger Agreement, taking into account all relevant factors (including any changes to the Merger Agreement that may be proposed by the other party in response to such proposal to enter into such alternative transaction and the identity of the person making such proposal to enter into such alternative transaction) and (iii) is reasonably capable of being completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal (including the conditions and certainty of closing).
Obligations to Recommend the Approval of the Amcor Share Issuance Proposal and the Berry Merger Proposal
Amcor and Berry have agreed under the Merger Agreement to, through their respective boards of directors, recommend to Amcor Shareholders the Amcor Share Issuance Proposal or to Berry Stockholders the Berry Merger Proposal, respectively, and to include such recommendations in this joint proxy statement/prospectus.
The Merger Agreement provides that, subject to the exceptions described below, neither the Amcor Board nor the Berry Board, nor any committee thereof, will (i) withhold, withdraw, amend, qualify or modify, or propose publicly to withhold, withdraw, amend, qualify or modify, or fail to make, in each case in a manner adverse to the other party, its approval or recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Amcor or Berry alternative transaction, (iii) fail to include in this joint proxy/prospectus its recommendation in favor of the Amcor Share Issuance Proposal or the Merger Agreement and the Merger, as applicable, (iv) fail to publicly recommend, within ten business days after the commencement of a tender or exchange offer relating to Amcor Ordinary Shares or Berry Common Stock, as applicable, (or if earlier, at least five business days prior to the Amcor Extraordinary General Meeting or the Berry Special Meeting, as applicable), the rejection of such tender or exchange offer and reaffirming the Amcor or Berry Board recommendation, as applicable or (v) fail to publicly reaffirm the Amcor or Berry Board approval and recommendation within ten business days of the other party’s written request to do so following the public announcement of any alternative transaction (or any material amendment, including any change to the price or form of consideration); provided that Amcor or Berry, as applicable, will not be entitled to make such written request, and the board of directors of the other party will not be required to make such reaffirmation, more than once with respect to any particular alternative transaction and each material amendment thereto (any action in the foregoing clause is referred to as a board recommendation change).
Notwithstanding the foregoing restrictions, in the event that, prior to obtaining the Amcor Shareholder Approval or the Berry Stockholder Approval, the Amcor Board or the Berry Board, as applicable, determines in good faith, after consultation with Amcor’s or Berry’s (as the case may be) outside financial advisors and outside legal counsel, that it has received a superior proposal, the Amcor Board or the Berry Board, as applicable, may effect a board recommendation change or terminate the Merger Agreement to substantially concurrently enter into a definitive agreement with respect to such superior proposal, in each case, only if, prior to taking such action, if, prior to taking such action, (i) it determines in good faith, after consultation with Amcor’s or Berry’s (as the case may be) outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (ii) it has notified the other party in writing that it intends to effect a board recommendation change, (iii) it has provided the other party with a copy of the proposed definitive agreements and other proposed transaction documentation between Amcor and Berry, as applicable, and the person making such superior proposal, and the identity of the person making such superior proposal, (iv) for a period of four business days following the notice delivered to the other party, Amcor or Berry, as applicable, will have discussed and negotiated in good faith and made its representatives available to discuss and negotiate in good faith (in each case to the extent the other party desires to negotiate) with the other party’s representatives any proposed modifications to the terms and conditions of the Merger Agreement or the transactions contemplated by the Merger Agreement so that the failure to effect a board recommendation change would no longer be inconsistent with its fiduciary duties under applicable law (provided that any amendment to any material term or condition of any superior proposal will require a new notice and a new negotiation period that will expire three business days following delivery of such new notice), (v) no earlier than the end of such negotiation period, the Amcor Board or the Berry Board, as applicable, will have determined in good faith and after considering the terms of any proposed amendment or modifications to the Merger Agreement, (a) after consultation with Amcor’s or Berry’s (as the case may be) outside financial advisors and outside legal counsel that the alternative transaction still constitutes a superior proposal and (b) after consultation with Amcor’s or Berry’s (as the case may be) outside legal counsel, the failure to take such action would still be inconsistent with its fiduciary duties under applicable law and (vi) in the case of Amcor or Berry, as applicable, terminating the Merger Agreement to enter into a definitive agreement with respect to a superior proposal, Amcor or Berry, as applicable, will have paid the other party the termination fee pursuant to the Merger Agreement.
Neither the Amcor Board nor the Berry Board nor any committee thereof will cause or permit Amcor or its controlled affiliates or Berry or its controlled affiliates, as applicable, to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any alternative transaction, or requiring, or reasonably likely to cause, Amcor or Berry, as applicable, to terminate, delay or fail to complete, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger (other than a confidentiality agreement otherwise permitted by the Merger Agreement).
Other than in connection with a superior proposal, prior to obtaining the Amcor Shareholder Approval or the Berry Stockholder Approval, the Amcor Board or the Berry Board, as applicable, may, in response to an “intervening event” effect such a board recommendation change only if (i) the Amcor Board or the Berry Board, as applicable, determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (ii) the Amcor Board or the Berry Board, as applicable has notified the other party in writing that it intends to effect such a board recommendation change (which notice will specify the facts and circumstances providing the basis of the intervening event and for the determination by the Amcor Board or the Berry Board, as applicable, to effect such a board recommendation change in reasonable detail), (iii) for a period of four business days following the notice delivered to the other party, Amcor or Berry, as applicable, will have discussed and negotiated in good faith and made its representatives available to discuss and negotiate in good faith (in each case to the extent the other party desires to negotiate) with the other party’s representatives any proposed modifications to the terms and conditions of the Merger Agreement or the transactions contemplated by the Merger Agreement so that the failure to take such action would no longer be inconsistent with its fiduciary duties under applicable law (provided that any material change to the relevant facts and circumstances will require a new notice and a new negotiation period that will expire three business days following delivery of such new notice) and (iv) no earlier than the end of such negotiation period, the Amcor Board or the Berry Board, as applicable, will have determined in good faith, after consultation with its outside legal counsel, and after considering the terms of any proposed amendment or modification to the Merger Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable law. For purposes of the Merger Agreement, an “intervening event” means a material event or circumstance with respect to Amcor or Berry, as applicable, or any of its subsidiaries that (i) was not known or reasonably foreseeable to the Amcor Board or the Berry Board, as applicable, on the date of the Merger Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Amcor Board or the Berry Board, as applicable, on the date of the Merger Agreement), which event or circumstance, or any consequence thereof, becomes known to the Amcor Board or the Berry Board, as applicable, prior to the Amcor Shareholder Approval or the Berry Stockholder Approval, as applicable, (ii) does not relate to any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an alternative transaction, or the consequences thereof, and (iii) does not relate to the fact, in and of itself, that Amcor or Berry, as applicable, meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of the Merger Agreement in the market price or trading volume of Amcor Ordinary Shares or Berry Common Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (iii) may be taken into consideration, unless otherwise excluded by the exceptions to this definition).
None of the foregoing will prohibit Amcor or Berry from taking and disclosing to its stockholders or shareholders, as applicable, a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a board recommendation change will be subject to the restrictions in the second and third paragraphs of this section.
Efforts to Consummate the Merger
Subject to the terms and conditions set forth in the Merger Agreement, Amcor and Berry have agreed to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by the Merger Agreement and cause the conditions to the Merger to be satisfied as promptly as reasonably practicable, but in no event later than the Outside Date, including using their respective reasonable best efforts to accomplish the following as promptly as reasonably practicable:
•
obtaining all actions, consents, approvals, registrations, waivers, non-actions, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any governmental entity or other person that are necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•
preparing and making all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with governmental entities) that are necessary, proper or advisable in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•
taking all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid an action by, any governmental entity or other person in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger; and

•
executing and delivering any additional instruments that are reasonably necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, including the Merger, and to carry out fully the purposes of the Merger Agreement.

Each of Amcor and Berry has agreed to, in consultation and cooperation with the other party and as promptly as reasonably practicable (but in no event later than January 6, 2025 with respect to its filing under the HSR Act) make its respective filing under the HSR Act (which the parties filed on January 6, 2025), and make any filings under any antitrust law and foreign investment laws as set forth on the confidential disclosure letter delivered by Amcor to Berry, and any other applications and filings as reasonably determined by Amcor and Berry under other applicable antitrust laws and foreign investment laws with respect to the transactions contemplated by the Merger Agreement, as promptly as reasonably practicable, but in no event later than as required by applicable law.
Neither Amcor nor Berry, nor any of their respective subsidiaries, will be required to pay (and without the consent of Amcor, none of Berry or any of its subsidiaries will pay or agree to pay) any material consent or other similar fee, payment or consideration, make any other material concession or provide any additional material security (including a guaranty) to any non-governmental entity third party in connection with seeking or obtaining its consent to the transactions contemplated by the Merger Agreement. Amcor will be responsible for payment of any filing fees required under the HSR Act or in connection with filings required under any other applicable antitrust law or foreign investment law.
Additionally, each of Amcor and Berry has agreed to consult and cooperate in all respects with the other, and consider in good faith the views of the other, in connection with obtaining all consents, approvals, licenses, permits, waivers, non-actions, orders, authorizations, and waiting period expirations or terminations under or relating to any antitrust law or any foreign investment law necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided that, following such consultation and cooperation, Amcor will have the right to direct, devise, implement and control (i) the strategy, decisions, and communications for obtaining any consents, approvals, licenses, permits, waivers, non-actions, orders, authorizations, and waiting period expirations or terminations with respect to the transactions contemplated by the Merger Agreement, including the Merger, (ii) responding to any requests of, inquiry from, or investigation by, a governmental entity (including directing the timing, nature and substance of all such responses) with respect to the transactions contemplated by the Merger Agreement, including the Merger, (iii) communications in all meetings (including any negotiations) with a governmental entity with respect to the transactions contemplated by the Merger Agreement, including the Merger, (iv) whether to stay, toll or extend, directly or indirectly, any applicable waiting period under any antitrust law or foreign investment law (including with respect to any decision to withdraw and re-file any such filing) with respect to the transactions contemplated by the Merger Agreement, including the Merger, (v) whether to enter into any agreements relating to a procedural matter with a governmental entity with respect to the transactions contemplated by the Merger Agreement, including the Merger; provided that prior to making any decision to (x) withdraw any such filing or (y) stay, toll or extend any waiting period, or enter into any timing agreement, in each case, in respect of any such filing, Amcor will consult with Berry and consider in good faith Berry’s perspective on such decision and Berry’s reasonable input regarding such action, and (vi) any actions the subject applicable provisions of the Merger Agreement.
Each of Amcor and Berry, to the extent not prohibited by applicable law or by an applicable governmental entity, has agreed to (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) promptly inform the other of any such material filing, submission or other document and of any material communication with or from any governmental entity or any official, representative or staff thereof regarding the transactions contemplated by the Merger Agreement, and permit the other to review and discuss in advance, and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a governmental entity or any official, representative or staff thereof or in connection with any action initiated by a governmental entity or private party, including promptly notifying the other party of any such investigation, inquiry or action, and consulting in advance before making any presentations or submissions to a governmental entity or any official, representative or staff thereof, or, in connection with any action initiated by a private party, to any other person.
In addition, each of Amcor and Berry is required to promptly inform and consult with the other in advance of any material meeting, conference or material communication with any governmental entity or any official, representative or staff thereof, and unless prohibited by applicable law or by the applicable governmental entity or otherwise agreed between Amcor and Berry, not participate in or attend any meeting or conference or engage in any material communication with any governmental entity or any official, representative or staff thereof in respect of the transactions contemplated by the Merger Agreement without consulting with the other party in advance and giving the other party a reasonable opportunity to attend and participate therein, and in the event one party is prohibited or unable to participate, attend or engage in any such meeting, conference or material written communication, keep such party apprised with respect thereto. Each party will furnish to the other copies of all material filings, submissions, correspondence and communications between it and its subsidiaries and their respective representatives, on the one hand, and any governmental entity or any official, representative or staff thereof (or any other person in connection with any action initiated by a private party), on the other hand, with respect to the transactions contemplated by the Merger Agreement.

Amcor, Merger Sub or any of their respective subsidiaries are not required to propose, agree to, commit to or effect any action (or refrain or cause to refrain from taking any action) (including, in each case, any divestiture, hold separate arrangement, licensing of rights, or termination, assignment, novation or modification of contracts (or portions thereof) or other business relationships), restriction, commitment, condition, contingency, contribution, cost, expense, liability, limitation, loss, obligation, payment, requirement or term, with respect to any asset, operation, division, business, product line or business relationship of Amcor, Berry or any of their respective subsidiaries, in each case as a condition to, or in connection with, (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (ii) obtaining any action, consent, approval, registration, waiver, non-action, permit, authorization, order, expiration or termination of waiting periods or any other confirmation under any applicable antitrust law or foreign investment law or (iii) obtaining any other action, consent, approval, registration, waiver, non-action, permit, authorization, order, expiration or termination of waiting periods or any other confirmation from a governmental entity or otherwise; provided, however, that in furtherance of the obligations pursuant to the Merger Agreement, Amcor will, and will cause its subsidiaries (including, following the Closing, Berry and its subsidiaries) to, if necessary to resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the Merger under any antitrust law or foreign investment law, propose, commit to, effect or agree to, by consent decree, hold separate order, agreement or otherwise, (x) the sale, divestiture, license, holding separate or other disposition of businesses, assets, properties or product lines of Amcor, Berry or any of their respective subsidiaries that generated, in the aggregate, net sales of no more than $55 million during the 12-month period ended on June 30, 2024, or (y) any obligations or restrictions on future conduct or freedom of action of the businesses, assets, properties or product lines of Amcor, Berry or any of their respective subsidiaries; provided, further, that Amcor is not required to agree to take or enter into any action (or refrain from taking any action) contemplated by the foregoing clause (y) which would have more than a de minimis impact on the business of Amcor and Berry and their respective subsidiaries, taken as a whole.
Amcor or any of its subsidiaries or Berry or any of its subsidiaries will not be required to agree to take or enter into any action (or refrain from taking any action) which is not conditioned upon, and will only become effective from and after, the Closing. Berry or any of its subsidiaries will not be required to agree to any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action relating to obtaining any action, consent, approval, registration, waiver, non-action, permit, authorization, order, expiration or termination of waiting periods or any other confirmation under any applicable antitrust law or foreign investment law required to be obtained by the parties or their respective subsidiaries in connection with the Merger without the prior written consent of Amcor, but, if requested in writing by Amcor in its sole discretion, Berry is required to, and will cause its subsidiaries to, take any such actions.
In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any governmental entity challenging the transactions contemplated by the Merger Agreement, each of the parties is required to, and will cause its respective subsidiaries to, cooperate with each other in all respects and use their respective reasonable best efforts to contest and defend on the merits any claim asserted in court by any governmental entity in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any order (whether temporary, preliminary or permanent) that would prevent the Closing on or before the Outside Date, including by defending through litigation on the merits any claim asserted in court or administrative agency by any governmental entity with respect to the transactions contemplated by the Merger Agreement under any applicable law.
Indemnification of Officers and Directors
Amcor has agreed that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of Berry or any of its subsidiaries as provided in Berry’s and its subsidiaries’ organizational documents, and any ordinary course indemnification agreements between such directors or officers and Berry will survive the Merger and will continue in full force and effect in accordance with their terms.
For a period of six years following the Effective Time, Amcor has agreed to cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions at least as advantageous to such directors and officers as such provisions of Berry’s and its subsidiaries’ organizational documents as in effect immediately prior to the Effective Time with respect to acts or omissions or other matters occurring prior to the Effective Time and not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any of such directors or officers; provided that all rights to indemnification in respect of any claim made for indemnification within such six-year period will continue until the disposition or resolution of such claim.
Prior to the Effective Time, Berry will , or if Berry is unable to, Amcor will cause the Surviving Corporation as of or after the Effective Time to, purchase six-year prepaid “tail” insurance with terms, conditions, retentions and limits of liability that are no less favorable to the natural persons insured thereunder than the coverage provided under Berry’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with the Merger Agreement and the transactions or actions contemplated by the Merger Agreement), and Amcor will cause such “tail” insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party will have any further obligation to purchase or pay for insurance hereunder; provided that Berry will not pay, and the Surviving Corporation will not be required to pay, in respect of such “tail” insurance in excess of 300% of the last aggregate annual premium incurred by Berry prior to the date of the Merger Agreement in respect of its directors’ and officers’ liability insurance and fiduciary liability insurance (such, 300% amount, the “Maximum Amount”); provided further that if such “tail” insurance is not reasonably available for a cost not exceeding the Maximum Amount, Berry may purchase as much such “tail” insurance as reasonably practicable for the Maximum Amount. If Berry or the Surviving Corporation for any reason fail to obtain such “tail” insurance prior to, as of or after the Effective Time, Amcor is required to, for a period of six years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Berry with respect to matters arising on or before the Effective Time; provided that, after the Effective Time, Amcor is not required to pay for any annual period an aggregate premium in excess of the Maximum Amount in respect of the coverage required to be obtained pursuant hereto, but in such case will purchase as much coverage as reasonably practicable for the Maximum Amount.
Employee Matters
During the period commencing at the Effective Time and ending on the date that is one year following the Effective Time (or until the earlier termination of the Continuing Employee) (the “Continuation Period”), Amcor is required to and/or to cause its subsidiaries to, provide to employees of Berry immediately prior to the Effective Time who continue to be employed by Amcor or one of its subsidiaries immediately following the Effective Time (each such employee, a “Continuing Employee”) with:
•
a base salary or hourly wage rate and target short-term cash incentive opportunities that are, in each case, no less than as paid or made available immediately prior to the Effective Time;

•
long-term incentive compensation awards (including equity or equity-based compensation) with an annual target long-term incentive grant value at least equal to the annual target long-term incentive grant value provided to each Continuing Employee immediately prior to the consummation of the Merger on terms substantially consistent with long-term incentive awards provided to similarly-situated employees of Amcor and its subsidiaries; and

•
other employee benefits (excluding any nonqualified deferred compensation plans, severance, retention, change in control, equity or equity based compensation plans, defined benefit plans and retiree medical or welfare plans or arrangements) that are either: (x) no less favorable, in the aggregate, than the employee benefits provided to similarly situated employees of Amcor as in effect from time to time, including following harmonization of Berry benefit plans and Amcor benefit plans; or (y) substantially comparable in the aggregate to the employee benefits provided to such Continuing Employees as of immediately prior to the Effective Time.

Notwithstanding anything in the Merger Agreement to the contrary, the terms and conditions of employment for any Continuing Employees covered by a labor agreement will be governed by the applicable labor agreement until the expiration, modification or termination of such labor agreement in accordance with its terms or applicable law.

Amcor is required to, or to cause its applicable subsidiary to, provide each Continuing Employee (i) whose employment is terminated during the Continuation Period by Amcor or its applicable subsidiary without “cause” (as defined in the applicable Berry benefit plan), (ii) or who resigns during the Continuation Period as a result of their principal place of employment being involuntarily relocated to a geographical location that is greater than 50 miles from such Continuing Employee’s principal place of employment immediately prior to the Effective Time (unless such Continuing Employee is offered a fully remote work arrangement), or (iii) who resigns during the Continuation Period with “good reason” (to the extent such Continuing Employee is entitled to good reason rights under an applicable Berry benefit plan as in effect on the date of the Merger Agreement) (clauses (i), (ii) and (iii) collectively, a “qualifying termination”) immediately prior to the Effective Time, with severance benefits such Continuing Employee would be entitled to as of the Effective Time under the applicable Berry benefit plan as set forth on the confidential disclosure letter delivered by Berry to Amcor (subject to the eligibility and other requirements of such Berry benefit plan).
With respect to each Continuing Employee who is, as of the Effective Time, a participant in any Berry benefit plan that is a short-term incentive compensation plan or program, for the performance period in which the Effective Time occurs, Amcor is required to, or to cause one or more of its subsidiaries to assume and continue the applicable plan or program for such performance period (each, a “Closing-Year Bonus”), and each such Continuing Employee will remain eligible to receive a bonus thereunder as set forth herein. The amount of each such Continuing Employee’s Closing-Year Bonus (x) will be determined based upon actual performance through the Effective Time (for the portion of the performance period that occurs prior to the Effective Time) and (y) will be determined by Amcor in good faith consistent with the terms of the applicable Berry benefit plan (for the portion of the performance period that occurs after the Effective Time). The Closing-Year Bonus will be paid at such time as bonuses are paid consistent with past practice under the applicable Berry benefit plan, provided the applicable Continuing Employee must employed through the service date required under the applicable Berry benefit plan (or experience a qualifying termination prior to the service date required under the applicable Berry benefit plan) in order to be entitled to a Closing-Year Bonus.
For all purposes, including for purposes of eligibility to participate, vesting and level of paid time off benefits (but not (i) for any purpose under any defined benefit pension plan or post-employment health or welfare benefits, (ii) to the extent that such credit would result in a duplication of benefits or compensation, or (iii) credit under any fringe benefit plans or other plan that is grandfathered or frozen) under the Berry benefit plans service with or credited by Berry or any of their respective subsidiaries or predecessors for Continuing Employees will be treated as service with Amcor to the same extent and for the same purpose that such service was taken into account under the analogous Berry benefit plan prior to the Effective Time.
With respect to any Berry benefit plan that is a group health plan and in which any Continuing Employees become eligible to participate on or after the Effective Time, Amcor will use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Berry benefit plan that is a group health plan and (ii) for the plan year in which the Effective Time occurs, provide each such Continuing Employee and his or her eligible dependents with credit for any co-insurance and deductibles paid prior to the Effective Time under an Amcor benefit plan that is a group health plan (to the same extent that such credit was given under the analogous Berry benefit plan that such Continuing Employee participated in prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any Berry benefit plan that is a group health plan in which such Continuing Employee first becomes eligible to participate during the calendar year after the Effective Time.
Amcor and Berry will use their reasonable best efforts to each timely comply in all material respects, prior to the Closing, with applicable law and provisions of applicable labor agreements to notify, provide information to, bargain with, consult with, or receive consent from, any employees of Amcor or Berry or their subsidiaries, or any union, labor organization, works council or other employee representative representing any employees of Amcor or Berry or their subsidiaries, or any labor tribunal, as applicable, in connection with the consummation of the transactions contemplated by the Merger Agreement, and each party will reasonably cooperate in good faith with respect to the foregoing with respect to the other party.

Other Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants and agreements relating to, among other things, and subject to certain exceptions and qualifications described in the Merger Agreement:
•
confidentiality and reasonable access by each of Amcor and Berry and their respective subsidiaries, and their respective representatives to certain information about the other party during the period prior to the consummation of the Merger;

•
cooperation between Amcor and Berry in the preparation of this joint proxy statement/prospectus;

•
consultation between Amcor and Berry in connection with public announcements with respect to the Merger Agreement or the transactions contemplated thereby;

•
taking actions to complete the Merger and eliminate or minimize the effects of any antitakeover or similar statute or regulation that is or becomes applicable to the transactions contemplated by the Merger Agreement;

•
cooperation between Amcor and Berry in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes that become payable in connection with the transactions contemplated by the Merger Agreement that are required or permitted to be filed on or before the Effective Time;

•
Amcor’s obtaining financing (such financing, the “Debt Financing”) required to repay Berry’s existing credit facilities in full and redeem all of the outstanding Berry Second Lien Notes (as defined in the Merger Agreement);

•
Berry using its reasonable best efforts to cooperate with Amcor in connection with the Debt Financing, including furnishing customary and reasonably available financial and other information;

•
reasonable and customary cooperation by Berry in connection with any offer to purchase, offer to exchange or consent solicitation initiated by Amcor with respect to any of Berry’s outstanding notes;

•
requirement for Amcor and Berry to each take all such steps as are reasonably necessary to cause the transactions contemplated by the Merger Agreement and any other dispositions of equity securities of Berry (including derivative securities) or acquisitions of equity securities of Amcor (including derivative securities) in connection herewith by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Berry or will become subject to such reporting requirements with respect to Amcor, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
cooperation, consultation and consent rights between Amcor and Berry in connection with certain litigation relating to the Merger and the transactions contemplated by the Merger Agreement; and

•
Berry using its reasonable best efforts to facilitate the commencement of the delisting of Berry and of the shares of Berry Common Stock from the NYSE, which delisting shall be effective as promptly as practicable after the Effective Time.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time:
•
by the mutual written consent of Amcor and Berry;

•
by either Amcor or Berry if:

•
the Merger has not been consummated by the Outside Date; provided that if the closing has not occurred by the Outside Date as a result of the fact that any of the conditions that relate to any antitrust laws or foreign investment laws or orders entered into thereunder have not been satisfied or waived and all other conditions have been satisfied or waived (other than those conditions that by their terms are to be fulfilled (and would be capable of being so fulfilled) if the closing were to occur on such date), then the Outside Date will automatically, without any action on the part of the parties to the Merger Agreement, be extended to May 19, 2026, and such date will be the “Outside Date” under the Merger Agreement; provided, further, that the right to terminate the Merger Agreement as described above will not be available to any party if a material breach by such party of any of its obligations under the Merger Agreement has been the principal cause of or principally resulted in the failure of the closing to have occurred on or before the Outside Date;
•
the Amcor Shareholder Approval has not been obtained at the Amcor Extraordinary General Meeting or at any adjournment or postponement thereof;

•
the Berry Stockholder Approval has not been obtained at the Berry Special Meeting or at any adjournment or postponement thereof;

•
prior to the Effective Time, any governmental entity of competent jurisdiction has issued or entered any order after the date of the Merger Agreement or any applicable law has been enacted or promulgated after the date of the Merger Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and in the case of such an order, and such order has become final and non-appealable; provided that the right to terminate the Merger Agreement as described above will not be available to a party if a material breach of any such party of its obligations under the Merger Agreement has been the principal cause of or principally resulted in the issuance of such order;

•
the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition of the terminating party’s obligations to complete the Merger and (ii) is incapable of being cured by such breaching party or is not cured by the earlier of the Outside Date and 45 days after receiving written notice; provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach would give rise to the failure of the applicable condition of the other party’s obligations to complete the Merger;

•
by Amcor if at any time prior to the Berry Special Meeting, the Berry Board or any committee thereof has changed its recommendation with respect to the Berry Merger Proposal;

•
by Berry if at any time prior to the Amcor Extraordinary General Meeting, the Amcor Board or any committee thereof has changed its recommendation with respect to the Amcor Share Issuance Proposal; or

•
by either party, at any time prior to such party’s respective shareholders or stockholders meeting, as applicable, in order to enter into a definitive agreement with respect to a superior proposal; provided that (i) such party has received a superior proposal, (ii) such party has complied in all material respects pursuant to the Merger Agreement with respect to such superior proposal, (iii) the party’s board of directors has approved and authorized such party to enter into a definitive agreement providing for such superior proposal and (iv) such party has paid substantially concurrently with such termination to the other party the applicable termination fee pursuant to the Merger Agreement.

If the Merger Agreement is terminated, the Merger Agreement will become void, without liability or obligation on the part of any of the parties, except in the case of a willful breach of the Merger Agreement. The provisions of the Merger Agreement relating to the effect of termination, Amcor’s indemnification of Berry in connection with the arrangement of debt or equity financing, information provided or made pursuant to the Merger Agreement which is governed by the confidentiality agreement between Amcor and Berry, fees and expenses, non-survival of representations and warranties, notices, definitions, interpretation, counterparts, entire agreement, no third-party beneficiaries, no additional representations, assignment, governing law, waiver of jury trial, specific enforcement, jurisdiction, headings, severability and financing sources will continue in effect notwithstanding termination of the Merger Agreement.
Expenses and Termination Fees
Generally, each party is required to pay all fees and expenses incurred by it in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement

(whether or not the Merger is completed), except that each of Amcor and Berry (or a subsidiary of each) will bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which will be borne by the party incurring such expenses) incurred by Amcor and Berry in connection with the filing, printing and mailing of this registration statement of which this joint proxy statement/prospectus forms a part (including SEC filing fees). However, if the Merger Agreement is terminated under specified circumstances, Amcor or Berry may be required to pay the other a termination fee of $260 million.
The Merger Agreement provides that Berry will pay a termination fee equal to $260 million to Amcor:
•
if Amcor terminates the Merger Agreement in response to the Berry Board or any committee thereof changing its recommendation with respect to the Berry Merger Proposal or if Amcor or Berry terminates the Merger Agreement because the Berry Stockholder Approval is not obtained at the Berry Special Meeting or any adjournment or postponement thereof and, immediately prior to the Berry Special Meeting, Amcor would have been entitled to terminate the Merger Agreement in response to the Berry Board or any committee thereof changing its recommendation with respect to the Berry Merger Proposal;

•
if the Merger Agreement is terminated by either Amcor or Berry as a result of (i) the Outside Date having elapsed or (ii) the Berry Stockholder Approval not having been obtained at the Berry Special Meeting, and, in each case, (A) at or prior to the Berry Special Meeting in the case of a termination as a result of the Berry Stockholder Approval not having been obtained at the Berry Special Meeting or any adjournment or postponement thereof, or at or prior to the time of such termination in the case of a termination as a result of the Outside Date having elapsed, a person has publicly announced a proposal (or the intention to make a proposal) for an alternative transaction with Berry or such proposal has otherwise become publicly known, and (B) Berry enters into or consummates an alternative transaction within 12 months of such termination; or

•
if the Merger Agreement is terminated by Berry, at any time prior to the Berry Special Meeting, in order for Berry to enter into a definitive agreement with respect to a superior proposal received by Berry pursuant to the Merger Agreement.

The Merger Agreement provides that Amcor will pay a termination fee equal to $260 million to Berry:
•
if Berry terminates the Merger Agreement in response to the Amcor Board or any committee thereof changing its recommendation with respect to the Amcor Share Issuance Proposal or if Amcor or Berry terminates the Merger Agreement because the Amcor Shareholder Approval is not obtained at the Amcor Extraordinary General Meeting or any adjournment or postponement thereof and, immediately prior to the Amcor Extraordinary General Meeting, Berry would have been entitled to terminate the Merger Agreement in response to the Amcor Board or any committee thereof changing its recommendation with respect to the Amcor Share Issuance Proposal;

•
if the Merger Agreement is terminated by either Amcor or Berry as a result of (i) the Outside Date having elapsed or (ii) the Amcor Shareholder Approval not having been obtained at the Amcor Extraordinary General Meeting or any adjournment or postponement thereof, and, in each case, (A) at or prior to the Amcor Extraordinary General Meeting in the case of a termination as a result of the Amcor Shareholder Approval not having been obtained at the Amcor Extraordinary General Meeting, or at or prior to the time of such termination in the case of a termination as a result of the Outside Date having elapsed, a person has publicly announced a proposal (or the intention to make a proposal) for an alternative transaction with Amcor or such proposal has otherwise become publicly known, and (B) Amcor enters into or consummates an alternative transaction within 12 months of such termination; or

•
if the Merger Agreement is terminated by Amcor, at any time prior to the Amcor Extraordinary General Meeting, in order for Amcor to enter into a definitive agreement with respect to a superior proposal received by Amcor pursuant to the Merger Agreement.

The term “alternative transaction” will have the meaning as described in the section labeled “— No Solicitation,” except that for purposes of the termination rights and the triggering of the termination fees, the term “alternative transaction” will be revised such that all references to “20%” will be deemed replaced with “50%.”

Any termination fee payable under the Merger Agreement will be payable in immediately available funds no later than the applicable date set forth in the Merger Agreement. If a party fails to promptly pay to the other party any termination fee due under the Merger Agreement, the defaulting party will pay to the other party simple interest on the unpaid amount pursuant to terms as set forth in the Merger Agreement and the reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment and enforcement by Amcor or Berry, of its respective rights under the Merger Agreement.
Exclusive Remedy
Each party agrees that, other than with respect to claims for, or arising out of or in connection with a willful breach or with respect to claims pursuant to the confidentiality agreement between the parties, in the event that any termination fee is payable by Amcor or Berry, (i) the payment of such termination fee by Amcor or Berry, as applicable, pursuant to the Merger Agreement will be the sole and exclusive remedy of such party, its subsidiaries, stockholders, affiliates, officers, directors, employees and representatives against the other party or any of its representatives or affiliates, and (ii) in no event will the party being paid the termination fee by Amcor or Berry or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of the Merger Agreement, (C) any liabilities or obligations arising under the Merger Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under the Merger Agreement, and (iii) other than Amcor’s indemnification of Berry in connection with the arrangement of debt or equity financing, no party nor any affiliates or representatives of any party will have any further liability or obligation to the other party relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement. In no event will any party be required to pay the termination fee pursuant to the Merger Agreement on more than one occasion.
Third Party Beneficiaries
The Merger Agreement is not intended to and will not confer upon any person other than the parties thereto any rights or remedies except for:
•
from and after the Effective Time, the provisions of the Merger Agreement relating to indemnification and exculpation from liability for the current or former directors or officer of Berry or any subsidiary of Berry;

•
from and after the Effective Time, the holders of Berry Common Stock and Berry equity awards (solely with respect to the provisions governing such holders’ rights to receive the merger consideration or related payments in respect of equity awards);

•
the financing sources with respect to the provisions of the Merger Agreement relating to the financing sources; and

•
unless the Effective Time will have occurred, the right of Amcor and Berry, on behalf of the holders of Berry Common Stock or Berry equity awards or holders of Amcor Ordinary Shares or Amcor equity awards, as applicable, to pursue claims for damages for any breach of the Merger Agreement by Amcor or Merger Sub or Berry, as applicable, that gives rise to any such claim (including damages based on loss of the economic benefits of the transactions contemplated by the Merger Agreement to such holders of Berry Common Stock or Berry equity awards or holders of Amcor Ordinary Shares or Amcor equity awards, as applicable, including loss of premium offered to such holders) and any damages, settlements, or other amounts recovered or received by Amcor or Berry with respect to such claims may, in Berry’s or Amcor’s sole and absolute discretion, as applicable, be (i) distributed, in whole or in part, by Amcor or Berry to the holders of Amcor Ordinary Shares or Berry Common Stock of record as of any date determined by Amcor or Berry, as applicable; or (ii) retained by Amcor or Berry for the use and benefit of Amcor or Berry on behalf of the holders of Amcor Ordinary Shares or Amcor equity awards or Berry Common Stock or Berry equity awards in any manner Amcor or Berry deems fit.

Specific Enforcement
The parties have agreed in the Merger Agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.
Governing Law
The Merger Agreement and any action arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement are governed by and are required to be construed and enforced in accordance with the laws of the State of Delaware without regard to laws that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.
Amendments; Waivers
Subject to compliance with applicable law, the Merger Agreement may be amended by mutual agreement of the parties in writing, and as approved by the respective board, at any time before or after receipt of the requisite stockholder approvals; provided that, after such approvals have been obtained, any amendment of the Merger Agreement that requires the approval by the stockholders of Amcor or Berry, as applicable, under applicable law, will be subject to such approval.
Subject to compliance with applicable law, at any time prior to the Effective Time, either Amcor or Berry may, in writing, (i) extend the time for performance of any obligation or act of the other party, (ii) waive any inaccuracy in any representation or warranty of the other party or (iii) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On November 19, 2024, Amcor entered into the Merger Agreement with Berry. Pursuant to the Merger Agreement, Merger Sub will merge with and into Berry, with Berry surviving as a wholly-owned subsidiary of Amcor. Berry Common Stock is currently listed on the NYSE. After consummation of the Merger, shares of Berry Common Stock will be delisted from the NYSE and will no longer be publicly traded.
The following unaudited pro forma condensed combined balance sheet as of September 30, 2024, unaudited pro forma condensed combined statement of income for the year ended June 30, 2024, and unaudited pro forma condensed combined statement of income for the three months ended September 30, 2024 (the “Pro Forma Financial Statements”) give effect to the Merger and related financing transactions (the “Financing Transactions”), which includes adjustments for the following:
Merger
•
addition of Berry’s historical financial information, adjusted to conform to Amcor’s fiscal year end;

•
reclassifications of Berry’s historical financial statements presentation to conform to Amcor’s presentation;

•
removal of historical financial results for Berry’s disposition of its Health, Hygiene and Specialties Global Nonwovens and Films business (“HHNF Business”) and announced disposition of its Specialty Tapes business (“Specialty Tapes Business”), which make up the Health, Hygiene and Specialties Segment (“HHS Segment”) in Berry’s historical financial statements;

•
reduction of Berry’s indebtedness to reflect transactions that Berry is required to undertake in connection with the consummation of the Merger;

•
application of the acquisition method of accounting under the provisions of ASC 805, and to reflect aggregate offer consideration of approximately $9.9 billion in exchange for 100% of all outstanding shares of Berry Common Stock; and

•
transaction costs in connection with the Merger.

Financing Transactions
•
bridge facility guaranteed by Amcor and certain subsidiary guarantors; and

•
repayment of certain of Berry’s outstanding indebtedness.

Amcor and Berry are providing the following Pro Forma Financial Statements to aid in the analysis of the financial aspects of the Merger. The Pro Forma Financial Statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and should be read in conjunction with the accompanying notes. The Pro Forma Financial Statements are based on Amcor’s and Berry’s historical financial information as adjusted to give effect to the Merger and the related Financing Transactions as if the transactions had been completed on September 30, 2024, with respect to the unaudited pro forma condensed combined balance sheet, and as of July 1, 2023, with respect to the unaudited pro forma condensed combined statement of income for the fiscal year ended June 30, 2024 and the unaudited pro forma condensed combined statement of income for the three months ended September 30, 2024. Berry’s historical financial information has been adjusted to factor in the disposition of the HHS Segment as well as certain reclassification adjustments to align to the financial statement presentation of Amcor.
The Pro Forma Financial Statements are derived from, and should be read in conjunction with (i) Amcor’s quarterly report on Form 10-Q for the period ended September 30, 2024, filed on November 1, 2024, (ii) Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2024, filed on August 16, 2024, (iii) Berry’s annual report on Form 10-K for the year ended September 30, 2023, filed on November 17, 2023, (iv) Berry’s quarterly report on Form 10-Q for the period ended July 1, 2023, filed on August 9, 2023,

(v) Berry’s quarterly report on Form 10-Q for the period ended June 29, 2024, filed on August 2, 2024, and (vi) Berry’s annual report on Form 10-K for the year ended September 28, 2024, filed on November 26, 2024.
The foregoing historical financial statements have been prepared in accordance with GAAP. The Pro Forma Financial Statements have been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the Pro Forma Financial Statements.
The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly attributable to the various transactions referred to above and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Merger. Upon the closing of the Merger, Amcor will perform a detailed analysis of Berry’s accounting policies and make any necessary adjustments to conform accounting policies. Amcor has performed a preliminary accounting policy review in preparing these Pro Forma Financial Statements. The pro forma adjustments are based upon information currently available and certain assumptions as described in the accompanying notes to the Pro Forma Financial Statements, which Amcor’s management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying Pro Forma Financial Statements.
The Pro Forma Financial Statements are presented for illustrative purposes only and do not purport to represent Amcor’s actual consolidated balance sheet or consolidated statements of income had the transactions referred to above been consummated on the dates assumed or to project the consolidated balance sheet or consolidated statements of income of the combined company after consummation of the Merger for any future date or period.
Unless otherwise noted, the Pro Forma Financial Statements and adjustments are presented in millions. In addition, no adjustments have been made to the Pro Forma Financial Statements related to past commercial activities between Amcor and Berry as these transactions have been determined to be immaterial.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2024
($ in millions)
	Historical Amcor As of September 30, 2024	Berry As Adjusted As of September 28, 2024 (Footnote 4)	Financing Transactions Accounting Adjustments (Footnote 5)	Reference	Merger Transaction Accounting Adjustments (Footnote 5)	Reference	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$432	$888	$(478)	(a), (b), (c)	$(92)	(g)	$750
Trade receivables, net of allowance for credit losses	1,973	1,087	—		—		3,060
Inventories, net:
Raw materials and supplies	1,021	503	—		—		1,524
Work in process and finished goods	1,207	809	—		128	(f)	2,144
Prepaid expenses and other current assets	605	186	—		—		791
Total current assets	5,238	3,473	(478)		36		8,269
Non-current assets:
Property, plant, and equipment, net	3,854	3,565	—		713	(f)	8,132
Operating lease assets	558	624	—		—		1,182
Deferred tax assets	144	169	—		—		313
Other intangible assets, net	1,368	1,289	—		3,714	(f)	6,371
Goodwill	5,385	4,274	—		2,065	(i)	11,724
Employee benefit assets	34	22	—		—		56
Other non-current assets	329	10	—		—		339
Total non-current assets	11,672	9,953	—		6,492		28,117
Total assets	$16,910	$13,426	$(478)		$6,528		$36,386
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$13	$28	$1,736	(a), (b)	$—		$1,777
Short-term debt	115	—	—		—		115
Trade payables	2,380	1,287	—		—		3,667
Accrued employee costs	333	227	—		—		560
Other current liabilities	1,227	756	—		—		1,983
Total current liabilities	4,068	2,298	1,736		—		8,102
Non-current liabilities:
Long-term debt, less current portion	7,176	6,992	(1,800)	(b)	(38)	(f)	12,330
Operating lease liabilities	479	513	—		—		992
Deferred tax liabilities	570	512	32	(c)	862	(h)	1,976
Employee benefit obligations	210	169	—		—		379
Other non-current liabilities	414	595	(408)	(c)	—		601
Total non-current liabilities	8,849	8,781	(2,176)		824		16,278
Total liabilities	$12,917	$11,079	$(440)		$824		$24,380

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)
As of September 30, 2024
($ in millions)
	Historical Amcor As of September 30, 2024	Berry As Adjusted As of September 28, 2024 (Footnote 4)	Financing Transactions Accounting Adjustments (Footnote 5)	Reference	Merger Transaction Accounting Adjustments (Footnote 5)	Reference	Pro Forma Combined
Shareholders’ equity:
Ordinary shares ($0.01 par value)
Authorized (9,000 million shares)
Issued (1,445 and 1,445 million shares, respectively)	$14	$1	$—		$8	(d), (e)	$23
Additional paid-in-capital	4,030	1,321	—		6,807	(d), (e)	12,158
Retained earnings (deficits)	890	1,320	(38)	(b), (c)	(1,406)	(d), (g)	766
Accumulated other comprehensive loss	(1,006)	(295)	—		295	(d)	(1,006)
Treasury shares (1 and 1 million shares, respectively)	(9)	—	—		—		(9)
Total Amcor shareholders’ equity	3,919	2,347	(38)		5,704		11,932
Non-controlling interest	74	—	—		—		74
Total shareholders’ equity	3,993	2,347	(38)		5,704		12,006
Total liabilities and shareholders’ equity	$16,910	$13,426	$(478)		$6,528		$36,386

The accompanying notes are an integral part of these Pro Forma Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended June 30, 2024
($ in millions, except per share data)
	Historical Amcor Year Ended June 30, 2024	Berry As Adjusted Year Ended June 29, 2024 (Footnote 4)	Financing Transactions Accounting Adjustments (Footnote 5)	Reference	Merger Transaction Accounting Adjustments (Footnote 5)	Reference	Pro Forma Combined
Net sales	$13,640	$9,651	$—		$—		$23,291
Cost of sales	(10,928)	(7,743)	—		(184)	(ee)	(18,855)
Gross profit	2,712	1,908	—		(184)		4,436
Selling, general and administrative expenses	(1,260)	(882)	—		(249)	(ee)	(2,391)
Research and development expenses	(106)	(61)	—		—		(167)
Restructuring, impairment, and other related activities, net	(97)	(151)	—		(92)	(ff)	(340)
Other income/(expenses), net	(35)	—	—	—	—		(35)
Operating income	1,214	814	—		(525)		1,503
Interest income	38	29	—		—		67
Interest expense	(348)	(257)	(141)	(aa), (bb), (cc)	—		(746)
Other non-operating income/(expenses), net	3	(14)	(6)	(bb)	—		(17)
Income before income taxes and equity in loss of affiliated companies	907	572	(147)		(525)		807
Income tax expense	(163)	(73)	37	(dd)	91	(gg)	(108)
Equity in loss of affiliated companies, net of tax	(4)	—	—		—		(4)
Net income	$740	$499	$(110)		$(434)		$695
Net income attributable to non-controlling interests	(10)	—	—		—		(10)
Net income attributable to Amcor plc	$730	$499	$(110)		$(434)		$685
Earnings per share:
Basic earnings per share	$0.51						$0.30
Diluted earnings per share	$0.51						$0.30
The accompanying notes are an integral part of these Pro Forma Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Three Months Ended September 30, 2024
($ in millions, except per share data)
	Historical Amcor Three Months Ended September 30, 2024	Berry As Adjusted Three Months Ended September 28, 2024 (Footnote 4)	Financing Transactions Accounting Adjustments (Footnote 5)	Reference	Merger Transaction Accounting Adjustments (Footnote 5)	Reference	Pro Forma Combined
Net sales	$3,353	$2,521	$—		$—		$5,874
Cost of sales	(2,694)	(1,992)	—		(14)	(eee)	(4,700)
Gross profit	659	529	—		(14)		1,174
Selling, general and administrative expenses	(315)	(226)	—		(64)	(eee)	(605)
Research and development expenses	(28)	(16)	—		—		(44)
Restructuring, impairment, and other related activities, net	(6)	(48)	—		—		(54)
Other income/(expenses), net	2	—	—		—		2
Operating income	312	239	—		(78)		473
Interest income	11	5	—		—		16
Interest expense	(86)	(76)	(33)	(aaa), (bbb), (ccc)	—		(195)
Other non-operating income, net	(1)	(11)	—		—		(12)
Income before income taxes and equity in loss of affiliated companies	236	157	(33)		(78)		282
Income tax expense	(43)	(25)	8	(ddd)	16	(fff)	(44)
Equity in loss of affiliated companies, net of tax	—	—	—		—		—
Net income	$193	$132	$(25)		$(62)		$238
Net income attributable to non-controlling interests	(2)	—	—		—		(2)
Net income attributable to Amcor plc	$191	$132	$(25)		$(62)		$236
Earnings per share:
Basic earnings per share	$0.13						$0.10
Diluted earnings per share	$0.13						$0.10
The accompanying notes are an integral part of these Pro Forma Financial Statements.

NOTES TO PRO FORMA FINANCIAL STATEMENTS
1.   DESCRIPTION OF THE TRANSACTIONS
Merger
On November 19, 2024, Amcor entered into the Merger Agreement, pursuant to which Amcor will acquire Berry in an all stock deal. The purchase price of the Merger is expected to consist of equity consideration of approximately $8.1 billion, based on the conversion of each outstanding share of Berry Common Stock to 7.25 of Amcor Ordinary Shares as of the Effective Time and assumed debt of approximately $1.8 billion. For the purposes of these Pro Forma Financial Statements, Amcor calculated the equity purchase price using shares of Berry Common Stock outstanding, the price per share of Berry Common Stock, and the price per Amcor Ordinary Share at close of business on December 31, 2024.
Financing Transactions
Amcor has entered into a commitment letter, dated November 19, 2024 (the “Debt Commitment Letter”) with Goldman Sachs Bank USA, UBS AG Stamford Branch, UBS Securities LLC and certain other financial institutions (the “Lenders”) pursuant to which the Lenders have committed to provide a bridge facility up to $3.0 billion (the “Bridge Facility”) to repay certain of Berry’s outstanding debt and derivative contracts which become payable pursuant to change of control provisions upon consummation of the Merger (“Specified Berry Indebtedness Refinancing”). The availability of the Bridge Facility is contingent upon the satisfaction of certain customary conditions including (i) the consummation of the Merger, (ii) the substantially concurrent consummation of the Specified Berry Indebtedness Refinancing and (iii) the execution and delivery of definitive documentation in respect of the Bridge Facility as set forth in the Debt Commitment Letter. The Bridge Facility matures 364 days after the consummation of the Merger. Amcor anticipates replacing the Bridge Facility with more cost-effective permanent financing; however, as Amcor has not yet secured the permanent financing, the Pro Forma Financial Statements reflect the higher cost of borrowing under the terms of the Bridge Facility.
Berry’s historical debt consists of $8.3 billion as of September 28, 2024, of which approximately $7.0 billion will be acquired in the Merger. The remaining $1.3 billion is made up of $0.8 billion in debt that will mature in January 2025 and an additional $0.5 billion that will be repaid out of Berry’s existing cash on hand which includes the proceeds from the disposition of the HHS Segment. An additional $1.8 billion will be repaid upon consummation of the Merger using the proceeds from the Bridge Facility.
For the purposes of these Pro Forma Financial Statements, Amcor’s management has assumed a combined cash target of $750 million for the combined group. Therefore, Amcor’s management has assumed a draw down of $1.8 billion from the Bridge Facility.
2.   BASIS OF PRESENTATION
The Pro Forma Financial Statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and should be read in conjunction with the accompanying notes. The Pro Forma Financial Statements are based on Amcor’s and Berry’s historical financial information as adjusted to give effect to the Merger and the Financing Transactions as if each of these transactions had been completed on September 30, 2024 with respect to the unaudited pro forma condensed combined balance sheet, and as of July 1, 2023 with respect to the unaudited pro forma condensed combined statement of income for the fiscal year ended June 30, 2024 and the unaudited pro forma condensed combined statement of income for the three months ended September 30, 2024. Amcor’s 2024 fiscal year ended on June 30, 2024, while Berry’s 2024 fiscal year ended on September 28, 2024. As a result of Berry having a different fiscal period-end than Amcor, the Pro Forma Financial Statements have been prepared as follows:
•
the unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the unaudited consolidated balance sheet of Amcor as of September 30, 2024, and the audited consolidated balance sheet of Berry as of September 28, 2024. Amcor’s management has determined the two-day gap between the as of date of the Berry historical information and September 30, 2024 to be immaterial.

•
the unaudited pro forma condensed combined statement of income for the fiscal year ended June 30, 2024 combines the audited consolidated statement of income of Amcor for the fiscal year ended June 30, 2024, and the unaudited consolidated statement of income of Berry for the year ended June 29, 2024. The unaudited consolidated statement of income of Berry for the year ended June 29, 2024 was derived by combining the results for the year ended September 30, 2023 and the nine months ended June 29, 2024, less the results for the nine months ended July 1, 2023. Amcor’s management has determined the one-day gap between the date of the Berry historical financial information and June 30, 2024 to be immaterial.

•
the unaudited pro forma condensed combined statement of income for the three months ended September 30, 2024 combines the unaudited consolidated statement of income of Amcor for the three months ended September 30, 2024, and the unaudited consolidated statement of income of Berry for the three months ended September 28, 2024. The unaudited consolidated statement of income for Berry was derived by taking the results for the year ended September 28, 2024 less the results for the nine months ended June 29, 2024. Amcor’s management has determined the two-day gap between the date of the Berry historical financial information and September 30, 2024 to be immaterial.

Refer to Note 4, Reclassification of Berry’s Consolidated Balance Sheet and Statement of Income and HHS Segment Disposal, for further details on the aggregation of the historical financial statements of Berry.
The historical financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The Pro Forma Financial Statements have been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in Note 4, Reclassification of Berry’s Consolidated Balance Sheet and Statement of Income and HHS Segment Disposal and Note 5, Adjustments to the Pro Forma Financial Statements of these Pro Forma Financial Statements. The pro forma adjustments are based upon reported available information and methodologies that are factually supportable and directly attributable to the Merger and the Financing Transactions and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Merger.
The accounting policies used in the preparation of the Pro Forma Financial Statements are those described in Amcor’s audited consolidated financial statements as of and for the year ended June 30, 2024 and subsequent unaudited interim period incorporated by reference in this joint proxy statement/prospectus. Amcor has performed a preliminary review of Berry’s accounting policies to determine whether any adjustments were necessary to achieve comparability in the Pro Forma Financial Statements. Amcor is not aware of any material differences between the accounting policies of Amcor and Berry that would continue to exist subsequent to the application of acquisition accounting. Upon completion of the Merger, Amcor will perform a detailed analysis of Berry’s accounting policies and make any necessary adjustments to align the combined company’s financial statements to Amcor’s accounting policies.
Reclassification adjustments have been made to the historical presentation of Berry to conform to the financial statement presentation of Amcor for the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income. Refer to Note 4, Reclassification of Berry’s Consolidated Balance Sheet and Statement of Income and HHS Segment Disposal for further details on the reclassification adjustments.
Accounting for the Merger
The Pro Forma Financial Statements have been prepared assuming the Merger is accounted for using the acquisition method of accounting under ASC 805 with Amcor as the acquiring entity. In accordance with ASC 805, the purchase price of Berry is allocated to the underlying tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values, as determined in accordance with ASC 820, Fair Value Measurements (“ASC 820”), as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recorded as goodwill.
ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The Merger Agreement provides for the conversion of certain of Berry employees’ share-based awards to Amcor awards and retention bonuses for certain Berry employees. Amcor has included preliminary estimates for the impact of these conversions to calculate the estimated total purchase consideration and earnings per share. As Amcor and Berry have not finalized detailed plans needed to calculate and give pro forma effect to the share conversion or any potential retention bonuses, Amcor will consider further impact of these items in the post combination financial statements after completion of the Merger.
Berry’s HHS Segment is comprised solely of the HHNF Business and Specialty Tapes Business. On November 4, 2024, Berry announced the completion of the spin-off and merger of its HHNF Business with Glatfelter Corporation, resulting in the creation of Magnera Corporation. On November 25, 2024, Berry entered into a definitive agreement to sell its Specialty Tapes Business to Nautic Partners, LLC. The transaction is expected to close in the first quarter of calendar year 2025 prior to the consummation of the Merger. As a result of these two transactions, Amcor expects that Berry will have fully divested of its HHS Segment prior to the Merger, realizing $1.3 billion in cash proceeds from the two divestiture transactions which will be used to repay certain of Berry’s outstanding indebtedness. Amcor has made adjustments to remove the HHS Segment from Berry’s historical financial statements and reflect repayment of indebtedness in these Pro Forma Financial Statements.
Accounting for the Financing Transactions
Amcor has entered into the Debt Commitment Letter with the Lenders pursuant to which the Lenders have committed to provide the Bridge Facility with a capacity of $3.0 billion to repay the Specified Berry Indebtedness Refinancing and acquisition costs related to the Merger. Amcor anticipates that it will draw approximately $1.8 billion on the Bridge Facility which will carry a weighted-average annual interest rate of 10.81%. The debt issuance costs associated with the Bridge Facility are expected to be approximately $24 million. These costs will be capitalized and amortized over the 364-day commitment period. These Pro Forma Financial Statements have given effect to the higher cost of borrowing under the terms of the Bridge Facility given that more cost-effective permanent financing has not yet been secured. As the Bridge Facility is expected to be replaced by permanent financing, the interest expense related to the Bridge Facility is included in the pro forma condensed combined statements of income for the three months ended September 30, 2024 and the year ended June 30, 2024.
The Merger will trigger change in control provisions on certain of Berry’s outstanding debt facilities that will require the repayment of such indebtedness and the settlement of associated derivative contracts at close. For the purposes of these Pro Forma Financial Statements, Amcor’s management has considered the derecognition of this debt to be an extinguishment under ASC 470-50. Amcor’s management has given pro forma effect to each of these transactions in the Pro Forma Financial Statements.
3.   PRELIMINARY FAIR VALUE ESTIMATE OF PURCHASE PRICE ALLOCATION TO ASSETS ACQUIRED AND LIABILITIES ASSUMED FROM THE MERGER
The following table summarizes the total consideration for the Merger for the purposes of the Pro Forma Financial Statements. The purchase consideration below (in thousands, except per share amounts) is comprised of equity consideration of approximately $8.1 billion and the fair value of debt assumed of approximately $1.8 billion which will be required to be repaid upon consummation of the Merger. For the purposes of these Pro Forma Financial Statements, the equity consideration is determined based on a price per Amcor Ordinary Share of $9.41 and estimated outstanding shares of Berry Common Stock of approximately 119 million. Berry’s outstanding indebtedness of $1.8 billion as of December 31, 2024 is utilized to determine the fair value of debt assumed. Amcor’s management has calculated the fair market value of the debt as of December 31, 2024. In addition to the purchase consideration below, approximately $5.2 billion of debt is expected to be acquired by Amcor and is included in the pro forma condensed combined balance sheet.
(in thousands, except share and per share data)
Shares of Berry Common Stock outstanding	119,273,374(1)
Exchange ratio	7.25
Amcor Ordinary Share price as of December 31, 2024	x $9.41
Total equity consideration	$8,137,128
Fair value of debt assumed	1,812,000
Total purchase consideration	$9,949,128

(1)
Shares of Berry Common Stock outstanding used in the purchase consideration calculation consists of approximately 115.7 million shares of outstanding Berry Common Stock and the expected conversion of approximately 3.6 million Berry share based awards expected to vest immediately prior to the consummation of the Merger to Amcor Ordinary Shares.

The following table summarizes the allocation of the total purchase price of the Merger to the estimated fair values of the assets acquired and liabilities assumed (in millions):
Assets acquired:
Cash and cash equivalents	$888
Trade receivables	1,087
Inventories	1,440
Prepaid expenses and other current assets	186
Property, plant, and equipment, net	4,278
Operating lease assets	624
Goodwill	6,339
Customer Relationships	4,645
Trademarks	42
Developed Technology	316
Deferred tax assets	169
Employee benefit assets	22
Other non-current assets	10
Total assets acquired	$20,046
Liabilities assumed:
Current portion of long-term debt	$22
Trade payables	1,287
Accrued employee costs	227
Other current liabilities	756
Long-term debt, less current portion	5,154
Operating lease liabilities	513
Deferred tax liabilities	1,374
Employee benefit obligations	169
Other non-current liabilities	595
Total liabilities assumed	$10,097

The fair values of inventory, intangible assets, and property, plant and equipment have been estimated based on third-party preliminary studies utilizing currently available but limited financial forecasts and publicly available information from comparable transactions. The allocation of the total consideration to the tangible and identifiable intangible assets acquired and liabilities assumed is preliminary until Amcor obtains final information regarding their fair values. The primary items that generated the goodwill recognized were the premiums paid by Amcor for the future earnings potential of Berry and the value of its assembled workforce that do not qualify for separate recognition. The estimated useful lives of the customer relationships, trademarks, and other intangibles/developed technology acquired are 13 years, 2 years and 5.5 years, respectively. The weighted-average depreciation period of the property, plant and equipment acquired is 27.5 years from land, building and improvements and 11 years for equipment and construction.
4.   RECLASSIFICATION OF BERRY’S CONSOLIDATED BALANCE SHEET AND STATEMENT OF INCOME AND HHS SEGMENT DISPOSAL
The table below sets forth the historical balance sheet for Berry, giving pro forma effect to presentation adjustments and transactions that Amcor expects to occur prior to the closing of the Merger.
RECLASSIFIED AND ADJUSTED CONDENSED CONSOLIDATED BALANCE SHEET
As of September 28, 2024
($ in millions)
	Historical Berry As of September 28, 2024	Reclassification Adjustments	Berry Reclassified As of September 28, 2024	Adjustment for HHS Segment Disposal	Adjustment for HHS Segment Disposal Proceeds	Adjustment for First Lien Notes paid with HHS Proceeds	Adjustment for Term Loan paid with HHS Proceeds	Berry As Adjusted As of September 28, 2024
		A		B	C	D	E
Assets
Cash and cash equivalents	$1,095	$—	$1,095	$(207)	$1,300	$(783)	$(517)	$888
Trade receivables, net of allowance for credit losses	—	1,604	1,604	(517)	—	—	—	1,087
Accounts receivable	1,604	(1,604)	—	—	—	—	—	—
Inventories	1,631	(1,631)	—	—	—	—	—	—
Inventories, net:
Raw materials and supplies	—	638	638	(135)	—	—	—	503
Work in process and finished goods	—	993	993	(184)	—	—	—	809
Prepaid expenses and other current assets	244	—	244	(58)	—	—	—	186
Total current assets	4,574	—	4,574	(1,101)	1,300	(783)	(517)	3,473
Property, plant, and equipment	4,575	(4,575)	—	—	—	—	—	—
Property, plant, and equipment, net	—	4,575	4,575	(1,010)	—	—	—	3,565
Operating lease assets	—	651	651	(27)	—	—	—	624
Deferred tax assets	—	169	169	—	—	—	—	169
Other intangible assets, net	—	1,534	1,534	(245)	—	—	—	1,289
Goodwill	—	5,090	5,090	(816)	—	—	—	4,274
Employee benefit assets	—	22	22	—	—	—	—	22
Goodwill and intangible assets	6,624	(6,624)	—	—	—	—	—	—
Right of use assets	651	(651)	—	—	—	—	—	—
Other assets	189	(189)	—	—	—	—	—	—
Other non-current assets	—	20	20	(10)	—	—	—	10
Total non-current assets	12,039	22	12,061	(2,108)	—	—	—	9,953
Total assets	$16,613	$22	$16,635	$(3,209)	$1,300	$(783)	$(517)	$13,426

	Historical Berry As of September 28, 2024	Reclassification Adjustments	Berry Reclassified As of September 28, 2024	Adjustment for HHS Segment Disposal	Adjustment for HHS Segment Disposal Proceeds	Adjustment for First Lien Notes paid with HHS Proceeds	Adjustment for Term Loan paid with HHS Proceeds	Berry As Adjusted As of September 28, 2024
		A		B	C	D	E
Liabilities and Shareholders’ Equity
Accounts payable	$1,766	$(1,766)	$—	$—	$—	$—	$—	$—
Short-term debt	—	—	—	—	—	—	—	—
Trade payables	—	1,766	1,766	(479)	—	—	—	1,287
Accrued employee costs	267	—	267	(40)	—	—	—	227
Other current liabilities	829	—	829	(73)	—	—	—	756
Current portion of long-term debt	810	—	810	—	—	(780)	(2)	28
Total current liabilities	3,672	—	3,672	(592)	—	(780)	(2)	2,298
Long-term debt	7,505	(7,505)	—	—	—	—	—	—
Long-term debt, less current portion	—	7,505	7,505	—	—	—	(513)	6,992
Deferred income taxes	475	(475)	—	—	—	—	—	—
Deferred tax liabilities	—	475	475	37	—	—	—	512
Employee benefit obligations	152	22	174	(5)	—	—	—	169
Operating lease liabilities	534	—	534	(21)	—	—	—	513
Other long-term liabilities	667	(667)	—	—	—	—	—	—
Other non-current liabilities	—	667	667	(72)	—	—	—	595
Total non-current liabilities	9,333	22	9,355	(61)	—	—	(513)	8,781
Total liabilities	$13,005	$22	$13,027	$(653)	$—	$(780)	$(515)	$11,079
Shareholders’ equity:
Common stock (115.0 and 115.5 million shares issued, respectively)	$1	$(1)	$—	$—	$—	$—	$—	$—
Ordinary shares ($0.01 par value)
Authorized (9,000 million shares)
Issued (1,445 and 1,445 million shares, respectively)	—	1	1	—	—	—	—	1
Additional paid-in-capital	1,321	—	1,321	—	—	—	—	1,321
Retained earnings	2,581	—	2,581	(2,556)	1,300	(3)	(2)	1,320
Accumulated other comprehensive loss	(295)	—	(295)	—	—	—	—	(295)
Treasury shares (1 and 1 million shares, respectively)	—	—	—	—	—	—	—	—
Total shareholders’ equity	3,608	—	3,608	(2,556)	1,300	(3)	(2)	2,347
Non-controlling interest	—	—	—	—	—	—	—	—
Total shareholders’ equity	3,608	—	3,608	(2,556)	1,300	(3)	(2)	2,347
Total liabilities and shareholders’ equity	$16,613	$22	$16,635	$(3,209)	$1,300	$(783)	$(517)	$13,426

Reclassification and Other Adjustments
A
Adjustments to align Berry’s financial statement captions to Amcor’s presentation.

B
Adjustments to remove balances attributable to the HHS Segment excluding allocated and other segment balances not included in the dispositions.

C
Adjustment to account for the proceeds that Berry received as a result of the HHNF Business and the proceeds that Berry expects to receive as a result of the sale of the Specialty Tapes Business.

D
Represents the repayment of $780 million in Berry’s 1.00% First Priority Senior Secured Notes maturing in January 2025 using proceeds from the HHNF Business and the sale of the Specialty Tapes Business which is expected to result in a $3 million loss on extinguishment, with a total cash outflow of $783 million.

E
Represents the repayment of $515 million in outstanding indebtedness under Berry’s existing term loan facilities using proceeds from the HHNF Business and the sale of the Specialty Tapes Business which is expected to result in a $2 million loss on extinguishment, with a total cash outflow of $517 million.

The table below sets forth the historical statement of income for Berry, giving pro forma effect to presentation adjustments and transactions that Amcor expects to occur prior to the closing of the Merger.
RECLASSIFIED AND ADJUSTED CONSOLIDATED STATEMENT OF INCOME
For the Year Ended June 29, 2024
($ in millions)
	[A]	[B]	[C]	[A] – [B] + [C] = [D]	[E]	[D] + [E] = [F]	[G]	[H]	[I]	[F] + [G] + [H] + [I]
	Historical Berry Year Ended September 30, 2023	Historical Berry Nine Months Ended July 1, 2023	Historical Berry Nine Months Ended June 29, 2024	Historical Berry Year Ended June 29, 2024	Reclassification Adjustments	Berry Reclassified Year Ended June 29, 2024	Adjustment for HHS Segment Disposal	Adjustment for First Lien Notes paid with HHS Proceeds	Adjustment for Term Loan paid with HHS Proceeds	Berry As Adjusted Year Ended June 29, 2024
					A		B	C	D
Net sales	$12,664	$9,577	$9,090	$12,177	$—	$12,177	$(2,526)	$—	$—	$9,651
Cost of sales	—	—	—	—	(9,929)	(9,929)	2,186	—	—	(7,743)
Cost and expenses:
Cost of goods sold	(10,354)	(7,873)	(7,448)	(9,929)	9,929	—	—	—	—	—
Selling, general and administrative	(886)	(671)	(664)	(879)	879	—	—	—	—	—
Amortization of intangibles	(243)	(181)	(177)	(239)	239	—	—	—	—	—
Restructuring and transaction activities	(102)	(74)	(133)	(161)	161	—	—	—	—	—
Selling, general and administrative expenses	—	—	—	—	(1,044)	(1,044)	162	—	—	(882)
Research and development expenses	—	—	—	—	(74)	(74)	13	—	—	(61)
Restructuring, impairment, and other related activities, net	—	—	—	—	(161)	(161)	10	—	—	(151)
Other income/(expenses), net	—	—	—	—	—	—	—	—	—	—
Operating income	1,079	778	668	969	—	969	(155)	—	—	814
Other expense	(31)	(13)	(8)	(26)	26	—	—	—	—	—
Interest income	—	—	—	—	34	34	(5)	—	—	29
Interest expense	(306)	(228)	(225)	(303)	(34)	(337)	8	8	64	(257)
Other non-operating income, net	—	—	—	—	(26)	(26)	17	(3)	(2)	(14)
Income before income taxes	742	537	435	640	—	640	(135)	5	62	572
Income tax expense	(133)	(114)	(67)	(86)	—	(86)	13	—	—	(73)
Equity in loss of affiliated companies, net of tax	—	—	—	—	—	—	—	—	—	—
Net income	$609	$423	$368	$554	$—	$554	$(122)	$5	$62	$499
Net income attributable to non-controlling interests	—	—	—	—	—	—	—	—	—	—
Net income attributable to parent	$609	$423	$368	$554	$—	$554	$(122)	$5	$62	$499

Reclassification and Other Adjustments
A
Adjustments to align Berry’s financial statement captions to Amcor’s presentation.

B
Adjustments to remove balances attributable to the HHS Segment excluding allocated and other segment balances not included in the dispositions.

C
Represents a decrease in interest expense of $8 million and a related $3 million loss on debt extinguishment resulting from repayment of Berry’s 1.00% First Priority Senior Secured Notes maturing in January 2025.

D
Represents a decrease in interest expense of $64 million and a related $2 million loss on debt extinguishment as a result of the repayment of $515 million in outstanding indebtedness under Berry’s existing term loan facilities.

The table below sets forth the historical statement of income for Berry, giving pro forma effect to presentation adjustments and transactions that Amcor expects to occur prior to the closing of the Merger.
RECLASSIFIED AND ADJUSTED CONSOLIDATED STATEMENT OF INCOME
For the Three Months Ended September 28, 2024
($ in millions)
	[A]	[B]	[A] – [B] = [C]	[D]	[C] + [D] = [E]	[F]	[G]	[H]	[E] + [F] + [G] +[H]
	Historical Berry Year Ended September 28, 2024	Historical Berry Nine Months Ended June 29, 2024	Historical Berry Three Months Ended September 28, 2024	Reclassification Adjustments	Berry Reclassified Three Months Ended September 28, 2024	Adjustment for HHS Segment Disposal	Adjustment for First Lien Notes paid with HHS Proceeds	Adjustment for Term Loan paid with HHS Proceeds	Berry As Adjusted Three Months Ended September 28, 2024
				A		B	C	D
Net sales	$12,258	$9,090	$3,168	$—	$3,168	$(647)	$—	$—	$2,521
Cost of sales	—	—	—	(2,557)	(2,557)	565	—	—	(1,992)
Cost and expenses:
Cost of goods sold	(10,005)	(7,448)	(2,557)	2,557	—	—	—	—	—
Selling, general and administrative	(892)	(664)	(228)	228	—	—	—	—	—
Amortization of intangibles	(234)	(177)	(57)	57	—	—	—	—	—
Restructuring and transaction activities	—	(133)	133	(133)	—	—	—	—	—
Business consolidation and other activities	(190)	—	(190)	190	—	—	—	—	—
Selling, general and administrative expenses	—	—	—	(266)	(266)	40	—	—	(226)
Research and development expenses	—	—	—	(19)	(19)	3	—	—	(16)
Restructuring, impairment, and other related activities, net	—	—	—	(57)	(57)	9	—	—	(48)
Other income/(expenses), net	—	—	—	—	—	—	—	—	—
Operating income	937	668	269	—	269	(30)	—	—	239
Other expense	(15)	(8)	(7)	7	—	—	—	—	—
Interest income	—	—	—	6	6	(1)	—	—	5
Interest expense	(311)	(225)	(86)	(6)	(92)	2	2	12	(76)
Other non-operating income, net	—	—	—	(7)	(7)	(4)	—	—	(11)
Income before income taxes	611	435	176	—	176	(33)	2	12	157
Income tax expense	(95)	(67)	(28)	—	(28)	3	—	—	(25)
Equity in loss of affiliated companies, net of tax	—	—	—	—	—	—	—	—	—
Net income	$516	$368	$148	$—	$148	$(30)	$2	$12	$132
Net income attributable to non-controlling interests	—	—	—	—	—	—	—	—	—
Net income attributable to parent	$516	$368	$148	$—	$148	$(30)	$2	$12	$132
Reclassification and Other Adjustments
A
Adjustments to align Berry’s financial statement captions to Amcor’s presentation.

B
Adjustments to remove balances attributable to the HHS Segment excluding allocated and other segment balances not included in the dispositions.

C
Represents a decrease in interest expense of $2 million resulting from repayment of Berry’s 1.00% First Priority Senior Secured Notes maturing in January 2025.

D
Represents a decrease in interest expense of $12 million as a result of the repayment of $515 million in outstanding indebtedness under Berry’s existing term loan facilities.

5.   ADJUSTMENTS TO THE PRO FORMA FINANCIAL STATEMENTS
Adjustment to the Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2024, are as follows:
Financing Transactions Accounting Adjustments
(a)
Represents proceeds from the Bridge Facility of $1,742 million consisting of $1,766 million gross proceeds from the draw down, net of $24 million of debt issuance costs.

(b)
Represents repayment of $1,812 million principal amount of Berry debt, consisting of $6 million in short-term debt and net book value of $1,800 million in long-term debt that will be repaid upon consummation of the Merger. Long-term debt is net of $6 million in unamortized capitalized debt issuance costs that will be charged to expense in the unaudited pro forma condensed combined statement of income for the year ended June 30, 2024.

(c)
Represents cash settlement of $408 million to settle Berry’s outstanding derivative liabilities. Further, this represents an adjustment for the derecognition of the deferred tax asset related to the derivatives of $32 million, which is recorded in deferred tax liabilities.

Merger Transaction Accounting Adjustments
(d)
Represents the elimination of Berry’s pre-combination equity balances.

(e)
Represents $8,137 million in equity consideration to effect the Merger consisting of $9 million in Berry Common Stock and $8,128 million in additional paid-in-capital.

(f)
Represents adjustments to record the fair values of work in process and finished goods inventory, intangible assets, property, plant, and equipment, net, and long-term debt, in the amount of $128 million, $3,714 million, $713 million, and $(38) million, respectively. Refer to Note 3, Preliminary Fair Value Estimate of Purchase Price Allocation to Assets Acquired and Liabilities Assumed from the Merger for details of the purchase price allocation.

(g)
Represents $92 million in Amcor’s advisory, brokerage, legal, and other transaction-related expenses related to the Merger that are not reflected in the historical financial statements.

(h)
Represents a net $862 million increase to deferred tax liabilities resulting from a $957 million increase to deferred tax liability resulting from fair value adjustments of assets acquired, utilizing an estimated blended statutory rate of approximately 21%, and a $10 million decrease to deferred tax liability resulting from fair value adjustments of liabilities assumed, utilizing an estimated statutory rate of 25%. The estimated blended statutory rates are preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law. Additionally, there is an $85 million decrease to deferred tax liability to remove Berry’s existing deferred tax liability associated with goodwill.

(i)
Goodwill is calculated as the difference between the fair value of the purchase consideration and the estimated fair value of the identifiable tangible and intangible assets acquired and liabilities assumed. The pro forma adjustment to goodwill is calculated as follows:

(in millions)	As of September 30, 2024
Goodwill	$6,339
Historical Berry goodwill	(4,274)
Pro forma adjustment	$2,065
Adjustment to the Pro Forma Condensed Combined Statement of Income for the year ended June 30, 2024
The pro forma adjustments included in the unaudited pro forma condensed combined statement of income for the year ended June 30, 2024, are as follows:
Financing Transactions Accounting Adjustments
(aa)
Represents an increase in interest expense of $188 million related to the Bridge Facility, assuming a 10.81% average annual interest rate. Interest expense related to the Bridge Facility is included in the year ended June 30, 2024 as the Bridge Facility is expected to be replaced by permanent financing for which an interest rate cannot be determined at this time. A 1/8 percent variance in the variable interest rate would have resulted in a $9 million change in interest expense for the year ended June 30, 2024.

(bb)
Represents a decrease in interest expense of $168 million on Berry’s debt that will be repaid upon consummation of the Merger and a related $6 million loss on debt extinguishment.

(cc)
Represents a $121 million increase in interest expense to remove the impact of Berry’s historical swaps that will be settled prior to the Merger.

(dd)
Represents a $37 million decrease in income tax expenses for the income tax impact of the Financing Transactions utilizing an estimated statutory rate of 25%. The estimated statutory rate is preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law.

Merger Transaction Accounting Adjustments
(ee)
Represents expenses related to fair-value adjustments including: $247 million of selling, general and administrative expense for intangible asset amortization; $56 million and $2 million of depreciation expense in cost of sales and selling, general and administrative expenses, respectively, and $128 million in cost of sales attributable to the fair value adjustment on acquired inventory.

(ff)
Represents $92 million in Amcor’s advisory, brokerage, legal, and other transaction-related expenses related to the Merger that are not reflected in the historical financial statements.

(gg)
Represents a $91 million decrease in income tax expense for the income tax impact of pro forma adjustments included in the unaudited pro forma condensed combined statement of income (adjusted for non-deductible acquisition costs) utilizing an estimated blended statutory rate of approximately 21%. The estimated blended statutory rate is preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law.

Adjustment to the Pro Forma Condensed Combined Statement of Income for the three months ended September 30, 2024
The pro forma adjustments included in the unaudited pro forma condensed combined statement of income for the three-month period ended September 30, 2024, are as follows:
Financing Transactions Accounting Adjustments
(aaa)
Represents an increase in interest expense of $47 million related to the Bridge Facility, assuming a 10.81% average annual interest rate. Interest expense related to the Bridge Facility is included in the three-month period ended September 30, 2024 as the Bridge Facility is expected to be replaced by permanent financing for which an interest rate cannot be determined at this time. A 1/8 percent variance in the variable interest rate would have resulted in a $2 million change in interest expense for the three months ended September 30, 2024.
(bbb)
Represents a decrease in interest expense of $33 million on Berry’s debt that will be repaid upon consummation of the Merger.

(ccc)
Represents a $19 million increase in interest expense to remove the impact of Berry’s historical swaps that will be settled prior to the Merger.

(ddd)
Represents a $8 million decrease in income tax expenses for the income tax impact of the Financing Transactions utilizing an estimated statutory rate of 25%. The estimated statutory rate is preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law.

Merger Transaction Accounting Adjustments
(eee)
Represents expenses related to fair-value adjustments including $64 million of selling, general and administrative expense for intangible asset amortization and $14 million of depreciation expense in cost of sales.

(fff)
Represents a $16 million decrease in income tax expense for the income tax impact of pro forma adjustments included in the unaudited pro forma condensed combined statement of income (adjusted for non-deductible acquisition costs) utilizing an estimated blended statutory rate of approximately 21%. The estimated blended statutory rate is preliminary and could be different depending on post-acquisition activities, the geographical mix of income and changes in tax law.

6.   EARNINGS PER SHARE
Earnings per share represents the net earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Merger and other related events, assuming such additional shares were outstanding since July 1, 2023. As the Merger and the Financing Transactions are being reflected as if they had occurred as of July 1, 2023, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes the shares issued in connection with the Transaction have been outstanding for the entire periods presented.
The computation of basic and diluted net income per share attributable to Amcor shareholders is as follows (in millions, except per share data):
	Pro forma period for the Three Months Ended September 30, 2024	Pro forma period for the Year Ended June 30, 2024
Numerator:
Net income attributable to Amcor plc	$236	$685
Distributed and undistributed earnings attributable to shares to be repurchased	(1)	(3)
Net income available to ordinary shareholders of Amcor plc – basic and diluted	$235	$682
Denominator:
Weighted average ordinary shares outstanding
Historical weighted-average ordinary shares outstanding – basic	1,440	1,439
Incremental ordinary shares outstanding as if merger occurred on July 1, 2023	865	865
Weighted average ordinary shares outstanding – basic	2,305	2,304
Effect of dilutive shares	11(1)	9(2)
Weighted average ordinary shares outstanding – diluted	2,316	2,313
Net income per share:
Basic earnings per ordinary share	$0.10	$0.30
Diluted earnings per ordinary share	$0.10	$0.30

(1)
The effect of dilutive shares for the three months ended September 30, 2024 consists of 4 million of existing dilutive shares and approximately 7 million of dilutive shares related to the conversion of Berry employees’ share-based awards to Amcor awards, respectively.

(2)
The effect of dilutive shares for the year ended June 30, 2024 consists of 2 million of existing dilutive shares and approximately 7 million of dilutive shares related to the conversion of Berry employees’ share-based awards to Amcor awards, respectively.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Prices
Amcor Ordinary Shares are currently listed on the NYSE under the symbol “AMCR,” and Amcor CDIs are currently traded on the ASX under the symbol “AMC.” Berry Common Stock is currently listed on the NYSE under the symbol “BERY.”
The following table sets forth the closing sale price per share of Amcor Ordinary Shares and Berry Common Stock as reported on the NYSE, in each case, as of (1) November 18, 2024, the last trading day before the public announcement of the Merger, and (2)            , 2025, the last trading date before the date of this joint proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of Berry Common Stock as of the same two dates.
	Amcor Ordinary Shares		Berry Common Stock		Implied Per Share Value of Merger Consideration(1)
November 18, 2024		$10.15		$67.05		$73.59
, 2025	$		$		$

(1)
Calculated by multiplying the price per Amcor Ordinary Share as of the specified date by the Exchange Ratio.

The market prices of Amcor Ordinary Shares and Berry Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Berry Special Meeting and the date the Merger is completed and thereafter (in the case of Amcor Ordinary Shares).
The number of Amcor Ordinary Shares that Berry Stockholders will receive as consideration per share of Berry Common Stock in the Merger is fixed and will not change.
The value of the Amcor Ordinary Shares to be received in exchange for each share of Berry Common Stock when received by Berry Stockholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Amcor Shareholders and Berry Stockholders are advised to obtain current market quotations for Amcor Ordinary Shares and Berry Common Stock in determining whether to vote in favor of the proposals at the Amcor Extraordinary General Meeting and the Berry Special Meeting, including the Amcor Share Issuance Proposal, in the case of Amcor Shareholders, or the Berry Merger Proposal, in the case of Berry Stockholders.
Dividends
Amcor currently pays a quarterly dividend on Amcor Ordinary Shares and holders of Amcor CDIs. Amcor last paid a quarterly dividend of $0.1275 USD per Amcor Ordinary Share ($0.1919 AUD per Amcor CDI) on December 11, 2024. The terms of the Merger Agreement limit Amcor’s ability to declare or pay additional dividends, other than its regular quarterly dividend (including increases that are consistent with past practice), prior to the consummation of the Merger.
Berry currently pays a quarterly dividend on shares of Berry Common Stock. Berry last paid a quarterly dividend of $0.31 per share of Berry Common Stock on December 16, 2024. The terms of the Merger Agreement limit Berry’s ability to declare or pay additional dividends, other than its regular quarterly dividends on the Berry Common Stock, prior to the consummation of the Merger.

INTERESTS OF BERRY DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Berry Board with respect to the Berry Merger Proposal, Berry Stockholders should be aware that Berry’s non-employee directors and executive officers have interests in the Merger, including financial interests, that may be different from, or in addition to, the interests of Berry Stockholders generally. The members of the Berry Board were aware of and carefully considered these interests, among other matters, in evaluating, negotiating and approving the Merger Agreement and in determining to recommend that Berry Stockholders approve the Berry Merger Proposal.
For more information, see “The Merger — Background of the Merger” and “The Merger — Berry’s Reasons for the Merger and Recommendation of the Berry Board.” Such interests are described in more detail below. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will or may occur.
Berry’s current executive officers are as follows:
Name	Position
Kevin J. Kwilinski	Chief Executive Officer
Mark W. Miles	Chief Financial Officer
Jean-Marc Galvez	President, Consumer Packaging — International Division
Jason K. Greene	Executive Vice President, Chief Legal Officer and Secretary
Joy N. Roman(1)	Chief People & Strategy Officer
Michael E. Hill(2)	President, Flexibles Division
William J. Norman	President, Consumer Packaging — North America Division

(1)
Ms. Roman has accepted another employment opportunity, and will resign as Berry’s Chief People & Strategy Officer and cease to be an executive officer of Berry effective as of January 30, 2025.

(2)
It is expected that Mr. Hill will resign as President of Berry’s Flexibles Division in connection with the closing of the sale of the Specialty Tapes Business, which closing is expected to occur in the first quarter of calendar year 2025, in order to remain with the Specialty Tapes Business. Accordingly, Mr. Hill will cease to be an executive officer of Berry effective upon closing of the Specialty Tapes Business.

Also included in the below discussion are the following former executive officers of Berry:
Thomas E. Salmon, the former Chairman and Chief Executive Officer, resigned as Berry’s Chairman and Chief Executive Officer and ceased serving on the Berry Board on October 2, 2023. Mr. Salmon continued to provide advisory services as a consultant to Berry from October 2, 2023 until December 31, 2023.
Curtis L. Begle, the former President — Health, Hygiene & Specialties division, terminated employment with Berry on November 4, 2024, in connection with the completion of the HHNF Spin-off.
James M. Till, the former Executive Vice President and Controller, terminated employment with Berry on November 4, 2024, in connection with the completion of the HHNF Spin-off.
Berry’s non-employee directors are as follows:
Name
Stephen Sterrett
Evan Bayh
Jonathan Foster
James Glerum, Jr.
Meredith Harper
Idalene Kesner

Name
Jill Rahman
Chaney Sheffield, Jr.
Robert Steele
Peter Thomas
Also included in the below discussion are the following former non-employee directors of Berry:
Scott Ullem, who served on the Berry Board as a non-employee director until Berry’s 2024 Annual Meeting, where Mr. Ullem chose not to stand for re-election to the Berry Board.
Rick Rickertsen, who served on the Berry Board as a non-employee director until November 4, 2024, when he was appointed to the Board of Magnera Corporation in connection with the completion of the HHNF Spin-off.
For purposes of this disclosure, a “qualifying termination” means a termination of employment without cause or a resignation by the executive officer for good reason during the two-year period following the occurrence of the Effective Time.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in “— Quantification of Potential Payments and Benefits to Berry’s Named Executive Officers in Connection with the Merger,” were used:
•
the consummation of the Merger occurs on January 6, 2025;

•
each executive officer experiences a qualifying termination of employment under their respective employment or change in control agreement, Berry’s 2015 Long-Term Incentive Plan and Berry’s 2012 Long-Term Incentive Plan, as applicable, as of January 6, 2025;

•
the total equity value for each executive officer and non-employee director is based on such individual’s outstanding equity awards as of the date of January 6, 2025 and a price per share of Berry Common Stock of $70.78, which reflects the average price per share of Berry Common Stock over the first five business days following the first public announcement of the Merger on November 19, 2024;

•
the base salary rate and annual target bonus of each of Berry’s named executive officers (the “NEOs”) remain unchanged from those in place as of the date of January 6, 2025; and

•
the calculations in this section and in “— Quantification of Potential Payments and Benefits to Berry’s Named Executive Officers in Connection with the Merger” do not include amounts to which the non-employee directors and executive officers were already entitled to receive or vested in as of the date of January 6, 2025. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the Merger.

As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in this section and in “— Quantification of Potential Payments and Benefits to Berry’s Named Executive Officers in Connection with the Merger,” the actual amounts, if any, to be received by Berry’s non-employee directors and executive officers may materially differ from the amounts set forth below.
Appointment of Berry Directors to the Amcor Board
Under the terms of the Merger Agreement, effective immediately after the Effective Time, the Amcor Board will consist of eleven members, four of whom will be designated by the Berry Board, subject to Amcor’s approval. Pursuant to the Merger Agreement, any directors designated by the Berry Board must (i) be a director of Berry as of the date of the Merger Agreement, (ii) be an “independent director” under the listing standards of NYSE and the applicable SEC rules as well as guidance published by both Institutional

Shareholder Services and Glass Lewis, and (iii) have the requisite skill set, background and professional expertise. Along with Mr. Sterrett, Berry has designated Jonathan F. Foster, James T. Glerum, Jr. and Jill A. Rahman to serve as directors of the Amcor Board as of the Effective Time. Amcor has confirmed that each of Messrs. Foster, Glerum and Sterrett and Ms. Rahman (i) will qualify both (a) as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC and (b) as an independent director in accordance with published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co. and (ii) has the requisite skill set, background and professional expertise, including taking into account the skill set, background and professional expertise of other members of the Amcor Board, as of the Effective Time. Arun Nayar, Andrea Bertone and David Szczupak have notified the Amcor Board of their decision to resign from the Amcor Board effective as of the Effective Time. Their resignations from the Amcor Board are solely for the purpose of creating adequate vacancies on the Amcor Board to allow for the appointment of Messrs. Foster, Glerum and Sterrett and Ms. Rahman to the Amcor Board upon consummation of the Merger pursuant to the Merger Agreement and are therefore conditional upon the consummation of the Merger on the terms and subject to the conditions set forth in the Merger Agreement. For more information about Messrs. Foster, Glerum and Sterrett and Ms. Rahman, please refer to Berry’s definitive proxy statement for Berry’s 2025 annual meeting of stockholders, filed with the SEC on January 7, 2025. For more information about the members of the Amcor Board, please refer to Amcor’s definitive proxy statement for Amcor’s 2024 annual meeting of stockholders, filed with the SEC on September 24, 2024.
Treatment of Outstanding and Unvested Berry Equity Awards
The treatment of outstanding Berry equity awards held by Berry’s non-employee directors and executive officers at the Effective Time is summarized as follows:
•
Vested Berry RSU Awards.   Each Vested Berry RSU Award that has not been settled by delivery of Berry Common Stock prior to the Effective Time will be cancelled and converted into the right to receive the number Amcor Ordinary Shares equal to (i) the number of shares of Berry Common Stock subject to such Vested Berry RSU Award multiplied by (ii) the Exchange Ratio;

•
Unvested Berry RSU Awards.   Each Unvested Berry RSU Award will be converted into an Amcor RSU Award relating to the number of Amcor Ordinary Shares equal to (i) the number of shares of Berry Common Stock subject to such Unvested Berry RSU Award multiplied by (ii) the Exchange Ratio;

•
Berry PSU Awards.   Each Berry PSU Award will be assumed and converted into (or cancelled and replaced by) an Amcor RSU Award relating to the number of Amcor Ordinary Shares equal to (i) the number of shares of Berry Common Stock subject to such Berry PSU Award based on the achieved actual performance through the Effective Time multiplied by (ii) the Exchange Ratio;

•
Vested Berry Options.   Each Vested Berry Option will, be cancelled and converted into the right to receive a number of Amcor Ordinary Shares equal to (i) the product of (1) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Vested Berry Option and (2) the number of shares of Berry Common Stock subject to such Vested Berry Option, divided by (ii) the volume weighted average price of Amcor Ordinary Shares over the five business days prior to the Effective Time (determined in accordance with the Merger Agreement);

•
Unvested Berry Options.   Each Unvested Berry Option will be assumed and converted into (or cancelled and replaced by) an Amcor Converted Option, (i) with the number of Amcor Ordinary Shares subject to such Amcor Converted Option equal to the product of (x) the number of shares of Berry Common Stock subject to corresponding Unvested Berry Option and (y) the Exchange Ratio, and (ii) with an exercise price equal to (x) the exercise price of the corresponding Unvested Berry Option divided by (y) the Exchange Ratio;

•
Berry DERs.   Amounts accrued but unpaid with respect to Berry DERs that are vested as of the Effective Time will be paid in cash following the Effective Time, and any corresponding amounts with respect to Berry DERs on Unvested Berry Equity Awards (as defined below) will convert to an amount in restricted cash (“Amcor Restricted Cash”), subject generally to the same terms and conditions that applied to the corresponding Unvested Berry Equity Awards. However, the Amcor Converted Options will not contain corresponding Berry DERs; and
•
Terms and Conditions Applicable to Amcor Equity Awards.   The Amcor RSU Awards, Amcor Converted Options and Amcor Restricted Cash issued in conversion of Berry equity awards will be subject to the same vesting schedule and other terms and conditions (except for any performance-based vesting condition and cash settlement features) that applied to the corresponding Berry equity award.

Based on the assumptions described above under “— Certain Assumptions,” and those described in the footnotes to the below table, the below table sets forth the number of performance-based vesting restricted stock units relating to Berry Common Stock (“Berry PSUs”), unvested time-based vesting restricted stock units relating to Berry Common Stock (“Unvested Berry RSUs”), unvested compensatory options to acquire shares of Berry Common Stock (“Unvested Berry Options”) and Berry DERs (collectively, “Unvested Berry Equity Awards”) held by Berry non-employee directors and executive officers as of the date of January 6, 2025, and the value that Berry non-employee directors and executive officers can expect to receive for such Unvested Berry Equity Awards as of January 6, 2025 based on a price per share of Berry Common Stock of $70.78, which reflects the average price per share of Berry Common Stock over the first five business days following the first public announcement of the Merger. Depending on when the Merger is completed, certain Unvested Berry Equity Awards included in the table below may vest or be forfeited pursuant to their terms, independent of the Merger.
	Berry PSUs		Unvested Berry RSUs		Unvested Berry Options		Berry DERs
Name	Number (#)(1)	Value ($)(2)	Number (#)	Value ($)(3)	Number (#)	Value ($)(4)	Value ($)(5)
Kevin J. Kwilinski	72,868	5,157,597	217,378	15,386,015	110,779	1,272,851	—
Mark W. Miles	43,115	3,051,680	27,891	1,974,125	69,587	952,534	123,992
Jean-Marc Galvez	28,025	1,983,610	18,129	1,283,171	46,547	632,030	83,763
Jason K. Greene	32,337	2,288,813	20,918	1,480,576	50,547	698,309	89,036
Joy N. Roman(6)	—	—	—	—	—	—	—
Michael E. Hill	28,025	1,983,610	—	—	—	—	54,383
William J. Norman	28,025	1,983,610	18,129	1,283,171	44,247	609,513	78,220
Thomas E. Salmon	82,350	5,828,733	—	—	—	—	198,464
Curtis L. Begle	28,025	1,983,610	—	—	—	—	54,383
James M. Till	12,136	858,986	—	—	—	—	23,551
Stephen Sterrett	—	—	4,044	286,234	—	—	1,254
Evan Bayh	—	—	2,092	148,072	—	—	649
Jonathan Foster	—	—	2,092	148,072	—	—	649
James Glerum, Jr.	—	—	2,092	148,072	—	—	649
Meredith Harper	—	—	2,092	148,072	—	—	649
Idalene Kesner	—	—	2,092	148,072	—	—	649
Jill Rahman	—	—	2,092	148,072	—	—	649
Chaney Sheffield, Jr.	—	—	2,092	148,072	—	—	649
Robert Steele	—	—	2,092	148,072	—	—	649
Peter Thomas	—	—	2,092	148,072	—	—	649
Scott Ullem	—	—	—	—	—	—	—
Rick Rickertsen	—	—	—	—	—	—	—

(1)
The number of Berry PSUs included in this column is based on the achievement of target-level of performance for the open performance periods as of January 6, 2025.

(2)
The amounts in this column reflect the aggregate value of each Berry executive officer’s outstanding

Berry PSUs as of January 6, 2025, which is equal to the product obtained by multiplying the number of such Berry PSUs by the price per share of Berry Common Stock of $70.78, which reflects the average price per share of Berry Common Stock over the first five business days following the first public announcement of the Merger. Berry’s non-employee directors do not hold Berry PSUs.
(3)
The amounts in this column reflect the aggregate value of each Berry non-employee director’s and executive officer’s outstanding Unvested Berry RSUs as of January 6, 2025, which is equal to the product obtained by multiplying the number of such Unvested Berry RSUs by the price per share of Berry Common Stock of $70.78, which reflects the average price per share of Berry Common Stock over the first five business days following the first public announcement of the Merger.

(4)
The amounts in this column reflect the aggregate value of each Berry non-employee director’s and executive officer’s outstanding Unvested Berry Options as of January 6, 2025, which is equal to the product of (1) the excess, if any, of the price per share of Berry Common Stock of $70.78 (which reflects the average price per share of Berry Common Stock over the first five business days following the first public announcement of the Merger) over the per share exercise price of the applicable Unvested Berry Option and (2) the number of shares of Berry Common Stock subject to the Unvested Berry Option.

(5)
On December 31, 2024, Berry accelerated $298,801 in Berry DERs held by Mr. Kwilinski with respect to his Berry PSUs and Unvested Berry RSUs. As a result, Mr. Kwilinski did not hold any Berry DERs as of January 6, 2025.

(6)
Ms. Roman will forfeit all Unvested Berry Equity Awards held by her in connection with her resignation on January 30, 2025. As a result, no values are reported in the table for Ms. Roman.

Executive Officer Severance Arrangements
Employment Agreement with Kevin Kwilinski
Kevin Kwilinski, Berry’s Chief Executive Officer, is party to an employment agreement (the “Kwilinski Employment Agreement”) pursuant to which, upon his termination of employment by Berry without “cause” or his resignation for “good reason” (each, as defined in the Kwilinski Employment Agreement), in each case, within two (2) years of a “change in control” (which includes the Merger), Mr. Kwilinski will be eligible for (subject to his execution of a release of claims) the following severance payments and benefits: (i) a cash payment equal to 1.5 times the sum of his annual base salary plus his target annual bonus, (ii) a cash payment in respect of his annual bonus for the year in which his qualifying termination occurs (based on actual performance and subject to proration), (iii) for a period of up to 18 months following his qualifying termination, a monthly cash payment equal to the amount by which his monthly COBRA continuation coverage premium exceeds the monthly premium an active employee would pay for the same coverage under Berry’s medical plans (subject to earlier cessation if he becomes eligible for medical benefits under another employer’s plans), and (iv) accelerated vesting of his initial restricted stock unit grant.
Employment Agreements with Mark Miles and Jason Greene
Mark Miles, Berry’s Chief Financial Officer, and Jason Greene, Berry’s Executive Vice President, Chief Legal Officer and Secretary, are each party to an employment agreement (each, an “Executive Employment Agreement”) pursuant to which Messrs. Miles and Greene will be eligible for the following severance payments and benefits (subject to their execution of a release of claims) upon their termination of employment by Berry without “cause” or their resignation for “good reason” (each, as defined in the their respective Executive Employment Agreement), in each case, within two years following a “change in control” (which includes the Merger): (i) a cash payment equal to 1.5 times for Mr. Miles and 1.0 times for Mr. Greene the sum of their annual base salary plus their target annual bonus, (ii) a cash payment in respect of their annual bonus for the year in which their qualifying termination occurs (based on actual performance and subject to proration), and (iii) for a period of up to 18 months for Mr. Miles and up to 12 months for Mr. Greene following their qualifying termination, a monthly cash payment equal to the amount by which their monthly COBRA continuation coverage premium exceeds the monthly premium an active employee would pay for the same coverage under Berry’s medical plans (subject to earlier cessation if they become eligible for medical benefits under another employer’s plans).

Services Agreement with Jean-Marc Galvez
Jean-Marc Galvez, Berry’s President, Consumer Packaging — International Division, is party to a services agreement with one of Berry’s Spanish subsidiaries (the “Galvez Services Agreement”). The Galvez Services Agreement provides that upon his termination of employment by Berry without “cause” (as defined in the Galvez Services Agreement) or if Mr. Galvez terminates his employment following a “change in control” (which includes the Merger) for any reason or as a result of certain materially adverse changes to his employment or the Company’s breach of its payment obligations under the Galvez Services Agreement, he will be eligible for (i) a cash payment equal to 1.33 times the sum of his annual base salary plus his target annual bonus and (ii) continued benefits for 16 months.
Change in Control Agreements with William Norman, Michael E. Hill and Joy Roman
Berry is a party to a change in control agreement (the “CIC Agreements”) with each of William Norman, Michael E. Hill and Joy Roman. Pursuant to the terms of the CIC Agreements, the executives will be eligible for the following severance payments and benefits (subject to their execution of a release of claims) upon their termination of employment by Berry without “cause” or their resignation for “good reason” (each, as defined in the CIC Agreement Executive’s respective CIC Agreement): (i) a cash payment equal to 1.5 times (or, for Ms. Roman, 1.0 times) the sum of their annual base salary plus their target annual bonus, (ii) a cash payment in respect of their annual bonus for the year in which their qualifying termination occurs (based on actual performance and subject to proration), and (iii) for a period of up to 18 months (or, for Ms. Roman 12 months) following their qualifying termination, a monthly cash payment equal to the amount by which their monthly COBRA continuation coverage premium exceeds their monthly premium an active employee would pay for the same coverage under Berry’s medical plans (subject to earlier cessation if they become eligible for medical benefits under another employer’s plans).
An estimate of the value of the severance payments and benefits described above that would be payable or provided to Berry’s named executive officers under the Kwilinski Employment Agreement, the Executive Employment Agreements, the Galvez Services Agreement and the CIC Agreements upon a qualifying termination assuming that the Merger occurs on the date of January 6, 2025 and each Berry executive officer experience a qualifying termination on such date is included in the table below.
Name(1)	Cash Severance ($)	Prorated Annual Bonus ($)(2)	Benefit Continuation ($)	Total ($)
Kevin J. Kwilinski	3,543,750	355,993	24,000	3,923,743
Mark W. Miles	1,871,100	150,372	24,000	2,045,472
Jean-Marc Galvez	1,716,752	—	4,700	1,721,452
Jason K. Greene	1,027,116	123,817	11,000	1,161,933
Joy N. Roman(3)	—	—	—	—
Michael E. Hill(4)	—	—	—	—
William J. Norman	1,516,320	121,860	24,000	1,662,180

(1)
As former employees of Berry, Thomas E. Salmon, Curtis L. Begle and James M. Till will not be entitled to any severance benefits and are therefore not reflected in the above table.

(2)
The amounts shown in this column represent a pro-rated annual bonus (based on the achievement of target-level of performance) for the year in which the qualifying termination occurs, calculated based on each executive’s officers actual days of employment from September 29, 2024, through January 6, 2025.

(3)
Ms. Roman’s resignation on January 30, 2025 will not constitute a qualifying termination of employment under her CIC Agreement and she will not be eligible for any payments under her CIC Agreement in connection with the Merger. As a result, no values are reported in the table for Ms. Roman.

(4)
Mr. Hill’s resignation, which is expected to be effective upon closing of the sale of the Specialty Tapes Business, will not constitute a qualifying termination of employment under his CIC Agreement and he will not be eligible for any payments under his CIC Agreement in connection with the Merger. As a result, no values are reported in the table for Mr. Hill.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Berry’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Corporation. For additional information with respect to the indemnification and insurance coverage, see “The Merger Agreement —  Indemnification of Officers and Directors.”
Quantification of Potential Payments and Benefits to Berry’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the NEOs that is based on or that otherwise relates to the Merger. The Merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Berry Stockholders, as described above in “Berry Proposal 2: Advisory Non-Binding Vote on Merger Related Compensation for Named Executive Officers.” The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “— Certain Assumptions,” and those described in the footnotes to the below table.
Golden Parachute Compensation
Named Executive Officer	Cash Severance ($)(1)	Benefit Continuation ($)(2)	Equity Acceleration ($)(3)	Total ($)
Kevin J. Kwilinski	3,899,743	24,000	21,816,463	25,740,206
Thomas E. Salmon	—	—	6,027,197	6,027,197
Mark Miles	2,021,472	24,000	6,102,331	8,147,803
Curtis L. Begle	—	—	2,037,993	2,037,993
Jean-Marc Galvez	1,716,752	4,700	3,982,574	5,704,026
Jason K. Greene	1,150,933	11,000	4,556,734	5,718,667

(1)
Cash Severance.   As described above in “— Executive Officer Severance Arrangements” pursuant to the Kwilinski Employment Agreement, Executive Employment Agreements, the Galvez Services Agreement, and the CIC Agreements (as applicable), upon a qualifying termination, subject to the NEO’s execution of a general release of claims in favor of Berry, each NEO will become entitled to (i) a lump sum cash payment equal to the sum of 1.5 times (or, for Mr. Galvez, 1.33 times and for Mr. Greene, 1.0 times) the sum of (A) their base salary as in effect on the date of termination and (B) their current target annual cash bonus for the year in which the termination of employment occurs and, other than with respect to Mr. Galvez, and (ii) a cash payment equal to their annual bonus for the year in which the qualifying termination occurs in an amount based on actual performance and subject to proration. The amounts in this column are “double trigger” payments as they will only become payable in the event of a qualifying termination of employment at or following January 6, 2025.

Below is a breakdown of the cash amounts reflected in the table above detailing the cash severance amounts payable upon the qualifying termination:
Named Executive Officer(a)	Base Salary ($)	Target Bonus ($)	Cash Severance Multiplier	Prorated Bonus ($)(b)	Total ($)
Kevin J. Kwilinski	1,050,000	1,312,500	1.50	355,993	3,899,743
Mark W. Miles	693,000	554,000	1.50	150,372	2,021,472
Jean-Marc Galvez	715,313	572,251	1.33	—	1,716,752
Jason K. Greene	570,620	456,496	1.00	123,817	1,150,933

(a)
As former employees of Berry, Thomas E. Salmon and Curtis L. Begle will not be entitled to any severance benefits and are therefore not reflected in the above table.

(b)
The amounts shown in this column represent a pro-rated annual bonus (based on the achievement of target-level of performance) for the year in which the qualifying termination occurs, calculated based on each executive’s officers actual days of employment from September 29, 2024, through January 6, 2025.

(2)
Benefit Continuation Payments.   As described in “— Executive Officer Severance Arrangements,” Berry’s NEOs are eligible for subsidized medical coverage for 18 months (or, for Mr. Galvez, 16 months) following their qualifying termination. The amounts in this column are “double trigger” payments as they will only become payable in the event of a qualifying termination of employment on or following January 6, 2025.

(3)
Outstanding Berry Equity Awards.   The amounts in this column represent the estimated value that may be realized by the NEOs in respect of their respective outstanding and unvested Berry equity awards. As described above in “— Treatment of Berry Equity Awards,” as of January 6, 2025, (i) each outstanding Unvested Berry RSU and Berry PSU will be converted into an Amcor RSU Award, (ii) each Berry option that is outstanding and unvested but that would become vested during the 12-month period following the closing of the Merger (“Accelerated Berry Option”) will be converted into Amcor Ordinary Shares, (iii) each Berry Option that is outstanding and unvested that would not vest until after the 12 month period following the closing of the Merger (“Unvested Berry Option”) will be converted into an Amcor Converted Option, and (iv) each outstanding Berry DER will be converted into Amcor Restricted Cash. Upon a qualifying termination without “cause” or a resignation for “good reason,” in each case, within two years following a change in control (which includes the Merger), Amcor RSU Awards, Amcor Converted Options and Amcor Restricted Cash resulting from such conversion will fully vest. Other than with respect to any amounts payable to Messrs. Salmon and Begle, the amounts in this column that relate to the Amcor RSU Awards, Amcor Converted Options and Amcor Restricted Cash are “double trigger” as they will only become payable in the event of a qualifying termination of employment on or following January 6, 2025. The amounts in this column related to the Amcor Ordinary Shares received in exchange for the Accelerated Berry Options and any cash payments related to the Berry DERs corresponding to such Accelerated Berry DERs are “single trigger” as they will become payable upon the closing of the Merger. The amounts for Messrs. Salmon and Begle that correspond to the Amcor RSU Awards are “single-trigger” because, following the satisfaction of the performance conditions at the closing and the conversion of the awards to Amcor RSU Awards, the continued vesting of the awards will no longer be subject to a substantial risk of forfeiture.

	Berry PSUs		Unvested Berry RSUs		Accelerated Berry Options		Unvested Berry Options		Berry DERs
Named Executive Officer	Number (#)(a)	Value ($)(b)	Number (#)	Value ($)(c)	Number (#)	Value ($)(d)	Number (#)	Value ($)(e)	Number Value ($)
Kevin J. Kwilinski	72,868	5,157,597	217,378	15,386,015	36,926	424,280	73,853	848,571	—
Thomas E. Salmon	82,350	5,828,733	—	—	—	—	—	—	198,464
Mark W. Miles	43,115	3,051,680	27,891	1,974,125	36,237	481,680	33,350	470,854	123,992
Curtis L. Begle	28,025	1,983,610	—	—	—	—	—	—	54,383
Jean-Marc Galvez	28,025	1,983,610	18,129	1,283,171	24,869	325,967	21,678	306,063	83,763
Jason K. Greene	32,337	2,288,813	20,918	1,480,576	25,535	345,176	25,012	353,133	89,036

(a)
The number of Berry PSUs included in this column is based on the achievement of target-level of performance for the open performance periods as of January 6, 2025.

(b)
The amounts in this column reflect the aggregate value of each Berry named executive officer’s outstanding Berry PSUs as of January 6, 2025, which is equal to the product obtained by multiplying the number of such Berry PSUs by the price per share of Berry Common Stock of $70.78, which reflects the average price per share of Berry Common Stock over the first five business days following the first public announcement of the Merger.

(c)
The amounts in this column reflect the aggregate value of each Berry named executive officer’s outstanding Unvested Berry RSUs as of January 6, 2025, which is equal to the product obtained by multiplying the number of such Unvested Berry RSUs by the price per share of Berry Common Stock of $70.78, which reflects the average price per share of Berry Common Stock over the first five business days following the first public announcement of the Merger.

(d)
The amounts in this column reflect the aggregate value of each Berry named executive officer’s outstanding Accelerated Berry Options as of January 6, 2025, which is equal to the product of (1) the excess, if any, of the price per share of Berry Common Stock of $70.78 (which reflects the average price per share of Berry Common Stock over the first five business days following the first public announcement of the Merger) over the per share exercise price of the applicable Accelerated Berry Option and (2) the number of shares of Berry Common Stock subject to the Accelerated Berry Option.

(e)
The amounts in this column reflect the aggregate value of each Berry named executive officer’s outstanding Unvested Berry Options as of January 6, 2025, which is equal to the product of (1) the excess, if any, of the price per share of Berry Common Stock of $70.78 (which reflects the average price per share of Berry Common Stock over the first five business days following the first public announcement of the Merger) over the per share exercise price of the applicable Unvested Berry Option and (2) the number of shares of Berry Common Stock subject to the Unvested Berry Option.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following sections are a summary of U.S. federal income tax considerations generally applicable to U.S. holders (as defined below) with respect to the Merger, consummated as described in the Merger Agreement and this joint proxy statement/prospectus, and to the ownership and disposition of Amcor Ordinary Shares. This summary applies only to U.S. holders who exchange their Berry Common Stock for Amcor Ordinary Shares in the Merger and who hold shares of the Berry Common Stock and will hold the Amcor Ordinary Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment).
This summary is based on provisions of the Code, Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not describe any U.S. state, local, non-U.S., or non-income or other tax consequences (including estate, gift and Medicare contribution tax consequences) of the Merger, or of owning or disposing of Amcor Ordinary Shares.
This discussion is not intended to be a complete analysis and does not address all potential tax consequences that may be relevant to you. Moreover, this discussion does not address particular tax considerations that may be applicable if you are subject to special treatment under the Code, including because you are:
•
a tax-exempt organization, financial institution, mutual fund, dealer or broker in securities, regulated investment company, real estate investment trust or insurance company;

•
a trader in securities who elects to mark its securities to market for U.S. federal income tax purposes;

•
a person who holds Berry Common Stock or will hold Amcor Ordinary Shares, as the case may be, as part of an integrated investment such as a straddle, hedge, constructive sale, conversion transaction or other risk reduction transaction;

•
a person who holds Berry Common Stock or will hold Amcor Ordinary Shares, as the case may be, in an individual retirement or other tax-deferred account;

•
a person whose functional currency is not the U.S. dollar;

•
an individual who received Berry Common Stock or who acquires Amcor Ordinary Shares, as the case may be, pursuant to the exercise of employee stock options or otherwise as compensation or in connection with the performance of services;

•
a partnership or other flow-through entity (including an S corporation or a limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes) and persons who hold an interest in such an entity; or

•
a person subject to the alternative minimum tax.

In addition, this discussion does not address the tax consequences to you if you hold Berry Common Stock and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of Amcor immediately after the Merger pursuant to the applicable Treasury Regulations under Section 367 of the Code (a “five-percent transferee shareholder”). If you believe you could become a five-percent transferee shareholder of Amcor, you should consult your tax advisor about the special rules and time-sensitive tax procedures, including the requirement to file a gain recognition agreement with the IRS, which might be a precondition to your ability to obtain tax-free treatment in the Merger.
For purposes of this summary, a U.S. holder is a beneficial owner of Berry Common Stock and, after the Merger, Amcor Ordinary Shares who is:
•
an individual citizen or resident of the U.S.;

•
a corporation or other entity taxable as a corporation created in or organized under the laws of the U.S. or any political subdivision thereof;

•
an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•
a trust if (i) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, exchanges its Berry Common Stock in the Merger, or otherwise holds Amcor Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. Partners in a partnership that intends to exchange its Berry Common Stock, or otherwise hold Amcor Ordinary Shares, are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, INCLUDING THE INCOME TAX CONSEQUENCES ARISING FROM YOUR OWN FACTS AND CIRCUMSTANCES, AND AS TO ANY ESTATE, GIFT, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES ARISING OUT OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF AMCOR ORDINARY SHARES.
U.S. Federal Income Tax Consequences to U.S. Holders of the Merger
The U.S. federal income tax consequences of the Merger to U.S. Holders will depend primarily upon the application of Sections 368 and 367 of the Code.
Application of Section 368 of the Code
Skadden has delivered its Tax Opinion that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not apply to the Merger, such that, except in respect of cash received in lieu of fractional shares, no gain or loss will be recognized by U.S. holders of Berry Common Stock (other than an owner that would be a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)). Such opinion is filed as Exhibit 8.1 to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the Tax Opinion may be adversely affected and the tax consequences of the Merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the Tax Opinion or that a court would not sustain such a challenge. Moreover, it is not a condition to Amcor’s or Berry’s obligations to complete the Merger that the Merger qualifies for the tax treatment described in the Tax Opinion. If the Merger does qualify for such tax treatment, then the Merger will have the following U.S. federal income tax consequences on the U.S. holders of Berry Common Stock:
•
The exchange of Berry Common Stock by U.S. holders for Amcor Ordinary Shares in the Merger will not result in the recognition of any gain or loss with respect to the Berry Common Stock (except with respect to cash received in lieu of fractional shares, as discussed below).

•
The aggregate tax basis of any Amcor Ordinary Shares you receive in exchange for all of your Berry Common Stock in the Merger, including fractional Amcor Ordinary Shares deemed received and redeemed or sold, as discussed below, will be the same as the aggregate tax basis of your Berry Common Stock.

•
The holding period of any Amcor Ordinary Shares (including fractional Amcor Ordinary Shares deemed received and redeemed or sold as discussed below) you receive in the Merger will generally include the holding period of the Berry Common Stock you exchanged for such Amcor Ordinary Shares.

•
Because Amcor will not issue any fractional Amcor Ordinary Shares in the Merger, if you exchange Berry Common Stock in the Merger, and would otherwise have received a fraction of an Amcor Ordinary Share, you will receive cash. In such a case, you will be treated as having received a fractional share and having received such cash either (i) in redemption of the fractional share or (ii) as consideration for the sale of such share. The amount of any capital gain or loss you recognize will equal the amount of cash received with respect to the fractional share less the ratable portion of the tax basis of the Berry Common Stock surrendered that is allocated to the fractional share. Capital gain or loss will generally be long-term capital gain or loss if your holding period in the Berry Common Stock is more than one year on the date of closing of the Merger. The deductibility of capital losses is subject to limitations.

If you have differing bases or holding periods in respect of your Berry Common Stock, you must determine the bases and holding periods in the Amcor Ordinary Shares received in the Merger separately for each identifiable block (that is, stock of the same class acquired at the same time for the same price) of Berry Common Stock you exchange.
Application of Section 367 of the Code
Generally, Section 367(a)(1) of the Code and the applicable Treasury Regulations thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise constitute a tax-free reorganization, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. In this case, the principal requirement is that the fair market value of Amcor, at the time of the Merger, must equal or exceed the fair market value of Berry, as specially determined for purposes of Section 367 of the Code. Although the parties expect that this requirement will be satisfied, that determination cannot be known definitively until the time of the Merger.
Berry has a lower value than Amcor based on the percentage of the Amcor Ordinary Shares that the holders of Berry Common Stock will own following the Merger. Nevertheless, Section 367 of the Code requires certain adjustments to the values of the applicable U.S. corporation and non-U.S. acquiring corporation for such purposes, which must take into account certain transactions undertaken by such parties prior to the consummation of the Merger. For example, the fair market value of Berry for purposes of this test must include the aggregate amount of certain prior distributions (including stock repurchases) by Berry during the 36 months prior to the consummation of the Merger, and the fair market value of Amcor must not include certain passive assets acquired outside the ordinary course of business during the 36 months prior to the consummation of the Merger. Based on the percentage of the Amcor Ordinary Shares that the holders of Berry Common Stock will own following the Merger, and taking such adjustments under Section 367 of the Code into account, with data available as of January 21, 2025, Amcor and Berry believe that the fair market value of Amcor is larger than the fair market value of Berry as of such date for these purposes, but no assurances can be given regarding the actual results at the time of the consummation of the Merger.
Notwithstanding the intended tax treatment of the Merger described in the Tax Opinion, if the Merger qualifies as a tax-free reorganization but is subject to Section 367(a)(1) of the Code, a U.S. holder of Berry Common Stock would generally be subject to the consequences described in the second paragraph of “—Failure to Qualify for the Intended Tax Treatment” below, although such U.S. holder would only recognize gain, but not loss.
Failure to Qualify for the Intended Tax Treatment
Notwithstanding the above, until the closing, the parties cannot definitively determine the tax treatment of the Merger. In addition, no assurance can be given that the IRS will not assert, or that a court would not sustain, that the Merger does not qualify for the intended tax treatment described in the Tax Opinion.
If the IRS were successfully to challenge the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, you would generally be required to recognize gain or loss equal to the difference between your adjusted tax basis in the Berry Common Stock you surrender in the Merger and an amount equal to the fair market value, as of the consummation of the Merger, of any Amcor Ordinary

Shares received or to be received in the Merger plus any cash received in the Merger in lieu of fractional shares. Any gain or loss so recognized would be long-term capital gain if the U.S. holder had held the Berry Common Stock for more than one year as of the consummation of the Merger. Generally, in such event, your tax basis in the Amcor Ordinary Shares you received in the Merger would equal the fair market value of such Amcor Ordinary Shares as of the consummation of the Merger, and your holding period for the Amcor Ordinary Shares would begin on the day after the consummation of the Merger.
U.S. Federal Income Tax Consequences for U.S. Holders of Holding Amcor Ordinary Shares
Dividends
Subject to the discussion below under “— Passive Foreign Investment Company Considerations,” any cash distributions paid on Amcor Ordinary Shares out of its current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income. Because Amcor does not intend to determine its earnings and profits on the basis of U.S. federal income tax principles, U.S. holders should expect that any distribution paid will generally be reported to them as a “dividend” for U.S. federal income tax purposes.
Subject to certain holding period requirements and other conditions (and assuming that Amcor is not a passive foreign investment company for the taxable year in which the dividend is paid or the preceding taxable year), dividends paid to certain non-corporate U.S. holders may qualify for the preferential rates of taxation if Amcor is eligible for the benefits of the U.S.-U.K. Tax Treaty or the Amcor Ordinary Shares are readily tradable on an established market in the United States. Such dividends will not, however, be eligible for the dividends received deduction generally allowed to corporate U.S. holders.
Sale or Other Disposition of Amcor Ordinary Shares
Subject to the discussion below under “— Passive Foreign Investment Company Considerations,” a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of Amcor Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Amcor Ordinary Shares. The ability to deduct any loss may be subject to limitations. If you are an individual, capital gain or loss will generally be long-term if your holding period in the Amcor Ordinary Shares is more than one year and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes.
Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as Amcor, will be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if either (i) 75% or more of its gross income consists of certain types of “passive” income or (ii) 50% or more of the fair market value of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. Based on the composition of its income and assets, Amcor does not believe it was a PFIC in its taxable year ended June 30, 2024, and Amcor and Berry do not expect Amcor to be a PFIC in its current taxable year ending June 30, 2025, or in the foreseeable future. Because PFIC status is a fact-intensive determination made on an annual basis and depends on the composition of Amcor’s assets and income in each taxable year, no assurance can be given that Amcor is not, and will not become, classified as a PFIC. Furthermore, because the value of the gross assets of Amcor is likely to be determined in large part by reference to the market capitalization of Amcor, a decline in the value of Amcor Ordinary Shares may result in Amcor becoming a PFIC. There can also be no assurance that the IRS will agree with any conclusion of the combined company that it is not treated as a PFIC.
If, contrary to our expectations, Amcor were classified as a PFIC for any year during which a U.S. holder holds Amcor Ordinary Shares, and such U.S. holder does not make the mark-to-market election described in the next paragraph, the U.S. holder would generally be subject to additional taxes equal to interest charges generally applicable to underpayments of tax on certain distributions and sales, characterization of a portion of any gain from the sale or exchange of Amcor Ordinary Shares as ordinary income, and other disadvantageous tax treatment with respect to Amcor Ordinary Shares. Negative consequences may also apply with respect to deemed dispositions of stock in any lower-tier PFICs.

A U.S. holder may be able to make a mark-to-market election to mitigate some of these adverse tax consequences. If a U.S. holder makes a mark-to-market election, it will be required in any year in which Amcor is a PFIC to include as ordinary income the excess of the fair market value of its shares at year-end over its basis in those shares. In addition, any gain the U.S. holder recognize upon the sale of its shares will be taxed as ordinary income in the year of sale. A qualified electing fund election, or QEF election, could also alleviate certain of the tax consequences referred to above. It is, however, expected that the conditions necessary for making a QEF election will not apply in the case of the Amcor Ordinary Shares because Amcor does not expect that it would make available the information necessary for U.S. holders to report income and certain losses in a manner consistent with the requirements for such elections.
If you own Amcor Ordinary Shares during any taxable year in which Amcor is a PFIC, you may be subject to certain reporting obligations with respect to Amcor Ordinary Shares, including reporting on IRS Form 8621. A failure to file such form may result in penalties and may suspend the running of the statute of limitations on the tax return.
Each U.S. holder is urged to consult its tax advisor concerning the U.S. federal income tax consequences of holding and disposing of Amcor Ordinary Shares if Amcor is or becomes classified as a PFIC, including the possibility of making a mark-to-market or other election and the applicability of annual filing requirements.
Certain Reporting Requirements
Certain U.S. holders may be required to file a statement with their U.S. federal income tax return and retain permanent records with respect to the Merger, including information regarding the amount, basis, and fair market value of all transferred property.
In addition, certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the tax year, or in excess of $75,000 at any time during the year, are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer such as Amcor that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of $5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. holders of Amcor Ordinary Shares who fail to report the required information could be subject to substantial penalties.
U.S. holders are urged to consult with their own tax advisors regarding reporting requirements applicable to the Merger and to the holding of Amcor Ordinary Shares.
Backup Withholding and Information Reporting
Dividends paid on, and proceeds from the sale or other disposition of, the Amcor Ordinary Shares by a U.S. holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. holder of Amcor Ordinary Shares provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

MATERIAL U.K. TAX CONSIDERATIONS
The following statements are intended only as a general guide to those U.K. income tax, corporation tax, stamp duty and stamp duty reserve tax considerations generally applicable with respect to the ownership and disposition of Amcor Ordinary Shares following the Merger, which we refer to as the “U.K. tax considerations”. The U.K. tax considerations described below do not purport to be a complete analysis of all potential U.K. tax consequences of holding or disposing of Amcor Ordinary Shares. They are based on current U.K. legislation and what is understood to be the current practice and interpretation of the U.K. tax authority (HM Revenue and Customs) as at the date hereof, any of which may change, possibly with retroactive effect.
The statements in this section apply only to holders of Amcor Ordinary Shares who are resident in and, in the case of an individual, domiciled in (and only in) the U.K. for all tax purposes, which we refer to as U.K. tax residents (except insofar as express reference is made to the treatment of non-U.K. tax residents), who hold Amcor Ordinary Shares as an investment (other than in an individual savings account or self-invested pension plan) and who are the absolute beneficial owners of those shares and any dividends paid on them.
The tax position of certain categories of Amcor Shareholders who are subject to special rules (such as persons who acquired (or are deemed to have acquired) their Amcor Ordinary Shares in connection with an office or employment, persons subject to the remittance basis of taxation, dealers in securities, insurance companies and collective investment schemes) is not considered.
THE STATEMENTS DO NOT CONSTITUTE LEGAL OR TAX ADVICE. NOTHING IN THIS SECTION IS INTENDED TO ADDRESS ANY U.K. TAX CONSEQUENCES OF THE MERGER, INCLUDING BUT NOT LIMITED TO THE DISPOSAL OF BERRY COMMON STOCK, FOR ANY BERRY STOCKHOLDER, WHETHER U.K. TAX RESIDENT OR RESIDENT ELSEWHERE. AMCOR SHAREHOLDERS OR BERRY STOCKHOLDERS WHO ARE IN ANY DOUBT ABOUT THEIR TAXATION POSITION OR WHO MAY BE SUBJECT TO TAX IN A JURISDICTION OTHER THAN THE U.K. SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISORS.
Withholding Tax on Dividends
Amcor is not required to deduct or withhold amounts for or on account of U.K. tax at source from dividend payments made on the Amcor Ordinary Shares, irrespective of the residence of Amcor Shareholders or their particular circumstances.
Taxation of Dividends Paid on the Amcor Ordinary Shares
The comments below in relation to the taxation of dividends apply to both dividends from retained earnings and distributions made out of share premium, on the understanding that (for distributions from share premium) Amcor is tax resident in the U.K., the share premium is fully and freely distributable in accordance with Jersey Companies Law and is not treated as forming part of Amcor’s share capital, such distributions will not result in a change in the underlying shares owned, and the distributions will not be made on winding up or as part of a procedure for reducing share capital.
Amcor Shareholders — Individuals (Non-U.K. Residents)
Amcor Shareholders who are individuals who are not U.K. tax resident should not be subject to U.K. tax in respect of dividends paid on Amcor Ordinary Shares unless such shareholders are carrying on a trade, profession or vocation in the U.K. through a branch or agency in connection with which the Amcor Ordinary Shares are used, held or acquired. Such Amcor Shareholders may be subject to non-U.K. taxation on any dividend received under the law of the jurisdiction(s) in which they are tax resident and should consult with their own professional advisors.
Amcor Shareholders — Individuals (U.K. Residents)
For the tax year ending April 5, 2025, Amcor Shareholders who are U.K. tax resident individuals pay no income tax on the first £500 of dividend income (in aggregate) received in a U.K. tax year, which we refer to as the dividend allowance. To the extent dividends received (in aggregate) exceed the dividend allowance in a U.K. tax year, the applicable rates of income tax for the tax year ending April 5, 2025 are: (i) 8.75% for basic rate taxpayers; (ii) 33.75% for higher rate taxpayers; and (iii) 39.35% for additional rate taxpayers.
In determining whether and, if so, to what extent dividend income falls above or below the threshold for the higher rate of income tax or, as the case may be, the additional rate of income tax, the shareholder’s total taxable dividend income for the tax year in question (including the part subject to the dividend allowance) will be treated as the highest part of the shareholder’s total income for income tax purposes. In addition, dividends within the dividend allowance which would otherwise have fallen within the basic or higher rate bands will use up those bands respectively and so will be taken into account in determining whether the threshold for higher rate or additional rate income tax is exceeded.
Amcor Shareholders — Corporate Entities
Amcor Shareholders within the charge to U.K. corporation tax which are “small companies” (for the purposes of Chapter 2 of Part 9A of the Corporation Tax Act 2009) will not generally be subject to U.K. corporation tax on dividends paid by Amcor, subject to meeting certain conditions.
Other Amcor Shareholders within the charge to U.K. corporation tax will not be subject to U.K. corporation tax on dividends paid by Amcor so long as the dividends fall within an exempt class of the U.K. distribution exemption and certain conditions are met. These exemptions are not comprehensive and are also subject to anti-avoidance rules.
If the conditions for exemption are not met or cease to be satisfied, dividends received by Amcor Shareholders within the charge to U.K. corporation tax will be subject to U.K. corporation tax at the prevailing rate (see below “Taxation of Chargeable Gains on Disposal of Amcor Ordinary Shares — Amcor Shareholders — Corporate Entities” for details of the current rates).
Taxation of Chargeable Gains on Disposal of Amcor Ordinary Shares
A disposal or deemed disposal of all or part of the Amcor Ordinary Shares by an Amcor Shareholder may give rise to a capital gain or an allowable loss, subject to their circumstances and any available exemptions or reliefs.
Amcor Shareholders — Individuals (Non-U.K. Residents)
Amcor Shareholders who are individuals and who are not U.K. tax resident will not generally be subject to U.K. tax on capital gains realized on a disposal or deemed disposal of Amcor Ordinary Shares unless they are carrying on a trade, profession or vocation in the U.K. through a branch or agency in connection with which the Amcor Ordinary Shares are used, held or acquired. Such Amcor Shareholders may be subject to non-U.K. taxation on any gain under the law of the jurisdiction(s) in which they are tax resident and should consult with their own professional advisors.
An Amcor Shareholder who is an individual and has ceased to be a resident of the U.K. for tax purposes for a period of five years or less and who disposes or is deemed to dispose of all or part of the Amcor Ordinary Shares during that period may be subject to a U.K. tax liability on their return to the U.K., subject to any available exemptions or reliefs. Special rules may apply to shareholders who are subject to tax on a “split-year” basis.
Amcor Shareholders — Individuals (U.K. Residents)
Amcor Shareholders who are U.K. tax resident individuals will not incur a liability to pay capital gains tax in respect of a capital gain realized on the disposal or deemed disposal of the Amcor Ordinary Shares unless their total capital gains in the relevant U.K. tax year exceed the annual exemption, which is £3,000 for the tax year ending April 5, 2025.
The rate of capital gains tax will depend on an Amcor Shareholder’s total taxable income and gains in the relevant tax year. From 30 October 2024, an Amcor Shareholder who is subject to income tax at a rate not exceeding the basic rate will generally be subject to capital gains tax at 18% of the gain (to the extent the annual exempt amount has been exceeded). An Amcor Shareholder who is subject to income tax at either the higher rate or additional rate will generally be subject to capital gains tax at a rate of 24% of the gain (to the extent the annual exempt amount has been exceeded).
Amcor Shareholders — Corporate Entities
Amcor Shareholders that are within the charge to U.K. corporation tax and that realize a chargeable gain on the disposal or deemed disposal of the Amcor Ordinary Shares will be subject to U.K. corporation tax on that gain (unless an exemption or relief applies in respect of such disposal). For the tax year ending 31 March, 2025, the main rate of corporation tax is 25%, and this applies to corporate entities with profits in excess of £250,000. There is a small profits rate of 19% which is generally available to corporate entities with augmented profits of less than £50,000. For corporate entities with augmented profits between £50,000 and £250,000, marginal relief is available to effectively taper the rate of corporation tax from the main rate to the small profits rate.
U.K. Stamp Duty and SDRT
The statements in this section regarding U.K. stamp duty and stamp duty reserve tax (“SDRT”), apply to Amcor Shareholders irrespective of their residence and are intended as a general guide only. Special rules may apply to certain categories of persons, including intermediaries, brokers, dealers and persons connected with depositary receipt arrangements and clearance services.
Amcor Ordinary Shares
No U.K. stamp duty or SDRT should be chargeable on the issuance of Amcor Ordinary Shares in respect of the transaction contemplated by this joint proxy statement/prospectus.
Amcor Ordinary Shares Traded Wholly Within the ASX via CDIs
No U.K. stamp duty or SDRT should arise on the issue of Amcor Ordinary Shares to CDN, the nominee and legal holder of the shares in respect of which Amcor CDIs are issued.
No liability to U.K. stamp duty or SDRT should arise on the issue of Amcor CDIs to Amcor Shareholders.
No U.K. stamp duty should be payable on transfers of CDIs if there is no instrument of transfer.
No SDRT should be payable in respect of any agreement to transfer Amcor CDIs, provided that neither the Amcor CDIs nor the Amcor Ordinary Shares are paired with U.K. shares nor registered or become registered in a register kept in the U.K., by or on behalf of CDN or Amcor. Amcor currently does not keep and does not intend that any register of Amcor CDIs or Amcor Ordinary Shares will be kept in the U.K.
Amcor Ordinary Shares Traded Wholly Within the DTC in Respect of Amcor Ordinary Shares Listed on the NYSE
No liability to U.K. stamp duty or SDRT should arise on the issue of Amcor Ordinary Shares to Cede & Co., as nominee for DTC.
No U.K. stamp duty should arise on transfers of Amcor Ordinary Shares to Cede & Co., as nominee for DTC, where there is no change in beneficial ownership in such Amcor Ordinary Shares.
No U.K. stamp duty should arise on the transfer of Amcor Ordinary Shares in book-entry form wholly within the DTC if there is no instrument of transfer.
Provided the Amcor Ordinary Shares are not paired with U.K. shares, and the share register is not kept in the U.K., no SDRT should arise on the issuing or transferring of Amcor Ordinary Shares to Cede & Co., as nominee for DTC. Furthermore, on this basis, no charge to SDRT should arise on agreements to transfer the Amcor Ordinary Shares in book-entry form wholly within the DTC.

Amcor Ordinary Shares Transferred/Agreed to be Transferred Outside of ASX or the DTC
U.K. stamp duty may, in certain circumstances, be required to be paid in respect of written instruments effecting the transfer or sale of Amcor Ordinary Shares to the extent that the instrument transferring such shares is executed in the U.K. or relates to property situated or any matter or thing done or to be done in the U.K. This will generally be at a rate of 0.5% (rounded up to the nearest £5).
No SDRT should be payable in respect of any agreement to transfer the Amcor Ordinary Shares provided that the Amcor Ordinary Shares are not registered and do not become registered in a register kept in the U.K. by or on behalf of Amcor, and the Amcor Ordinary Shares are not paired with U.K. shares. As above, Amcor has confirmed that it does not and does not intend to keep such a register in the U.K.

MATERIAL JERSEY INCOME TAX CONSIDERATIONS
The following summary of the anticipated tax treatment in Jersey of holders of Amcor Ordinary Shares is based on Jersey taxation law and practice as they are understood to apply at the date of this joint proxy statement/prospectus. It does not constitute, nor should it be considered to be, legal or tax advice and does not address all aspects of Jersey tax law and practice. Holders of Amcor Ordinary Shares should consult their professional advisors on the implications of acquiring, buying, holding, selling or otherwise disposing of Amcor Ordinary Shares under the laws of any jurisdictions in which they may be liable to taxation. Holders of Amcor Ordinary Shares should be aware that tax laws, rules and practice and their interpretation may change.
Taxation of Non-Jersey Residents
Dividends on Amcor Ordinary Shares may be paid by Amcor without withholding or deduction for or on account of Jersey income tax and holders of Amcor Ordinary Shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such shares. Please see below under “— Shareholders of a Jersey Company” in relation to the status of Jersey resident holders of Amcor Ordinary Shares.
Shareholders of a Jersey Company
Any shareholders of a Jersey company who are resident for tax purposes in Jersey will incur income tax on any dividends paid on the shares held by them.
No stamp duty is levied on the transfer inter vivos, exchange or repurchase of shares (unless the articles of association of the company convey the right to occupy property in Jersey), but there is a stamp duty payable when Jersey grants of probate and letters of administration are required. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of shares who is domiciled in Jersey, or situated in Jersey in respect of a holder of shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000.
Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

COMPARISON OF SHAREHOLDERS’ RIGHTS
This section describes the material differences between the rights of holders of Amcor Ordinary Shares and the rights of holders of shares of Berry Common Stock. Amcor is incorporated under the laws of the Bailiwick of Jersey, and Berry is incorporated under the laws of the State of Delaware, and, accordingly, the rights of Amcor Shareholders and Berry Stockholders are both governed by different laws. As a result of the Merger, holders of shares of Berry Common Stock that receive Amcor Ordinary Shares will become shareholders of Amcor. Accordingly, following the Merger, the rights of Berry Stockholders who become shareholders of Amcor will be governed by the laws of Jersey, Channel Islands and will also be governed by the Amcor Memorandum of Association and the Amcor Articles of Association.
This section does not include a complete description of all the differences between the rights of Amcor Shareholders and Berry Stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All Amcor Shareholders and Berry Stockholders are urged to read carefully the relevant provisions of the Jersey Companies Law and the DGCL, as applicable, as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the full text of each of the Amcor Memorandum of Association and the Amcor Articles of Association and Berry’s charter and bylaws. For information on how to obtain a copy of these documents, see “Where You Can Find More Information.”
All references within this section to (i) Berry’s charter mean the amended and restated certificate of incorporation of Berry, (ii) Berry’s bylaws mean the amended and restated bylaws of Berry, (iii) Amcor’s memorandum mean the Amcor Memorandum of Association and (iv) Amcor’s articles mean the Amcor Articles of Association.
Rights of Berry Stockholders	Rights of Amcor Shareholders
Authorized and Outstanding Capital Stock

Berry is authorized to issue 450,000,000 shares of stock consisting of 400,000,000 shares of Berry Common Stock, $0.01 par value and 50,000,000 shares of preferred stock, $0.01 par value.
As of the close of business on the Berry Record Date, there were 115,708,296 shares of Berry Common Stock and no shares of preferred stock issued and outstanding. Berry Common Stock is the only class of Berry securities registered under the SEC.

Amcor is authorized to issue $100,000,000 divided into 9,000,000,000 Amcor Ordinary Shares of $0.01 par value each and 1,000,000,000 preferred shares of $0.01 par value each.
As of the close of business on the Amcor Record Date, there were 1,445,343,212 shares of Amcor Ordinary Shares (including Amcor Ordinary Shares underlying Amcor CDIs) and no shares of preferred shares issued and outstanding.

Preferred Stock

The DGCL provides that a corporation may, if stated and expressed in the certificate of incorporation, issue one or more classes of stock or more series of stock within any class, any and all of which may or may not have par value, voting powers, designations, preferences, rights and qualifications and limitations and restrictions.
Berry’s charter permits the Berry Board to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series, and with respect to each such series, to fix the number of shares constituting the series and designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences

Under the Jersey Companies Law, provided the memorandum of association of the company sets out the amount of share capital with which it is to be registered, and the amounts (being fixed amounts) into which the shares of each class are divided, a company is permitted to issue preference shares, the rights and conditions in relation to which should be set out in its articles of association.
Amcor’s articles provide that the share capital of Amcor is as specified in Amcor’s memorandum and the shares of Amcor shall have the rights and be subject to the conditions contained in Amcor’s articles and, to the extent applicable, in the statement of rights in respect of each series or class

Rights of Berry Stockholders	Rights of Amcor Shareholders
and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.
of preferred shares relating to preferred shares of any class — these permit the Amcor Board from time to time in its discretion to issue, allot or grant options for, or otherwise dispose of, shares in Amcor and decide (a) the persons to whom shares are issued or options are granted, (b) the terms on which shares are issued or options are granted and (c) the rights and restrictions attached to those shares or options.
Amcor’s articles also authorize the Amcor Board, without any further vote or action by the shareholders, to issue, allot or grant options for, or otherwise dispose of, preferred shares in one or more series or classes and determine from time to time before issuance the number of shares to be included in any such series or class and the designation, powers, preferences, rights and qualifications, limitations or restrictions of such series or class, in each case without any further vote or action by the shareholders without further shareholder action , unless shareholder action is required by applicable law or by the rules of the NYSE, ASX or other stock exchange or quotation system on which any class or series of Amcor’s shares may be listed or quoted.

Variation of Rights of Shares

The DGCL provides that a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.
Except as otherwise required by applicable law, Berry’s charter provides that all shares of Berry Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, subject to the same qualifications, limitations and restrictions.

Under the Jersey Companies Law, if provision for the variation of the rights of any class of members is made in the memorandum or articles of a company, or by the terms of admission to membership, those rights may only be varied in accordance with those provisions.
The Jersey Companies Law further provides that if the rights of any class of member of a company are varied in accordance with the memorandum or articles, or otherwise in accordance with the Jersey Companies Law, any members of that class who did not consent to or vote in favour of the resolution for variation, being in the case of any class of par value shares, the shareholders holding not less than 10% in nominal value of the issued shares of that class may apply to the Royal Court of Jersey to have the variation cancelled, and such variation to which the application relates shall not have effect unless and until it is confirmed by the Royal Court of Jersey.
Amcor’s articles provide that the rights attaching to any class of shares in the capital of Amcor may, unless their terms of issue state otherwise, be varied: (1) with the written consent of the holders of two-thirds of the shares of the class; or (2) by a

Rights of Berry Stockholders	Rights of Amcor Shareholders
special resolution passed at a separate meeting of the holders of shares of the class, constituting at least two thirds of shareholders entitled to vote in such meeting.
Voting Rights

The DGCL provides that each stockholder must be entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in a corporation’s certificate of incorporation.
Berry’s charter provides that holders of Berry Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

The Jersey Companies Law provides each shareholder shall have one vote for every share held by such member, unless otherwise provided in the company’s memorandum and articles.
Amcor’s articles provide that every person who was a holder of ordinary shares at the Record Time (as defined in Amcor’s articles) and who is present at such a meeting has one vote for every ordinary share of which such person was the holder as of the Record Time, where “Record Time” is defined as a date not more than 60 days nor less than ten days before the date fixed for the meeting, as the date for the determination of the members entitled to receive notice of, attend or vote at the meeting or to appoint a proxy to do so.
Amcor’s articles further provide that:
(a)
subject to Amcor’s articles and the Jersey Companies Law and to any rights or restrictions attached to any shares or class of shares, at a general meeting:

(1)
on a show of hands, every member present has one vote; and

(2)
on a poll, every member present has one vote for each share held as at the Record Time (as defined therein) by the member entitling the member to vote, except for partly paid shares, each of which confers on a poll only the fraction of one vote which the amount paid (not credited) on the share bears to the total amounts paid and payable (excluding amounts credited) on the share. An amount paid in advance of a call is disregarded for this purpose; and

(b)
if a person present at a general meeting represents personally or by proxy, attorney or (in relation to a member that is a body corporate) a person authorized by the body corporate to act as its representative at the general meeting, more than one member, on a show of hands the person is, subject to the Jersey Companies Law, entitled to one vote only even though such person represents more than one member.

Rights of Berry Stockholders	Rights of Amcor Shareholders
Quorum

The DGCL provides that a corporation is required to set a minimum quorum of one-third of the issued and outstanding shares for a stockholders meeting.
Except as otherwise provided by law, Berry’s bylaws provide that the holders of a majority of the outstanding shares of Berry Common Stock entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

Under the Jersey Companies Law, the quorum requirements for shareholders meetings can be prescribed in a company’s articles of association.
Amcor’s articles provide that a quorum is persons holding or representing by proxy, attorney or (in relation to a member that is a body corporate) a person authorized by the body corporate to act as its representative at the general meeting at least a majority of the voting power of the shares entitled to vote at such meeting.

Special Meetings of Shareholders

The DGCL provides that special meetings may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or by the bylaws.
Berry’s bylaws provide that special meetings of the stockholders may be called by (i) the chairman of the Berry Board; (ii) a majority of the members of the Berry Board pursuant to a resolution approved by the Berry Board, or (iii) the Secretary of Berry, following his or her receipt of one or more written demands to call a special meeting of the stockholders from stockholders who Own (as such term is defined in Berry’s bylaws), in the aggregate, at least 15% of the Berry Common Stock that is outstanding as of the record date for determining stockholders entitled to demand a special meeting fixed in accordance with Berry’s bylaws and who otherwise comply with such other requirements and procedures set forth in Berry’s bylaws. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Annual general meetings
The Jersey Companies Law provides that:
(1)
every public company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year and shall specify the meeting as such in the notice calling it;

(2)
not more than 18 months shall elapse between the date of one annual general meeting and the date of the next;

(3)
if all members of a public company agree in writing that an annual general meeting shall be dispensed with, then so long as the agreement has effect, it shall not be necessary for that company to hold an annual general meeting; and

(4)
in any year in which an annual general meeting would be required to be held but for such an agreement and in which no such meeting has been held, any member of the company may by written notice to the company given not later than 3 months before the end of the year require the holding of an annual general meeting in that year.

The Jersey Companies Law does not provide for a shareholder right to put a proposal before the shareholders at the annual general meeting.
Amcor’s articles specify that the annual general meeting shall be designated as such, and all other general meetings shall be designated extraordinary general meetings.
Amcor’s articles further provide that at an annual general meeting, only such nominations of persons for election to the Amcor Board shall be considered and such other business shall be conducted as shall

Rights of Berry Stockholders	Rights of Amcor Shareholders

have been properly brought before the meeting.
Extraordinary general meetings
Amcor’s articles provide that:
(1)
a general meeting may only be called:

(a)
by a resolution of the Amcor Board; or

(b)
as otherwise required by the Jersey Companies Law; and

(2)
no business may be transacted at a general meeting, except the election of a chairperson and the adjournment of the meeting, unless a quorum of members is present when the meeting proceeds to business; and

(3)
except as otherwise provided by the Jersey Companies Law, at an extraordinary general meeting, only such business may be conducted as is a proper matter for member action and as shall have been brought before the meeting pursuant to the notice of general meeting given by or at the direction of the Amcor Board in accordance with Amcor’s articles.

However, under the Jersey Companies Law, shareholders holding 10% or more of the company’s voting rights and entitled to vote at the relevant meeting may require the directors to call a meeting of shareholders. This must be held as soon as practicable but in any case not later than two months after the date of the deposit of the requisition. The requisition should state the objects of the meeting and be signed by or on behalf of the requisitionists and deposited at the registered office of the company, and may consist of several documents in similar form each signed by or on behalf of one or more requisitionists.

Notice of Shareholders Meetings
The DGCL and Berry’s bylaws provide that written notice shall be given to stockholders not less than 10 days nor more than 60 days before the date of the meeting. Berry will provide written or printed notice, stating the place, date and time of the meeting and the purpose or purposes for which the meeting is called either personally, by electronic transmission in the manner provided in the DGCL or by mail, to each stockholder of record entitled to vote at such meeting.
The Jersey Companies Law provides that:
(1)
a provision of a company’s articles is void insofar as it provides for the calling of a meeting of the company or of any class of members of the company (other than an adjourned meeting) by a shorter notice than 14 days’ notice in writing;

(2)
save insofar as the articles of a company make other provision in that behalf (not being a provision avoided by paragraph (1)), any such meeting of the company (other than an adjourned meeting) may be called by 14 days’ notice in writing; and

Rights of Berry Stockholders	Rights of Amcor Shareholders

(3)
notwithstanding that a meeting is called by shorter notice than that specified in paragraph (2) or in the company’s articles (as the case may be), it is deemed to have been duly called if it so agreed:

(a)
in the case of a meeting called as the annual general meeting, by all the members entitled to attend and vote thereat; and

(b)
otherwise, by a majority in number of the persons who have the right to attend and vote at the meeting together holding not less than 90 per cent of the total voting rights of the members who have that right, or, if the articles require a greater majority of such persons (or unanimity), by that greater majority (or unanimity).

Amcor’s articles further specify that:
(1)
notice of a general meeting must be given to each person who at the time of giving the notice:

(a)
is a member, director or auditor of Amcor; or

(b)
is entitled to a share because of a Transmission Event (as such term is defined in Amcor’s articles) and has provided evidence of such entitlement that is satisfactory to the Amcor Board;

(2)
the content of a notice of a general meeting called by the Amcor Board is to be decided by the Amcor Board, but it must state the general nature of the business to be transacted at the meeting and any other matters required by the Jersey Companies Law;

(3)
except with the approval of the Amcor Board or the chairperson, no person may move any amendment to a proposed resolution or to a document that relates to such a resolution; and

(4)
a person may waive notice of any general meeting by written notice to Amcor.

Shareholder Proposals and Nominations
Berry’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally has to be delivered to and received at Berry’s principal executive offices not less than 90 days nor more	Amcor’s articles provide that for nominations or other business to be properly brought before an annual general meeting by a shareholder in accordance with Amcor’s articles, the shareholder must have given timely notice thereof in writing and in proper form to the secretary of Amcor even if such matter is already the subject of any notice to the members or public announcement from the

Rights of Berry Stockholders	Rights of Amcor Shareholders
than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of Berry Stockholders, a stockholder’s notice to be timely has to be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Berry’s bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Amcor Board.
To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Amcor or such other place designated by Amcor for such purposes, or another designated place, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual general meeting. If there was no annual general meeting in the prior year, or if the date of the annual general meeting is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to the AGM and not later than the close of business on the later of the 90th day prior to the annual general meeting or the 10th day following the day on which the public announcement of the meeting date is first made by Amcor. If an extraordinary general meeting is called for electing directors, the notice must be delivered not earlier than the close of business on the 120th day prior to the extraordinary general meeting and not later than the close of business on the later of the 90th day prior to the extraordinary general meeting or the 10th day following the public announcement of the meeting date and the nominees proposed by the Amcor Board to be elected.

Number and Terms of Directors

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the company’s certificate of incorporation or bylaws.
Berry’s charter provides that the number of directors shall be determined by a majority of the Berry Board, provided that the Berry Board shall consist of no less than three directors and no more than 15 directors. Berry currently has 11 directors who serve one year terms.

Under the Jersey Companies Law, the board of directors of a Jersey public company must consist of a minimum of two directors.
Under Amcor’s articles, the Amcor Board must consist of a minimum of three directors and a maximum of 12 directors. Where an appointment of a director is to fill a casual vacancy or as an addition to the existing directors, such director holds office until the conclusion of the next annual general meeting of Amcor following his or her appointment.

Election of Directors

Under the DGCL, unless the certificate of incorporation or bylaws provide otherwise, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Berry’s bylaws provide that directors are to be elected by ballot and a majority of the votes cast at

Amcor’s articles provide that:
(1)
the Amcor Board may appoint any eligible person to be a director;

(2)
subject to the rights of the holders of any outstanding class or series of preferred shares:

(a)
each director shall be elected at each annual general meeting and shall hold

Rights of Berry Stockholders	Rights of Amcor Shareholders
any meeting of stockholders at which a quorum is present. In a contested election, the directors shall be elected by the vote of a plurality of the votes cast.
office until the next succeeding annual general meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification or removal from office; and
(b)
any vacancy on the Amcor Board, including a vacancy resulting from an increase in the number of directors, shall only be filled by the affirmative vote of a majority of the Amcor Board then in office, even though fewer than a quorum;

(3)
where the number of persons validly proposed for election or re-election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors and an absolute majority of votes cast shall not be a pre-requisite to the election of such directors; and

(4)
the retirement of a director from office under these articles and the re-election of a director or the election of another person to that office (as the case may be) takes effect at the conclusion of the meeting at which the retirement and re-election or election occur.

Removal of Directors

The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors except that, unless the certificate of incorporate provides otherwise, if the corporation has a classified board, stockholders may effect such removal only for cause.
Berry’s charter provides that at any time the Berry Board is divided into classes, directors may be removed only for cause, and only by an affirmative vote of the majority of Berry Stockholders then entitled to vote in an election of directors. At any time when the Berry Board is not divided into classes, directors may be removed with or without cause by the affirmative vote of the majority of Berry Stockholders then entitled to vote in an election of directors. The Berry Board is not currently divided into classes.

Under the Jersey Companies Law, if it appears to the Minister, the Commission, or the Attorney General, that it is expedient in the public interest that a person should not, without the leave of the Royal Court of Jersey, be a director of or in any way whether directly or indirectly be concerned or take part in the management of a company, the Minister, the Commission, or the Attorney General may apply to the court for an order to that effect against the person, and such order if made shall be for a period as the Royal Court of Jersey directs up to 15 years.
Amcor’s articles provide that a director may be removed from office by ordinary resolution of Amcor in a general meeting (such ordinary resolution being passed by an affirmative vote of the majority of the shareholders then entitled to vote) as a result of: (a) the director’s conviction (with a plea of nolo contendere deemed to be a conviction) of a serious felony involving moral turpitude or a violation of U.S. federal or state securities law, but excluding a conviction based entirely on vicarious liability; or (b) the director’s

Rights of Berry Stockholders	Rights of Amcor Shareholders
commission of any material act of dishonesty (such as embezzlement) resulting or intended to result in material personal gain or enrichment of the director at the expense of Amcor or any subsidiary and which act, if made the subject to criminal charges, would be reasonably likely to be charged as a felony, and for these purposes nolo contendere, felony and moral turpitude has the meaning given to them by the laws of the United States of America or any relevant state thereof and shall include equivalent acts in any other jurisdiction.
Vacancies

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority of the directors then in office, even if the number of directors then in office is less than a quorum, or by a sole remaining director.
Berry’s charter provides that any vacancies on the Berry Board may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

Under the Jersey Companies Law, a public company must have a minimum of two directors.
Amcor’s articles provide that any vacancy on the Amcor Board, including a vacancy resulting from an increase in the number of directors, may be filled only by the affirmative vote of a majority of the Amcor Board then in office, even if fewer than a quorum. Directors appointed by the Amcor Board to fill a vacancy hold office until the conclusion of the next annual general meeting following their appointment.

Approval of Corporate Matters by Written Consent

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of stockholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all stockholders entitled to vote were present and voted. In addition, a corporation may eliminate the right of stockholders to act by written consent through amendment to its certificate of incorporation. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.
Berry’s charter provides that any action required or permitted to be taken by the holders of Berry Common Stock may not occur by written consent.
Under Amcor’s articles, shareholders may not pass a resolution by written consent.
Cumulative Voting
Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. The certificate of incorporation of a Delaware corporation may provide that stockholders of any	There are no provisions in relation to cumulative voting under the Jersey Companies Law.

Rights of Berry Stockholders	Rights of Amcor Shareholders

class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.
Berry’s charter provides that stockholders do not have the right to cumulative votes in the election of directors. Cumulative voting rights would be available to the holders of Berry Common Stock if Berry’s charter did not negate cumulative voting.

Amendments of Governing Documents

Under the DGCL, the power to make, alter or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to make, alter or repeal its bylaws.
Berry’s charter provides that it may be amended only with the affirmative vote of a majority of the outstanding stock entitled to vote in the election of directors.
Berry’s bylaws provide that they may be amended by the vote of a majority of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote or by the vote of a majority of the Berry Board.

Under the Jersey Companies Law, the memorandum of association and articles of association of a Jersey company may only be amended by special resolution passed by at least two thirds of shareholders entitled to vote in general meeting or a greater majority specified in the company’s articles of association, or by written resolution passed in accordance with its articles of association.
Under Amcor’s articles, shareholders may not pass a resolution by written consent and a special resolution can only be passed by no less than two-thirds of the votes cast at a quorate general meeting.

Business Combinations with Interested Shareholders

The DGCL contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested stockholder” for three years following the date that such person becomes an interested stockholder. An interested stockholder generally is a person or a group who or which owns or owned more than 15% of the target’s outstanding voting stock within the past three years.
This has the effect of limiting the ability of a potential acquirer to make a two tiered bid for the target in which all stockholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any

The Jersey Companies Law has no comparable provision. As a result, Amcor cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Jersey law does not regulate transactions between a company and its significant shareholders, as a general matter, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Amcor’s articles contain restrictions on Amcor engaging in business combinations with an “interested member” for three years following the time that such member became an interested member, unless certain conditions are met. An interested member is generally defined as any person or entity owning 15% or more of Amcor’s outstanding voting shares.
This provision has the effect of limiting the ability of a potential acquirer to engage in a two-stage acquisition strategy which may not treat all shareholders equally. The restriction does not apply if, among other things, prior to the date on which

Rights of Berry Stockholders	Rights of Amcor Shareholders
acquisition transaction with the target’s board of directors. Under Berry’s charter, Berry has expressly elected not to be governed by such provision of the DGCL.	the member becomes an interested member, the Amcor Board approves either a business combination or transaction that resulted in the member becoming an interested member. This is intended to encourage a potential acquirer to negotiate the terms of any acquisition with the target’s board of directors.
Interested Director Transactions

Under the DGCL, interested director transactions are permissible and may not be legally voided if:
•
either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

•
the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

The Jersey Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under the Jersey Companies Law requires the directors of the constituent companies to enter into and to approve a written merger agreement (in certain, but not all, circumstances), which must also be authorized by a special resolution of the shareholders of each constituent company (which as noted above requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting (or such higher threshold as may be set out in a company’s articles of association)). In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Delaware corporation, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger.
The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of the company’s outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different than those under which the person made such offer.
In addition, where the company and its creditors or shareholders or a class of either of them propose a compromise or arrangement between the company and its creditors or Amcor’s shareholders or a class of either of them (as applicable), the courts of

Rights of Berry Stockholders	Rights of Amcor Shareholders

Jersey may order a meeting of the creditors or class of creditors or of the company’s shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon the company and all the creditors, shareholders or members of the specific class of either of them (as applicable). Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court.
The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above, taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
The Jersey Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and act in good faith, for a proper purpose and in the best interests of the company.

Approval of Certain Fundamental Transactions

The DGCL provides that, unless otherwise specified in a corporation’s certificate of incorporation or unless certain provisions of the DGCL are applicable, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of a majority of the outstanding stock entitled to vote on the matter. Under the DGCL, a merger may also become effective without the approval of the surviving corporation’s stockholders if certain requirements are met.
Berry’s charter does not include any contrary provisions.
The Jersey Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under the Jersey Companies Law requires the directors of the constituent companies to enter into and to approve a written merger agreement (in certain, but not all, circumstances), which must also be authorized by a special resolution of the shareholders of each constituent company (which as noted above requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting (or such higher threshold as may be set out in a company’s articles of association)). In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Delaware corporation, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares.

Rights of Berry Stockholders	Rights of Amcor Shareholders

However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger.
The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of the company’s outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different than those under which the person made such offer.
In addition, where the company and its creditors or shareholders or a class of either of them propose a compromise or arrangement between the company and its creditors or Amcor’s shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of the company’s shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon the company and all the creditors, shareholders or members of the specific class of either of them (as applicable). Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court.
The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above, taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
The Jersey Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and act in good faith, for a proper purpose and in the best interests of the company.

Rights of Berry Stockholders	Rights of Amcor Shareholders
Limitations on Director’s Liability and Indemnification of Directors and Officers

Berry’s charter limits the liability of its directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to liability: (i) for any breach of the director’s duty of loyalty to Berry or Berry Stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (governing distributions to stockholders); of (iv) for any transaction from which the director derived any improper personal benefit.
However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Berry’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of Berry’s charter will not adversely affect any right or protection of a director existing at the time of such modification or repeal.
Berry’s charter provides that Berry will, to the fullest extent from time to time permitted by law, indemnify its directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. Berry will also indemnify any person who, at its request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. Berry may, by action of the Berry Board, provide indemnification to Berry’s employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.
The right to be indemnified will include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, Berry receives an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.
The Berry Board may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. The Berry Board

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty. However, a Jersey company may exempt from liability, and indemnify directors and officers for, liabilities:
(1)
incurred in defending any civil or criminal legal proceedings where:

(a)
the person is either acquitted or receives a judgment in their favor;

(b)
where the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

(c)
where the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings;

(2)
incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company;

(3)
incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty, or breach of trust under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

(4)
incurred in a case in which the company normally maintains insurance for persons other than directors.

Amcor’s articles provide that Amcor must indemnify each Officer on a full indemnity basis and to the full extent permitted by law against all losses, liabilities, costs, charges and expenses incurred by the Officer as a present or former director or officer of Amcor or of a related body corporate.

Rights of Berry Stockholders	Rights of Amcor Shareholders
may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of Berry’s charter inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.
Dissolution and Winding Up

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares.
Berry’s charter provides that upon liquidation, dissolution or winding up of Berry, the holders of Berry Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Under the Jersey Companies Law, Amcor may be voluntarily dissolved, liquidated or wound up by a special resolution of the shareholders. In addition, a company may be wound up by the courts of Jersey if the court is of the opinion that it is just and equitable to do so or that it is expedient in the public interest to do so.
Alternatively, a creditor with a claim against a Jersey company of not less than £3,000 may apply to the Royal Court of Jersey for the property of that company to be declared en désastre (being the Jersey law equivalent of a declaration of bankruptcy). Such an application may also be made by the Jersey company itself without having to obtain any shareholder approval.

Shareholders Rights Plans

The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law.
Berry does not have a stockholder rights plan currently in effect.

Article 2.12 of Amcor’s articles authorizes the Amcor Board to establish a shareholder rights plan and to approve the execution of any document relating to the adoption and/or implementation of such a plan, therefore Amcor currently has provisions in place that allow for the establishment of a shareholder rights plan.
Amcor does not have a shareholder rights plan currently in effect.

Proxies
The DGCL provides that each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may grant a proxy, but no such proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy will be irrevocable if it states that it is irrevocable and if, and only as long as, the appointment is coupled with an interest sufficient in law to support an irrevocable power.	Under the Jersey Companies Law, a shareholder who is entitled to attend and vote at any meeting is also entitled to appoint another person (whether the latter is a member or not) as the shareholder’s proxy, and the instrument appointing a proxy, or any other document necessary to show the validity of, or otherwise relating to, the appointment of a proxy need not be delivered to the company until the beginning of the period commencing 48 hours before the meeting or adjourned meeting in order to be effective.

Rights of Berry Stockholders	Rights of Amcor Shareholders
Berry’s bylaws provide stockholders with “proxy access,” which permits a stockholder (or a group of not more than 20 stockholders) holding at least 3% of Berry Common Stock continuously for at least three years to nominate and include in the company’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the Berry Board, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in the bylaws, including by providing the company with timely advance notice of the nomination. To be timely, a stockholder’s notice generally has to be delivered to and received by the Secretary of the company at Berry’s principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the date Berry commenced mailing of its proxy materials (as stated in Berry’s proxy materials) in connection with the company’s most recent annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting of stockholders, the notice, to be timely, must be so delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and not later than the close of business on the later of the 150th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 160 days prior to the date of such annual meeting, the 10th day following the day on which public announcement (as defined in Berry’s bylaws) of the date of such meeting is first made by Berry. Berry’s bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude certain stockholders from nominating director candidates, or certain director candidates from being properly nominated, in each case pursuant to Berry’s proxy access provisions.
Amcor’s articles provide that a shareholder entitled to vote at a general meeting may vote by proxy or by attorney or (in relation to a member that is a body corporate) a person authorized by the body corporate to act as its representative at the general meeting, and that such shareholder may appoint more than one proxy or attorney to attend and vote at a specific meeting, provided that each appointment relates to a different share or shares held by that member, and that such proxy, attorney or (in relation to a member that is a body corporate) a person authorized by the body corporate to act as its representative at the general meeting may, but need not be, a shareholder of Amcor. The proxy form must be in accordance with the Jersey Companies Law or in any form approved by the Amcor Board.
Amcor’s articles further provide that the appointment of a proxy or attorney is valid if it is received by Amcor:
(1)
at least 48 hours (or such lesser time as specified by the Amcor Board in the notice of the meeting) before the time for holding the meeting or any adjourned or postponed meeting; or

(2)
where Amcor considers that an instrument received within the 48 hours timeframe has not been duly executed, such shorter period before the time for holding the meeting or adjourned or postponed meeting or taking the poll, as applicable, as Amcor determines in its discretion.

Amcor’s articles further provide that:
(1)
the proxy form may allow for the insertion of the name of the person to be primarily appointed as proxy and may provide for the chairperson of the meeting to act as proxy in specified circumstances; and

(2)
a proxy may act generally at the meeting, including to vote on any motion, demand a poll, and move motions, unless otherwise provided in the appointment.

Dividends
Under Delaware law, a corporation can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a
Under the Jersey Companies Law, a company can only make a distribution (which may take the form of dividends) out of any account of the company, other than the capital redemption reserve or the nominal capital account, provided:
(1)
such distribution:

Rights of Berry Stockholders	Rights of Amcor Shareholders

number of ways and may not necessarily equal their book value.
Berry’s charter provides that holders of Berry Common Stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by the Berry Board out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any.

(a)
does not reduce the net assets of the company; or

(b)
is not in respect of shares which (in accordance with the GAAP adopted in the preparation of the most recent accounts of the company prepared under the Jersey Companies Law) are required to be recognized as a liability in the accounts of the company;

where “net assets” means the aggregate of the company’s assets less the aggregate of its liabilities determined in accordance with the GAAP adopted in the preparation of the most recent accounts of the company prepared under the Jersey Companies Law, and
(2)
the directors authorized to make the distribution make a solvency statement as set out in the Jersey Companies Law.

Amcor’s articles provide that the Amcor Board may declare and pay dividends to the shareholders from time to time as it may determine, including any interim dividends, subject to the provisions of the Jersey Companies Law and each statement of rights in respect of each series or class of preferred shares.
Amcor’s articles further specify that dividends must be paid equally on all shares, except that a partly paid share confers an entitlement only to the proportion of the dividend which the amount paid (not credited) on the share bears to the total amounts paid and payable (excluding amounts credited) on the share. Dividends are paid to the persons who are registered, or are entitled to be registered, as the holders of shares on the record date fixed by the Amcor Board. The Amcor Board may also direct payment of dividends from any available source permitted by law, including through the distribution of specific assets, paid-up shares or other securities of Amcor or of another body corporate, either generally or to specific shareholders.

Shareholder Suits
Class actions and derivative actions generally are available to the stockholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste, and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at a minimum the shareholder making the application.

Rights of Berry Stockholders	Rights of Amcor Shareholders
Pursuant to Berry’s charter, unless Berry consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Berry, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Berry to Berry or Berry Stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.	Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders. There may be customary personal law actions available to shareholders which would include certain derivate and other actions to bring proceedings against the directors of the company as well as the company.

In principle, Amcor will normally be the proper plaintiff and a class action or derivative action may not be brought by a minority shareholder. However, a minority shareholder can seek in limited circumstances agreement from the court for special dispensation if the shareholder can show:
(1)
that there are wrongdoers in control of the company;

(2)
those wrongdoers are using their power to prevent anything being done about it;

(3)
the wrongdoing is unconscionable and oppressive; and

(4)
in certain other limited circumstances.

Under Amcor’s articles, unless the Jersey Companies Law or any other Jersey law provides otherwise or unless the Amcor Board determines otherwise, the Royal Court of Jersey is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Amcor; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Amcor to Amcor or its members, creditors or other constituents; (iii) any action asserting a claim against Amcor or any director or officer of Amcor arising pursuant to any provision of the Jersey Companies Law or Amcor’s articles; or (iv) any action asserting a claim against Amcor or any director or officer of Amcor governed by the internal affairs doctrine. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or Amcor’s directors, officers or other employees, which may discourage such lawsuits.

NO APPRAISAL RIGHTS
Amcor Shareholders do not have appraisal rights in connection with the Merger. In accordance with Section 262 of the DGCL, no appraisal rights are available to Berry Stockholders in connection with the Merger.

LEGAL MATTERS
The legality of the Amcor Ordinary Shares offered hereby will be passed upon for Amcor by Ogier (Jersey) LLP, St. Helier, Jersey.

EXPERTS
Amcor
The financial statements of Amcor plc and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Amcor plc for the year ended June 30, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers AG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Berry
The consolidated financial statements of Berry Global Group, Inc. appearing in Berry Global Group, Inc.’s Annual Report (Form 10-K) for the year ended September 28, 2024, and the effectiveness of Berry Global Group, Inc.’s internal control over financial reporting as of September 28, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CERTAIN BENEFICIAL OWNERS OF AMCOR ORDINARY SHARES
Security Ownership of Amcor Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of Amcor Ordinary Shares as of December 31, 2024 by:
(i)
each member of the Amcor Board;

(ii)
each named executive officer of Amcor;

(iii)
all of the executive officers and directors of Amcor as a group; and

(iv)
all those known by Amcor to be beneficial owners of more than five percent of the outstanding Amcor Ordinary Shares.

Unless noted otherwise, the information in the table regarding those known to Amcor to be beneficial owners of more than five percent of the outstanding Amcor Ordinary Shares is provided as of December 31, 2024.
Beneficial ownership is determined according to the rules of the SEC. A person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of December 31, 2024. Except as indicated by the footnotes below, Amcor believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all Amcor Ordinary Shares shown that they beneficially own, subject to community property laws where applicable.
Amcor Ordinary Shares subject to stock options currently exercisable or exercisable within 60 days of December 31, 2024 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for purposes of computing the percentage of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Amcor plc, 83 Tower Road North, Warmley, Bristol BS30 8XP, United Kingdom.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent
Directors and Executive Officers:
Ron Delia(2)	1,979,732	*
Achal Agarwal	38,967	*
Andrea Bertone	43,814	*
Susan Carter	49,973	*
Graham Chipchase	0	*
Lucrèce Foufopoulos-De Ridder	15,523	*
Graeme Liebelt	225,714	*
Tom Long	53,151	*
Arun Nayar	76,191	*
David Szczupak	164,533	*
Peter Konieczny	490,095	*
Michael Casamento	906,091	*
Eric Roegner	724,596	*
Fred Stephan	502,665	*
Michael Zacka	719,740	*
All directors and executive officers of Amcor plc as a group (16 persons)	7,600,993	*
BlackRock, Inc.(3)	118,331,438	8.19%
The Vanguard Group(4)	115,833,102	8.01%
State Street Corporation(5)	94,664,457	6.55%

*
Represents less than 1% of the issued and outstanding Amcor Ordinary Shares as of December 31, 2024.

(1)
Includes any Amcor Ordinary Shares that the named individuals may acquire beneficial ownership of within 60 days of December 31, 2024, 2024 pursuant to restricted stock units or performance rights or upon exercise of options as follows: Mr. Konieczny — 130,700, Mr. Casamento — 280,332, Mr. Roegner — 291,880, Mr. Stephan — 268,538, and Mr. Zacka — 350,816. The amounts disclosed here include securities over which the individual has, or, with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives.

(2)
Mr. Delia retired as Amcor’s Chief Executive Officer and as a member of Amcor’s Board of Directors effective April 15, 2024.

(3)
Based on information contained in a Schedule 13G/A filed by such beneficial holder with the SEC on February 9, 2024, BlackRock has sole voting power over 106,915,567 shares, and sole dispositive power over 118,331,438 shares.

(4)
Based on information contained in a Schedule 13G/A filed by such beneficial holder with the SEC on February 13, 2024, the Vanguard Group has shared voting power over 21,668,895 shares, sole dispositive power over 89,016,455 shares and shared dispositive power over 26,816,647 shares.

(5)
Based on information contained in a Schedule 13G/A filed by such beneficial holder with the SEC on January 30, 2024, State Street Corporation has shared voting power over 70,456,152 shares and shared dispositive power over 94,612,616 shares.

CERTAIN BENEFICIAL OWNERS OF BERRY COMMON STOCK
Security Ownership of Berry Beneficial Owners and Management
The following table shows beneficial ownership of Berry Common Stock as of January 6, 2025, unless otherwise indicated, by (i) each person known by Berry to beneficially own more than five percent of the outstanding Berry Common Stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of Berry’s directors and named executive officers, and (iii) all of Berry’s directors and executive officers as a group.
As of January 6, 2025, there were 115,675,573 shares of Berry Common Stock outstanding.
Name of Beneficial Owner(1)	Direct and Indirect Share Ownership(1)	Right to Acquire(2)	Total Beneficially Owned	Percent of Berry Common Stock
Kevin J. Kwilinski	37,004	—	37,004	*
Thomas E. Salmon	66,193	1,931,144	1,997,337	1.7%
Mark W. Miles	119,384	687,214	806,598	*
Curtis L. Begle	21,500	400,431	421,931	*
Jean-Marc Galvez	—	426,434	426,434	*
Jason K. Greene	250	434,543	434,793	*
B. Evan Bayh	31,746	64,566	96,312	*
Jonathan F. Foster	15,742	79,826	95,568	*
James T. Glerum, Jr.	—	—	—	*
Meredith R. Harper	2,925	6,178	9,103	*
Idalene F. Kesner	45,246	52,576	97,822	*
Jill A. Rahman	6,246	16,061	22,307	*
Chaney M. Sheffield, Jr.	54,234	6,799	61,123	*
Robert A. Steele	6,246	64,566	70,812	*
Stephen E. Sterrett	33,608	52,576	86,184	*
Peter T. Thomas	5,925	6,178	12,103	*
All current directors and executive officers as a group (17 persons)(2)	358,646	2,432,991	2,791,637	2.4%
EdgePoint Investment Group Inc.(3)	15,279,107	—	15,279,107	13.2%
The Vanguard Group, Inc.(4)	13,914,132	—	13,914,132	12.0%
BlackRock, Inc.(5)	10,158,503	—	10,158,503	8.8%

*
Less than 1% of Berry Common Stock outstanding.

(1)
The amounts and percentages of Berry Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to Berry’s knowledge, sole voting and investment power with respect to the indicated shares of Berry Common Stock.

(2)
Includes options that are currently vested or that will vest within 60 days after January 6, 2025.

(3)
Information based on Schedule 13G/A filed with the SEC on November 14, 2024 by EdgePoint Investment Group Inc., located at 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada, reporting beneficial ownership as of September 30, 2024. Such filing reports that EdgePoint Investment

Group Inc. has sole voting power with respect to 12,008,383 of the shares, shared voting power with respect to 3,270,825 of the shares, sole dispositive power with respect to 12,008,282 of the shares, and shared dispositive power with respect to 3,270,825 of the shares.
(4)
Information based on Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, including on behalf of certain subsidiaries, reporting beneficial ownership as of September 30, 2024. The Vanguard Group, Inc. has sole voting power with respect to 0 of the shares, shared voting power with respect to 67,027 of the shares, sole dispositive power with respect to 13,715,273 of the shares and shared dispositive power with respect to 198,859 of the shares.

(5)
Information based on Schedule 13G filed with the SEC on January 25, 2024 by BlackRock, Inc., located at 50 Hudson Yards, New York, NY 10001, reporting beneficial ownership as of December 31, 2023. Such filing reports that BlackRock, Inc. has sole voting power with respect to 9,898,240 of the shares, shared voting power with respect to 0 of the shares, sole dispositive power with respect to 10,158,503 of the shares, and shared dispositive power with respect to 0 of the shares.

SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS
Amcor
Proposals for Inclusion in Proxy Statement
Amcor must receive all shareholder proposals to be presented at the 2025 annual general meeting of shareholders that are requested to be included in the proxy statement and form of proxy relating thereto pursuant to SEC Rule 14a-8 not later than May 27, 2025.
Other Proposals and Nominees
Shareholder proposals to be brought before any meeting of shareholders or nominations of persons for election as a director at any meeting of shareholders must be made pursuant to timely notice in writing to the Corporate Secretary of Amcor. To be timely, notice by the shareholder must be delivered or received at Amcor’s principal executive offices not earlier than the close of business on the one hundred twentieth (120th) day before the anniversary of the previous year’s annual general meeting and not later than the close of business on the ninetieth (90th) day before the anniversary of the previous year’s annual general meeting. If, however, there was no annual general meeting in the prior year or the date of the annual general meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual general meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Amcor. Accordingly, any such shareholder proposal or nomination for the 2025 annual general meeting of shareholders must be delivered no earlier than the close of business on July 9, 2025 and no later than the close of business on August 8, 2025. Please note that these requirements are separate from the SEC’s requirements to have a shareholder’s proposal included in Amcor’s proxy materials. In addition to satisfying the foregoing requirements, shareholders who intend to solicit proxies in support of director nominees, other than Amcor’s nominees, must provide notice that sets forth the additional information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended no earlier than the close of business on July 9, 2025 and no later than the close of business on August 8, 2025.
Notice Requirements
A notice of a shareholder proposal for director nominations or other business must set forth certain information concerning such proposal, the proposing shareholder and the nominees, as specified in the Amcor Articles of Association and as required by SEC rules, as applicable. The presiding officer of the meeting will refuse to acknowledge any proposal or nomination not made in compliance with the foregoing procedures. The Amcor Board is not aware of any other matters to be presented at the Amcor Extraordinary General Meeting. However, if any matter other than those referred to above should come before the Amcor Extraordinary General Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.
Berry
Berry will hold an annual meeting of stockholders in 2026, which is referred to as the “Berry 2026 Annual Meeting,” only if the Merger has not already been completed. If the Berry Merger Proposal is approved by the requisite vote of Berry Stockholders and the Merger is completed prior to the time Berry would otherwise hold an annual meeting of stockholders in 2026, the Berry 2026 Annual Meeting will not be held.
Berry Stockholders interested in submitting a proposal for inclusion in Berry’s proxy materials for the Berry 2026 Annual Meeting must do so by sending such proposal to Berry’s Secretary at its principal executive offices located at 101 Oakley Street, Evansville, IN 47710. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in Berry’s proxy materials for the Berry 2026 Annual Meeting is September 9, 2025; provided, however, that, in the event that Berry changes the date of the Berry 2026 Annual Meeting more than 30 days before or after the one-year anniversary date of the previous year’s annual meeting, then the deadline for submitting any stockholder proposal for inclusion in the proxy materials relating to such annual meeting will be a reasonable time before Berry begins to print or mail such proxy materials. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Berry Stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with Berry’s bylaws.
Berry’s bylaws state the procedures for a stockholder to bring a stockholder proposal or nominate an individual to serve as a director on the Berry Board. Berry’s bylaws provide that advance notice of a stockholder’s proposal or nomination of an individual to serve as a director must be delivered to Berry’s Secretary at its principal executive offices not earlier than the close of business on the 120th day prior to the anniversary of the previous year’s annual meeting of stockholders and not later than the close of business on the 90th day prior to the anniversary of the previous year’s annual meeting of stockholders. As a result, any notice given by a stockholder pursuant to these provisions of the Berry bylaws (and not pursuant to the SEC regulations relating to stockholder proposals for inclusion in the proxy materials or pursuant to the proxy access provisions of the Berry bylaws) must be received no earlier than the close of business on October 8, 2025, and no later than the close of business on November 7, 2025. The Berry bylaws also provide that, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days after the previous year’s annual meeting as specified in Berry’s notice of meeting, in which case the stockholder’s notice must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting (or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which the meeting is publicly announced). In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by Berry’s bylaws to bring a stockholder proposal or nominate an individual to serve as a director of the Berry Board. A copy of Berry’s bylaws may be obtained upon request directed to Berry’s Secretary at its principal executive offices located at 101 Oakley Street, Evansville, IN 47710. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Berry’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 7, 2025.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.
Amcor and Berry have each previously adopted householding for shareholders of record. As a result, shareholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus from Amcor or Berry, as applicable. Registered Amcor Shareholders or Berry Stockholders (those who hold shares directly in their name with Amcor’s or Berry’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Amcor or Berry, as applicable, at the address below. Amcor and Berry undertake to deliver promptly upon written or oral request a separate copy of this joint proxy statement/prospectus in a separate envelope, as applicable, to a shareholder at a shared address to which a single copy of these documents was delivered. Holders of Amcor CDIs will be sent separate copies of this joint proxy statement/prospectus.
Amcor Shareholders and Berry Stockholders who hold their shares in “street name” may contact their bank, broker or other nominee to request information about householding. Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: Amcor plc, 83 Tower Road North, Warmley, Bristol BS30 8XP, United Kingdom, Attention: Corporate Secretary, Phone: +44 117 9753200; or Berry Global Group, Inc., 101 Oakley Street, Evansville, IN 47710, Attention: Secretary, Phone: (812) 424-2904.

WHERE YOU CAN FIND MORE INFORMATION
Amcor and Berry file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both Amcor and Berry, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Amcor and Berry file with the SEC, including the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, by going to Amcor’s and Berry’s websites at https://www.amcor.com/investors and https://ir.berryglobal.com, respectively. The websites of Amcor and Berry are provided as inactive textual references only. The information contained on or accessible through the websites of Amcor and Berry (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus and is not incorporated by reference herein.
Statements contained or incorporated by reference in this joint proxy statement/prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Amcor and Berry to “incorporate by reference” in this joint proxy statement/prospectus documents that Amcor and Berry file with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that Amcor and Berry can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this joint proxy statement/prospectus, and later information that Amcor and Berry file with the SEC will update and supersede that information. Each of Amcor and Berry incorporates by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this initial registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and before the date of its applicable special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Amcor’s and Berry’s businesses and financial performance.
This document incorporates by reference the following documents that have been previously filed with the SEC by Amcor:
•
Amcor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on August 16, 2024;

•
Amcor’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on November 1, 2024;

•
the Part III information contained in Amcor’s definitive proxy statement on Schedule 14A for Amcor’s 2024 annual meeting of shareholders, filed with the SEC on September 24, 2024, that was incorporated into Amcor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on August 16, 2024;

•
Amcor’s Current Reports on Form 8-K or 8-K/A (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on September 4, 2024, September 5, 2024, November 8, 2024, November 19, 2024, November 19, 2024 and January 6, 2025; and

•
the description of Amcor’s registered securities contained in Exhibits 4.26, 4.27, 4.28 and 4.29 to Amcor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on August 16, 2024, and in any report filed for the purpose of amending such description.

If you are an Amcor Shareholder, you may request copies of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or any other information filed with the SEC by Amcor, without charge, by contacting Amcor at the following address and telephone number:
Amcor plc
Attention: Corporate Secretary
83 Tower Road North
Warmley, Bristol BS30 8XP
United Kingdom
+44 117 9753200
This document incorporates by reference the following documents that have been previously filed with the SEC by Berry:
•
Berry’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, filed with the SEC on November 26, 2024;

•
the Part III information contained in Berry’s definitive proxy statement on Schedule 14A for Berry’s 2025 annual meeting of stockholders, filed with the SEC on January 7, 2025, that was incorporated into Berry’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, filed with the SEC on November 26, 2024;

•
Berry’s Current Reports on Form 8-K or 8-K/A (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on October 22, 2024, October 25, 2024, November 4, 2024, November 19, 2024 and November 19, 2024; and

•
the description of Berry’s securities contained in Exhibit 4.16 to Berry’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, filed with the SEC on November 26, 2024, and in any report filed for the purpose of amending such description.

If you are a Berry Stockholder, you may request copies of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or any other information filed with the SEC by Berry, without charge, by contacting Berry at the following address and telephone number:
Berry Global Group, Inc.
Attention: Secretary
101 Oakley Street
Evansville, IN 47710
(812) 424-2904

Annex A
EXECUTION VERSION
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT MARKED WITH
“[***]” HAVE BEEN REDACTED IN ACCORDANCE WITH
ITEM 601(b)(2)(ii) OF REGULATION S-K.

AGREEMENT AND PLAN OF MERGER
by and among
AMCOR PLC,
AURORA SPIRIT, INC.
and
BERRY GLOBAL GROUP, INC.
dated as of November 19, 2024

A-i

A-ii

INDEX OF DEFINED TERMS
Defined Term	Reference
2012 Plan	Section 9.3(t)
2015 Plan	Section 9.3(t)
Accrued Unvested Berry Option DERs	Section 3.1(b)(iii)
Action	Section 4.1(k)
affiliate	Section 9.3(a)
Agreement	Preamble
Amcor	Preamble
Amcor Alternative Transaction	Section 5.3(c)
Amcor Benefit Plan	Section 9.3(d)
Amcor Board Recommendation	Section 6.1(e)
Amcor Disclosure Letter	Section 4.2(a)
Amcor Environmental Permits	Section 4.2(t)
Amcor Equity Awards	Section 9.3(e)
Amcor Filed SEC Documents	Section 4.2(a)
Amcor Financial Statements	Section 4.2(e)(iii)
Amcor Foreign Plan	Section 4.2(m)
Amcor Intervening Event	Section 5.3(d)
Amcor Material Contracts	Section 4.2(s)
Amcor Material Customer	Section 4.2(y)
Amcor Material Supplier	Section 4.2(y)
Amcor Option	Section 9.3(g)
Amcor Ordinary Shares	Section 4.2(c)(i)(A)
Amcor Owned IP	Section 4.2(p)
Amcor Performance Rights	Section 9.3(h)
Amcor Permits	Section 4.2(i)
Amcor Preferred Shares	Section 4.2(c)(i)(A)
Amcor PSU Award	Section 9.3(i)
Amcor Recommendation Change	Section 5.3(d)
Amcor Registered IP	Section 4.2(p)
Amcor RSU Award	Section 9.3(j)
Amcor SEC Documents	Section 4.2(e)(ii)
Amcor Shareholder Resolution	Section 4.2(t)
Amcor Shareholders Meeting	Section 6.1(e)
Amcor Superior Proposal	Section 5.3(c)
Amcor Tax Certificate	Section 9.3(k)
Amcor Termination Fee	Section 8.2(d)
Amcor Third Party	Section 5.3(c)
Amcor Title IV Plan	Section 4.2(l)(vi)
Amcor Triggering Event	Section 9.3(l)
Anti-Corruption Laws	Section 9.3(c)
Antitrust Laws	Section 4.1(b)(iii)

A-iii

Defined Term	Reference
Applicable Law	Section 4.1(h)
Berry	Preamble
Berry 2025 Euro Notes	Section 9.3(q)
Berry 2025 Euro Notes Repayment	Section 5.1(h)
Berry Alternative Transaction	Section 5.2(c)
Berry Benefit Plan	Section 9.3(m)
Berry Board Recommendation	Section 6.1(d)
Berry Book-Entry Share	Section 3.2(c)
Berry Borrower	Section 9.3(m)
Berry Certificate	Section 3.2(b)
Berry Common Stock	Section 4.1(c)(i)
Berry Credit Facilities	Section 9.3(p)
Berry Credit Facility Payoff Letters	Section 5.1(d)(xi)
Berry DERs	Section 3.1(b)(i)(1)
Berry Disclosure Letter	Section 4.1
Berry Environmental Permits	Section 4.1(s)
Berry Equity Awards	Section 3.1(b)(vi)
Berry Filed SEC Documents	Section 4.1
Berry Financial Statements	Section 4.1(e)(ii)
Berry Foreign Plan	Section 4.1(l)(ix)
Berry Interim Refinancing	Section 5.1(d)(ix)
Berry Intervening Event	Section 5.3
Berry Material Contracts	Section 4.1(r)
Berry Material Customer	Section 4.1(x)
Berry Material Supplier	Section 4.1(x)
Berry Note Offers and Consent Solicitations	Section 5.1(e)(i)
Berry Notes	Section 9.3(q)
Berry Option	Section 3.1(b)(ii)
Berry Owned IP	Section 4.1(o)
Berry Permits	Section 4.1(h)
Berry Preferred Stock	Section 4.1(c)(i)
Berry PSU Award	Section 3.1(b)(i)(2)
Berry Recommendation Change	Section 5.2(d)
Berry Registered IP	Section 4.1(o)
Berry Revolving Credit Facility	Section 9.3(r)
Berry RSU Award	Section 3.1(b)(i)
Berry SEC Documents	Section 4.1(e)(i)
Berry Second Lien Notes	Section 9.3(s)
Berry Stock Plans	Section 9.3(t)
Berry Stockholder Approval	Section 4.1(u)
Berry Stockholders Meeting	Section 6.1(d)
Berry Superior Proposal	Section 5.2(c)
Berry Supplemental Indenture	Section 5.1(e)(i)

A-iv

Defined Term	Reference
Berry Tax Certificate	Section 9.3(u)
Berry Term Loan	Section 9.3(m)
Berry Termination Fee	Section 8.2(c)(i)
Berry Third Party	Section 5.2(c)
Berry Title IV Plan	Section 4.1(l)(v)
Berry Triggering Event	Section 9.3(w)
BGI	Section 9.3(m)
Business Day	Section 9.3(x)
Canadian Borrower	Section 9.3(m)
Certificate of Merger	Section 1.3
Change	Section 9.3(qq)
Chosen Courts	Section 9.13
Clean Team Agreement	Section 9.3(y)
Closing	Section 1.2
Closing Date	Section 1.2
Closing-Year Bonus	Section 6.9(c)
COBRA	Section 4.1(l)(ii)
Code	Section 9.3(z)
Companies Law	Section 9.3(aa)
Confidentiality Agreement	Section 5.2(a)
Consent Solicitations	Section 5.1(e)(i)
Continuation Period	Section 6.9(a)
Continuing Employees	Section 6.9(a)
Contract	Section 9.3(bb)
control	Section 9.3(d)
Court of Chancery	Section 9.13
Customarily Redacted	Section 9.3(cc)
D&O Indemnified Parties	Section 6.4(a)
Debt Commitment Letter	Section 4.2(y)(i)
Debt Fee Letters	Section 4.2(y)(i)
Debt Financing	Section 4.2(y)(i)
Debt Financing Letters	Section 4.2(y)(i)
Debt Offer Documents	Section 5.1(e)(i)
Definitive Debt Agreements	Section 5.1(d)(iii)
Derivative Transaction	Section 9.3(dd)
DGCL	Section 1.1
Effective Time	Section 1.3
Enforceability Exceptions	Section 4.1(b)(i)
Environmental Laws	Section 9.3(ee)
ERISA	Section 9.3(ff)
ERISA Affiliate	Section 9.3(gg)
Excess Shares	Section 3.1(c)
Exchange Act	Section 4.1(b)(iii)

A-v

Defined Term	Reference
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 3.1(a)(i)
Ex-Im Laws	9.3(gg)
Federal Court	Section 9.13
Financing Costs	Section 5.1(d)(v)
Financing Sources	Section 9.3(jj)
Five Percent Shareholder	Section VII
Foreign Investment Laws	Section 4.1(b)(iii)
Form S-4	Section 4.2(c)
GAAP	Section 4.1(e)(ii)
Governmental Entity	Section 4.1(b)(iii)
Hazardous Materials	Section 9.3(kk)
HHNF Spinoff	Section 9.3(ll)
HSR Act	Section 4.1(b)(iii)
Intellectual Property	Section 9.3(mm)
Intended Tax Treatment	Section 1.5
IRS	Section 4.1(l)(i)
IT Assets	Section 9.3(nn)
Joint Proxy Statement/Prospectus	Section 4.1(b)(iii)
knowledge	Section 9.3(oo)
Labor Agreement	Section 9.3(pp)
Liens	Section 4.1(b)(ii)
Material Adverse Effect	Section 9.3(qq)
Maximum Amount	Section 6.4(c)
Measurement Date	Section 4.1(c)(i)
Merger	Section 1.1
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Multiemployer Plan	Section 9.3(ss)
NYSE	Section 3.1(c)
Offers to Exchange	Section 5.1(e)(i)
Offers to Purchase	Section 5.1(e)(i)
Order	Section 9.3(tt)
Outside Counsel Only Material,	Section 6.3(b)
Outside Date	Section 8.1(b)(iii)
Payoff Documentation	Section 9.3(uu)
PBGC	Section 4.1(l)(v)
Permitted Liens	Section 9.3(vv)
person	Section 9.3(vv)
personal data	Section 9.3(xx)
Personal Data	Section 9.3(xx)
personal information	Section 9.3(xx)

A-vi

Defined Term	Reference
personally identifiable information	Section 9.3(xx)
Prohibited Modification	Section 5.1(d)(i)
Redemption Documentation	Section 9.3(yy)
Release	Section 9.3(zz)
Representatives	Section 9.3(aaa)
Required Amount	Section 9.3(bbb)
Sanctioned Country	Section 9.3(ccc)
Sanctioned Person	Section 9.3(ddd)
Sanctions	Section 9.3(eee)
Sarbanes-Oxley Act	Section 4.1(e)(i)
Section 314(d) Opinion	Section 5.1(e)(i)
Section 314(d) Opinion Provider	Section 5.1(e)(i)
Securities Act	Section 4.1(e)(i)
Share Issuance	Section 4.2(c)
Subject Courts	Section 9.14
Subsidiary	Section 9.3(fff)
Surviving Corporation	Section 1.1
Swap Contract	Section 9.3(ggg)
Swap Transaction	Section 9.3(hhh)
Tax Opinion	Section 9.3(lll)
Tax Opinion Counsel	Section 9.3(mmm)
Tax Return	Section 9.3(iii)
Taxes	Section 9.3(jjj)
Taxing Authority	Section 9.3(kkk)
Trade Controls	Section 4.1(j)
Trade Secrets	Section 9.3(oo)
UK Borrower	Section 9.3(m)
WARN	Section 9.3(lll)
Willful Breach	Section 9.3(ppp)
Withholding Agent	Section 3.2(j)

A-vii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of November 19, 2024 (this “Agreement”), by and among Amcor plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (“Amcor”), Aurora Spirit, Inc., a Delaware corporation (“Merger Sub”), and Berry Global Group, Inc., a Delaware corporation (“Berry”).
W I T N E S S E T H:
WHEREAS, the respective Boards of Directors of Amcor and Berry have deemed it advisable and in the best interests of their respective corporations and stockholders that Amcor and Berry engage in the transactions contemplated by this Agreement, including the Merger, subject to the terms and conditions set forth herein;
WHEREAS, the Board of Directors of Amcor has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger and the Share Issuance, are fair to, and in the best interests of, Amcor and the shareholders of Amcor, (c) resolved to recommend the approval of the Share Issuance to the shareholders of Amcor, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that the Share Issuance be submitted to the shareholders of Amcor for approval;
WHEREAS, the Board of Directors of Berry has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Berry and the stockholders of Berry, (c) resolved to recommend the adoption of this Agreement to the stockholders of Berry, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that this Agreement be submitted to the stockholders of Berry for adoption;
WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and has resolved to recommend to its sole stockholder the adoption of this Agreement; and
WHEREAS, immediately following the execution of this Agreement, Amcor, as the sole stockholder of Merger Sub, will adopt and approve this Agreement and the transactions contemplated by this Agreement, including the Merger.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
Section 1.1.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into Berry (the “Merger”) at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Berry shall continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and a wholly owned Subsidiary of Amcor, and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL.
Section 1.2.   Closing.   The closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions); provided that the Closing may occur at such other time, date or place as may be agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

Section 1.3.   Effective Time.   Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time as may be mutually agreed by the parties and specified in the Certificate of Merger (the “Effective Time”).
Section 1.4.   Effects of the Transaction.   The Merger shall have the effects set forth in the applicable provisions of the DGCL.
Section 1.5.   Intended Tax Treatment.   Each of the parties hereto intends for U.S. federal income tax purposes that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) Amcor and Berry will each be a party to the reorganization within the meaning of Section 368(b) of the Code and (c) the Merger will not result in gain being recognized under Section 367(a)(1) of the Code (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Amcor following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) (clauses (a)-(c), collectively, the “Intended Tax Treatment”), and that this Agreement constitutes, and is adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder.
ARTICLE II
CERTAIN GOVERNANCE MATTERS
Section 2.1.   Board of Directors of Amcor.   Amcor shall take all necessary actions to cause, effective as of the Effective Time, the Board of Directors of Amcor to consist of eleven (11) directors, of whom four (4) directors shall be Berry Designees and the remainder shall be existing members of the Board of Directors of Amcor as of immediately prior to the Effective Time.
(a)   The Chair of the Board of Directors of Amcor immediately prior to the Effective Time shall remain the Chair of the Board of Directors of Amcor immediately subsequent to the Effective Time.
(b)   Amcor shall take all necessary actions to cause, effective as of the Effective Time, Stephen E. Sterrett be named the Deputy Chairperson of the Board of Directors of Amcor immediately subsequent to the Effective Time.
Section 2.2.   Chief Executive Officer of Amcor.   The Chief Executive Officer of Amcor immediately prior to the Effective Time shall remain the Chief Executive Officer of Amcor immediately subsequent to the Effective Time.
Section 2.3.   Integration Planning.   As promptly as reasonably practicable after the date of this Agreement, the Chief Executive Officer of Amcor and the Chief Executive Officer of Berry and such other individuals as shall be jointly designated by the Chief Executive Officer of Amcor and the Chief Executive Officer of Berry will, in good faith and subject to Applicable Law, use reasonable efforts to develop a post-closing integration plan. Neither party shall have control over any other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, in each case subject to the terms and conditions of this Agreement.
Section 2.4.   Organizational Documents; Merger Sub Arrangements.
(a)   At the Effective Time, the Certificate of Incorporation of the Surviving Corporation and the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be in the form of the Certificate of Incorporation of Merger Sub and the Bylaws of Merger Sub, respectively, as in effect immediately prior to the Effective Time (except that (i) the name of the Surviving Corporation shall be “Berry Global Group, Inc.” and (ii) the reference to the incorporator will be removed), in each case until thereafter amended in accordance with their respective terms and with Applicable Law.

(b)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the charter and bylaws of the Surviving Corporation and the DGCL.
(c)   The officers of Berry immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the bylaws of the Surviving Corporation.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF BERRY; EXCHANGE OF CERTIFICATES
Section 3.1.   Effect of Merger.
(a)   Conversion of Berry Common Stock and Merger Sub Common Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of Amcor, Berry, Merger Sub or the holders of capital stock or shares (as applicable) of Amcor, Berry or Merger Sub:
(i)   Each issued and outstanding share of Berry Common Stock (other than any shares of Berry Common Stock to be canceled pursuant to Section 3.1(a)(ii)) shall be converted into the right to receive 7.25 (the “Exchange Ratio”) fully paid and nonassessable Amcor Ordinary Shares (and, if applicable, cash in lieu of fractional shares of Berry Common Stock payable in accordance with Section 3.1(c)) (the “Merger Consideration”). As of the Effective Time, all such shares of Berry Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of a Berry Certificate or Berry Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.
(ii)   Each share of Berry Common Stock held in the treasury of Berry immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation.
(b)   Treatment of Berry Equity Awards.
(i)   Berry RSU Awards.   Each award of time-based vesting restricted stock units relating to Berry Common Stock (each, a “Berry RSU Award”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof:
(1)   if such Berry RSU Award is or becomes vested at the Effective Time pursuant to its terms, be cancelled and converted into the right to receive a (A) number of Amcor Ordinary Shares equal to the product, rounded down to the nearest whole number of shares, of (I) the number of shares of Berry Common Stock subject to such Berry RSU Award immediately prior to the Effective Time, and (II) the Exchange Ratio, less applicable Tax withholding, and (B) a cash amount equal to the dividend equivalents (“Berry DERs”) (if any) related to such Berry RSU Award immediately prior to the Effective Time, less applicable Tax withholding, in each case of clauses (A) and (B), payable through the payroll of Amcor or its applicable Subsidiaries promptly following the Effective Time and in any event no later than five (5) Business Days following the Effective Time; provided that, notwithstanding anything to the contrary contained in this Agreement, any payment pursuant to this Section 3.1(b)(i)(1) in respect of any such Berry RSU Award which constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code; or

(2)   if such Berry RSU Award is not covered by Section 3.1(b)(i)(1), be converted into (A) an Amcor RSU Award, relating to a number of Amcor Ordinary Shares equal to the product, rounded down to the nearest whole number of shares, of (I) the number of shares of Berry Common Stock subject to such Berry RSU Award immediately prior to the Effective Time, and (II) the Exchange Ratio, and (B) an amount in restricted cash equal to the amount that is accrued but unpaid with respect to Berry DERs related to such Berry RSU Award immediately prior to the Effective Time, in each case of clauses (A) and (B), with the same terms and conditions that applied to such Berry RSU Award immediately prior to the Effective Time (including vesting and dividend equivalent rights). Notwithstanding the foregoing, in the event that any Continuing Employee who holds Amcor RSU Awards pursuant to this Section 3.1(b)(i)(2) resigns during the one-year period immediately following the Closing as a result of their principal place of employment being involuntarily relocated to a geographical location that is greater than fifty (50) miles from such Continuing Employee’s principal place of employment immediately prior to the Effective Time (unless such Continuing Employee is offered a fully remote work arrangement), then any such Amcor RSU Awards held by such Continuing Employee pursuant to this Section 3.1(b)(i)(2) shall immediately become fully vested.
(ii)   Berry PSU Awards.   Each award of performance-based vesting restricted stock units relating to Berry Common Stock (each, a “Berry PSU Award”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof be assumed and converted into (or cancelled and replaced by) (1) an Amcor RSU Award, relating to a number of Amcor Ordinary Shares equal to the product, rounded down to the nearest whole number of shares, of (A) the number of shares of Berry Common Stock subject to such Berry PSU Award immediately prior to the Effective Time (with such number of shares of Berry Common Stock determined based upon Actual Performance through the Effective Time), and (B) the Exchange Ratio, and (2) an amount in restricted cash equal to the value of any Berry DERs related to such Berry PSU Award immediately prior to the Effective Time, in each case of clauses (1) and (2) with the same terms and conditions (including service-based vesting and dividend equivalent rights but excluding performance-based vesting conditions and cash settlement features) that applied to such Berry PSU Award immediately prior to the Effective Time. Notwithstanding the foregoing, in the event that any Continuing Employee who holds Amcor RSU Awards pursuant to this Section 3.1(b)(ii)(2) resigns during the one-year period immediately following the Closing as a result of their principal place of employment being involuntarily relocated to a geographical location that is greater than fifty (50) miles from such Continuing Employee’s principal place of employment immediately prior to the Effective Time (unless such Continuing Employee is offered a fully remote work arrangement), then any such Amcor RSU Awards held by such Continuing Employee pursuant to this Section 3.1(b)(ii)(2) shall immediately become fully vested.
(iii)   Berry Options.
(1)   Immediately prior to the Effective time, each outstanding compensatory option to acquire shares of Berry Common Stock (each, a “Berry Option”) that is then vested at such time or that would otherwise vest in accordance with its terms within the twelve (12)-month period following the Effective Time (each a “Vested Berry Option”) shall, automatically and without any action on the part of the holder thereof, be canceled and converted into the right to receive (A) that number of Amcor Ordinary Shares (rounded down to the nearest whole share and less applicable tax withholding) equal to the quotient of (x) the product of (I) the excess, if any, of the Merger Consideration Value over the per share exercise price of the applicable Vested Berry Option, multiplied by (II) the number of shares of Berry Common Stock subject to such Vested Berry Option immediately prior to the Effective Time, divided by (y) the Amcor Closing Price and (B) a cash amount equal to the amount accrued but unpaid with respect to any Berry DERs that correspond to such Vested Berry Option which shall be paid through the payroll of Amcor or its applicable Subsidiary promptly following the Effective Time and in any event no later than five (5) Business Days following the Effective Time. For the avoidance of doubt, any Vested Berry Option with an exercise price that is in excess of the Merger Consideration Value shall, upon the Effective Time, be cancelled without consideration other than any accrued but unpaid Berry DERs as set forth above.
(2)   Each Berry Option that is outstanding immediately prior to the Effective Time that is not a Vested Berry Option (each an “Unvested Berry Option”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed and converted into (or cancelled and replaced by) (1) Amcor Option award (in either case, an “Amcor Converted Option Award”) (A) with respect to a number of Amcor Ordinary Shares (rounded down to the nearest share) equal to the product of (x) the number of shares of Berry Common Stock subject to the corresponding Unvested Berry Option award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, and (B) with an exercise price per Amcor Ordinary Share that is equal to the quotient of (x) the exercise price per share of Berry Common Stock subject to the corresponding Unvested Berry Option award immediately prior to the Effective Time, divided by (y) the Exchange Ratio (rounded up to the nearest cent) and (2) a restricted cash amount equal to the Berry DERs that are accrued and unpaid with respect to such Unvested Berry Option award immediately prior to the Effective Time (which shall be subject to the same terms and conditions that applied to the corresponding Unvested Berry Option award immediately prior to the Effective Time) (the “Accrued Unvested Berry Option DERs”). Each Amcor Converted Option Award shall be subject to the same terms and conditions that applied to the corresponding Unvested Berry Option award immediately prior to the Effective Time; provided, that any corresponding right to receive future dividend equivalents in excess of the Accrued Unvested Berry Option DERs on Unvested Berry Options shall be terminated as of the Effective Time in accordance with Section 3.1(b)(iv). Notwithstanding the foregoing, in the event that any Continuing Employee who holds Amcor Converted Option Awards pursuant to this Section 3.1(b)(iii) resigns during the one-year period immediately following the Closing as a result of their principal place of employment being involuntarily relocated to a geographical location that is greater than fifty (50) miles from such Continuing Employee’s principal place of employment immediately prior to the Effective Time (unless such Continuing Employee is offered a fully remote work arrangement), then any such Amcor Converted Option Awards held by such Continuing Employee pursuant to this Section 3.1(b)(iii) shall immediately become fully vested.
(iv)   Immediately prior to the Effective Time, the Board of Directors of Berry shall take all necessary and appropriate actions to terminate the Berry DER Plan and any future rights with respect thereto; provided, that such termination shall not impact any amounts that are accrued with respect to such Berry DERs prior to the Effective Time, which shall remain payable pursuant to their terms and the terms of this Agreement.
(v)   Applicable tax withholding with respect to any Berry Equity Award settled in Amcor Ordinary Shares at the Effective Time shall be accomplished through the withholding of Amcor Ordinary Shares with a value equal to the applicable tax withholding obligation based upon the weighted trading average price of Amcor Ordinary Shares on the five (5) Business Days before the Closing Date.
(vi)   Prior to the Effective Time, the Board of Directors of Berry or the appropriate committee thereof shall take, or cause to be taken, all necessary and appropriate action under the Berry Stock Plans (and the underlying grant, award or similar agreements) and will adopt resolutions providing for the treatment of the Berry RSU Awards, the Berry PSU Awards, the Berry Options and any related Berry DERs (collectively, the “Berry Equity Awards”) as contemplated by this Section 3.1(b) and such other resolutions as may be reasonably requested by Amcor to facilitate the termination or assumption of the Berry Stock Plans.
(vii)   As soon as practicable after the Effective Time, Amcor shall prepare and file with the SEC a registration statement on Form S-8 (or other applicable form) registering the Amcor Ordinary Shares necessary to fulfill Amcor’s obligations under this Section 3.1(b). From and after the Effective Time, Amcor shall take all corporate action necessary to reserve for issuance a sufficient number of Amcor Ordinary Shares for delivery with respect to the Berry Equity Awards assumed by it in accordance with this Section 3.1(b).

(c)   Fractional Shares.   No fractional share of Amcor Ordinary Shares (or certificate or scrip representing the same) shall be issued upon the conversion or surrender for exchange of Berry Certificates or Berry Book-Entry Shares hereunder, and such fractional share interests shall not entitle the owner thereof to any Amcor Ordinary Shares or to vote or to any other rights of a holder of Amcor Ordinary Shares. Each holder of shares of Berry Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of an Amcor Ordinary Share (after taking into account all Berry Certificates and Berry Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as provided in this Section 3.1(c). As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full Amcor Ordinary Shares delivered to the Exchange Agent by Amcor for issuance to holders of Berry Certificates or Berry Book-Entry Shares over (ii) the aggregate number of full Amcor Ordinary Shares to be distributed to holders of Berry Certificates or Berry Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Berry Certificates and Berry Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (“NYSE”). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Berry Certificates or Berry Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Berry Certificates or Berry Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Berry Certificates or Berry Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Berry Certificates or Berry Book-Entry Shares is entitled (after taking into account all Berry Certificates and Berry Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Berry Certificates or Berry Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Berry Certificates or Berry Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.1(c); provided that no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Section 3.1(c) until the surrender of such Berry Certificates or Berry Book-Entry Shares in accordance with this Article III. The payment of cash in lieu of fractional share interests pursuant to this Section 3.1(c) is not separately bargained-for consideration.
(d)   No Appraisal Rights.   In accordance with Section 262 of the DGCL and the Companies Law, as applicable, no appraisal rights shall be available to holders of Berry Common Stock or Amcor Ordinary Shares in connection with the Merger.
Section 3.2.   Exchange of Shares and Certificates.
(a)   Designation of Exchange Agent; Deposit of Exchange Fund.   Prior to the Closing, Amcor shall enter into a customary exchange agreement with its transfer agent (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 3.1(a)(i). Prior to or substantially concurrently with the Effective Time, Amcor shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article III through the Exchange Agent, book-entry shares representing (i) the full number of whole Amcor Ordinary Shares issuable pursuant to Section 3.1(a)(i) in exchange for outstanding shares of Berry Common Stock and (ii) a number of shares sufficient to pay the amount of cash, if any, holders of Berry Certificates or Berry Book-Entry Shares are entitled to be paid pursuant to Section 3.1(c), and Amcor shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such Amcor Ordinary Shares pursuant to Section 3.2(d) (such Amcor Ordinary Shares provided to the Exchange Agent, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”).

(b)   Letters of Transmittal and Instructions for Surrender.   As promptly as practicable following the Effective Time, and in no event later than the fifth (5th) Business Day thereafter, Amcor shall cause the Exchange Agent to mail to each holder of record of a certificate (a “Berry Certificate”) that immediately prior to the Effective Time represented outstanding shares of Berry Common Stock (i) a letter of transmittal (which shall specify that delivery of Berry Certificates shall be effected, and risk of loss and title to the Berry Certificates shall pass only upon proper delivery of the Berry Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which shall be in the form and have such other provisions as are reasonably acceptable to Amcor and Berry) and (ii) instructions (which instructions shall be in the form and have such other provisions as are reasonably acceptable to Amcor and Berry) for use in effecting the surrender of the Berry Certificates in exchange for (A) the number of Amcor Ordinary Shares (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Berry Certificates pursuant to Section 3.1(a)(i), (B) any dividends or other distributions payable pursuant to Section 3.2(d) and (C) cash in lieu of fractional Amcor Ordinary Shares payable pursuant to Section 3.1(c).
(c)   Exchange Procedures.   Upon surrender of a Berry Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Berry Certificate shall be entitled to receive in exchange therefor (i) the number of Amcor Ordinary Shares (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Berry Certificate pursuant to Section 3.1(a)(i), (ii) any dividends or other distributions payable pursuant to Section 3.2(d) and (iii) any cash in lieu of fractional Amcor Ordinary Shares payable pursuant to Section 3.1(c), and the Berry Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. No holder of record of a book-entry share (a “Berry Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Berry Common Stock shall be required to deliver a Berry Certificate or letter of transmittal or surrender such Berry Book-Entry Shares to the Exchange Agent, and, in lieu thereof, each Berry Book-Entry Share shall automatically upon the Effective Time be entitled to receive in exchange therefor (x) the number of Amcor Ordinary Shares (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Berry Book-Entry Shares pursuant to Section 3.1(a)(i), (y) any dividends or other distributions payable pursuant to Section 3.2(d) and (z) any cash in lieu of fractional Amcor Ordinary Shares payable pursuant to Section 3.1(c), and Amcor, Berry and the Exchange Agent shall cooperate to ensure that such holders of Berry Book-Entry Shares receive the foregoing distributions pursuant to clauses (x), (y) and (z) as soon as practicable after the Effective Time, but in any event within three (3) Business Days thereafter. Until surrendered, in the case of a Berry Certificate, or paid for, in the case of a Berry Book-Entry Share, in each case, as contemplated by this Section 3.2(c), each Berry Certificate or Berry Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2(c) and any dividends or other distributions payable pursuant to Section 3.2(d). The Exchange Agent shall accept such Berry Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Berry Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Berry Certificates or Berry Book-Entry Shares on the Merger Consideration or any cash payable hereunder.
(d)   Distributions with Respect to Unexchanged Shares.   Subject to Applicable Law, there shall be paid to the holders of the Amcor Ordinary Shares issued in exchange for Berry Certificates or Berry Book-Entry Shares pursuant to Section 3.2(c), without interest, (i) at the time of delivery of such Amcor Ordinary Shares by the Exchange Agent pursuant to Section 3.2(c), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such Amcor Ordinary Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time, but prior to such delivery of such Amcor Ordinary Shares by the Exchange Agent pursuant to Section 3.2(c), and a payment date subsequent to such delivery of such Amcor Ordinary Shares by the Exchange Agent pursuant to Section 3.2(c), payable with respect to such Amcor Ordinary Shares.

(e)   Certain Transfers of Ownership.   In the event of a transfer of ownership of Berry Common Stock that is not registered in the transfer records of Berry, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Amcor Ordinary Shares as contemplated by Section 3.2(d)), may be made to a person other than the person in whose name the Berry Certificate or Berry Book-Entry Share so surrendered is registered, if such Berry Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Berry Book-Entry Share shall be properly transferred and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Berry Certificate or Berry Book-Entry Share or establish to the reasonable satisfaction of Amcor that such Tax has been paid or is not applicable.
(f)   Lost Certificates.   If any Berry Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Berry Certificate to be lost, stolen or destroyed and, if required by Amcor or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Amcor may direct, as indemnity against any claim that may be made against it with respect to such Berry Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Berry Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.
(g)   No Further Ownership Rights in Berry Common Stock.   All Amcor Ordinary Shares (together with cash in lieu of fractional Amcor Ordinary Shares payable pursuant to Section 3.1(c)) issued upon the surrender for exchange of Berry Certificates or Berry Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Berry Common Stock theretofore represented by such Berry Certificates or Berry Book-Entry Shares. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Berry of shares of Berry Common Stock that were outstanding immediately prior to the Effective Time. If Berry Certificates or Berry Book-Entry Shares are presented to Amcor, the Surviving Corporation or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration for each share of Berry Common Stock formerly represented by such Berry Certificates or Berry Book-Entry Shares.
(h)   Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of the Berry Certificates or Berry Book-Entry Shares for one year after the Effective Time shall be delivered to Amcor or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Amcor as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to Amcor Ordinary Shares as contemplated by Section 3.2(d).
(i)   No Liability.   None of Amcor, Merger Sub, Berry or the Exchange Agent shall be liable to any person in respect of any Amcor Ordinary Shares (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Berry Certificate shall not have been surrendered or Berry Book-Entry Share not paid, in each case, in accordance with Section 3.2(c), immediately prior to the date on which any Merger Consideration in respect of such Berry Certificate or Berry Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Berry Certificate or Berry Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Amcor free and clear of all claims or interest of any person previously entitled thereto.
(j)   Withholding Rights.   Each of Amcor, Berry, Merger Sub, the Surviving Corporation and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of Applicable Law; provided that, except with respect to deduction and withholding with respect to any payments in the nature of compensation, the Withholding Agent shall provide, pursuant to the letters of transmittal contemplated by Section 3.2 or other reasonable means, a reasonable opportunity for such person to provide such forms that would eliminate or reduce any such deduction or withholding in accordance with Applicable Law. Any amounts deducted or withheld in accordance with this Section 3.2(j) and paid to the applicable Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Section 3.3.   Certain Adjustments.   Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the Effective Time, any change in the number or type of outstanding Amcor Ordinary Shares or shares of Berry Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination, consolidation, reorganization or readjustment (or other similar transaction) of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 3.4.   Further Assurances.   If, at any time after the Effective Time, any further action is determined by Amcor or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Amcor with full right, title and possession of and to all rights and property of Merger Sub and Berry with respect to the Merger, the officers and directors of Amcor shall be fully authorized (in the name of Merger Sub, Berry, the Surviving Corporation and otherwise) to take such action.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1.   Representations and Warranties of Berry.   Except (i) as set forth in any Berry SEC Document filed with the SEC since October 1, 2022, and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Berry Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature), (ii) as disclosed in the disclosure letter delivered by Berry to Amcor upon the execution of this Agreement (the “Berry Disclosure Letter”) and making reference to the particular subsection of this Article IV to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Article IV to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), or (iii) to the extent solely relating to the business, operations and activities that constitute Berry’s Health, Hygiene and Specialties segment that were spun-off in the HHNF Spinoff (and not, for the avoidance of doubt, relating in any respect to the business, operations and activities of Berry or its Subsidiaries, or the ongoing relationship or obligations between Berry and its Subsidiaries, on the one hand, and such business transferred in the HHNF Spinoff, on the other hand), Berry represents and warrants to Amcor as follows:
(a)   Organization, Standing and Corporate Power.   Berry is a corporation, duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business as now being conducted in all material respects. Each of Berry’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, lease and operate its properties and assets and carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry. Each of Berry and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry. The Certificate of Incorporation of Berry

and the Bylaws of Berry, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Berry Filed SEC Documents.
(b)   Corporate Authority; Non-contravention.
(i)   Berry has all requisite corporate power and authority to enter into this Agreement and, subject to the Berry Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Berry and the consummation by Berry of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Berry, subject, in the case of the Merger, to the Berry Stockholder Approval. The Board of Directors of Berry (at a meeting duly called and held) has, by the unanimous vote of all directors of Berry, (A) determined that entering into and performing the obligations under this Agreement and consummating the transactions contemplated hereby, including the Merger, is advisable and fair to, and in the best interests of, Berry and its stockholders, (B) authorized and approved the execution, delivery and performance of this Agreement by Berry and approved the Merger and (C) resolved to recommend the adoption of this Agreement by the holders of Berry Common Stock and directed that this Agreement be submitted for consideration by Berry’s stockholders at the Berry Stockholders Meeting, and, except to the extent expressly permitted pursuant to Section 5.2(b) and Section 5.2(d), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Berry and, assuming the due authorization, execution and delivery of this Agreement by Amcor and Merger Sub, constitutes the legal, valid and binding obligation of Berry, enforceable against Berry in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
(ii)   The execution and delivery of this Agreement does not, and (assuming the Berry Stockholder Approval and the Amcor Shareholder Resolution are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (A) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Berry or any of its Subsidiaries under any (1) material loan or credit agreement, Swap Contract, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Berry or any of its Subsidiaries is a party or by which Berry, any of its Subsidiaries or their respective properties or assets may be bound or (2) Berry Material Contract, (B) conflict with or result in the violation of any provision of the Certificate of Incorporation of Berry or the Bylaws of Berry or the comparable organizational documents of any of its Subsidiaries or (C) subject to the governmental filings and other matters referred to in Section 4.1(b)(iii), conflict with or violate any Applicable Law or Order applicable to Berry or any of its Subsidiaries or their respective properties and assets, other than, in the case of clauses (A) and (C), for such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Berry or (2) prevent or materially delay the consummation of the transactions contemplated hereby.
(iii)   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, legislative, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority, or any arbitrator or arbitral body (whether public or private) (each, a “Governmental Entity”) is required by or with respect to Berry or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Berry or the consummation by Berry of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of (i) the Hart-Scott-Rodino

Antitrust Improvements Act of 1976 (the “HSR Act”), and with any other applicable United States, state, local or foreign competition, antitrust or merger control laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (together with the HSR Act, the “Antitrust Laws”) and (ii) foreign investment or national security laws intended to prohibit, restrict or regulate direct or indirect acquisitions, investments or ownership or control of domestic equities, securities, entities, assets, land or interests, or otherwise to screen investments in sensitive activities from a national security perspective, in each case under this clause (ii), by a foreign person (the “Foreign Investment Laws”), (B) the filing with the SEC of (1) a proxy statement relating to the Berry Stockholders Meeting (such proxy statement, together with the proxy statement/prospectus relating to the Amcor Shareholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) and (2) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Berry or its Subsidiaries are qualified to do business, (D) the rules and regulations of the NYSE and (E) such other consents, approvals, Orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Berry or (2) prevent or materially delay the consummation of the transactions contemplated hereby.
(c)   Capital Structure.
(i)   The authorized capital stock of Berry consists of 400,000,000 shares of common stock, $0.01 par value per share (the “Berry Common Stock”), and 50,000,000 shares of preferred stock, $0.01 par value (the “Berry Preferred Stock”). At the close of business on November 18, 2024 (the “Measurement Date”):
(A)   115,116,147 shares of Berry Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Berry Common Stock held by Berry in its treasury);
(B)   70,484 shares of Berry Common Stock were held by Berry in its treasury;
(C)   (w) 885,831 shares of Berry Common Stock were subject to issuance or otherwise deliverable pursuant to Berry RSU Awards, (x) Berry PSU Awards relating to 408,173 shares of Berry Common Stock (assuming satisfaction of any performance vesting conditions at target levels) were outstanding, (y) 12,022,520 shares of Berry Common Stock were subject to issuance upon exercise of Berry Options, with a weighted average exercise price of $47.93 per share of Berry Common Stock and (z) 10,932,013 shares of Berry Common Stock subject to Berry Equity Awards have Berry DERs, of which (i) 8,152,545 relate to Berry Equity Awards which are vested as of the date hereof and (ii) 2,779,468 relate to Berry Equity Awards which are unvested as of the date hereof and for which $4,648,354 has been accrued relating to previously issued dividends; and
(D)   no shares of Berry Preferred Stock were issued and outstanding.
(ii)   All outstanding shares of capital stock of Berry are, and all shares of capital stock of Berry that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.1(c)(ii) and except for changes since the Measurement Date resulting from the issuance of shares of Berry Common Stock pursuant to Berry RSU Awards or Berry PSU Awards outstanding on the Measurement Date in accordance with their present terms or as expressly permitted by Section 5.1(a)(ii), (A) there are not issued or outstanding (1) any shares of capital stock or other voting or equity securities or interests of Berry, (2) any securities or interests of Berry or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of Berry (including any “phantom” stock, stock appreciation, profit participation or similar rights or equity-based awards) or (3) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from Berry or any of its Subsidiaries (including any Subsidiary trust), or obligations of Berry or any of its Subsidiaries to issue, any capital stock, voting or equity securities or interests of Berry or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of Berry, and (B) there are no outstanding obligations of Berry or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests of Berry or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of Berry. The terms of the Berry Stock Plans and the underlying award agreements permit the treatment described in Section 3.2(b).
(iii)   There are no stockholder agreements or voting trusts or other agreements or understandings to which Berry or any of its Subsidiaries is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interest of Berry. Berry has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No outstanding shares of capital stock of Berry are held by any Subsidiary of Berry. Berry does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Berry on any matter.
(iv)   As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Berry or any of its Subsidiaries is subject, party or otherwise bound.
(v)   Section 4.1(c)(v) of the Berry Disclosure Letter sets forth a true and complete list, as of the Measurement Date, of all outstanding Berry Equity Awards, including: (i) each Berry Option, including the holder of such Berry Option’s employee identification number, the number of shares of Berry Common Stock issuable upon exercise of such Berry Option, the exercise price with respect thereto, the applicable grant date and expiration date thereof, the applicable vesting schedule with respect thereto, (ii) each Berry RSU Award, including the holder of such Berry RSU Award’s employee identification number, the number of shares of Berry Common Stock underlying such Berry RSU Award, the applicable grant date thereof and the applicable vesting schedule with respect thereto, and (iii) each Berry PSU Award, including the holder of such Berry PSU Award’s employee identification number, the number of shares of Berry Common Stock subject to such Berry PSU Award (assuming satisfaction of any performance vesting conditions at target levels), the applicable grant date thereof and the applicable vesting schedule with respect thereto.
(vi)   With respect to each grant of Berry Equity Awards (i) each such grant was made in accordance with the terms of the applicable Berry Equity Plan and all other Applicable Law and listing requirements in all material respects and (ii) each such grant was properly accounted for in accordance with United States generally accepted accounting principles and all other Applicable Law in all material respects.
(d)   Subsidiaries.
(i)   Except as would not reasonably be expected to be, individually or in the aggregate, material to Berry and its Subsidiaries, taken as a whole, all outstanding shares of capital stock or other voting or equity securities or interests of each Subsidiary of Berry (A) have been validly issued and are fully paid and nonassessable and (B) are owned by Berry or one of its wholly owned Subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary).
(ii)   Except as would not reasonably be expected to be, individually or in the aggregate, material to Berry and its Subsidiaries, taken as a whole, there are no (A) securities or interests of Berry or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of any of Berry’s

Subsidiaries (including, any “phantom” stock, stock appreciation, profit participation or similar rights or equity-based awards) or (B) warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from Berry or any of its Subsidiaries (including any Subsidiary trust), or obligations of Berry or any of its Subsidiaries to issue, any capital stock, voting or equity securities or interests of any of Berry’s Subsidiaries or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of any of Berry’s Subsidiaries, and (B) there are no outstanding obligations of Berry or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests of any of Berry’s Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of any of Berry’s Subsidiaries.
(iii)   There are no stockholder agreements or voting trusts or other agreements or understandings to which Berry or any of its Subsidiaries is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interest of any of Berry’s Subsidiaries. None of Berry’s Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. None of Berry’s Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of any of Berry’s Subsidiaries on any matter.
(e)   SEC Documents; Financial Statements; Undisclosed Liabilities.
(i)   Berry has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since October 1, 2022 (the “Berry SEC Documents”). As of their respective dates, the Berry SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Berry SEC Documents, and none of the Berry SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Berry SEC Documents, and, to the knowledge of Berry, none of the Berry SEC Documents is the subject of any outstanding SEC investigation. No Subsidiary of Berry is required to file reports with the SEC pursuant to the requirements of the Exchange Act.
(ii)   The consolidated financial statements (including all related notes and schedules) of Berry and its Subsidiaries included in the Berry SEC Documents (the “Berry Financial Statements”) were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Berry and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).
(iii)   Except (A) as reflected or reserved against in Berry’s audited balance sheet as of September 30, 2023 (or the notes thereto) included in Berry’s Annual Report on Form 10-K filed with the SEC on November 17, 2023, (B) for liabilities and obligations incurred in the ordinary course of business since September 30, 2023, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Berry nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Berry and its

Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Berry.
(iv)   Berry maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management or the Board of Directors of Berry and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Berry’s properties or assets. Since October 1, 2022, none of Berry, Berry’s independent accountants, the Board of Directors of Berry or its audit committee has identified or been made aware of any (1) “significant deficiency” in the internal controls over financial reporting of Berry that would be material to Berry and its Subsidiaries, taken as a whole, (2) “material weakness” in the internal controls over financial reporting of Berry, (3) fraud, whether or not material, that involves management or other employees of Berry who have a significant role in the internal controls over financial reporting of Berry or (4) bona fide complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of Berry or any of its Subsidiaries regarding questionable accounting, auditing or legal compliance matters.
(v)   The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Berry are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Berry in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information required to be disclosed is accumulated and communicated to the management of Berry, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Berry to make the certifications required under the Exchange Act with respect to such reports.
(vi)   Neither Berry nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Berry and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Berry or any of its Subsidiaries in Berry’s or such Subsidiary’s published financial statements or other Berry SEC Documents.
(f)   Information Supplied.   None of the information supplied or to be supplied by or on behalf of Berry for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to Berry’s stockholders or at the time of the Berry Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Berry with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Amcor for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus.
(g)   Absence of Certain Changes or Events.
(i)   From June 29, 2024, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, Berry and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business, and none of Berry nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would require the consent of Amcor pursuant to the terms of Section 5.1(a)(iv), (v), (vi), (vii), (viii), (x), (xii), (xv) and, solely to the extent related to the foregoing, (xvii).
(ii)   From June 29, 2024, through the date of this Agreement, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Berry.
(h)   Compliance with Applicable Law; Outstanding Orders.   Berry and its Subsidiaries hold all permits, licenses, variances, exemptions, Orders, registrations, authorizations and approvals of all Governmental Entities that are required for the operation of the businesses of Berry and its Subsidiaries (the “Berry Permits”), and all such Berry Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry. Berry and its Subsidiaries are, and since October 1, 2022, have been, in compliance with the terms of the Berry Permits and all applicable laws, statutes, rules or regulations promulgated, enacted or entered, by any Governmental Entity (collectively, “Applicable Law”) and Orders relating to Berry and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Berry Permits, Orders or Applicable Law, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry. Neither Berry nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Berry or (ii) prevent or materially delay the consummation of the transactions contemplated hereby.
(i)   Anti-Corruption Laws.   Except as, individually or in the aggregate, would not reasonably be expected have a Material Adverse Effect on Berry, neither Berry nor any of its Subsidiaries, nor, any director, officer, employee or, to the knowledge of Berry, agent or other third party representative acting on behalf of Berry or any of its Subsidiaries has, since October 1, 2019, (i) directly or indirectly made, promised, offered to make, attempted to make, authorized, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property services, or anything of value, in each case, in violation of any applicable Anti-Corruption Laws, or (ii) otherwise violated any applicable Anti-Corruption Laws. Neither Berry nor any of its Subsidiaries has, since October 1, 2019, (i) been under internal or Governmental Entity audit or investigation for any violation of any Anti-Corruption Laws, (ii) received any notice, inquiry, internal or external allegation, or other communication from any Governmental Entity or any person regarding an actual or potential violation of, or failure to comply with, or wrongdoing related to any Anti-Corruption Laws, (iii) failed to maintain an adequate system or systems of internal controls reasonably designed to ensure compliance with applicable Anti-Corruption Laws, or (iv) made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability arising under or relating to any Anti-Corruption Laws.
(j)   Trade Controls.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry, neither Berry nor any of its Subsidiaries, nor any director, officer or employee thereof, nor, to the knowledge of Berry, any agent or other third party representative acting on behalf of Berry or its Subsidiaries, is currently, or has been since April 24, 2019, (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (iv) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Applicable Law (collectively, “Trade Controls”). Neither Berry nor any of its Subsidiaries, since April 24, 2019, (i) has received from any Governmental Entity or any person any notice, inquiry, or internal or external allegation, (ii) has any pending or, to the knowledge of Berry, threatened claims against it, (iii) has made any voluntary or involuntary disclosure to a Governmental Entity, or (iv) has conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, with respect to Trade Controls.

(k)   Litigation.   As of the date hereof, there is no claim, action, complaint, lawsuit, investigation, arbitration or similar legal proceeding (each an “Action”) brought by or before any Governmental Entity pending or, to the knowledge of Berry, threatened in writing against or affecting Berry or any of its Subsidiaries or any of their respective properties or any of their respective executive officers or directors, except as, individually or in the aggregate, would not reasonably be expected to (i) have a Material Adverse Effect on Berry or (ii) prevent or materially delay the consummation of the transactions contemplated hereby.
(l)   Benefit Plans.
(i)   Section 4.1(l)(i) of the Berry Disclosure Letter sets forth a correct and complete list of each material Berry Benefit Plan that is not a Berry Foreign Plan (as defined below). With respect to each such material Berry Benefit Plan, Berry has made available, upon request, to Amcor complete and accurate copies of (A) each such Berry Benefit Plan document (or a summary of the material terms thereof) and the most recent summary plan description thereof, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (C) the most recently received Internal Revenue Service (the “IRS”) determination letter or opinion, and (D) annual compliance and nondiscrimination testing reports for the most recently completed plan year, for each retirement plan intended to be “qualified” within the meaning of Section 401(a) of the Code, in each case of clauses (A) through (D), as applicable.
(ii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry, (A) each of the Berry Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Law, including ERISA, the Code and in each case the regulations thereunder, (B) except as set forth on Section 4.1(l)(ii) of the Berry Disclosure Letter, no Berry Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Berry or its Subsidiaries beyond their employment or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or comparable U.S. state law, (C) all contributions, distributions or other amounts payable by Berry or its Subsidiaries as of the Effective Time pursuant to each Berry Benefit Plan in respect of current or prior plan years have been timely paid in accordance with Applicable Law or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither Berry nor any of its Subsidiaries has engaged in a transaction in connection with which Berry or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the knowledge of Berry, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of, or against any of the Berry Benefit Plans or any trusts related thereto.
(iii)   Section 4.1(l)(iii) of the Berry Disclosure Letter sets forth a correct and complete list of each Multiemployer Plan to which Berry, any of its Subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to None of Berry, any of its Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.
(iv)   Each of the Berry Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) has received a favorable determination letter or opinion letter as to its qualification and (B) to the knowledge of Berry, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan.
(v)   Section 4.1(l)(v) of the Berry Disclosure Letter sets forth each Berry Benefit Plan that is subject to Section 302, 303 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Berry Title IV Plan”). With respect to each Berry Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse

Effect on Berry, (A) the minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied in all material respects and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted, (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty-day notice requirement has not been waived has occurred, (C) none of Berry, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (D) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (E) no liability under Title IV or Section 302 of ERISA (other than for premiums to the PBGC) has been or, to the knowledge of Berry, is expected to be incurred by Berry or any of its ERISA Affiliates that has not been satisfied in full and (F) the PBGC has not instituted or threatened in writing to institute proceedings to terminate any such Berry Title IV Plan.
(vi)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could (A) entitle any current or former employee, director or other individual service provider of Berry or any of its Subsidiaries to any severance pay, unemployment compensation or any other payment (whether in the form of cash, property or the vesting of property) or material benefit, (B) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any such individuals, (C) result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Berry Benefit Plan or (D) result in any limitation on the right of Berry or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Berry Benefit Plan or related trust on or after the Effective Time. No amount paid or payable (whether in cash, in property, or in the form of benefits) by Berry or any of its Subsidiaries could, individually or in combination with any other amount, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(vii)   Each Berry Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(viii)   No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Berry or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(ix)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry, (A) each Berry Benefit Plan maintained by Berry on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, a “Berry Foreign Plan”) required by any Applicable Law to be registered or approved by a Governmental Entity has been so registered or approved and has been maintained in good standing with the applicable Governmental Entity; (B) each Berry Foreign Plan required under any Applicable Law to be funded, is either (x) funded in all material respects in accordance with such law to an extent sufficient to provide for accrued benefit obligations with respect to all affected employees or (y) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures, and none of the transactions contemplated by this Agreement will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations; (C) no Berry Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (D) no unfunded or underfunded liabilities exist with respect to any Berry Foreign Plan.
(m)   Labor and Employment Matters.
(i)   Except where such agreements or representation are imposed on all employers in a particular industry or location by Applicable Law, (A) Section 4.1(m)(i) of the Berry Disclosure Letter sets forth each Labor Agreement applicable to or affecting U.S. employees which Berry and its Subsidiaries are party to or bound by, and Berry shall have made available to Amcor, within fifteen (15) Business Days of the date of this Agreement, a list or description of each Labor Agreement to which Berry and its Subsidiaries are party to or bound by and which is applicable to and/or affects non-U.S. employees, and (B) except as set forth on Section 4.1(m)(i) of the Berry Disclosure Letter, no employees of Berry or its Subsidiaries are represented by any union, labor organization, works council or other employee representative with respect to their employment.
(ii)   Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry, (i) there are no (and have not been since October 1, 2022) strikes, slowdowns, lockouts or work stoppages with respect to any employees of Berry or any of its Subsidiaries, (ii) there is no (and has not been since October 1, 2022) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Berry, threatened in writing against Berry or any of its Subsidiaries and (iii) to the knowledge of Berry, there are no (and has not been since October 1, 2022) union organizing activities with respect to any employees of Berry or any of its Subsidiaries. Berry and its Subsidiaries have satisfied, in all material respects, all pre-signing legal requirements under Applicable Law or contractual requirements (if any) under any Labor Agreement which Berry and its Subsidiaries are party to or bound by to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any union, labor organization, works council or other employee representative, which is representing any employee of Berry or any of its Subsidiaries, or any applicable labor tribunal, in each case in connection with the execution of this Agreement.
(iii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry, neither Berry nor any of its Subsidiaries has received written notice since October 1, 2022, of the intent of any Governmental Entity responsible for the enforcement of applicable labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of Berry or any of its Subsidiaries and, to the knowledge of Berry, no such investigation is pending or currently in progress.
(iv)   To the knowledge of Berry, since October 1, 2022, no material allegations of discrimination or sexual harassment have been made against any named executive officer or director of Berry or any of its Subsidiaries, and neither Berry nor any of its Subsidiaries have entered into a material settlement agreement with any person that involves allegations of discrimination or sexual harassment by a named executive officer or director of Berry or any of its Subsidiaries.
(n)   Taxes.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Berry:
(i)   (A) All Tax Returns required to be filed by Berry or any of its Subsidiaries have been timely filed (taking into account extensions), (B) all such Tax Returns are true, complete and correct in all respects and (C) all Taxes required to be paid (including Taxes required to be deducted or withheld from payments to employees, creditors, stockholders or other third parties) by Berry or any of its Subsidiaries have been paid in full, other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Berry and its Subsidiaries included in the Berry Form 10-Q for the quarterly period ended on June 29, 2024.
(ii)   None of Berry or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes or agreements or arrangements exclusively between or among Berry and its wholly owned Subsidiaries.
(iii)   (A) No audits or other administrative proceedings or proceedings before any Taxing Authority are pending or threatened in writing with regard to any Taxes or Tax Return of Berry or any of its Subsidiaries, (B) no Taxing Authority is asserting any claim, assessment or deficiency for Taxes of Berry or any of its Subsidiaries and (C) no agreement or document is in force that waives or extends, or has the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Berry or any of its Subsidiaries.
(iv)   Neither Berry nor any of its Subsidiaries (A) is or has been a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was Berry or any of its Subsidiaries), (B) has any liability for the Taxes of any person (other than Berry or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract (other than any customary Tax indemnification or gross-up provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes or agreements or arrangements exclusively between or among Berry and its wholly owned Subsidiaries) or otherwise or (C) will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law).
(v)   None of the assets of Berry or any of its Subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).
(vi)   Within the past two years, neither Berry nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(vii)   Neither Berry nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. law) in any taxable period for which the statute of limitations has not expired.
(viii)   Neither Berry nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that could reasonably be expected to (A) prevent the Merger from qualifying for the Intended Tax Treatment or (B) cause Amcor to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code as a result of the Merger.
(o)   Intellectual Property.   Section 4.1(o) of the Berry Disclosure Letter contains a complete and accurate list of all issuances, registrations, and applications for registration of all material Intellectual Property owned by Berry or its Subsidiaries (the “Berry Registered IP” and, together with all other Intellectual Property owned or purported to be owned by Berry or its Subsidiaries, the “Berry Owned IP”). Except as would not, individually or in the aggregate, reasonably be expected to be material to Berry and its Subsidiaries’, taken as a whole, (i) all Berry Registered IP is subsisting, and to the knowledge of Berry, valid and enforceable, (ii) Berry or one of its Subsidiaries exclusively owns all Berry Owned IP, (iii) Berry and its Subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violations of Intellectual Property, (iv) to the knowledge of Berry, the conduct of Berry’s and its Subsidiaries’ businesses as currently conducted does not, and since October 1, 2022, has not, infringed, misappropriated, diluted or otherwise violated any of the Intellectual Property rights of any third party, (v) no claims are, or have been since October 1, 2022, pending or, to the knowledge of Berry, threatened in writing (x) alleging infringement, misappropriation, dilution or other violations by Berry or any of its Subsidiaries of any third party’s Intellectual Property or (y) challenging the ownership, validity or enforceability of any Berry Owned IP, (vi) to the knowledge of Berry, since October 1, 2022, no third party has infringed, misappropriated, diluted, or otherwise violated any Intellectual Property rights owned by Berry or any of its Subsidiaries, (vii) no claims are pending or, since October 1, 2022, have been threatened in writing alleging infringement, misappropriation, dilution or other violations by any third party of any Berry Owned IP, (viii) Berry and its Subsidiaries have taken reasonable measures to protect the confidentiality of Trade Secrets and other confidential information owned by or provided to them under conditions of confidentiality, including requiring all persons having access thereto to execute written nondisclosure agreements or otherwise be bound by obligations of confidentiality, (ix) each employee, consultant or other person involved in the conception, reduction to practice, or other creation of any material Intellectual Property on behalf of Berry or its Subsidiaries has entered into valid and enforceable written agreements with Berry or its Subsidiaries providing for the assignment by such person (by way of a present grant of assignment), to Berry or its Subsidiaries of, or has so assigned by operation of Applicable Law, all right, title, and interest in and to such Intellectual Property and (x) to the knowledge of Berry, there has been no unauthorized disclosure of any such Trade Secrets or confidential information of or relating to Berry or any of its Subsidiaries to any person.
(p)   Information Technology; Data Protection.   The IT Assets owned, leased or licensed by Berry and its Subsidiaries are sufficient to operate and perform as needed by Berry and its Subsidiaries to adequately conduct their respective businesses as currently conducted, except for failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry. Since October 1, 2022, to the knowledge of Berry, there have not been, and there are no, known vulnerabilities or defects that would reasonably be expected to result in, any security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents (i) affecting the IT Assets of Berry or its Subsidiaries or any other persons to the extent used by or on behalf of Berry or its Subsidiaries (or, in each case, Personal Data and other information and transactions stored or contained therein or transmitted thereby) or (ii) resulting in a partial or complete loss of control of any IT Assets of Berry or its Subsidiaries, in each case of the foregoing clauses (i) and (ii), except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry, Berry and its Subsidiaries (A) are and have been since October 1, 2022, in compliance with all (i) Applicable Law, (ii) industry standards to which Berry or any of its Subsidiaries is bound, (iii) their own rules, policies and procedures and (iv) all Contracts to which they are bound, in each case of the foregoing clauses (i) through (iv), to the extent relating to privacy, data protection or the collection, retention, protection, transfer, use and processing of Personal Data and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage. To the knowledge of Berry, since October 1, 2022, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any IT Assets or any Personal Data maintained by or on behalf of Berry or any of its Subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry.
(q)   Certain Contracts.   Except for this Agreement, as of the date of this Agreement, neither Berry nor any of its Subsidiaries is a party to or bound by:
(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), excluding any Berry Benefit Plan;
(ii)   any loan agreement, credit agreement, note, debenture, bond, indenture, security agreement, guarantee or other Contract, in each case, pursuant to which any indebtedness for borrowed money of Berry or any of its Subsidiaries may be incurred or is outstanding, or any guarantees by Berry or any of its Subsidiaries of any indebtedness for borrowed money, in each case, that constitutes an indebtedness obligation of Berry or any Subsidiary of Berry with a principal amount as of the date hereof in excess of $50,000,000 (except for any such indebtedness or guarantees of indebtedness among Berry and its wholly owned Subsidiaries in the ordinary course of business);
(iii)   any Contract that contains exclusivity or “most favored nation” provisions, or grants any right of first refusal, right of first offer, exclusive development rights or exclusive marketing or distribution rights to any person relating to any product or product in development, in each case, that would, after giving effect to the Merger, materially impact the businesses and activities of Amcor and its Subsidiaries (including, for the avoidance of doubt, Berry and its Subsidiaries), taken as a whole;
(iv)   any Contract containing non-competition or similar restrictions that limits the manner in which the businesses of Berry and its Subsidiaries (or, following the Effective Time, Amcor and its Subsidiaries) are conducted, in each case that would, after giving effect to the Merger, materially impact the businesses and activities of Amcor and its Subsidiaries (including, for the avoidance of doubt, Berry and its Subsidiaries), taken as a whole;
(v)   any Contract with any (A) executive officer or director of Berry, or (B) “affiliate” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate;
(vi)   any Contract involving the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Berry or any of its Subsidiaries after the date hereof in excess of $10,000,000 or (B) will impose, or imposed, materially burdensome monitoring or reporting obligations on Berry or any of its Subsidiaries or material restrictions on Berry or any of its Subsidiaries (or, following the Effective Time, on Amcor or any of its Subsidiaries);
(vii)   any partnership, joint venture, strategic alliance, limited liability company Contract (other than any such Contract solely between or among Berry and its wholly owned Subsidiaries) or other similar Contract, which is material to Berry and its Subsidiaries, taken as a whole;
(viii)   any acquisition or divestiture Contract that would reasonably be expected to result in the receipt or making by Berry or any of its Subsidiaries of future payments in excess of $50,000,000;
(ix)   any Contract that is material to the relationship with a (A) Berry Material Customer or (B) Berry Material Supplier;
(x)   any Contract under which Berry or its Subsidiaries has granted or received any license or other rights with respect to material Intellectual Property (other than (A) licenses to “off-the-shelf,” commercially available software, (B) non-exclusive licenses to Berry Owned IP granted to customers, (C) Intellectual Property assignment and confidentiality agreements, and (D) Contracts in which the grants of rights to use Intellectual Property are incidental and not material to performance thereunder, in each case of (B), (C) and (D) in the ordinary course of business);
(xi)   any material Contract with a Governmental Entity;
(xii)   any material Swap Contract; or
(xiii)   any material Contract entered into by Berry, Treasure Holdco, Inc. or any of their respective Subsidiaries in connection with the HHNF Spinoff (all Contracts of the types described in clauses (i) through (xiii), collectively, the “Berry Material Contracts”).
Each Berry Material Contract is valid and binding on Berry (or, to the extent a Subsidiary of Berry is a party, such Subsidiary) and, to the knowledge of Berry, of each other party thereto, and is in full force and effect (subject to the Enforceability Exceptions), and Berry and each Subsidiary of Berry have performed all obligations required to be performed by them to date under each Berry Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry. Neither Berry nor any of its Subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the knowledge of Berry, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Berry Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Berry. To the knowledge of Berry, no other party to any Berry Material Contract is in breach of or default under the terms of any Berry Material Contract where such default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Berry. Neither Berry nor any of its Subsidiaries has received any written notice of the intention of any other party to any Berry Material Contract to terminate for default, convenience or otherwise any Berry Material Contract, nor to the knowledge of Berry, is any such party threatening to do so. Berry has made available to Amcor a true and complete copy of each Berry Material Contract as in effect on the date of this Agreement.
(r)   Environmental Matters.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry, (i) Berry and each of its Subsidiaries are and have been since October 1, 2022, in compliance with all applicable Environmental Laws, and neither

Berry nor any of its Subsidiaries has received any written communication from any Governmental Entity or other person that alleges that Berry or any of its Subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) Berry and each of its Subsidiaries have obtained all Berry Permits required or necessary for, pursuant to applicable Environmental Law, the construction and operation of their facilities and the conduct of their business and operations (collectively, “Berry Environmental Permits”), and all such Berry Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and Berry and its Subsidiaries are, and since October 1, 2022, have been, in compliance with all terms and conditions of the Berry Environmental Permits, (iii) as of the date hereof, there are no Actions, Orders, or information requests under any applicable Environmental Laws pending or, to the knowledge of Berry, threatened in writing against Berry or any of its Subsidiaries, (iv) there has been no Release of, and Berry and its Subsidiaries have not manufactured, distributed or sold products containing, or exposed any person to, any Hazardous Material, that would give rise to any liability of Berry or any of its Subsidiaries under any applicable Environmental Law; and (v) no property or facility currently or formerly owned or operated by Berry, nor any other property or facility at which any Hazardous Materials generated by Berry have been disposed of or come to rest at, is listed or proposed for listing on the National Priorities List or the Superfund Enterprise Management System pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“Superfund”) or on any analogous foreign, state or local list of sites with contamination of Hazardous Materials that require remediation or other action under applicable Environmental Law, nor has Berry or any of its Subsidiaries received any information request, notice of potential liability, or other notice relating to potential liability relating to any listed property or facility and (vi) there is no obligation or liability of any other person arising under applicable Environmental Law for which Berry or any of its Subsidiaries has or may have retained or assumed liability, either contractually or, to the knowledge of Berry, by operation of Applicable Law.
(s)   Real Property.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry, (i) Berry and each of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased real property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (ii) there are no existing (or to the knowledge of Berry, threatened in writing) condemnation proceedings with respect to any owned or, to the knowledge of Berry, leased real property described in clause (i), (iii) with respect to all such leased real property, Berry and each of its Subsidiaries are in material compliance with all material terms and conditions of each lease therefor, and neither Berry nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default and (iv) other than the rights of Amcor pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the owned real property or any portion thereof or interest therein.
(t)   Voting Requirements.   The affirmative vote of the holders of a majority of all outstanding shares of Berry Common Stock entitled to vote thereon (the “Berry Stockholder Approval”), at the Berry Stockholders Meeting, is necessary to adopt this Agreement. The Berry Stockholder Approval is the only vote of holders of any securities of Berry necessary to approve the transactions contemplated by this Agreement.
(u)   Opinions of Berry’s Financial Advisors.
(i)   The Board of Directors of Berry has received the opinion of Lazard Frères & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to holders of Berry Common Stock (other than, as applicable, Amcor, Merger Sub and their respective affiliates) (it being agreed that such opinion is for the benefit of the Board of Directors of Berry and, for the avoidance of doubt, may not be relied upon by Amcor or any of its affiliates).

(ii)   The Board of Directors of Berry has received the opinion of Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to holders of Berry Common Stock (other than, as applicable, Amcor, Merger Sub and their respective affiliates) (it being agreed that such opinion is for the benefit of the Board of Directors of Berry and, for the avoidance of doubt, may not be relied upon by Amcor or any of its affiliates).
(v)   Brokers.   Except for fees payable to Lazard Frères & Co. LLC and Wells Fargo Securities, LLC, no broker, investment banker or financial advisor is entitled to broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Berry. Berry has made available to Amcor true and complete copies of the respective engagement letters with Lazard Frères & Co. LLC and Wells Fargo Securities, LLC in connection with the transactions contemplated by this Agreement.
(w)   Customers and Suppliers.   Section 4.1(w) of the Berry Disclosure Letter sets forth a true, complete and correct list of the ten largest customers (determined on the basis of the total dollar amount of sales in the twelve months ended September 28, 2024) (each a “Berry Material Customer”) and suppliers (determined on the basis of the total dollar amount of purchases in the twelve months prior to the date of this Agreement) (each a “Berry Material Supplier”) to Berry and the Subsidiaries of Berry showing the total dollar number of the sales or purchases from, as the case may be, each Berry Material Customer or Berry Material Supplier during such period. Since October 1, 2022, through the date of this Agreement, (i) no Berry Material Customer or Berry Material Supplier has, to the knowledge of Berry, notified Berry or any Subsidiary of Berry in writing that it intends to terminate, cancel or materially curtail its business relationship with Berry or any Subsidiary of Berry and (ii) neither Berry nor any Subsidiary of Berry has been engaged in a dispute that is material to Berry and Subsidiaries of Berry, taken as a whole, with a Berry Material Customer or Berry Material Supplier.
(x)   Insurance.   Berry and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks reasonably consistent with customary and prudent industry practice for similar businesses. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berry, all material insurance policies maintained by or on behalf of Berry or any of its Subsidiaries as of the date of this Agreement are in full force and effect, Berry and its Subsidiaries are in material compliance with the terms and provisions of all such insurance policies, and neither Berry nor any of its Subsidiaries is in breach or default under, has received any written notice of, or has taken any action or failed to take action that would, or would reasonably be expected to, individually or in the aggregate, permit cancellation, termination or modification of, any such material insurance policies.
(y)   Basis.   Berry’s basis in Treasure Holdco, Inc. was no less than $900,000,000 immediately prior to the distribution by Berry of 100% of the common stock of Treasure Holdco, Inc. to Berry’s stockholders on November 4, 2024.
(z)   State Takeover Statutes.   No “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under Applicable Law to Berry or similar provisions under the Certificate of Incorporation of Berry or the Bylaws of Berry is applicable to this Agreement or the transactions contemplated hereby, including the Merger.
(aa)   No Other Representations.
(i)   Except for the representations and warranties made in this Section 4.1 or any certificate delivered pursuant to this Agreement, neither Berry nor any other person acting on behalf of Berry or its Subsidiaries makes any express or implied representation or warranty with respect to Berry or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with this Agreement or the transactions contemplated hereby, and Berry hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.1 or any certificate delivered pursuant to this Agreement, neither Berry nor any other person makes or has made any express or implied representation or warranty to Amcor or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Berry or any of its Subsidiaries or their respective businesses or (B) except for the representations and warranties made in this Section 4.1 or any certificate delivered pursuant to this Agreement, any oral or written information presented to Amcor or any of its affiliates or representatives in the course of their due diligence investigation of Berry, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(ii)   Notwithstanding anything contained in this Agreement to the contrary, Berry acknowledges and agrees that neither Amcor nor Merger Sub or any other person acting on behalf of Amcor or its Subsidiaries has made or is making, and Berry expressly disclaims reliance upon, any representations, warranties or statements relating to Amcor or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Amcor in Section 4.2 or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Amcor or Merger Sub furnished or made available to Berry or any of its representatives. Without limiting the generality of the foregoing, Berry acknowledges that, except as expressly provided in Section 4.2 or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Berry or any of its representatives. Nothing in this Section 4.1(aa) shall be construed as a waiver (or an admission of non-reliance with respect to) any claims based on fraud.
Section 4.2.   Representations and Warranties of Amcor.   Except (i) as set forth in any Amcor SEC Document filed with the SEC since July 1, 2023, and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Amcor Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or (ii) as disclosed in the disclosure letter delivered by Amcor to Berry upon the execution of this Agreement (the “Amcor Disclosure Letter”) and making reference to the particular subsection of this Article IV to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Article IV to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Amcor represents and warrants to Berry as follows:
(a)   Organization, Standing and Corporate Power.   Amcor is a public limited company, duly incorporated, validly existing and in good standing under the Companies Law and has the requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business as now being conducted in all material respects. Each of Amcor’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, lease and operate its properties and assets and carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor. Each of Amcor and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor. The Articles of Association of Amcor and the Memorandum of Association of Amcor, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Amcor Filed SEC Documents.
(b)   Corporate Authority; Non-contravention.
(i)   Amcor has all requisite corporate power and authority to enter into this Agreement and, subject to the Amcor Shareholder Resolution, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Amcor and the consummation by Amcor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Amcor, subject to the Amcor Shareholder Resolution. The Board of Directors of Amcor (at a meeting duly called and held) has by the unanimous vote of all directors of Amcor, (A) determined that entering into and performing the obligations under this Agreement and consummating the transactions contemplated hereby are advisable and fair to, and in the best interests of, Amcor and its shareholders, (B) authorized and approved the execution, delivery and performance of this Agreement by Amcor and (C) resolved to recommend the approval of the Share Issuance to the shareholders of Amcor, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that the Share Issuance be submitted to the shareholders of Amcor for approval. and, except to the extent expressly permitted pursuant to Section 5.3(b) and Section 5.3(d), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Amcor and, assuming the due authorization, execution and delivery of this Agreement by Berry, constitutes the legal, valid and binding obligation of Amcor, enforceable against Amcor in accordance with its terms, except for the Enforceability Exceptions.
(ii)   The execution and delivery of this Agreement does not, and (assuming the Berry Stockholder Approval and the Amcor Shareholder Resolution are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (A) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Amcor or any of its Subsidiaries under any (1) material loan or credit agreement, Swap Contract, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Amcor or any of its Subsidiaries is a party or by which Amcor, any of its Subsidiaries or their respective properties or assets may be bound or (2) Amcor Material Contract, (B) conflict with or result in the violation of any provision of the Articles of Association of Amcor or the Memorandum of Association of Amcor or the comparable organizational documents of any of its Subsidiaries or (C) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii), conflict with or violate any Applicable Law or Order applicable to Amcor or any of its Subsidiaries or their respective properties and assets, other than, in the case of clauses (A) and (C), for such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Amcor or (2) prevent or materially delay the consummation of the transactions contemplated hereby.
(iii)   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Amcor or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Amcor or the consummation by Amcor of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of Antitrust Laws and Foreign Investment Laws, (B) the filing or submission with the SEC, and in the case of clause (2), effectiveness, of (1) the Joint Proxy Statement/Prospectus, (2) the registration statement on Form S-4 to be filed with the SEC (the “Form S-4”) by Amcor in connection with the issuance of Amcor Ordinary Shares in connection with the Merger (the “Share Issuance”) and (3) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Amcor or its Subsidiaries are qualified to do business, (D) the rules and regulations of the NYSE and the Australian Securities Exchange Ltd., (E) such filings with and approvals of the NYSE to permit the Amcor Ordinary Shares that are to be issued in the Merger to be listed on the NYSE and (F) such other consents, approvals, Orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Amcor or (2) prevent or materially delay the consummation of the transactions contemplated hereby.

(c)   Share Capital.
(i)   The authorised share capital of Amcor consists of 9,000,000,000 shares of Ordinary Shares, $0.01 par value per share (the “Amcor Ordinary Shares”) and 1,000,000,000 shares of Preferred Shares, $0.01 par value per share (“Amcor Preferred Shares”). At the close of business on the Measurement Date:
(A)   1,445,343,212 Amcor Ordinary Shares were issued and outstanding (for the avoidance of doubt, excluding Amcor Ordinary Shares held by Amcor in its treasury);
(B)   no Amcor Ordinary Shares were held by Amcor in its treasury;
(C)   no Amcor Preferred Shares were issued and outstanding;
(D)   8,454,750 Amcor Ordinary Shares were subject to Amcor PSU Awards (assuming satisfaction of any performance vesting conditions at maximum levels);
(E)   5,256,807 Amcor Ordinary Shares were subject to Amcor RSU Awards;
(F)   Amcor Options with respect to 27,877,796 Amcor Ordinary Shares were outstanding (assuming satisfaction of any performance vesting conditions at maximum levels); and
(G)   4,243,935 Amcor Performance Rights with respect to 4,243,935 Amcor Ordinary Shares were outstanding (assuming the maximum level of performance).
(ii)   All outstanding shares in the share capital of Amcor are, and all share capital of Amcor that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.2(c) and except for changes since the Measurement Date resulting from the issuance of Amcor Ordinary Shares pursuant to Amcor Options, Amcor RSU Awards or Amcor PSU Awards, in each case, outstanding on the Measurement Date in accordance with their present terms or as expressly permitted by Section 5.1(b)(vi), (A) there are not issued or outstanding (1) any shares of capital stock or other voting or equity securities or interests of Amcor, (2) any securities or interests of Amcor or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of Amcor (including, without limitation, any “phantom” stock, stock appreciation, profit participation or similar rights or equity-based awards) or (3) any warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from Amcor or any of its Subsidiaries (including any Subsidiary trust), or obligations of Amcor or any of its Subsidiaries to issue, any capital stock, voting or equity securities or interests of Amcor or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of Amcor, and (B) there are no outstanding obligations of Amcor or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests of Amcor or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of Amcor.
(iii)   There are no stockholder agreements or voting trusts or other agreements or understandings to which Amcor or any of its Subsidiaries is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interest of Amcor. Amcor has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No outstanding shares in the share capital of Amcor are held by any Subsidiary of Amcor. Amcor does not have any outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Amcor on any matter.
(iv)   Section 4.2(c)(iv) of the Amcor Disclosure Letter sets forth a true and complete list, as of the Measurement Date, of all outstanding Amcor Equity Awards, including: (i) each Amcor Option, including the holder of such Amcor Option’s employee identification number, the number of Amcor Ordinary Shares issuable upon exercise of such Amcor Option, the exercise price with respect thereto, the applicable grant date and expiration date thereof, the applicable vesting schedule with respect thereto and whether such Amcor Option is subject to any special features, (ii) each Amcor RSU Award, including the holder of such Amcor RSU Award’s employee identification number, the number of Amcor Ordinary Shares underlying such Amcor RSU Award, the applicable grant date thereof and the applicable vesting schedule with respect thereto, (iii) each Amcor PSU Award, including the holder of such Amcor PSU Award’s employee identification number, the number of Amcor Ordinary Shares subject to such Amcor PSU Award (assuming satisfaction of any performance vesting conditions at target levels), the applicable grant date thereof and the applicable vesting schedule with respect thereto and (iv) each Amcor Performance Right, including the holder of such Amcor Performance Right’s employee identification number, the number of Amcor Ordinary shares subject to such Amcor Performance Right (assuming satisfaction of any performance vesting conditions at target levels), the applicable grant date thereof and the applicable vesting schedule with respect thereto.
(v)   With respect to each grant of Amcor Equity Awards, (i) each such grant was made in accordance with the terms of the applicable plan and all other Applicable Law and listing requirements in all material respects, (ii) each such grant was properly accounted for in accordance with United States generally accepted accounting principles and all other Applicable Law in all material respects.
(vi)   As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Amcor or any of its Subsidiaries is subject, party or otherwise bound.
(d)   Subsidiaries.
(i)   Except as would not reasonably be expected to be, individually or in the aggregate, material to Amcor and its Subsidiaries, taken as a whole, all outstanding shares of capital stock or other voting or equity securities or interests of each Subsidiary of Amcor (A) have been validly issued and are fully paid and nonassessable and (B) are owned by Amcor or one of its wholly owned Subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary).
(ii)   Except as would not reasonably be expected to be, individually or in the aggregate, material to Amcor and its Subsidiaries, taken as a whole, there are no (A) securities or interests of Amcor or any of its Subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting or equity securities or interests of any of Amcor’s Subsidiaries (including, any “phantom” stock, stock appreciation, profit participation or similar rights or equity-based awards) or (B) warrants, calls, options, preemptive rights, subscriptions or other rights to acquire from Amcor or any of its Subsidiaries (including any Subsidiary trust), or obligations of Amcor or any of its Subsidiaries to issue, any capital stock, voting or equity securities or interests of any of Amcor’s Subsidiaries or securities or interests convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting or equity securities or interests of any of Amcor’s Subsidiaries, and (B) there are no outstanding obligations of Amcor or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests of any of Amcor’s Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests of any of Amcor’s Subsidiaries.
(iii)   There are no stockholder agreements or voting trusts or other agreements or understandings to which Amcor or any of Amcor’s Subsidiaries is a party with respect to the voting, or restricting the transfer, of the capital stock or other equity interest of any of Amcor’s Subsidiaries. None of Amcor’s Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. None of Amcor’s Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of any of Amcor’s Subsidiaries on any matter.

(e)   SEC Documents; Financial Statements; Undisclosed Liabilities.
(i)   Amcor has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since July 1, 2023 (the “Amcor SEC Documents”). As of their respective dates, the Amcor SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Amcor SEC Documents, and none of the Amcor SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Amcor SEC Documents, and, to the knowledge of Amcor, none of the Amcor SEC Documents is the subject of any outstanding SEC investigation. No Subsidiary of Amcor is required to file reports with the SEC pursuant to the requirements of the Exchange Act.
(ii)   The consolidated financial statements (including all related notes and schedules) of Amcor and its Subsidiaries included in the Amcor SEC Documents (the “Amcor Financial Statements”) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Amcor and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).
(iii)   Except (A) as reflected or reserved against in Amcor’s audited balance sheet as of June 30, 2024 (or the notes thereto) included in Amcor’s Annual Report on Form 10-K filed with the SEC on August 16, 2024, (B) for liabilities and obligations incurred in the ordinary course of business since June 30, 2024, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Amcor nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Amcor and its Subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Amcor.
(iv)   Amcor maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management or the Board of Directors of Amcor and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Amcor’s properties or assets. Since July 1, 2024, none of Amcor, Amcor’s independent accountants, the Board of Directors of Amcor or its audit committee has identified or been made aware of any (1) “significant deficiency” in the internal controls over financial reporting of Amcor that would be material to Berry and its Subsidiaries, taken as a whole, (2) “material weakness” in the internal controls over financial reporting of Amcor, (3) fraud, whether or not material, that involves management or other employees of Amcor who have a significant role in the internal controls over financial reporting of Amcor or (4) any bona fide complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of Amcor or any of its Subsidiaries regarding questionable accounting, auditing or legal compliance matters.
(v)   The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Amcor are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Amcor in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information required to be disclosed is accumulated and communicated to the management of Amcor, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Amcor to make the certifications required under the Exchange Act with respect to such reports.
(vi)   Neither Amcor nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Amcor and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Amcor or any of its Subsidiaries in Amcor’s or such Subsidiary’s published financial statements or other Amcor SEC Documents.
(f)   Information Supplied.   None of the information supplied or to be supplied by or on behalf of Amcor for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to Amcor’s shareholders or at the time of the Amcor Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Amcor with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Berry for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus.
(g)   Absence of Certain Changes or Events.   From July 1, 2024 through the date of this Agreement, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Amcor.
(h)   Compliance with Applicable Law; Outstanding Orders.   Amcor and its Subsidiaries hold all permits, licenses, variances, exemptions, Orders, registrations, authorizations and approvals of all Governmental Entities that are required for the operation of the businesses of Amcor and its Subsidiaries (the “Amcor Permits”), and all such Amcor Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor. Amcor and its Subsidiaries are, and since July 1, 2023, have been, in compliance with the terms of the Amcor Permits and all Applicable Law and Orders relating to Amcor and its Subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Amcor Permits, Applicable Law or Orders, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor. Neither Amcor nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Amcor or (ii) prevent or materially delay the consummation of the transactions contemplated hereby.
(i)   Anti-Corruption Laws.   Except as, individually or in the aggregate, would not reasonably be expected have a Material Adverse Effect on Amcor, neither Amcor nor any of its Subsidiaries, nor, any director, officer, employee or, to the knowledge of Amcor, agent or other third party representative acting on behalf of Amcor or any of its Subsidiaries has, since October 1, 2019, (i) directly or indirectly made, promised, offered to make, attempted to make, authorized, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property services, or anything of value, in each case, in violation of any applicable Anti-Corruption Laws, or (ii) otherwise violated any applicable Anti-Corruption Laws. Neither Amcor nor any of its Subsidiaries has, since October 1, 2019, (i) been under internal or Governmental Entity audit or investigation for any violation of any Anti-Corruption Laws, (ii) received any notice, inquiry, internal or external allegation, or other communication from any Governmental Entity or any person regarding an actual or potential violation of, or failure to comply with, or wrongdoing related to any Anti-Corruption Laws, (iii) failed to maintain an adequate system or systems of internal controls reasonably designed to ensure compliance with applicable Anti-Corruption Laws, or (iv) made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability arising under or relating to any Anti-Corruption Laws.
(j)   Trade Controls.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor, neither Amcor nor any of its Subsidiaries, nor any director, officer or employee thereof, nor, to the knowledge of Amcor, any agent or other third party representative acting on behalf of Amcor or its Subsidiaries, is currently, or has been since April 24, 2019, (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (iv) otherwise in violation of Trade Controls. Neither Amcor nor any of its Subsidiaries, since April 24, 2019, (i) has received from any Governmental Entity or any person any notice, inquiry, or internal or external allegation; (ii) has any pending or, to the knowledge of Amcor, threatened claims against it, (iii) has made any voluntary or involuntary disclosure to a Governmental Entity; or (iv) has conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, with respect to Trade Controls.
(k)   Litigation.   As of the date hereof, there is no Action brought by or before any Governmental Entity pending or, to the knowledge of Amcor, threatened in writing against or affecting Amcor or any of its Subsidiaries or any of their respective properties or any of their respective executive officers or directors, except as, individually or in the aggregate, would not reasonably be expected to (i) have a Material Adverse Effect on Amcor or (ii) prevent or materially delay the consummation of the transactions contemplated hereby.
(l)   Benefit Plans.
(i)   Section 4.2(l)(i) of the Amcor Disclosure Letter sets forth a correct and complete list of each material Amcor Benefit Plan that is not an Amcor Foreign Plan (as defined below). With respect to each such material Amcor Benefit Plan, Amcor has made available, upon request, to Amcor complete and accurate copies of (A) each such Amcor Benefit Plan document (or a summary of the material terms thereof) and the most recent summary plan description thereof, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (C) the most recently received IRS determination letter or opinion, and (D) annual compliance and nondiscrimination testing reports for the most recently completed plan year, for each retirement plan intended to be “qualified” within the meaning of Section 401(a) of the Code, in each case of clauses (A) through (D), as applicable.
(ii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor, (A) each of the Amcor Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Law, including ERISA, the Code and in each case the regulations thereunder, (B) except as set forth on Section 4.2(l)(ii) of the Berry Disclosure Letter, no Amcor Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Amcor or its Subsidiaries beyond their employment or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state law, (C) all contributions, distributions or other amounts payable by Amcor or its Subsidiaries as of the Effective Time pursuant to each Amcor Benefit Plan in respect of current or prior plan years have been timely paid in accordance with Applicable Law or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither Amcor nor any of its Subsidiaries has engaged in a transaction in connection with which Amcor or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the knowledge of Amcor, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Amcor Benefit Plans or any trusts related thereto.
(iii)   Section 4.2(l)(iii) of the Amcor Disclosure Letter sets forth a correct and complete list of each Multiemployer Plan to which Amcor, any of its Subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to None of Amcor, any of its Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.
(iv)   Each of the Amcor Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) has received a favorable determination letter or opinion letter as to its qualification; and (B) to the knowledge of Amcor, there are no existing circumstances or an events that have occurred that would reasonably be expected to adversely affect, in any material respect, the qualified status of any such plan.
(v)   Section 4.2(l)(v) of the Amcor Disclosure Letter sets forth each Amcor Benefit Plan that is subject to Section 302, 303 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Amcor Title IV Plan”). With respect to each Amcor Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor, (A) the minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied in all material respects and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted, (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty-day notice requirement has not been waived has occurred, (C) none of Amcor, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (D) all premiums to the PBGC have been timely paid in full, (E) no liability under Title IV or Section 302 of ERISA (other than for premiums to the PBGC) has been or, to the knowledge of Amcor, is expected to be incurred by Amcor or any of its ERISA Affiliates that has not been satisfied in full and (F) the PBGC has not instituted or threatened in writing to institute proceedings to terminate any such Amcor Title IV Plan.
(vi)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could (A) entitle any current or former employee, director or other individual service provider of Amcor or any of its Subsidiaries to any severance pay, unemployment compensation or any other payment (whether in the form of cash, property or the vesting of property) or material benefit, (B) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any such individuals, (C) result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Amcor Benefit Plan or (D) result in any limitation on the right of Amcor or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Amcor Benefit Plan or related trust on or after the Effective Time.
(vii)   Each Amcor Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(viii)   No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Amcor or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(ix)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor, (A) each Amcor Benefit Plan maintained by Amcor on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, a “Amcor Foreign Plan”) required by any Applicable Law to be registered or approved by a Governmental Entity has been so registered or approved and has been maintained in good standing with the applicable Governmental Entity; (B) each Amcor Foreign Plan required under any Applicable Law to be funded, is either (x) funded in all material respects in accordance with such law to an extent sufficient to provide for accrued benefit obligations with respect to all affected employees or (y) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures, and none of the transactions contemplated by this Agreement will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations; (C) no Amcor Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (D) no unfunded or underfunded liabilities exist with respect to any Amcor Foreign Plan.
(m)   Labor and Employment Matters.
(i)   Except where such agreements or representation are imposed on all employers in a particular industry or location by Applicable Law, (A) Section 4.2(m)(i) of the Amcor Disclosure Letter sets forth each Labor Agreement applicable to and/or affecting U.S. employees which Amcor and its Subsidiaries are party to or bound by, and Amcor shall have made available to Berry, within fifteen (15) Business Days of the date of this Agreement, a list or description of each Labor Agreement to which Amcor and its Subsidiaries are party to or bound by and which is applicable to or affects non-U.S. employees, and (B) except as set forth on Section 4.2(m)(i) of the Amcor Disclosure Letter, no employees of Amcor or its Subsidiaries are represented by any union, labor organization, works council or other employee representative with respect to their employment.
(ii)   Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor, (i) there are no (and have not been since July 1, 2023) strikes, slowdowns, lockouts or work stoppages with respect to any employees of Amcor or any of its Subsidiaries, (ii) there is no (and has not been since July 1, 2023) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Amcor, threatened in writing against Amcor or any of its Subsidiaries and (iii) to the knowledge of Amcor, there are no (and has not been since July 1, 2023) union organizing activities with respect to any employees of Amcor or any of its Subsidiaries. Amcor and its Subsidiaries have satisfied in all material respects, all pre-signing legal requirements under Applicable Law or contractual requirements (if any) under any Labor Agreement which Amcor and its Subsidiaries are party to or bound by to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any union, labor organization, works council or other employee representative, which is representing any employee of Amcor or any of its Subsidiaries, or any applicable labor tribunal, in each case in connection with the execution of this Agreement.
(iii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor, neither Amcor nor any of its Subsidiaries has received written notice since July 1, 2023, of the intent of any Governmental Entity responsible for the enforcement of applicable labor, employment, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of Amcor or any of its Subsidiaries and, to the knowledge of Amcor, no such investigation is pending or currently in progress.
(iv)   To the knowledge of Amcor, since July 1, 2023, no material allegations of discrimination or sexual harassment have been made against any named executive officer or director of Amcor or any of its Subsidiaries, and neither Amcor nor any of its Subsidiaries have entered into a material settlement agreement with any Person that involves allegations of discrimination or sexual harassment by a named executive officer or director of Amcor or any of its Subsidiaries.

(n)   Taxes.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amcor:
(i)   (A) All Tax Returns required to be filed by Amcor or any of its Subsidiaries have been timely filed (taking into account extensions), (B) all such Tax Returns are true, complete and correct in all respects and (C) all Taxes required to be paid (including Taxes required to be deducted or withheld from payments to employees, creditors, stockholders or other third parties) by Amcor or any of its Subsidiaries have been paid in full, other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Amcor and its Subsidiaries included in the Amcor 10-K for the fiscal year ended June 30, 2024.
(ii)   None of Amcor or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes or agreements or arrangements exclusively between or among Amcor and its wholly owned Subsidiaries.
(iii)   (A) No audits or other administrative proceedings or proceedings before any Taxing Authority are pending or threatened in writing with regard to any Taxes or Tax Return of Amcor or any of its Subsidiaries, (B) no Taxing Authority is asserting any claim, assessment or deficiency for Taxes of Amcor or any of its Subsidiaries and (C) no agreement or document is in force that waives or extends, or has the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Amcor or any of its Subsidiaries.
(iv)   Neither Amcor nor any of its Subsidiaries (A) is or has been a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was Amcor or any of its Subsidiaries), (B) has any liability for the Taxes of any person (other than Amcor or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract (other than any customary Tax indemnification or gross-up provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes or agreements or arrangements exclusively between or among Amcor and its wholly owned Subsidiaries) or otherwise or (C) will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law).
(v)   None of the assets of Amcor or any of its Subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).
(vi)   Within the past two years, neither Amcor nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(vii)   Neither Amcor nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. law) in any taxable period for which the statute of limitations has not expired.
(viii)   Neither Amcor nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that could reasonably be expected to (A) prevent the Merger from qualifying for the Intended Tax Treatment or (B) cause Amcor to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code as a result of the Merger.
(o)   Intellectual Property.   Section 4.2(o) of the Amcor Disclosure Letter contains a complete and accurate list of all issuances, registrations, and applications for registration of all material Intellectual Property owned by Amcor or its Subsidiaries (the “Amcor Registered IP” and, together with all other Intellectual Property owned or purported to be owned by Amcor or its Subsidiaries, the “Amcor

Owned IP”). Except as would not, individually or in the aggregate, reasonably be expected to be material to Amcor and its Subsidiaries’, taken as a whole, (i) all Amcor Registered IP is subsisting, and to the knowledge of Amcor, valid and enforceable, (ii) Amcor or one of its Subsidiaries exclusively owns all Amcor Owned IP, (iii) Amcor and its Subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violations of Intellectual Property, (iv) to the knowledge of Amcor, the conduct of Amcor’s and its Subsidiaries’ businesses as currently conducted does not, and since July 1, 2023, has not, infringed, misappropriated, diluted or otherwise violated any of the Intellectual Property rights of any third party, (v) no claims are, or have been since July 1, 2023, pending or, to the knowledge of Amcor, threatened in writing (x) alleging infringement, misappropriation, dilution or other violations by Amcor or any of its Subsidiaries of any third party’s Intellectual Property or (y) challenging the ownership, validity or enforceability of any Amcor Owned IP, (vi) to the knowledge of Amcor, since July 1, 2023, no third party has infringed, misappropriated, diluted, or otherwise violated any Intellectual Property rights owned by Amcor or any of its Subsidiaries, (vii) no claims are pending or, since July 1, 2023, have been threatened in writing alleging infringement, misappropriation, dilution or other violations by any third party of any Amcor Owned IP, (viii) Amcor and its Subsidiaries have taken reasonable measures to protect the confidentiality of Trade Secrets and other confidential information owned by or provided to them under conditions of confidentiality, including requiring all persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, (ix) each employee, consultant or other person involved in the conception, reduction to practice, or other creation of any material Intellectual Property on behalf of Amcor or its Subsidiaries has entered into valid and enforceable written agreements with Amcor or its Subsidiaries providing for the assignment by such person (by way of a present grant of assignment) to Amcor or its Subsidiaries of, or has so assigned by operation of Applicable Law, all right, title, and interest in and to such Intellectual Property, and (x) to the knowledge of Amcor, there has been no unauthorized disclosure of any such Trade Secrets or confidential information of or relating to Amcor or any of its Subsidiaries to any person.
(p)   Information Technology; Data Protection.   The IT Assets owned, leased or licensed by Amcor and its Subsidiaries are sufficient to operate and perform as needed by Amcor and its Subsidiaries to adequately conduct their respective businesses as currently conducted, except for failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor. Since July 1, 2023, to the knowledge of Amcor, there have not been, and there are no, known vulnerabilities or defects that would reasonably be expected to result in, any security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents (i) affecting the IT Assets of Amcor or its Subsidiaries or any other persons to the extent used by or on behalf of Amcor or its Subsidiaries (or, in each case, Personal Data and other information and transactions stored or contained therein or transmitted thereby) or (ii) resulting in a partial or complete loss of control of any IT Assets of Amcor or its Subsidiaries, in each case of the foregoing clauses (i) and (ii), except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor, Amcor and its Subsidiaries (A) are and have been since July 1, 2023, in compliance with all (i) Applicable Law, (ii) industry standards to which Amcor or any of its Subsidiaries is bound, (iii) their own rules, policies and procedures and (iv) all Contracts to which they are bound, in each case of the foregoing clauses (i) through (iv), to the extent relating to privacy, data protection or the collection, retention, protection, transfer, use and processing of Personal Data and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage. To the knowledge of Amcor, since July 1, 2023, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any IT Assets or any Personal Data maintained by or on behalf of Amcor or any of its Subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor.

(q)   Certain Contracts.   Except for this Agreement, as of the date of this Agreement, neither Amcor nor any of its Subsidiaries is a party to or bound by:
(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), excluding any Amcor Benefit Plan;
(ii)   any loan agreement, credit agreement, note, debenture, bond, indenture, security agreement, guarantee or other Contract, in each case, pursuant to which any indebtedness for borrowed money of Amcor or any of its Subsidiaries may be incurred or is outstanding, or any guarantees by Amcor or any of its Subsidiaries of any indebtedness for borrowed money, in each case, that constitutes an indebtedness obligation of Amcor or any Subsidiary of Amcor with a principal amount as of the date hereof in excess of $50,000,000 (except for any such indebtedness or guarantees of indebtedness among Amcor and its wholly owned Subsidiaries in the ordinary course of business);
(iii)   any Contract that contains exclusivity or “most favored nation” provisions, or grants any right of first refusal, right of first offer, exclusive development rights or exclusive marketing or distribution rights to any person relating to any product or product in development, in each case, that would, after giving effect to the Merger, materially impact the businesses and activities of Amcor and its Subsidiaries (including, for the avoidance of doubt, Berry and its Subsidiaries following the Effective Time), taken as a whole;
(iv)   any Contract containing non-competition or similar restrictions that limits the manner in which the businesses of Amcor and its Subsidiaries (or following the Effective Time, Berry and its Subsidiaries) are conducted, in each case that would, after giving effect to the Merger, materially impact the businesses and activities of Amcor and its Subsidiaries (including, for the avoidance of doubt, Berry and its Subsidiaries following the Effective Time), taken as a whole;
(v)   any Contract with any (A) executive officer or director of Amcor, or (B) “affiliate” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate;
(vi)   any Contract involving the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Amcor or any of its Subsidiaries after the date hereof in excess of $10,000,000 or (B) will impose, or imposed, materially burdensome monitoring or reporting obligations on Amcor or any of its Subsidiaries or material restrictions on Amcor or any of its Subsidiaries (or following the Effective Time, Berry or any of its Subsidiaries);
(vii)   any partnership, joint venture, strategic alliance, limited liability company Contract (other than any such Contract solely between or among Amcor and its wholly owned Subsidiaries) or other similar Contract, which is material to Amcor and its Subsidiaries, taken as a whole;
(viii)   any acquisition or divestiture Contract that would reasonably be expected to result in the receipt or making by Amcor or any of its Subsidiaries of future payments in excess of $50,000,000;
(ix)   any Contract that is material to the relationship with (A) an Amcor Material Customer or (B) Amcor Material Supplier; or
(x)   any Contract under which Amcor or its Subsidiaries has granted or received any license or other rights with respect to material Intellectual Property (other than (A) licenses to “off-the-shelf,” commercially available software, (B) non-exclusive licenses to Amcor Owned IP granted to customers, and (C) Intellectual Property assignment and confidentiality agreements, (D) Contracts in which the grants of rights to use Intellectual Property are incidental and not material to performance thereunder, in each case of (B), (C), and (D) in the ordinary course of business);
(xi)   any material Contract with a Governmental Entity; or

(xii)   any material Swap Contract (all Contracts of the types described in clauses (i) through (xii), collectively, the “Amcor Material Contracts”).
Each Amcor Material Contract is valid and binding on Amcor (or, to the extent a Subsidiary of Amcor is a party, such Subsidiary) and, to the knowledge of Amcor, of each other party thereto, and is in full force and effect (subject to the Enforceability Exceptions), and Amcor and each Subsidiary of Amcor have performed all obligations required to be performed by them to date under each Amcor Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor. Neither Amcor nor any of its Subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the knowledge of Amcor, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Amcor Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Amcor. To the knowledge of Amcor, no other party to any Amcor Material Contract is in breach of or default under the terms of any Amcor Material Contract where such default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Amcor. Neither Amcor nor any of its Subsidiaries has received any written notice of the intention of any other party to any Amcor Material Contract to terminate for default, convenience or otherwise any Amcor Material Contract, nor to the knowledge of Amcor, is any such party threatening to do so. Amcor has made available to Berry a true and complete copy of each Amcor Material Contract as in effect on the date of this Agreement.
(r)   Environmental Matters.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor, (i) Amcor and each of its Subsidiaries are and have been since July 1, 2023, in compliance with all applicable Environmental Laws, and neither Amcor nor any of its Subsidiaries has received any written communication from any Governmental Entity or other person that alleges that Amcor or any of its Subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) Amcor and each of its Subsidiaries have obtained all Amcor Permits required or necessary for, pursuant to applicable Environmental Law, the construction and operation of their facilities and the conduct of their business and operations (collectively, “Amcor Environmental Permits”), and all such Amcor Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and Amcor and its Subsidiaries are, and since July 1, 2023, have been, in compliance with all terms and conditions of the Amcor Environmental Permits, (iii) as of the date hereof, there are no Actions, Orders, or information requests under any applicable Environmental Laws pending or, to the knowledge of Amcor, threatened in writing against Amcor or any of its Subsidiaries, (iv) there has been no Release of, and Amcor and its Subsidiaries have not manufactured, distributed or sold products containing, or exposed any person to, any Hazardous Material, that would give rise to any liability of Amcor or any of its Subsidiaries under any applicable Environmental Law, and (v) no property or facility currently or formerly owned or operated by Amcor, nor any other property or facility at which any Hazardous Materials generated by Amcor have been disposed of or come to rest at, is listed or proposed for listing on the National Priorities List or the Superfund Enterprise Management System pursuant to Superfund or on any analogous foreign, state or local list of sites with contamination of Hazardous Materials that require remediation or other action under applicable Environmental Law, nor has Amcor or any of its Subsidiaries received any information request, notice of potential liability, or other notice relating to potential liability relating to any listed property or facility and (vi) there is no obligation or liability of any other person arising under applicable Environmental Law for which Amcor or any of its Subsidiaries has or may have retained or assumed liability, either contractually or, to the knowledge of Amcor, by operation of Applicable Law.
(s)   Real Property.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor, (i) Amcor and each of its Subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased real property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (ii) there are no existing (or to the knowledge of Amcor, threatened in writing) condemnation proceedings with respect to any owned or, to the knowledge of Amcor, leased real property described in clause (i), (iii) with respect to all such leased real property, Amcor and each of its

Subsidiaries are in material compliance with all material terms and conditions of each lease therefor, and neither Amcor nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default and (iv) there are no outstanding options, rights of first offer or rights of first refusal to purchase the owned real property or any portion thereof or interest therein.
(t)   Voting Requirements.   The approval of the Share Issuance by the affirmative vote of a majority of the votes cast by holders of Amcor Ordinary Shares entitled to vote thereon (voting as a single class) (the “Amcor Shareholder Resolution”), at the Amcor Shareholders Meeting, is necessary to approve the Share Issuance. The Amcor Shareholder Resolution is the only vote of holders of any shares of Amcor necessary to approve the transactions contemplated by this Agreement.
(u)   Brokers.   Except for fees payable to Goldman Sachs & Co. LLC and UBS Securities LLC, no broker, investment banker or financial advisor is entitled to broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Amcor. Amcor has made available to Berry true and complete copies of each engagement letter with Goldman Sachs & Co. LLC and UBS Securities LLC in connection with the transactions contemplated by this Agreement.
(v)   Merger Sub.   All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Amcor. Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Berry, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except for the Enforceability Exceptions.
(w)   Customers and Suppliers.   Section 4.2(w) of the Amcor Disclosure Letter sets forth a true, complete and correct list of the ten largest customers (determined on the basis of the total dollar amount of sales in the twelve months ended June 30, 2024) (each a “Amcor Material Customer”) and suppliers (determined on the basis of the total dollar amount of purchases in the twelve months ended June 30, 2024) (each a “Amcor Material Supplier”) to Amcor and the Subsidiaries of Amcor showing the total dollar number of sales or purchases from, as the case may be, each Amcor Material Customer or Amcor Material Supplier during such period. Since July 1, 2023 through the date of this Agreement, (i) no Amcor Material Customer or Amcor Material Supplier has, to the knowledge of Amcor, notified Amcor or any Subsidiary of Amcor in writing that it intends to terminate, cancel or materially curtail its business relationship with Amcor or any Subsidiary of Amcor and (ii) neither Amcor nor any Subsidiary of Amcor has been engaged in a dispute that is material to Amcor and Subsidiaries of Amcor, taken as a whole, with an Amcor Material Customer or Amcor Material Supplier.
(x)   Insurance.   Amcor and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks reasonably consistent with customary and prudent industry practice for similar businesses. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amcor, all material insurance policies maintained by or on behalf of Amcor or any of its Subsidiaries as of the date of this Agreement are in full force and effect, Amcor and its Subsidiaries are in material compliance with the terms and provisions of all such insurance policies, and neither Amcor nor any of its Subsidiaries is in breach or default under, has received any written notice of, or has taken any action or failed to take action that would, or would reasonably be expected to, individually or in the aggregate, permit cancellation, termination or modification of, any such material insurance policies.

(y)   Financing Matters.
(i)   Amcor has delivered to Berry (A) a true, accurate, complete and fully executed copy of a commitment letter, together with all annexes, schedules, exhibits and other attachments thereto, dated the date hereof, by and among Amcor, Amcor Flexibles North America, UBS AG, Stamford Branch, UBS Securities LLC and Goldman Sachs Bank USA (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Financing Sources party thereto have committed, on the terms and subject solely to the conditions expressly set forth therein, to provide debt financing in the applicable amount set forth therein to Amcor for the purpose of funding the Required Amount (the “Debt Financing”) and (B) true, accurate, complete and fully executed copies of all fee letters associated with the Debt Commitment Letter (collectively, the “Debt Fee Letters” and, together with the Debt Commitment Letter, collectively, the “Debt Financing Letters”); provided that the Debt Fee Letters may be Customarily Redacted.
(ii)   As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and the respective commitments contained therein have not been withdrawn, rescinded or terminated or otherwise amended, restated, supplemented or modified in any respect, and no provisions or rights thereunder have been waived. As of the date of this Agreement, no such withdrawal, rescission, termination, amendment, restatement, supplement, modification or waiver is contemplated or the subject of discussions by Amcor, or, to the knowledge of Amcor, any other party to the Debt Commitment Letter, except in accordance with the express terms of the Debt Commitment Letter and except to add, in accordance with the Debt Commitment Letter, certain persons as additional “commitment parties” thereunder. The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Amcor and Amcor Flexibles North America and, to the knowledge of Amcor, the other parties thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Other than the Debt Commitment Letter and the Debt Fee Letters, there are no agreements, side letters, arrangements, undertakings or understandings (written or oral) directly or indirectly relating to the Debt Commitment Letter that would impose or would reasonably be expected to result in any Prohibited Modification, and the Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Amcor Flexibles North America on the terms therein. As of the date of this Agreement and assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute a default under, or breach of, any term or condition of the Debt Commitment Letter by Amcor or Amcor Flexibles North America and, to the knowledge of Amcor, any other party thereto; (B) make any of the representations, warranties, assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate in any material respect; (C) result in any of the conditions in the Debt Commitment Letter not being satisfied at or prior to the Closing; or (D) otherwise result in or would reasonably be expected to result in any portion of the Debt Financing not being available at or prior to the Closing. As of the date of this Agreement, no Financing Source has notified Amcor in writing of its intention to terminate the Debt Commitment Letter or not to provide the Debt Financing at or prior to the Closing. Assuming satisfaction of the conditions in Section 7.1 and Section 7.2, as of the date of this Agreement, Amcor does not have reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it with respect to the Debt Commitment Letter or that the full amount of the Debt Financing, to the extent such amount, when taken together with other sources of funds immediately available to Amcor, is required for Amcor to have the Required Amount at the Effective Time, will not be available at or prior to the Closing. Amcor has fully paid or caused to be paid any and all commitment fees or other fees in connection with the Debt Financing that are due and payable on or prior to the date hereof, and Amcor will continue to pay or cause to be paid in full any such amounts required to be paid in connection with the Debt Financing as and when they become due and payable prior to or upon the Closing. None of the Debt Financing Letters contains any commitment fee or other fee payable by Berry or any of its Subsidiaries or affiliates prior to Closing. The aggregate proceeds from the Debt Financing, together with other sources of funds immediately available to Amcor, constitute all of the financing required for Amcor to have the Required Amount at the Effective Time.

(iii)   Amcor hereby acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, none of its obligations hereunder (including the obligation to consummate the Merger and the other transactions contemplated hereby) are subject to any condition regarding Amcor’s or any other Person’s ability to obtain the Debt Financing or any other funding or financing.
(z)   No Other Representations.
(i)   Except for the representations and warranties made in this Section 4.2 or any certificate delivered pursuant to this Agreement, neither Amcor nor Merger Sub or any other person acting on behalf of Amcor or its Subsidiaries makes any express or implied representation or warranty with respect to Amcor or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with this Agreement or the transactions contemplated hereby, and Amcor and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.2 or any certificate delivered pursuant to this Agreement, neither Amcor nor Merger Sub or any other person makes or has made any express or implied representation or warranty to Berry or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Amcor or any of its Subsidiaries or their respective businesses or (B) except for the representations and warranties made in this Section 4.2 or any certificate delivered pursuant to this Agreement, any oral or written information presented to Berry or any of its affiliates or representatives in the course of their due diligence investigation of Amcor or Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(ii)   Notwithstanding anything contained in this Agreement to the contrary, Amcor and Merger Sub acknowledge and agree that neither Berry nor any other person acting on behalf of Berry or its Subsidiaries has made or is making, and Amcor and Merger Sub expressly disclaim reliance upon, any representations, warranties or statements relating to Berry or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Berry in Section 4.1 or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Berry furnished or made available to Amcor or Merger Sub or any of their representatives. Without limiting the generality of the foregoing, Amcor and Merger Sub acknowledge that, except as expressly provided in Section 4.1 or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Amcor and Merger Sub or any of their representatives. Nothing in this Section 4.2(z) shall be construed as a waiver (or an admission of non-reliance with respect to) any claims based on fraud.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1.   Conduct of Business.
(a)   Conduct of Business by Berry.   Except for matters (i) set forth in the corresponding sub-section of Section 5.1(a) of the Berry Disclosure Letter, (ii) as required by Applicable Law, (iii) as expressly required or expressly contemplated by this Agreement or (iv) as otherwise consented to by Amcor in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, Berry (x) shall, and shall cause its Subsidiaries to, use reasonable best efforts to (1) carry on their respective businesses in all material respects in the ordinary course of business and (2) preserve substantially intact its business organization and relationships with customers, suppliers and other third parties, in each case, having material business dealings with Berry or any of its Subsidiaries and (y) shall not, and shall not permit any of its Subsidiaries to:

(i)   (A) other than (1) dividends and distributions by a Subsidiary wholly owned by Berry payable to another Subsidiary wholly owned by Berry or payable to Berry, and (2) quarterly cash dividends on Berry Common Stock with timing that is consistent with past practice and in an amount per share of Berry Common Stock not to exceed $0.31 with respect to Berry’s fiscal year 2025 quarterly dividends, and $0.36 with respect to Berry’s fiscal year 2026 quarterly dividends, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Berry or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares upon the vesting, settlement or exercise of a Berry Equity Award outstanding on the date of this Agreement in accordance with its present terms or of a Berry Equity Award granted after the date of this Agreement in accordance with this Section 5.1(a)), in the case of each of clauses (B) and (C), other than, solely with respect to the capital stock or other securities of Berry’s wholly owned Subsidiaries, actions or transactions solely between Berry and its wholly owned Subsidiaries, or among Berry’s wholly owned Subsidiaries;
(ii)   issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, voting securities, securities or equity interests (including any “phantom” stock, stock appreciation, profit participation or similar rights or equity-based awards) convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, securities or convertible securities (including any Berry Equity Awards) (other than (a) in connection with the settlement of Berry Equity Awards outstanding as of the date of this Agreement in accordance with their present terms or Berry Equity Awards granted after the date of this Agreement in accordance with this Section 5.1(a), (b) as required by any Berry Benefit Plan in effect on the date of this Agreement and set forth on Section 4.1(l)(i) of the Berry Disclosure Letter or entered into or amended as required by with the terms of this Agreement or (c) solely with respect to the capital stock or other securities of Berry’s wholly owned Subsidiaries, transactions solely between Berry and its wholly owned Subsidiaries, or among Berry’s wholly owned Subsidiaries), or enter into any agreement with respect to the voting of, any of Berry’s capital stock;
(iii)   other than in the ordinary course of business and for renewals or extensions of any existing Berry Material Contract entered into in the ordinary course of business, (1) materially amend, or waive any material provision of, any Berry Material Contract, (2) enter into any Contract that would have been a Berry Material Contract had it been in effect as of the date of this Agreement (provided that no such Contract may be entered into pursuant to the ordinary course of business exception of the type described in Section 4.1(q)(iii), (iv) or (ix)(B) (with respect to (ix)(B), solely with respect to any such Contract that is not terminable by Berry within 12 months after the effective date of such Contract), or (3) terminate any Berry Material Contract (except for non-renewals or terminations pursuant to the expiration of the existing term of any Berry Material Contract); provided that (A) no Contract of the type described in Section 4.1(q)(ii) may be entered into or amended in reliance on any exception or permission in this clause (iii) unless permitted by Section 5.1(a)(vi) and (B) none of the Berry Notes or any Berry Interim Refinancing may be amended in reliance on any exception or permission in this clause (iii);
(iv)   (A) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, (B) otherwise acquire any material assets (other than acquisitions of equipment, supplies and inventory in the ordinary course of business), except, in the case of each of clauses (A) and (B), (1) for transactions solely between Berry and its wholly owned Subsidiaries, or among Berry’s wholly owned Subsidiaries and (2) acquisitions or investments in any person in one or more transactions in which the consideration does not exceed $5,000,000 for any single transaction or $25,000,000 in the aggregate for all such transactions; or (C) make any such acquisitions or investments (irrespective of size) that would, or would reasonably be expected to, (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any approval, consent, clearance or authorization of any Governmental Entity under any Antitrust Law necessary to consummate the transactions contemplated by this Agreement, including the Merger, or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an Order under any Antitrust Law prohibiting the consummation of the transactions contemplated by this Agreement, including the Merger or (iii) otherwise materially delay the consummation of the transactions contemplated by this Agreement, including the Merger;
(v)   transfer, assign, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse, subject to any Lien (other than a Permitted Lien) or otherwise dispose of any material tangible or intangible assets, except (A) for transactions solely between Berry and its wholly owned Subsidiaries, or among Berry’s wholly owned Subsidiaries, (B) sales of inventory, or dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business or (C) the non-exclusive license of Intellectual Property in the ordinary course of business;
(vi)   create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except for (A) any inter-company indebtedness solely between Berry and its wholly owned Subsidiaries, or among Berry’s wholly owned Subsidiaries or (B) borrowings by Berry or any of its Subsidiaries in the ordinary course of business pursuant to the Berry Revolving Credit Facility and guarantees of such borrowings issued by Subsidiaries of Berry to the extent required under the terms of the Berry Revolving Credit Facility as in effect on the date hereof, (C) in connection with letters of credit issued under the Berry Revolving Credit Facility in the ordinary course of business, (D) any Berry Interim Refinancing, and (E) any trade payables in the ordinary course of business;
(vii)   other than any Action with respect to Taxes (which shall be governed by Section 5.1(a)(viii)), waive, release, assign, settle, pay, discharge or satisfy any pending or threatened Action, other than such Actions that (1) solely involve a monetary settlement resulting in the payment of damages not in excess of $5,000,000 individually or $25,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date and (2) does not involve any material non-monetary relief;
(viii)   to the extent doing so would be material to Berry and its Subsidiaries, taken as a whole, (A) make, change or revoke any Tax election or take any position on any material Tax Return filed on or after the date of this Agreement, in each case that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, except in each case as a result of, or in response to, any change in Applicable Law, (B) change any method of Tax accounting, (C) amend any income or other material Tax Return, (D) settle or resolve any Tax controversy, (E) make any change to the tax residency of Berry or any of its Subsidiaries (or create a permanent establishment or taxable presence in a jurisdiction outside of its jurisdiction of incorporation or tax residency) or (F) hold any share register of Berry or any of its non-UK Subsidiaries within the UK;
(ix)   except as required by any Berry Benefit Plan or Labor Agreement applicable to Berry or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, as applicable, (A) increase the compensation or benefits of any current or former officer, director, employee or other individual service provider, other than increases (1) made in the ordinary course of business to employees below the level of vice president or (2) by reason of the payment, in the ordinary course of business, of incentive compensation for completed performance periods at actual achieved performance levels consistent with past practice and the applicable Berry Benefit Plan, (B) enter into, adopt, terminate, amend, or modify any Berry Benefit Plan, other than (1) new standard form employment agreements or offer letters entered into in the ordinary course of business with employees below the level of vice president or (2) any ordinary course amendment or modification that does not result in a material enhancement of the compensation or benefits due under the applicable Berry Benefit Plan, (C) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director, employee or other individual service provider,

(D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (E) grant to any current or former officer, director, employee or other individual service provider any equity or equity-based award or any right to receive any severance, change-in-control, retention, termination, transaction or similar compensation or benefits or increases therein; or (F) hire or terminate (other than for cause) any individual at or above the level of vice president;
(x)   change any of its material financial accounting policies or procedures currently in effect, except as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);
(xi)   make any payment of, commitment for or accrual of aggregate capital expenditures for any twelve (12) month period that are greater than 110% of the amount set forth on Section 5.1(a)(xi) of the Berry Disclosure Letter (provided that the payment of, commitment for or accrual of capital expenditures among categories of capital expenditures shall be substantially consistent with past practice);
(xii)   (A) amend the Certificate of Incorporation of Berry or Bylaws of Berry, (B) merge or consolidate with any person or (C) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (other than, in the case of this clause (C), with respect to Subsidiaries with de minimis assets and liabilities or in connection with any bona fide internal reorganization);
(xiii)   (A) amend or modify (other than amendments or modifications in the ordinary course of business that do not result in material economic concessions or material operational restrictions), terminate, or enter into any Labor Agreement or (B) voluntarily recognize or certify any union, labor organization, works council, other employee representative or group of employees as the bargaining representative for any employees of Berry or its Subsidiaries;
(xiv)   implement any mass layoff, reduction in force, plant closing or other termination event requiring notice under WARN;
(xv)   enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Berry or its Subsidiaries as of the date of this Agreement;
(xvi)   enter into any material Derivative Transaction; or
(xvii)   authorize, or commit or agree to take, any of the foregoing actions.
(b)   Conduct of Business by Amcor.   Except (i) for matters set forth in the corresponding sub-section of Section 5.1(b) of the Amcor Disclosure Letter, (ii) as required by Applicable Law, (iii) as expressly required or expressly contemplated by this Agreement or (iv) as otherwise consented to by Berry in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, Amcor (x) shall, and shall cause its Subsidiaries to, use reasonable best efforts to (1) carry on their respective businesses in all material respects in the ordinary course of business and (2) preserve substantially intact its business organization and relationships with customers, suppliers and other third parties, in each case, having material business dealings with Berry or any of its Subsidiaries and (y) shall not, and shall not permit any of its Subsidiaries to:
(i)   (A) amend the Articles of Association of Amcor or Memorandum of Association of Amcor in any manner that would (x) prevent or materially delay the consummation of the Merger on the terms set forth herein or (y) be adverse in any material respect to the holders of Berry Common Stock (after giving effect to the Merger) relative to other holders of Amcor Ordinary Shares; or (B) other than (1) dividends and distributions by a direct or indirect Subsidiary wholly owned by Amcor payable to another direct or indirect Subsidiary wholly owned by Amcor or payable to Amcor and (2) quarterly cash dividends on the Amcor Ordinary Shares consistent with past practice (including increases in the amount of such dividends consistent with past practice) and (3) cash dividends on Amcor Ordinary Shares as are necessary to pro-rate the normal quarterly cash dividend for a three month period if the Effective Time would occur in such period prior to the declaration of such normal quarterly cash dividend but after the declaration or payment (in such period) of a normal quarterly cash dividend on the shares of Berry Common Stock, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock;
(ii)   split, combine, reclassify, subdivide, exchange or amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital, except for any such transaction by a wholly owned Subsidiary of Amcor which remains a wholly owned Subsidiary of Amcor after consummation of such transaction;
(iii)   (A) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, (B) otherwise acquire any material assets (other than acquisitions of equipment, supplies and inventory in the ordinary course of business), except, in the case of each of clauses (A) and (B), (1) for transactions solely between Amcor and its wholly owned Subsidiaries or among Amcor’s wholly owned subsidiaries and (2) acquisitions or investments in any person in one or more transactions in which the consideration does not exceed $5,000,000 for any single transaction or $25,000,000 in the aggregate for all such transactions, or (C) make any such acquisitions or investments (irrespective of size) that would, or would reasonably be expected to, (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any approval, consent, clearance or authorization of any Governmental Entity under any Antitrust Law necessary to consummate the transactions contemplated by this Agreement, including the Merger, or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an Order under any Antitrust Law prohibiting the consummation of the transactions contemplated by this Agreement, including the Merger or (iii) otherwise materially delay the consummation of the transactions contemplated by this Agreement, including the Merger; provided, that Amcor will, prior to taking any such action set forth in clause (A) or (B) of this Section 5.1(b)(iii), consult with Berry and consider in good faith Berry’s perspective on such issues and Berry’s reasonable input regarding such action, and if such consultation occurs then Berry’s consent shall be deemed to have been delivered in writing;
(iv)   transfer, assign, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, allow to lapse, subject to any Lien (other than a Permitted Lien) or otherwise dispose of any material tangible or intangible assets, except (A) for transactions solely between Berry and its wholly owned Subsidiaries, or among Berry’s wholly owned Subsidiaries, (B) sales of inventory, or dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business or (C) the non-exclusive license of Intellectual Property in the ordinary course of business; provided, that Amcor will, prior to taking any such action set forth in this Section 5.1(b)(iv), consult with Berry and consider in good faith Berry’s perspective on such issues and Berry’s reasonable input regarding such action, and if such consultation occurs then Berry’s consent shall be deemed to have been delivered in writing;
(v)   adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (other than with respect to Subsidiaries with de minimis assets and liabilities or in connection with any bona fide internal reorganization);
(vi)   issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its share capital, voting securities, securities or equity interests (including any “phantom” stock, stock appreciation, profit participation or similar rights or equity-based awards) convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (including any Amcor Equity Awards), other than (A) (x) issuances of Amcor Ordinary Shares in respect of the settlement of outstanding Amcor Equity Awards, and (y) grants of Amcor Equity

Awards or other equity and equity-linked awards to employees, directors and officers of Amcor or the Subsidiaries of Amcor, (B) transactions between Amcor and a wholly owned Subsidiary of Amcor or between wholly owned Subsidiaries of Amcor, or (C) issuances of Amcor Ordinary Shares having a value at the time of issuance of no more than $500 million (in the aggregate for all such issuances) as consideration in connection with any merger, consolidation or acquisition of the stock or assets of any other person;
(vii)   to the extent doing so would be material to Amcor and its Subsidiaries, taken as a whole, (A) make, change or revoke any Tax election or take any position on any material Tax Return filed on or after the date of this Agreement, in each case that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, except in each case as a result of, or in response to, any change in Applicable Law, (B) change any method of Tax accounting, (C) amend any income or other material Tax Return or (D) settle or resolve any Tax controversy; or
(viii)   authorize, or commit or agree to take, any of the foregoing actions.
(c)   No Right to Control or Direct Operations.   Nothing contained in this Agreement is intended to give Amcor or Merger Sub, directly or indirectly, the right to control or direct the operations of Berry or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give Berry, directly or indirectly, the right to control or direct the operations of Amcor or its Subsidiaries prior to the Effective Time, in each case, in violation of Applicable Law. Prior to the Effective Time, each of Amcor or Merger Sub and Berry shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations. With respect to each of (i) the matters set forth on in Item 2 of Section 5.1(a)(v) of the Berry Disclosure Letter, (ii) any capital expenditure (x) relating to any systemwide or similar upgrade of an information technology system of Berry and its Subsidiaries or (y) in an amount of $25,000,000 or more for such individual capital expenditure, Berry will, prior to taking any such actions, consult with Amcor and consider in good faith Amcor’s perspective on such issues.
(d)   Financing.
(i)   Until the valid termination of the Debt Commitment Letter upon the consummation of an alternative financing transaction providing, when taken together with other sources of funds immediately available to Amcor, the Required Amount, Amcor shall and shall cause its Subsidiaries to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing contemplated by the Debt Commitment Letter, in an amount, when taken together with other sources of funds immediately available to Amcor no later than the Effective Time, no less than the Required Amount, which actions shall include: (i) complying with and maintaining in full force and effect and complying with its obligations under the Debt Financing and the Debt Commitment Letter, (ii) negotiating and entering into definitive financing agreements (the “Definitive Debt Agreements”) with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions applicable to the Debt Financing) or on terms not less favorable to Amcor, taken as a whole (as determined in good faith by Amcor) (unless, other than with respect to conditionality, such terms are reasonably acceptable to Amcor), so that such agreements are in effect no later than the Closing Date (which definitive financing agreements shall not (1) reduce the amounts to be funded under the Debt Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Debt Commitment Letter and any related “market flex” provisions of the Debt Fee Letters such that Amcor would not have, together with other sources of funds immediately available to Amcor, the Required Amount at the Effective Time, (2) impose new or additional conditions or expanding any existing condition to the receipt of the Debt Financing, (3) otherwise materially delay funding of the Debt Financing or make funding of the Debt Financing less likely to occur at or prior to the Closing or (4) adversely impact the ability of Amcor or Amcor Flexibles North America to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Agreements (the effects described in clauses (1) through (4), the “Prohibited Modification”)), (iii) satisfying on a timely basis all conditions to the Debt Financing contemplated by the Debt Commitment Letter and the

Debt Fee Letters and (iv) enforcing its rights under the Debt Commitment Letter in the event of a breach by the Financing Sources under the Debt Commitment Letter or the Definitive Debt Agreements. Prior to the Closing, without the prior written consent of Berry, Amcor shall not (x) agree to, or permit, any withdrawal, rescission, termination, amendment, restatement, supplement, modification or waiver in respect of any Debt Financing Letter or any Definitive Debt Agreement or (y) substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative financing sources, in the case of clauses (x) and (y), to the extent such amendment, modification, supplement, waiver or substitution would result in a Prohibited Modification; provided that, for the avoidance of doubt and notwithstanding anything to the contrary set forth above, Amcor may amend, supplement, withdraw, rescind, terminate or otherwise modify the Debt Commitment Letter (A) to add lenders, bookrunners, lead arrangers, syndication agents or similar entities, (B) in any manner that does not result in a Prohibited Modification and (C) to reduce or terminate the commitments thereunder as a result of the consummation of an alternative financing generating, when taken together with other sources of funds immediately available to Amcor, the Required Amount at the Effective Time. Amcor shall, upon written request of Berry, keep Berry reasonably informed of the status of its efforts to arrange the Debt Financing.
(ii)   Amcor shall give Berry prompt written notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Financing Letters of which Amcor becomes aware, (B) of the receipt or delivery of any written notice or other written communication, in each case from any person with respect to (1) any actual, threatened or alleged breach, default, withdrawal, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Debt Agreement or (2) any material dispute or disagreement between or among parties to the Debt Commitment Letter or any Definitive Debt Agreement, in the case of clauses (A) and (B), to the extent such breach, default, withdrawal, termination or repudiation would reasonably be expected to materially delay or prevent the Closing or result in failure of Amcor to obtain, when taken together with other sources of funds immediately available to Amcor, the Required Amount at the Effective Time or (C) if at any time for any reason Amcor believes in good faith that it may not be able to obtain all or any portion of the Debt Financing on the terms and conditions, at the time, in the manner or from the sources contemplated by the Debt Financing, except as a result of consummation of alternative financing transactions contemplated by the Debt Commitment Letter providing, when taken together with other sources of funds immediately available to Amcor, the Required Amount at the Effective Time. Amcor shall promptly provide any material information reasonably requested by Berry relating to any circumstance referred to in clauses (A), (B) or (C) of the immediately preceding sentence; provided that in no event shall Amcor be required to provide access to or disclose information that would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, to Amcor or any of its Subsidiaries (as reasonably determined in good faith by Amcor).
(iii)   If any of the Debt Financing or the Debt Commitment Letter (or any Definitive Debt Agreement) expires or is terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Debt Financing becomes unavailable on the terms and subject solely to the conditions set forth in the Debt Commitment Letter or any Definitive Debt Agreement shall be withdrawn, repudiated, terminated or rescinded (other than as a result of any mandatory commitment reduction in connection with the consummation of alternative financing transactions contemplated by the Debt Commitment Letter providing, when taken together with other sources of funds immediately available to Amcor, the Required Amount at the Effective Time), then Amcor shall (i) promptly use its reasonable best efforts to arrange for alternative financing from alternative sources (which alternative financing (1) shall be in an amount no less than, when taken together with other sources of funds immediately available to Amcor, the Required Amount and (2) shall not include conditions to such alternative debt financing that are more onerous than, taken as a whole, the conditions set forth in the Debt Financing on the date of this Agreement (as reasonably determined in good faith by Amcor) to replace the Debt Financing, to be consummated no later than the day on which the Closing shall occur pursuant to this Agreement, (ii) provide to Berry copies of all documents (including all fee letters and engagement letters; provided that any fee and engagement letters may be Customarily Redacted) relating to any alternative financing to replace the Debt Financing and (iii) keep Berry reasonably informed of the process of obtaining any alternative financing. If any alternative financing is obtained in accordance with this Section 5.1(d)(iii), Amcor shall promptly notify Berry thereof and references to the “Debt Financing,” “Debt Commitment Letter” and “Debt Financing Letters” (and other like term in this Agreement) shall include such alternative financing, as applicable.
(iv)   Prior to the Closing, Berry shall, and shall cause its Subsidiaries to, and shall use its and their reasonable best efforts to cause the appropriate Representatives of Berry and its Subsidiaries to, provide such cooperation reasonably requested by Amcor, its Subsidiaries or its or their respective Representatives in connection with the arrangement and consummation of any Financing by Amcor or its Subsidiaries in connection with the Merger, including: (A) making senior management of Berry and its Subsidiaries reasonably available, upon reasonable advance notice and during normal business hours, to participate in a reasonable number of meetings and calls, diligence sessions, drafting sessions, road shows, rating agency meetings and lender presentations at locations and times to be mutually agreed (all of which may be conducted by teleconference or virtual meeting platforms), (B) assisting as is reasonably necessary with the preparation of customary materials for rating agency presentations, lender presentations, offering documents, private placement memoranda, bank information memoranda (including confidential information memorandum), prospectuses and similar documents as may be reasonably required in connection with the Financing (which, where customary, shall contain customary exculpatory language reasonably satisfactory to Berry), and otherwise reasonably cooperating with the marketing efforts of Amcor or its Subsidiaries and the Financing Sources for any portion of the Financing, (C) furnishing Amcor and the Financing Sources with customary and reasonably available financial and other information regarding Berry and its Subsidiaries as may be reasonably requested by Amcor, its Subsidiaries or its or their respective Representatives as promptly as reasonably practicable upon receipt of such request by Berry, including (x) audited consolidated financial statements of Berry, prepared in accordance with GAAP, for each of the two most recent fiscal years ended at least 60 days prior to the Closing Date, (y) unaudited consolidated financial statements of Berry, prepared in accordance with GAAP, for any fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent audited consolidated financial statements of Berry delivered pursuant to sub-clause (x) above (and corresponding periods of any prior year) and more than 40 days prior to the Closing Date, and (z) financial statements, schedules, business and other financial data regarding Berry and its Subsidiaries of the type required by Regulation S-X or Regulation S-K under the Securities Act (which information is understood not to include (I) “segment reporting” or other financial information otherwise required by Sections 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X and (II) CD&A and other information required by Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A), in each case including as may be necessary for Amcor to prepare (i) unaudited pro forma statements of income of Amcor giving effect to the Merger and any other recent or probable acquisition for the most recent fiscal year of Amcor ended at least sixty (60) days prior to the Closing Date and the interim period, if any, since the date of such audited financial statements of Amcor through the most recent fiscal quarter of Amcor ended at least forty (40) days prior to the Closing Date and (ii) an unaudited pro forma consolidated balance sheet of Amcor giving effect to the Merger and any other recent or probable acquisition as of the date of the most recent annual and quarterly balance sheet of Amcor, in each case, prepared in accordance with Article 11 of Regulation S-X under the Securities Act (it being understood that Amcor shall be solely responsible for the preparation of any pro forma financial information or pro forma financial statements), (D) to the extent reasonably requested by Amcor at least ten Business Days prior to the Closing Date, providing at least four Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, (E) cooperating with any due diligence investigation of the Financing Sources or prospective Financing Sources, (F) obtaining the Payoff Documentation and Redemption Documentation in a customary form, (G) taking all corporate or other organizational actions, none of which shall become effective prior to the Closing, reasonably requested by Amcor to authorize and permit the consummation of the Financing, (H) executing customary authorization and management representation letters and customary representation letters to auditors, (I) cooperating with the preparation and delivery of customary definitive financing documents, including, in each case, the schedules thereto, or documents contemplated by the Financing, (J) using reasonable best efforts to cause Berry’s independent public accounting firm to provide customary and reasonable cooperation with Amcor, its Subsidiaries and its and their respective Representatives in order to consummate the Financing, including by participating in accounting due diligence sessions, providing comfort letters, audit reports and, if required, consents of accountants and auditors with respect to financial statements and other financial information for Berry and its Subsidiaries for inclusion or incorporation by reference in documents referred to in sub-clause (B) above and (K) cooperating with Amcor and its Subsidiaries in connection with the replacement of any letters of credit issued pursuant to the Berry Revolving Credit Facility.
(v)   Amcor, or at Amcor’s discretion, a Subsidiary of Amcor, shall bear and pay all reasonable and documented out-of-pocket costs, fees and expenses incurred by Berry and its Subsidiaries in connection with the cooperation described in this Section 5.1(d) (all such costs, fees and expenses, collectively, the “Financing Costs”), and Amcor agrees to reimburse, or cause to have reimbursed, such persons for such Financing Costs promptly following written request therefor. Notwithstanding anything in this Agreement to the contrary, in no event shall the cooperation obligations of Berry or any of its Subsidiaries under this Section 5.1(d) be deemed or construed to require Berry or any of its Subsidiaries to (A) agree to make any payment (including any commitment or other fee or any expense reimbursement) in connection with the Financing or (B) incur any other liability or give any indemnity in connection with the Financing (including any corporate or comparable action), except those that will be effective only after the Closing.
(vi)   Notwithstanding anything in this Section 5.1(d) to the contrary, in fulfilling its obligations pursuant to this Section 5.1(d), (A) none of Berry or any of its Subsidiaries shall be required to (1) take any action that would conflict with, violate or result in a breach of or default or give rise to any right of termination, cancellation or acceleration of any right or obligation of such person, in each case under any provision of any of such person’s organizational documents, Applicable Law or any Berry Material Contract or result in the creation or imposition of any Lien on any asset of such person in violation of this Agreement (except, in the case of Berry and its Subsidiaries, any Lien on any of its assets that becomes effective only upon the Closing), (2) provide access to or disclose information that would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, Berry or any of its Subsidiaries (in each case, as reasonably determined by Berry), (3) pay any commitment or other fee, provide any security or incur any other liability in connection with the Financing, unless in the case of Berry or its Subsidiaries that will be an obligor in respect of the Financing, the same would not be effective prior to the Effective Time, (4) enter into any definitive agreement, unless in the case of Berry or its Subsidiaries that will be an obligor in respect of the Financing, the same would not be effective until the Effective Time, (5) enter into or approve any Debt Financing Letter, (6) take any action that would result in any significant interference with the prompt and timely discharge of the duties of any director, manager, officer, general or limited partner or employee of any Berry Party, (7) unreasonably interfere with the ongoing operations of Berry and its Subsidiaries or (8) except as contemplated by clause (e) or (f) of this Section 5.1, require Berry or any of its Subsidiaries (except to the extent an obligor in respect of the Financing upon the Closing) to execute or deliver any certificate (including any solvency certificate), agreement, arrangement, document or instrument, or pass any resolutions or consents, relating to the Financing (it being understood that persons who will continue as directors or managers of Berry or any of its Subsidiaries on a post-Closing basis may be required to execute and deliver in escrow resolutions or consents to approve or authorize the execution of the Financing that will be effective at the Closing), liability or obligation of Berry or any of its Subsidiaries under any such certificate, agreement, arrangement, document or instrument, or any such resolution or consent, (including, in each case, the execution thereof) relating to the Financing be required to be effective prior to the Closing (other than customary authorization and representation letters referred to above), or require Berry or any of its Subsidiaries to make any representations with respect to the impact of the incurrence of the

Financing on Berry’s capital structure or other pro forma information relating thereto or the manner in which Amcor intends to operate, or cause to be operated, Berry’s business after the Closing. Notwithstanding anything to the contrary contained in this Section 5.1(d), nothing will limit Berry’s obligations with respect to the customary authorization and management representation letters referred to in this Section 5.1(d).
(vii)   Amcor shall indemnify and hold harmless Berry and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them directly in connection with the arrangement of the Financing (other than to the extent related to information provided by Berry or any of its Subsidiaries). Nothing in this Section 5.1(d) shall require (x) any officer or Representative of Berry or any of its Subsidiaries to deliver any certificate or take any other action under this Section 5.1(d) that could reasonably be expected to result in personal liability to such officer or Representative; or (y) Berry’s board of directors to approve the Financing or Contracts related thereto (it being understood and agreed that all such certificates, opinions or resolutions may be delivered by any officer or board members of the Surviving Corporation immediately after the Effective Time).
(viii)   Following the date hereof, Berry hereby consents to the use of its and its Subsidiaries’ logos solely to the extent necessary or advisable in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Berry or any of its Subsidiaries or the reputation or goodwill of Berry or any of its Subsidiaries or any of their respective Intellectual Property rights.
(ix)   In the event that Berry or any of its Subsidiaries refinances, substitutes, replaces or otherwise modifies any existing indebtedness for borrowed money of Berry or any of its Subsidiaries (other than intercompany indebtedness) during the period from the date of this Agreement to the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1 (any such financing, a “Berry Interim Refinancing”), Berry shall, and shall cause its Subsidiaries to, consummate such Berry Interim Refinancing in accordance with the terms set forth on Section 5.1(d)(ix) of the Berry Disclosure Letter.
(x)   Berry and each of its Subsidiaries will be deemed to be in compliance with this Section 5.1(d) unless (1) Amcor provides prompt written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practical manner consistent with this Section 5.1(d), (2) such failure to comply has not been cured within five (5) Business Days from receipt of such written notice (it being understood that Amcor shall not be required to consummate the Merger during such time) and (3) the Financing has not been obtained as a primary result of Berry’s material breach of its obligations under this Section 5.1(d).
(xi)   Payoff Documentation and Redemption Documents:
(A)   At least one Business Day prior to the Closing, Berry shall deliver to Amcor payoff letters in respect of the Berry Credit Facilities (the “Berry Credit Facility Payoff Letters”) as of the Closing Date and the other Payoff Documentation, in each case and to the extent applicable, in final and fully executed and, with respect to other Payoff Documentation, authorized form, subject to the conditions to effectiveness and release thereof as set forth in the applicable Berry Credit Facility Payoff Letters.
(B)   Subject to the satisfaction of any conditions specified in any conditional notice of redemption delivered by Berry pursuant to Section 5.1(d), Berry shall deliver to holders of the Berry Second Lien Notes and the trustees under the applicable indentures all Redemption Documentation necessary to redeem the Berry Second Lien Notes and satisfy and discharge all obligations of Berry and its Subsidiaries under the indentures governing the Berry Second Lien Notes (including, but not limited to the release of all Liens securing the Berry Second Lien Notes) at, the Closing, in each case and to the extent applicable, in final and fully executed and authorized form.

(e)   Cooperation in Connection with Exchange Offers/Consent Solicitations.
(i)   Prior to Closing, Amcor or one of its Subsidiaries may, or, upon the reasonable request of Amcor, Berry or one of its Subsidiaries shall (a) commence any of the following: (i) one or more offers to purchase any or all of the outstanding Berry Notes for cash (the “Offers to Purchase”); or (ii) one or more offers to exchange any or all of the outstanding Berry Notes for securities issued by Amcor (or its affiliates) (the “Offers to Exchange”); and/or (b) solicit the consent of the holders of any series of Berry Notes regarding proposed amendments to the indenture governing such series of Berry Notes (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Berry Note Offers and Consent Solicitations”); provided that the closing of any such transaction shall not be consummated until the Closing and, to the extent any such transaction includes a consent fee or other consideration offered to holders, it shall be funded by Amcor or its Subsidiaries. Any Berry Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Amcor or its Subsidiaries and which are permitted by the terms of the indentures governing the applicable series of Berry Notes and Applicable Law, including SEC rules and regulations. Amcor or its Subsidiaries shall consult with Berry regarding the material terms and conditions of any Berry Note Offers and Consent Solicitations, including the timing and commencement of any Berry Note Offers and Consent Solicitations and any tender deadlines. Amcor or its Subsidiaries shall provide Berry with the applicable offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal and press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Amcor or its Subsidiaries in the applicable Berry Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Berry Note Offers and Consent Solicitations to allow Berry and its legal counsel to review and comment on such Debt Offer Documents, and Amcor and its Subsidiaries shall give reasonable and good faith consideration to any comments made or input provided by Berry and its legal counsel. Subject to the receipt of the requisite consents from holders of the applicable Berry Notes, in connection with any or all of the Consent Solicitations, Berry shall execute a supplemental indenture to the applicable indenture in accordance with the terms thereof amending the terms and provisions of such indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Amcor or its Subsidiaries (each, a “Berry Supplemental Indenture”); provided that notwithstanding the fact that such supplemental indentures may become effective earlier, the proposed amendments set forth therein shall not become operative until, and such operation shall be conditioned upon, the Closing. Berry shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Amcor, its Subsidiaries or its or their respective Representatives in writing to assist Amcor and its Subsidiaries in connection with any Berry Note Offers and Consent Solicitations (including, using reasonable best efforts to cause Berry’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Berry Note Offers and Consent Solicitations) (provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of Berry and its Subsidiaries); provided that neither Berry nor counsel for Berry shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Berry Note Offers and Consent Solicitations (other than, in connection with the execution of any Berry Supplemental Indenture relating to the Consent Solicitations, with respect to which Berry shall (x) deliver customary officer’s certificates and (y) cause legal counsel for Berry to deliver customary legal opinions to the trustee under the applicable indenture in the form required by the applicable indenture, subject to delivery of a 314(d) Opinion (as defined below) to the trustee concurrently with the delivery of such opinion of legal counsel for Berry; provided that in no event shall Berry be required to furnish any certificate or opinion of an engineer, appraiser, or other expert to the trustee under the applicable indentures that may be required pursuant to Section 314 of the Trust Indenture Act of 1939, as amended (any such opinion, a “Section 314(d) Opinion”) (it being understood and agreed that, upon Amcor’s reasonable request, (A) Berry shall furnish (or permit Amcor or the applicable preparer of such Section 314(d) Opinion to furnish) to the trustee under the applicable indentures a Section 314(d) Opinion prepared by a third party (the “Section 314(d) Opinion Provider”) at Amcor’s sole expense) and (B) shall provide or cause to be provided to the Section 314(d) Opinion Provider such information regarding Berry and its Subsidiaries (including financial statements, schedules, business and other financial data regarding Berry and its Subsidiaries) as may be reasonably requested by such Section 314(d) Opinion Provider in connection with the preparation of the Section 314(d) Opinion); provided, further, that the failure of such 314(d) Opinion Provider to deliver a Section 314(d) Opinion to the trustee under the applicable indentures shall not constitute a breach of Berry’s obligations under this Section 5.1(e). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Berry Note Offers and Consent Solicitations will be selected by Amcor or its Subsidiaries, retained by Amcor or its Subsidiaries, and their fees and out-of-pocket expenses will be paid directly by Amcor or its Subsidiaries. If, at any time prior to the completion of the Berry Note Offers and Consent Solicitations, Berry or any of its Subsidiaries, on the one hand, or Amcor or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Amcor or its Subsidiaries describing such information shall be disseminated to the holders of the applicable Berry Notes. The consummation of any or all of the Berry Note Offers and Consent Solicitations shall not be a condition to Closing.
(ii)   Berry and each of its Subsidiaries will be deemed to be in compliance with this Section 5.1(e) unless (1) Amcor provides prompt written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practical manner consistent with this Section 5.1(e), (2) such failure to comply has not been cured within five (5) Business Days from receipt of such written notice (it being understood that Amcor shall not be required to consummate the Merger during such time) and (3) the Berry Note Offers and Consent Solicitations were not able to be consummated as a primary result of Berry’s material breach of its obligations under this Section 5.1(e).
(f)   Actions with Respect to Redemption of Berry Second Lien Notes.   If requested by Amcor, its Subsidiaries or its or their respective Representatives in writing, Berry shall use reasonable best efforts to take any actions (including (i) requesting the applicable trustee to take such actions and (ii) delivering a conditional notice of redemption subject only to the payment of the redemption price (including any make-whole payment) and the occurrence of the Closing and customary officer’s certificates and (iii) causing legal counsel for Berry to deliver customary legal opinions to the trustee under the applicable indentures) reasonably requested by Amcor to facilitate (x) the redemption of any Berry Second Lien Notes and (y) the satisfaction and discharge of all obligations of Berry and its Subsidiaries under the indentures governing such Berry Second Lien Notes (including, but not limited to the release of all Liens securing such Berry Second Lien Notes) pursuant to such applicable indenture at the Effective Time; provided, however, that if a conditional notice is given, Amcor shall ensure that at the Effective Time, Amcor has provided Berry the funds necessary to effect any such redemption or satisfaction and discharge.
(g)   Prior to the Closing, Berry shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause the appropriate Representatives of Berry and its Subsidiaries to, provide such cooperation reasonably requested by Amcor, its Subsidiaries or its or their respective Representatives in connection with the development of, and negotiation with counterparties to Swap Contracts to which Berry or any of its Subsidiaries is a party of the documentation needed to implement, a post-Closing hedging strategy for Amcor and its Subsidiaries and the mechanics for implementing that strategy, including the amendment, assignment, termination or novation of any Swap Contracts and Swap Transactions of Berry or any of its Subsidiaries on terms that are reasonably requested by Amcor and effective at and conditioned upon the Closing.
(h)   Prior to the Effective Time, Berry shall use unrestricted cash of Berry and its Subsidiaries (as would be reflected on a balance sheet prepared as of any applicable date on a consolidated basis in accordance with GAAP and in no instance as would constitute the proceeds of any indebtedness for borrowed money that is incurred from the date hereof to the Effective Time) in an aggregate amount equal to at least the aggregate cash proceeds of the HHNF Spinoff and, unless otherwise consented to by Amcor in writing (such consent not to be unreasonably withheld, conditioned or delayed), any disposition through an “M&A” type transaction of businesses, assets, equity, properties or product lines of Berry or any of its Subsidiaries to first, (i) redeem all the Berry 2025 Euro Notes prior to their maturity date or (ii) if the Berry 2025 Euro Notes maturity date occurs prior to the Effective Time, repay all the Berry 2025 Euro Notes upon maturity (any such repayment or redemption, the “Berry 2025 Euro Notes Repayment”), second, permanently prepay amounts outstanding under the Berry Term Loan and third, permanently redeem, repay or retire other indebtedness for borrowed money of Berry or any of its Subsidiaries to the extent the Berry 2025 Euro Notes Repayment has occurred and all amounts outstanding under the Berry Term Loan have been repaid. Berry shall deliver (if applicable) (x) in the case of the Berry 2025 Euro Notes whether redeemed or repaid at maturity, the applicable Redemption Documentation and (y) in the case of the Berry Term Loan and any other indebtedness prepaid or redeemed in accordance with this clause (h), evidence of such repayment or redemption as reasonably requested in writing by Amcor.
Section 5.2.   No Solicitation by Berry.
(a)   Subject to the terms of Section 5.2(b) and Section 5.2(d), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Berry shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Berry Alternative Transaction, or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Berry Alternative Transaction; provided that if, at any time prior to obtaining the Berry Stockholder Approval, the Board of Directors of Berry determines in good faith (after consultation with Berry’s outside legal counsel and financial advisors) that any such proposal that did not result from a breach of this Section 5.2(a) constitutes or would reasonably be expected to result in a Berry Superior Proposal, subject to compliance with Section 5.2(c), Berry and its Representatives may (A) furnish information with respect to Berry and its Subsidiaries to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to Amcor or is provided to Amcor prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement containing confidentiality terms and use restrictions generally no less restrictive than the terms of the confidentiality agreement, effective as of July 2, 2024, between Berry and Amcor (the “Confidentiality Agreement”) (provided that any “standstill” restriction need not prohibit a Berry Third Party from making a proposal to Berry) and that does not contain provisions which prohibit or otherwise restrict Berry from complying with its obligations under of this Section 5.2, including with respect to information sharing, and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives. For purposes of this Agreement, “Berry Alternative Transaction” means any of (1) a merger, consolidation, share exchange, tender offer, share issuance or similar transaction or series of transactions pursuant to which any person (or group of persons) other than Amcor and its Subsidiaries (such person (or group of persons), a “Berry Third Party”), or the direct or indirect stockholders of such Berry Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Berry Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the equity or voting power of Berry (or the resulting company), (2) any transaction or series of transactions pursuant to which any Berry Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Berry and any entity surviving any merger or combination including any of them) or businesses of Berry or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Berry and its Subsidiaries taken as a whole, (3) any disposition of assets of Berry or its Subsidiaries to a Berry Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Berry and its Subsidiaries, taken as a whole or (4) any combination of the foregoing types of transactions if the sum of the percentage of the voting power of Berry or of the consolidated net revenues, net income or assets of Berry and its Subsidiaries, taken as a whole, involved is twenty percent (20%) or more. For purposes of this Agreement, a “Berry Superior Proposal” means any bona fide written proposal made by a Berry Third Party to enter into a Berry Alternative Transaction (with all references to 20% in the definition of Berry Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of this Section 5.2, (B) is on terms that the Board of Directors of Berry determines in good faith (after consultation with Berry’s outside financial advisors and outside legal counsel) to be more favorable from a financial point of view to Berry’s stockholders than the Merger, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Amcor in response to such proposal to enter into a Berry Alternative Transaction and the identity of the person making such proposal to enter into a Berry Alternative Transaction) and (C) is reasonably capable of being completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal (including the conditions and certainty of closing).
(b)   Except as permitted by this Section 5.2(b) or Section 5.2(d), neither the Board of Directors of Berry nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, or propose publicly to withhold, withdraw, amend, qualify or modify, or fail to make, in each case in a manner adverse to Amcor, the Berry Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Berry Alternative Transaction, (iii) fail to include in the Joint Proxy Statement/Prospectus the Berry Board Recommendation, (iv) fail to publicly recommend, within ten Business Days after the commencement of a tender or exchange offer relating to shares of Berry Common Stock (or if earlier, at least five Business Days prior to the Berry Stockholders Meeting), the rejection of such tender or exchange offer and reaffirming the Berry Board Recommendation or (v) fail to publicly reaffirm the Berry Board Recommendation within ten Business Days of Amcor’s written request to do so following the public announcement of any Berry Alternative Transaction (or any material amendment, including any change to the price or form of consideration); provided that Amcor shall not be entitled to make such written request, and the Board of Directors of Berry shall not be required to make such reaffirmation, more than once with respect to any particular Berry Alternative Transaction (provided further that Amcor shall be entitled to make a new written request upon any material amendment to such Berry Alternative Transaction, including any change to the price or form of consideration) (any action or failure to act in clauses (i) through (v) being referred to as a “Berry Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the Berry Stockholder Approval, the Board of Directors of Berry determines in good faith, after consultation with Berry’s outside financial advisors and outside legal counsel, that it has received a Berry Superior Proposal, the Board of Directors of Berry may (1) effect a Berry Recommendation Change or (2) authorize Berry to terminate this Agreement pursuant to Section 8.1(g) to substantially concurrently enter into a definitive agreement with respect to such Berry Superior Proposal, in each case, only if, prior to taking such action, (A) the Board of Directors of Berry determines in good faith, after consultation with Berry’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) Berry has notified Amcor in writing that it intends to effect a Berry Recommendation Change pursuant to this Section 5.2(b) or terminate this Agreement pursuant to Section 8.1(g), (C) Berry has provided Amcor with a copy of the proposed definitive agreements and other proposed transaction documentation relating to such Berry Superior Proposal and the identity of the person making such Berry Superior Proposal, (D) for a period of four Business Days following the notice delivered pursuant to clause (B) of this Section 5.2(b), Berry shall have discussed and negotiated in good faith and made Berry’s Representatives available to discuss and negotiate in good faith (in each case to the extent Amcor desires to negotiate) with Amcor’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of Berry (it being understood and agreed that any amendment to any material term or condition of any Berry Superior Proposal shall require a new notice and a new negotiation period that shall expire three Business Days following delivery of such new notice from Berry to Amcor), (E) no earlier than the end of such negotiation period, the Board of Directors of Berry shall have determined in good faith, and after considering the terms of any proposed amendments or modifications to this Agreement and the transactions contemplated by this Agreement, that (x) after consultation with Berry’s outside financial advisors and outside legal counsel, the Berry Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes a Berry Superior Proposal and (y) after consultation with Berry’s outside legal counsel, the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law, and (F) in the case of Berry terminating this Agreement pursuant to Section 8.1(g) to enter into a definitive agreement with respect to a Berry Superior Proposal, Berry shall have paid, or caused the payment of, the Berry Termination Fee in accordance with Section 8.2(b). Except as otherwise set forth in this Section 5.2, neither the Board of Directors of Berry nor any committee thereof shall cause or permit Berry or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Berry Alternative Transaction or requiring, or reasonably likely to cause, Berry to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger (other than a confidentiality agreement referred to in Section 5.2(a)).
(c)   In addition to the obligations of Berry set forth in Section 5.2(a) and Section 5.2(b), Berry shall promptly, and in any event within twenty-four hours of receipt thereof, advise Amcor orally and in writing of any request for information, proposal or inquiry relating to a Berry Alternative Transaction or any request, proposal or inquiry that could reasonably result in a Berry Alternative Transaction, the material terms and conditions of such request, proposal or inquiry (including any changes thereto) and the identity of the person making such request, proposal or inquiry. Berry shall (i) keep Amcor reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (ii) provide to Amcor as soon as reasonably practicable after receipt or delivery (but in no event later than twenty-four hours after receipt or delivery) thereof copies of all correspondence and other written materials exchanged between Berry or its Subsidiaries or any of their Representatives, on the one hand, and any person making such request, proposal or inquiry or any of its Representatives, on the other hand, in each case that describes or contains any such request, proposal or inquiry.
(d)   Other than in connection with a Berry Superior Proposal (which shall be subject to Section 5.2(b) and shall not be subject to this Section 5.2(d)), prior to obtaining the Berry Stockholder Approval, the Board of Directors of Berry may, solely in response to a Berry Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 5.2(b), only if (i) the Board of Directors of Berry determines in good faith, after consultation with Berry’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (ii) Berry has notified Amcor in writing that it intends to effect such a Berry Recommendation Change (under clauses (i) or (iii) of Section 5.2(b)) pursuant to this Section 5.2(d) (which notice shall specify the facts and circumstances providing the basis of the Berry Intervening Event and for the determination by the Board of Directors of Berry to effect a Berry Recommendation Change under clauses (i) or (iii) of Section 5.2(b) in reasonable detail), (iii) for a period of four Business Days following the notice delivered pursuant to clause (ii) of this Section 5.2(d), Berry shall have discussed and negotiated in good faith and made Berry’s Representatives available to discuss and negotiate in good faith (in each case to the extent Amcor desires to negotiate) with Amcor’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of Berry (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire three Business Days following delivery of such new notice from Berry to Amcor), and (iv) no earlier than the end of such negotiation period, the Board of Directors of Berry shall have determined in good faith, after consultation with Berry’s outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. The term “Berry Intervening Event” means a material event or circumstance with respect to Berry or any of its Subsidiaries (1) that was not known or reasonably foreseeable to the Board of Directors of Berry on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of Berry on the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of Berry prior to the Berry Stockholder Approval, (2) does not relate to any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Berry Alternative Transaction, or the consequences thereof and (3) does not relate to the fact, in and of itself, that Berry meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the Berry Common Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (3) may be taken into consideration, unless otherwise excluded by the exceptions to this definition).
(e)   Nothing contained in this Section 5.2 shall prohibit Berry from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a Berry Recommendation Change shall be subject to the provisions of Section 5.2(b).
Section 5.3.   No Solicitation by Amcor.
(a)   Subject to the terms of Section 5.3(b) and Section 5.3(d), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Amcor shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Amcor Alternative Transaction or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Amcor Alternative Transaction; provided that if, at any time prior to obtaining the Amcor Shareholder Resolution, the Board of Directors of Amcor determines in good faith (after consultation with Amcor’s outside legal counsel and financial advisors) that any such proposal that did not result from a breach of this Section 5.3(a) constitutes or would reasonably be expected to result in an Amcor Superior Proposal, subject to compliance with Section 5.3(c), Amcor and its Representatives may (A) furnish information with respect to Amcor and its Subsidiaries to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to Berry or is provided to Berry prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement containing confidentiality terms and use restrictions generally no less restrictive than the terms of the Confidentiality Agreement (provided that any “standstill” restriction need not prohibit an Amcor Third Party from making a proposal to Amcor) and that does not contain provisions which prohibit or otherwise restrict Amcor from complying with its obligations under this Section 5.3, including with respect to information sharing and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives. For purposes of this Agreement, “Amcor Alternative Transaction” means any of (1) a merger, consolidation, share exchange, tender offer, share issuance or similar transaction or series of transactions pursuant to which any person (or group of persons) other than Berry and its Subsidiaries (such person (or group of persons), a “Amcor Third Party”), or the direct or indirect stockholders of such Amcor Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding Amcor Ordinary Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the equity or voting power of Amcor (or the resulting company), (2) any transaction or series of transactions pursuant to which any Amcor Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Amcor and any entity surviving any merger or combination including any of them) or businesses of Amcor or any of its Subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Amcor and its Subsidiaries taken as a whole, (3) any disposition of assets of Amcor or its Subsidiaries to an Amcor Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Amcor and its Subsidiaries, taken as a whole or (4) any combination of the foregoing types of transactions if the sum of the percentage of the voting power of Amcor or of the consolidated net revenues, net income or assets of Amcor and its Subsidiaries, taken as a whole, involved is twenty percent (20%) or more. For purposes of this Agreement, an “Amcor Superior Proposal” means any bona fide written proposal made by an Amcor Third Party to enter into an Amcor Alternative Transaction (with all references to 20% in the definition of Amcor Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of this Section 5.3(a), (B) is on terms that the Board of Directors of Amcor determines in good faith (after consultation with Amcor’s outside financial advisors and outside legal counsel) to be more favorable from a financial point of view to Amcor’s shareholders than the Merger, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Berry in response to such proposal to enter into an Amcor Alternative Transaction and the identity of the person making such proposal to enter into an Amcor Alternative Transaction) and (C) is reasonably capable of being completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal (including the conditions and certainty of closing).
(b)   Except as permitted by this Section 5.3(b) or Section 5.3(d), neither the Board of Directors of Amcor nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, or propose publicly to withhold, withdraw, amend, qualify or modify, or fail to make, in each case in a manner adverse to Berry, the Amcor Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Amcor Alternative Transaction, (iii) fail to include in the Joint Proxy Statement/Prospectus the Amcor Board Recommendation, (iv) fail to publicly recommend, within ten Business Days after the commencement of a tender or exchange offer relating to Amcor Ordinary Shares (or if earlier, at least five Business Days prior to the Amcor Shareholders Meeting), the rejection of such tender or exchange offer and reaffirming the Amcor Board Recommendation or (v) fail to publicly reaffirm the Amcor Board Recommendation within ten Business Days of Berry’s written request to do so following the public announcement of any Amcor Alternative Transaction (or any material amendment, including any change to the price or form of consideration); provided that Berry shall not be entitled to make such written request, and the Board of Directors of Amcor shall not be required to make such reaffirmation, more than once with respect to any particular Amcor Alternative Transaction (provided further that Berry shall be entitled to make a new written request upon any material amendment to such Amcor Alternative Transaction, including any change to the price or form of consideration) (any action or failure to act in clauses (i) through (v) being referred to as a “Amcor Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the Amcor Shareholder Resolution, the Board of Directors of Amcor determines in good faith, after consultation with Amcor’s outside financial advisors and outside legal counsel, that it has received an Amcor Superior Proposal, the Board of Directors of Amcor may (1) effect an Amcor Recommendation Change or (2) authorize Amcor to terminate this Agreement pursuant to Section 8.1(h) to substantially concurrently enter into a definitive agreement with respect to such Amcor Superior Proposal, in each case, only if, prior to taking such action (A) the Board of Directors of Amcor determines in good faith, after consultation with Amcor’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) Amcor has notified Berry in writing that it intends to effect an Amcor Recommendation Change pursuant to this Section 5.3(b) or terminate this Agreement pursuant to Section 8.1(h), (C) Amcor has provided Berry with a copy of the proposed definitive agreements and other proposed transaction documentation relating to such Amcor Superior Proposal and the identity of the person making such Amcor Superior Proposal, (D) for a period of four Business Days following the notice delivered pursuant to clause (B) of this Section 5.3(b), Amcor shall have discussed and negotiated in good faith and made Amcor’s Representatives available to discuss and negotiate in good faith (in each case to the extent Berry desires to negotiate) with Berry’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of Amcor (it being understood and agreed that any amendment to any material term or condition of any Amcor Superior Proposal shall require a new notice and a new negotiation period that shall expire three Business Days following delivery of such new notice from Amcor to Berry), (E) no earlier than the end of such negotiation period, the Board of Directors of Amcor shall have determined in good faith and after considering the terms of any proposed amendments or modifications to this Agreement and the transactions contemplated by this Agreement, that (x) after consultation with Amcor’s outside financial advisors and outside legal counsel, the Amcor Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes an Amcor Superior Proposal and (y) after consultation with Amcor’s outside legal counsel, the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law, and (F) in the case of Amcor terminating this Agreement pursuant to Section 8.1(h) to enter into a definitive agreement with respect to an Amcor Superior Proposal, Amcor shall have paid, or caused the payment of, the Amcor Termination Fee in accordance with Section 8.2(c). Except as otherwise set forth in this Section 5.3, neither the Board of Directors of Amcor nor any committee thereof shall cause or permit Amcor or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Amcor Alternative Transaction or requiring, or reasonably likely to cause, Amcor to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger (other than a confidentiality agreement referred to in Section 5.3(a)).
(c)   In addition to the obligations of Amcor set forth in Section 5.3(a) and Section 5.3(b), Amcor shall promptly, and in any event within twenty-four hours of receipt thereof, advise Berry orally and in writing of any request for information, proposal or inquiry relating to an Amcor Alternative Transaction or any request, proposal or inquiry that could reasonably result in an Amcor Alternative Transaction, the material terms and conditions of such request, proposal or inquiry (including any changes thereto) and the identity of the person making such request, proposal or inquiry. Amcor shall (i) keep Berry reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (ii) provide to Berry as soon as reasonably practicable after receipt or delivery (but in no event later than twenty-four hours after receipt or delivery) thereof copies of all correspondence and other written materials exchanged between Amcor or its Subsidiaries or any of their Representatives, on the one hand, and any person making such request, proposal or inquiry or any of its Representatives, on the other hand, in each case that describes or contains any such request, proposal or inquiry.
(d)   Other than in connection with an Amcor Superior Proposal (which shall be subject to Section 5.3(b) and shall not be subject to this Section 5.3(d)), prior to obtaining the Amcor Shareholder Resolution, the Board of Directors of Amcor may, solely in response to an Amcor Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 5.3(b), only if (i) the Board of Directors of Amcor determines in good faith, after consultation with Amcor’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (ii) Amcor has notified Berry in writing that it intends to effect such an Amcor Recommendation Change (under clauses (i) or (iii) of Section 5.3(b)) pursuant to this Section 5.3(d) (which notice shall specify the facts and circumstances providing the basis of the Amcor Intervening Event and for the determination by the Board of Directors of Amcor to effect an Amcor Recommendation Change under clauses (i) or (iii) of Section 5.3(b) in reasonable detail), (iii) for a period of four Business Days following the notice delivered pursuant to clause (ii) of this Section 5.3(d), Amcor shall have discussed and negotiated in good faith and made Amcor’s Representatives available to discuss and negotiate in good faith (in each case to the extent Berry desires to negotiate) with Berry’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of Amcor (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire three Business Days following delivery of such new notice from Amcor to Berry), and (iv) no earlier than the end of such negotiation period, the Board of Directors of Amcor shall have determined in good faith, after consultation with Amcor’s outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. The term “Amcor Intervening Event” means a material event or circumstance with respect to Amcor or any of its Subsidiaries (1) that was not known or reasonably foreseeable to the Board of Directors of Amcor on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of Amcor on the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of Amcor prior to the Amcor Shareholder Resolution, (2) does not relate to any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Amcor Alternative Transaction, or the consequences thereof and (3) does not relate to the fact, in and of itself, that Amcor meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the Amcor Ordinary Shares (it being understood that the event or circumstance underlying any of the foregoing in this clause (3) may be taken into consideration, unless otherwise excluded by the exceptions to this definition).
(e)   Nothing contained in this Section 5.3 shall prohibit Amcor from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains an Amcor Recommendation Change shall be subject to the provisions of Section 5.3(b).
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1.   Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meetings.
(a)   As soon as reasonably practicable following the date of this Agreement (and in any event within sixty (60) days following the date hereof), Berry and Amcor shall prepare the Form S-4, which shall include the Joint Proxy Statement/Prospectus as a prospectus, and Amcor shall file the Form S-4 with the SEC. Each of Berry and Amcor shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Berry and Amcor shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Joint Proxy Statement/Prospectus received from the SEC. Amcor and Berry shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus prior to filing such with the SEC. No filing of, or amendment or supplement to, the Form S-4 will be made by Amcor, and no filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by Amcor or Berry, in each case without providing the other with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, this right of review and comment shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity or the transactions contemplated by this Agreement; and provided, further, that this review and comment right shall not apply with respect to information relating to a Berry Recommendation Change or an Amcor Recommendation Change. Berry shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Berry’s stockholders, and Amcor shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Amcor’s shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, of the time when any supplement or amendment to the Form S-4 has been filed, of the issuance of any stop order with respect to the Form S-4, or of any request by the SEC for amendment of the Form S-4 or the Joint Proxy Statement/Prospectus or comments on the Form S-4 or the Joint Proxy Statement/Prospectus and responses thereto or requests by the SEC for additional information relating thereto. If at any time prior to the Effective Time any information relating to Berry, Amcor or any of their respective affiliates, officers or directors, should be discovered by Berry or Amcor that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Berry and Amcor.
(b)   Each of Berry and Amcor shall consult with the other in connection with setting a preliminary record date for each of the Berry Stockholders Meeting and the Amcor Shareholders Meeting and shall commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Subject to Section 8.1(g), Berry shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Berry Stockholders Meeting”) in accordance with the DGCL and the rules of the NYSE for the purpose of obtaining the Berry Stockholder Approval and shall, subject to the provisions of Section 5.2(b), through its Board of Directors, recommend to its stockholders the adoption of this Agreement (the “Berry Board Recommendation”). Berry may only postpone or adjourn the Berry Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Berry Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Berry has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Berry within a reasonable amount of time (as determined by Berry in good faith after consultation with outside legal counsel) prior to the Berry Stockholders Meeting; provided that Berry shall postpone or adjourn the Berry Stockholders Meeting up to two times for up to thirty days each time upon the reasonable request of Amcor to solicit additional proxies for the purpose of obtaining the Berry Stockholder Approval.
(c)   Subject to Section 8.1(h), Amcor shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Amcor Shareholders Meeting”) in accordance with the Companies Law and the rules of the NYSE for the purpose of obtaining the Amcor Shareholder Resolution and shall, subject to the provisions of Section 5.3(b), through its Board of Directors, recommend to its stockholders the approval of the Share Issuance (the “Amcor Board Recommendation”). Amcor may only postpone or adjourn the Amcor Shareholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Amcor Shareholder Resolution, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Amcor has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Amcor within a reasonable amount of time (as determined by Amcor in good faith after consultation with outside legal counsel) prior to the Amcor Shareholders Meeting; provided that Amcor shall postpone or adjourn the Amcor Shareholders Meeting up to two times for up to thirty days each time upon the reasonable request of Berry to solicit additional proxies for the purpose of obtaining the Amcor Shareholder Resolution.
(d)   Berry and Amcor shall use reasonable best efforts to hold the Berry Stockholders Meeting and the Amcor Shareholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.
(e)   Subject to the terms and conditions of this Agreement, including Section 5.2 and Section 5.3, Berry and Amcor shall use reasonable best efforts to (i) solicit from Berry’s stockholders (in the case of Berry) and Amcor’s shareholders (in the case of Amcor) proxies in favor of the Berry Stockholder Approval and the Amcor Shareholder Resolution, respectively, and (ii) take any other action required to be taken by each party under the Securities Act, the Exchange Act, the DGCL (with respect to Berry), the Companies Law (with respect to Amcor) and the listing standards of the NYSE in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Form S-4, and the solicitation of proxies from the stockholders of each of Berry and Amcor thereunder and (iii) take all other action necessary or advisable to secure the Berry Stockholder Approval and the Amcor Shareholder Resolution, respectively. Subject to Section 5.2(b), in the case of Berry, and Section 5.3(b), in the case of Amcor, the Joint Proxy Statement/Prospectus shall include the Berry Board Recommendation and the Amcor Board Recommendation.
(f)   The only matters to be voted upon at each of the Berry Stockholders Meeting and the Amcor Shareholders Meeting are (i) the Merger, in the case of the Berry Stockholders Meeting, and the Share Issuance, in the case of the Amcor Shareholders Meeting, (ii) in the case of the Berry Stockholders Meeting, compensatory arrangements between Berry and its executive officers relating to the Merger (on a non-binding, advisory basis), (iii) any adjournment or postponement of the Berry Stockholders Meeting or the Amcor Shareholders Meeting, as applicable, and (iv) any other matters that are required by Applicable Law.
(g)   Without limiting the generality of the foregoing, (i) subject to Section 8.1(h), Amcor agrees that its obligations pursuant to this Section 6.1 to hold the Amcor Shareholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Amcor or any other person of any Amcor Alternative Transaction or the making of an Amcor Recommendation Change and (ii) subject to Section 8.1(g), Berry agrees that its obligations pursuant to this Section 6.1 to hold the Berry Stockholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Berry or any other person of any Berry Alternative Transaction or the making of a Berry Recommendation Change.
Section 6.2.   Access to Information; Confidentiality.   Subject to the Confidentiality Agreement and Applicable Law, for the purposes of furthering the transactions contemplated by this Agreement, including the Merger, upon reasonable notice, Berry shall, and shall cause its Subsidiaries to, and Amcor shall, and shall cause its Subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, to all of its and their respective properties, books, Contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party or include any investigation, sampling or testing of any environmental media or building materials at any properties or facilities of Berry or its Subsidiaries or of Amcor or its Subsidiaries without the prior written consent of Berry or Amcor, respectively), and during such period, Berry shall, and shall cause its Subsidiaries to, and Amcor shall, and shall cause its Subsidiaries to, furnish promptly to the other party all information concerning its and their business, properties and personnel as such other party may reasonably request; provided that the foregoing shall not require Berry or Amcor to disclose any information pursuant to this Section 6.2 to the extent that (i) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party, (iii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege or (iv) such documents or other information requested are reasonably related to any Action between Berry and its affiliates, on the one hand, and Amcor and its affiliates, on the other hand; provided, further, that, with respect to the foregoing clauses (i) through (iii), Berry or Amcor, as applicable, shall use its reasonable best efforts to (A) obtain the required consent or waiver of any third party necessary to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. No review pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty given by any party hereto. Any information provided or made available pursuant to this Section 6.2 shall be governed by the terms and conditions of the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, (i) Berry agrees that Amcor may initiate contact with and pursue potential Financing Sources in connection with the transactions contemplated by this Agreement subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement, (ii) Berry agrees that Amcor may initiate contact with (A) Amcor’s lenders and noteholders and (B) the lenders under the Berry Credit Facilities, the holders of the Berry Second Lien Notes and the holders of the Berry First Lien Notes, in each case, in connection with the transactions contemplated by this Agreement and subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement and (iii) Berry agrees that, notwithstanding anything to the contrary in the Confidentiality Agreement or elsewhere in this Agreement, (A) Amcor, its Subsidiaries and the Financing Sources may disclose any information to any actual or prospective Financing Sources, provided that the recipients of such information agree to customary confidentiality undertakings, including “click through” confidentiality agreements and confidentiality provisions contained in customary confidential information memoranda or other offering memoranda, (B) Amcor and its Subsidiaries may disclose any information to the extent reasonably required (in the good faith judgment of Amcor) to be included in any prospectus, private placement memorandum or other similar offering document in connection with the Financing and (C) Amcor, its Subsidiaries and the Financing Sources may disclose any information to any rating agency, subject to customary confidentiality undertakings by such rating agency, in connection with the Financing.
Section 6.3.   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, including Section 6.3(c), Amcor and Berry will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as reasonably practicable, but in no case later than the Outside Date, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions, consents, approvals, registrations, waivers, non-actions, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Entity or other person that are necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Entities) that are necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid an Action by, any Governmental Entity or other person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and (iv) the execution and delivery of any additional instruments that are reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement. Each of Amcor and Berry shall, in consultation and cooperation with the other and as promptly as reasonably practicable (but in no event later than January 6, 2025 with respect to its filing under the HSR Act) make its respective filing under the HSR Act, and make any filings under any Antitrust Law and any Foreign Investment Laws as set forth on Section 7.1(c) of the Amcor Disclosure Letter, and any other applications and filings as reasonably determined by Amcor and Berry under other applicable Antitrust Laws and Foreign Investment Laws with respect to the transactions contemplated by this Agreement, as promptly as reasonably practicable, but in no event later than as required by Applicable Law. Notwithstanding anything to the contrary contained in this Agreement, neither Amcor nor Berry, nor any of their respective Subsidiaries, shall be required to pay (and without the consent of Amcor, none of Berry nor any of its Subsidiaries shall pay or agree to pay) any material consent or other similar fee, payment or consideration, make any other material concession or provide any additional material security (including a guaranty) to any non-Governmental Entity third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement. Amcor shall be responsible for payment of any filing fees required under the HSR Act or in connection with filings required under any other applicable Antitrust Law or any Foreign Investment Law.
(b)   In connection with and without limiting the efforts referenced in Section 6.3(a), Amcor and Berry shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with obtaining all consents, approvals, licenses, permits, waivers, non-actions, orders, authorizations, and waiting period expirations or terminations under or relating to any Antitrust Law or any Foreign Investment Law necessary to consummate the transactions contemplated by this Agreement, including the Merger; provided that, notwithstanding anything to the contrary herein, following such consultation and cooperation, Amcor shall have the right to direct, devise, implement and control (i) the strategy, decisions, and communications for obtaining any consents, approvals, licenses, permits, waivers, non-actions, orders, authorizations, and waiting period expirations or terminations with respect to the transactions contemplated by this Agreement, including the Merger, (ii) responding to any requests of, inquiry from, or investigation by, a Governmental Entity (including directing the timing, nature and substance of all such responses) with respect to the transactions contemplated by this Agreement, including the Merger, (iii) communications in all meetings (including any negotiations) with a Governmental Entity with respect to the transactions contemplated by this Agreement, including the Merger, (iv) whether to stay, toll or extend, directly or indirectly, any applicable waiting period under any Antitrust Law or Foreign Investment Law (including with respect to any decision to withdraw and re-file any such filing) with respect to the transactions contemplated by this Agreement, including the Merger, (v) whether to enter into any agreements relating to a procedural matter with a Governmental Entity with respect to the transactions contemplated by this Agreement, including the Merger; provided that prior to making any decision to (x) withdraw any such filing or (y) stay, toll or extend any waiting period, or enter into any timing agreement, in each case, in respect of any such filing, Amcor shall consult with Berry and consider in good faith Berry’s perspective on such decision and Berry’s reasonable input regarding such action, and (vi) any actions the subject of Section 6.3(c) or Section 6.3(c). In furtherance thereof, each of Amcor and Berry, to the extent not prohibited by Applicable Law or by an applicable Governmental Entity, shall (A) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (B) promptly inform the other of any such material filing, submission or other document and of any material communication with or from any Governmental Entity or any official, representative or staff thereof regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and (C) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or any official, representative or staff thereof or in connection with any Action initiated by a Governmental Entity or private party, including promptly notifying the other party of any such investigation, inquiry or Action, and consulting in advance before making any presentations or submissions to a Governmental Entity or any official, representative or staff thereof, or, in connection with any Action initiated by a private party, to any other person. In addition, each of Amcor and Berry shall promptly inform and consult with the other in advance of any material meeting, conference or material communication with any Governmental Entity or any official, representative or staff thereof, and unless prohibited by Applicable Law or by the applicable Governmental Entity or otherwise agreed between Amcor and Berry, not participate in or attend any meeting or conference or engage in any material communication with any Governmental Entity or any official, representative or staff thereof in respect of the transactions contemplated by this Agreement without consulting with the other party in advance and giving the other party a reasonable opportunity to attend and participate therein, and in the event one party is prohibited or unable to participate, attend or engage in any such meeting, conference or material written communication, keep such party apprised with respect thereto. Each party shall furnish to the other copies of all material filings, submissions, correspondence and communications between it and its Subsidiaries and their respective Representatives, on the one hand, and any Governmental Entity or any official, representative or staff thereof (or any other person in connection with any Action initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of a party and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) prevent the loss of a legal privilege or (D) comply with Applicable Law.
(c)   Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or otherwise shall obligate or otherwise require Amcor, Merger Sub or any of their respective Subsidiaries to propose, agree to, commit to or effect any action (or refrain or cause to refrain from taking any action) (including, in each case, any divestiture, hold separate arrangement, licensing of rights, or termination, assignment, novation or modification of Contracts (or portions thereof) or other business relationships), restriction, commitment, condition, contingency, contribution, cost, expense, liability, limitation, loss, obligation, payment, requirement or term, with respect to any asset, operation, division, business, product line or business relationship of Amcor, Berry or any of their respective Subsidiaries, in each case as a condition to, or in connection with, (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (ii) obtaining any action, consent, approval, registration, waiver, non-action, permit, authorization, order, expiration or termination of waiting periods or any other confirmation under any applicable Antitrust Law or Foreign Investment Law or (iii) obtaining any other action, consent, approval, registration, waiver, non-action, permit, authorization, order, expiration or termination of waiting periods or any other confirmation from a Governmental Entity or otherwise; provided, however, that in furtherance of the obligations in Section 6.3(a), Amcor shall, and shall cause its Subsidiaries (including, following the Closing, Berry and its Subsidiaries) to, if necessary to resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the Merger under any Antitrust Law or Foreign Investment Law, propose, commit to, effect or agree to, by consent decree, hold separate order, agreement or otherwise, (x) the sale, divestiture, license, holding separate or other disposition of businesses, assets, properties or product lines of Amcor, Berry or any of their respective Subsidiaries that generated, in the aggregate, net sales of no more than $550,000,000 during the twelve-month period ended on June 30, 2024, or (y) any obligations or restrictions on future conduct or freedom of action of the businesses, assets, properties or product lines of Amcor, Berry or any of their respective Subsidiaries; provided, further, that Amcor shall not be required to agree to take or enter into any action (or refrain from taking any action) contemplated by the foregoing clause (y) of this Section 6.3(c) which would have more than a de minimis impact on the business of Amcor and Berry and their respective Subsidiaries, taken as a whole. Notwithstanding anything in this Section 6.3 to the contrary, in no event shall (A) Amcor or any of its Subsidiaries or Berry or any of its Subsidiaries be required to agree to take or enter into any action (or refrain from taking any action) which is not conditioned upon, and shall only become effective from and after, the Closing, or (B) Berry or any of its Subsidiaries agree to any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action relating to obtaining any action, consent, approval, registration, waiver, non-action, permit, authorization, order, expiration or termination of waiting periods or any other confirmation under any applicable Antitrust Law or Foreign Investment Law required to be obtained by the parties or their respective Subsidiaries in connection with the Merger without the prior written consent of Amcor, but, if requested in writing by Amcor in its sole discretion, Berry shall, and shall cause its Subsidiaries to, subject to the foregoing clause (A) of this Section 6.3(c), take any such actions.
(d)   Subject to Section 6.3(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity challenging the transactions contemplated by this Agreement, each of the parties shall, and shall cause its respective Subsidiaries to, cooperate with each other in all respects and use their respective reasonable best efforts to contest and defend on the merits any claim asserted in court by any Governmental Entity in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing on or before the Outside Date, including by defending through litigation on the merits any claim asserted in court or administrative agency by any Governmental Entity with respect to the transactions contemplated by this Agreement under any Applicable Law.
Section 6.4.   Indemnification, Exculpation and Insurance.
(a)   Amcor agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions actually or allegedly occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers (or the functional equivalent thereof) of Berry or any of its Subsidiaries (the “D&O Indemnified Parties”) as provided in the Certificate of Incorporation of Berry, the Bylaws of Berry, the organizational documents of any of its Subsidiaries or any ordinary course indemnification agreement between any D&O Indemnified Parties and Berry or any of its Subsidiaries, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and the Surviving Corporation and its Subsidiary shall, and Amcor shall cause the Surviving Corporation and its Subsidiaries to, perform their obligations thereunder. For a period of six years from the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Amcor shall cause the Surviving Corporation and its Subsidiaries to, maintain in effect the exculpation, indemnification and advancement of expenses provisions at least as advantageous to the D&O Indemnified Parties as such provisions of the Certificate of Incorporation of Berry, the Bylaws of Berry, and the organizational documents of any of its Subsidiaries as in effect immediately prior to the Effective Time with respect to acts or omissions occurring or existing at or prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that could adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the final disposition or resolution of such claim. From and after the Effective Time, Amcor shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4.
(b)   Prior to the Effective Time, Berry shall or, if Berry is unable to, Amcor shall cause the Surviving Corporation as of or after the Effective Time to, purchase six-year prepaid “tail” insurance, with terms, conditions, retentions and limits of liability that are no less favorable to the natural persons insured thereunder than the coverage provided under Berry’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Amcor shall cause such “tail” insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder; provided that Berry shall not pay, and the Surviving Corporation shall not be required to pay, in respect of such “tail” insurance in excess of 300% of the last aggregate annual premium incurred by Berry prior to the date of this Agreement in respect of its directors’ and officers’ liability insurance and fiduciary liability insurance (the “Maximum Amount”); provided further that if such “tail” insurance is not reasonably available for a cost not exceeding the Maximum Amount, Berry may purchase as much such “tail” insurance as reasonably practicable for the Maximum Amount. If Berry or the Surviving Corporation for any reason fail to obtain such “tail” insurance prior to, as of or after the Effective Time, Amcor shall, for a period of six years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Berry with respect to matters arising on or before the Effective Time; provided that, after the Effective Time, Amcor shall not be required to pay for any annual period an aggregate premium in excess of the Maximum Amount in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for the Maximum Amount.
(c)   The covenants contained in this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs, successors, assigns and representatives and shall not be deemed exclusive of any other rights to which any such person is entitled, whether pursuant to Applicable Law, Contract or otherwise. Unless required by Applicable Law, this Section 6.4 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any D&O Indemnified Parties or any of their heirs, successors, assigns or representatives without the prior written consent of such affected person.
(d)   In the event that Amcor, the Surviving Corporation or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Amcor, the Surviving Corporation or any of its Subsidiaries, as the case may be, shall assume the obligations set forth in this Section 6.4.
Section 6.5.   Fees and Expenses.   Except as set forth in Section 5.1(d)(v), this Section 6.5 and Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Amcor (or a Subsidiary thereof) and Berry (or a Subsidiary thereof) shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus (including SEC filing fees).

Section 6.6.   Public Announcements.   Berry and Amcor shall consult with each other before issuing any press release or making any public statement or other broadly disseminated communication with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement or other broadly disseminated communication without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the first sentence of this Section 6.6 shall not apply to (a) any press release or public statement or other broadly disseminated communication required by Applicable Law or any listing agreement with any national securities exchange, provided that the party making the release or statement has used its reasonable best efforts to consult with the other party prior to making such release or statement, (b) a Berry Recommendation Change (or any responses thereto) or Amcor Recommendation Change (or any responses thereto), or any communication regarding a Berry Alternative Transaction in accordance with Section 5.2(e) or regarding an Amcor Alternative Transaction in accordance with Section 5.3(e), (c) any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement and (d) any press release, public statement or other broadly disseminated communication, including public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, containing content with respect to this Agreement or the transactions contemplated hereby consistent in all material respects with content included in any press release or public statement or other communication that has been previously consented to by the other party or otherwise exempted from this Section 6.6.
Section 6.7.   Takeover Statutes.   If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
Section 6.8.   Conveyance Taxes.   Berry and Amcor shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable by Berry or Amcor (or any of their respective Affiliates) in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.
Section 6.9.   Employee Benefits.
(a)   During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (or, if earlier, the date of a Continuing Employee’s termination) (the “Continuation Period”), Amcor shall, and/or shall cause its Subsidiaries to, provide to employees of Berry immediately prior to the Effective Time who continue to be employed by Amcor or one of its Subsidiaries immediately following the Effective Time (the “Continuing Employees”) with: (i) base salary or hourly wage rate, as applicable, and target short-term cash incentive opportunities (as applicable) that, in each case, are no less than the base salary or hourly wage rate and target short-term cash incentive opportunities paid or made available to the applicable Continuing Employee immediately prior to the Effective Time; (ii) long-term incentive compensation awards (including equity or equity-based compensation) with an annual target long-term incentive grant value at least equal to the annual target long-term incentive grant value provided to each Continuing Employee immediately prior to the Closing on terms substantially consistent with long-term incentive awards provided to similarly-situated employees of Amcor and its Subsidiaries and (iii) employee benefits (excluding any nonqualified deferred compensation plans, severance, retention, change in control, equity or equity based compensation plans, defined benefit plans and retiree medical or welfare plans or arrangements) that are either: (x) no less favorable, in the aggregate, than the employee benefits provided to similarly situated employees of Amcor or its Subsidiaries as in effect from time to time, including following harmonization of Berry Benefit Plans and Amcor Benefit Plans; or (y) substantially comparable in the aggregate to the employee benefits provided to such Continuing Employees as of immediately prior to the Effective Time. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Continuing Employees covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or Applicable Law.
(b)   Amcor shall, or shall cause its applicable Subsidiary to, provide each Continuing Employee (i) whose employment is terminated during the Continuation Period by Amcor or its applicable Subsidiary without “cause” (as defined in the applicable Berry Benefit Plan)), (ii) or who resigns during the Continuation Period as a result of their principal place of employment being involuntarily relocated to a geographical location that is greater than fifty (50) miles from such Continuing Employee’s principal place of employment immediately prior to the Effective Time (unless such Continuing Employee is offered a fully remove work arrangement), or (iii) who resigns during the Continuation Period with “good reason” (to the extent such Continuing Employee is entitled to good reason rights under an applicable Berry Benefit Plan as in effect on the date hereof) (clauses (i), (ii) and (iii) collectively, a “Qualifying Termination”) immediately prior to the Effective Time, with severance benefits such Continuing Employee would be entitled to as of the Effective Time under the applicable Berry Benefit Plan set forth on Section 6.9(b) of the Berry Disclosure Letter (subject to the eligibility and other requirements of such Berry Benefit Plan). For the avoidance of doubt, nothing in this Section 6.9(b) shall limit the notice and severance benefits required by Applicable Law.
(c)   With respect to each Continuing Employee who is, as of the Effective Time, a participant in any Berry Benefit Plan that is a short-term incentive compensation plan or program, for the performance period in which the Effective Time occurs, Amcor shall, or shall cause one or more of its Subsidiaries to assume and continue the applicable plan or program for such performance period (each, a “Closing-Year Bonus”), and each such Continuing Employee shall remain eligible to receive a bonus thereunder as set forth herein. The amount of each such Continuing Employee’s Closing Year Bonus (x) shall be determined based upon Actual Performance through the Effective Time (for the portion of the performance period that occurs prior to the Effective Time) and (y) shall be determined by Amcor in good faith consistent with the terms of the applicable Berry Benefit Plan (for the portion of the performance period that occurs after the Effective Time). The Closing Year Bonus shall be paid at such time as bonuses are paid consistent with past practice under the applicable Berry Benefit Plan, provided the applicable Continuing Employee must employed through the service date required under the applicable Berry Benefit Plan (or experience a Qualifying Termination prior to the service date required under the applicable Berry Benefit Plan) in order to be entitled to a Closing-Year Bonus.
(d)   For all purposes, including for purposes of eligibility to participate, vesting and level of paid time off benefits (but not (i) for any purpose under any defined benefit pension plan or post-employment health or welfare benefits, (ii) to the extent that such credit would result in a duplication of benefits or compensation, or (iii) credit under any fringe benefit plans or other plan that is grandfathered or frozen) under the Berry Benefit Plans service with or credited by Berry or any of their respective Subsidiaries or predecessors for Continuing Employees shall be treated as service with Amcor to the same extent and for the same purpose that such service was taken into account under the analogous Berry Benefit Plan prior to the Effective Time. With respect to any Berry Benefit Plan that is a group health plan and in which any Continuing Employees prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such Continuing Employees did not participate prior to the Effective Time, Amcor shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Berry Benefit Plan that is a group health plan, as the case may be, that such Continuing Employee participated in prior to the Effective Time and (ii) for the plan year in which the Effective Time occurs, provide each such Continuing Employee and his or her eligible dependents with credit for any co-insurance and deductibles paid prior to the Effective Time under an Amcor Benefit Plan that is a group health plan (to the same extent that such credit was given under the analogous Berry Benefit Plan that such Continuing Employee participated in prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any Berry Benefit Plan that is a group health plan in which such Continuing Employee first become eligible to participate during the calendar year after the Effective Time.
(e)   (i) Berry shall be permitted to update Section 4.1(l)(i) of the Berry Disclosure Letter during the period commencing as of the date of this Agreement and ending forty-five (45) days thereafter to list any additional Berry Foreign Plans and (ii) with respect to any such Berry Foreign Plan, Berry shall use reasonable best efforts to provide Amcor with complete and accurate copies of (A) each such Berry Foreign Plan document and the most recent summary plan description thereof, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (C) the most recently received IRS determination letter or opinion, and (D) annual compliance and nondiscrimination testing reports for the most recently completed plan year, for each retirement plan intended to be “qualified” within the meaning of Section 401(a) of the Code, in each case of clauses (A) through (D), as applicable.
(f)   (i) Amcor shall be permitted to update Section 4.1(l)(i) of the Amcor Disclosure Letter during the period commencing as of the date of this Agreement and ending forty-five (45) days thereafter to list any additional Amcor Foreign Plans and (ii) with respect to any such Amcor Foreign Plan, Amcor shall use reasonable best efforts to provide Berry with complete and accurate copies of (A) each such Amcor Foreign Plan document and the most recent summary plan description thereof, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (C) the most recently received IRS determination letter or opinion, and (D) annual compliance and nondiscrimination testing reports for the most recently completed plan year, for each retirement plan intended to be “qualified” within the meaning of Section 401(a) of the Code, in each case of clauses (A) through (D), as applicable.
(g)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Amcor or Berry or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Berry, Amcor or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Berry, Amcor or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Amcor or Berry or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) create, establish, terminate, amend, or modify any Berry Benefit Plan or Amcor Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement or (ii) alter or limit the ability of Amcor or any Subsidiary or affiliate thereof (including following the Closing, the Surviving Corporation or the Surviving Corporation or any of its Subsidiaries or affiliates) to amend, modify or terminate any Berry Benefit Plan or Amcor Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement at any time. Without limiting the generality of Section 9.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Amcor or Berry or any of their Subsidiaries or affiliates, except for the parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(h)   Berry and Amcor shall use their reasonable best efforts to each timely comply in all material respects, prior to the Closing, with Applicable Law and provisions of applicable Labor Agreements to notify, provide information to, bargain with, consult with, or receive consent from, any employees of Berry or Amcor or their Subsidiaries, or any union, labor organization, works council or other employee representative representing any employees of Berry or Amcor or their Subsidiaries, or any labor tribunal, as applicable, in connection with the consummation of the transactions contemplated by this Agreement, and each party shall reasonably cooperate in good faith with respect to the foregoing with respect to the other party.
Section 6.10.   Section 16(b).   Berry and Amcor shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of Berry (including derivative securities) or acquisitions of equity shares of Amcor (including derivative securities) in connection herewith by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Berry or will become subject to such reporting requirements with respect to Amcor, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.11.   Certain Litigation.   Each of Berry and Amcor shall promptly advise the other of any litigation commenced after the date hereof against such party or any of its directors or officers (in their capacity as such) by any stockholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby, and shall keep the other reasonably informed regarding any such litigation. Such party shall give the other the opportunity to participate in the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.11, “participate” means being kept promptly apprised of proposed strategy and other significant decisions with respect to Actions governed by this Section 6.11 (to the extent that the attorney-client privilege between each such party and its counsel is not undermined), and does not include decision-making power or other authority over such Actions prior to the Effective Time except for the settlement or compromise consent set forth above. For the avoidance of doubt, this Section 6.11 shall not apply to Actions solely among the parties hereto and their affiliates related to this Agreement or the transactions contemplated hereby.
Section 6.12.   Stock Exchange Delisting; Deregistration.   Prior to the Effective Time, Berry shall use its reasonable best efforts to facilitate the commencement of the delisting of Berry and of the shares of Berry Common Stock from the NYSE, which delisting shall be effective as promptly as practicable after the Effective Time. Prior to the Effective Time, Berry shall not voluntarily delist the Berry Common Stock from the NYSE.
Section 6.13.   Tax Matters.
(a)   The parties hereto shall not take any action that could reasonably be expected to (i) prevent the Intended Tax Treatment or (ii) cause Amcor to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code as a result of the Merger. The parties hereto shall, and shall cause their respective Subsidiaries and affiliates to, use their reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. Amcor and Berry shall afford, in a timely manner, all such cooperation and assistance as may reasonably be requested by the other party to obtain an opinion or other advice from its tax advisors, as applicable, relating to the application of Section 7874 of the Code, the Treasury Regulations (whether final, temporary or proposed) promulgated thereunder, or official interpretations thereof as set forth in published guidance by the IRS, to the transactions contemplated hereby. In the event that Amcor or Berry determines in good faith that there is a material risk that Amcor could be treated as a U.S. domestic corporation for U.S. federal income tax purposes as a result of the transactions contemplated hereby, the parties hereto shall in good faith discuss possible amendments and modifications to the transactions contemplated by this Agreement in order to avoid such treatment.
(b)   The parties hereto will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in Applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code. Without limiting the generality of the foregoing, the parties hereto shall comply with the reporting and recordkeeping requirements of Treasury Regulations Section 1.368-3, and Berry shall comply with the reporting requirements of Treasury Regulations Section 1.367(a)-3(c)(6).
(c)   Amcor acknowledges that any Berry shareholder that is a United States person for purposes of Section 367 of the Code and the Treasury Regulations promulgated thereunder who owns five percent (5%) or more of the ordinary shares of Amcor (as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder) immediately after the Closing (any such shareholder, a “Five Percent Shareholder”), may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. To the extent that any Five Percent Shareholder enters into a gain recognition agreement and provides written notice to Amcor of such gain recognition agreement, Amcor shall use reasonable efforts to not (and shall cause its Affiliates to use reasonable efforts to not) take any action, fail to take any action or engage in any transaction that would cause any Five Percent Shareholder to incur a Tax pursuant to Treasury Regulation Section 1.367(a)-3(c) in connection with the Merger or acquisition of Amcor Ordinary Shares pursuant to Treasury Regulation Section 1.367(a)-8 in connection with any gain recognition agreement entered into by such Five Percent Shareholder. Upon the written request of any Five Percent Shareholder made following the Effective Time, Amcor shall (i) furnish to such Five Percent Shareholder such information as such Five Percent Shareholder reasonably requests in connection with such Shareholder’s preparation of a gain recognition agreement, and (ii) provide such Five Percent Shareholder with the information reasonably requested by such shareholder for purposes of determining whether there has been a gain “triggering event” under the terms of such Five Percent Shareholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting Five Percent Shareholder.
(d)   Each of Amcor and Berry shall use their respective reasonable best efforts and shall cooperate with one another to obtain, and keep one another reasonably informed as to developments related to, the Tax Opinion to the extent Berry requests from Tax Opinion Counsel, or the SEC requests or requires such Tax Opinion in connection with the preparation and filing of the Form S-4 or the Joint Proxy Statement/Prospectus. In connection therewith, Amcor and Berry shall execute and deliver to Tax Opinion Counsel the Amcor Tax Certificate and the Berry Tax Certificate, respectively.
Section 6.14.   Additional Covenants.   The parties hereby agree to the covenants set forth on Section 6.14 of the Berry Disclosure Letter.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by Applicable Law), in whole or in part, on or prior to the Closing Date of the following conditions:
(a)   Stockholder Approvals.   Each of the Berry Stockholder Approval and the Amcor Shareholder Resolution shall have been obtained.
(b)   HSR Act.   Any applicable waiting period under the HSR Act relating to the consummation of the Merger shall have expired or been terminated and there shall not be in effect any agreement with either the Federal Trade Commission or Antitrust Division of the Department of Justice not to consummate the Merger.
(c)   Other Approvals.   Each authorization or consent from a Governmental Entity with respect to the Merger under any Antitrust Law and any Foreign Investment Law, in each case as set forth on Section 7.1(c) of the Amcor Disclosure Letter, shall have been obtained and shall remain in full force and effect.
(d)   No Injunctions or Restraints.   No Governmental Entity of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger.
(e)   Registration Statement.   The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any SEC stop order.
(f)   Stock Exchange Listing.   The Amcor Ordinary Shares to be issued in the Share Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 7.2.   Conditions to Obligations of Amcor.   The obligation of Amcor to effect the Merger is further subject to satisfaction or waiver (to the extent permitted by Applicable Law) by Amcor, in whole or in part, of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of Berry contained in the first sentence of Section 4.1(a), Section 4.1(b)(i), Section 4.1(c)(iii), Section 4.1(t), Section 4.1(v) and Section 4.1(z) (in each case, without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Berry contained in Section 4.1(c)(i) and Section 4.1(c)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of Berry contained in Section 4.1(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date and (iv) each of the representations and warranties of Berry contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Berry.
(b)   Performance of Obligations of Berry.   Berry shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   No Material Adverse Effect.   Since the date of this Agreement, no Change has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Berry.
(d)   Officer’s Certificate.   Amcor shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Berry to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.
Section 7.3.   Conditions to Obligations of Berry.   The obligation of Berry to effect the Merger is further subject to satisfaction or waiver by Berry, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of Amcor contained in the first sentence of Section 4.2, Section 4.2(b)(i), Section 4.2(c)(iii), Section 4.2(t) and Section 4.2(u) (in each case, without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Amcor contained in Section 4.2(c)(i) and Section 4.2(c)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of Amcor contained in Section 4.2(g) shall be true and correct as of the Closing Date as though made on the Closing Date and (iv) each of the representations and warranties of Amcor contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (in each case, without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Amcor.
(b)   Performance of Obligations of Amcor.   Amcor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   No Material Adverse Effect.   Since the date of this Agreement, no Change has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Amcor.
(d)   Officer’s Certificate.   Berry shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Amcor to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1.   Termination.   This Agreement may be terminated at any time prior to the Effective Time, and whether before or (except in the case of Section 8.1(e),Section 8.1(f), Section 8.1(g) or Section 8.1(h)) after receipt of the Berry Stockholder Approval or the Amcor Shareholder Resolution:
(a)   by mutual written consent of Berry and Amcor;
(b)   by either Berry or Amcor, if:
(i)   the Merger shall not have been consummated by November 19, 2025 (the “Outside Date”); provided that if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (solely as it relates to any Antitrust Laws or Foreign Investment Laws or Orders entered thereunder) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties hereto, be extended to May 19, 2026, and such date shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if a material breach by such party of any of its obligations under this Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Date;
(ii)   the Berry Stockholder Approval shall not have been obtained upon a vote taken thereon at the Berry Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;
(iii)   the Amcor Shareholder Resolution shall not have been obtained upon a vote taken thereon at the Amcor Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;
(iv)   prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued or entered any Order after the date of this Agreement or any Applicable Law shall have been enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and in the case of such an Order, such Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to a party if a material breach by such party of any of its obligations under Section 6.3 has been the principal cause of or principally resulted in the issuance of such Order;
(c)   by Amcor (provided that Amcor is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b)), if Berry shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured by Berry or is not cured by the earlier of (x) the Outside Date or (y) within forty-five (45) days of written notice thereof from Amcor;
(d)   by Berry (provided that Berry is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b)), if Amcor shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured by Amcor or is not cured by the earlier of (x) the Outside Date or (y) within forty-five (45) days of written notice thereof from Berry;
(e)   by Amcor, at any time prior to the Berry Stockholders Meeting, if an Amcor Triggering Event shall have occurred;

(f)   by Berry, at any time prior to the Amcor Shareholders Meeting, if a Berry Triggering Event shall have occurred;
(g)   by Berry, at any time prior to the Berry Stockholders Meeting, in order to enter into a definitive agreement with respect to a Berry Superior Proposal; provided, however, that (i) Berry has received a Berry Superior Proposal, (ii) Berry has complied in all material respects with Section 5.2 with respect to such Berry Superior Proposal, (iii) the Board of Directors of Berry has approved and authorized Berry to enter into a definitive written agreement providing for such Berry Superior Proposal (it being agreed that Berry may enter into such definitive written agreement concurrently with any such termination), and (iv) Berry shall have paid, or caused to be paid, substantially concurrently with (but no later than the date of) such termination, to Amcor the Berry Termination Fee pursuant to Section 8.2(b); or
(h)   by Amcor, at any time prior to the Amcor Shareholders Meeting, in order to enter into a definitive agreement with respect to an Amcor Superior Proposal; provided, however, that (i) Amcor has received an Amcor Superior Proposal, (ii) Amcor has complied in all material respects with Section 5.3 with respect to such Amcor Superior Proposal, (iii) the Board of Directors of Amcor has approved and authorized Amcor to enter into a definitive written agreement providing for such Amcor Superior Proposal (it being agreed that Amcor may enter into such definitive written agreement concurrently with any such termination), and (iv) Amcor shall have paid, or caused to be paid, substantially concurrently with (but no later than the date of) such termination, to Berry the Amcor Termination Fee pursuant to Section 8.2(c).
Section 8.2.   Effect of Termination.
(a)   In the event of the valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, Section 5.1(d)(vii), the last two sentences of Section 6.2, Section 6.5 and Article IX shall survive any such termination of this Agreement and no such termination shall relieve any party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any Willful Breach hereof.
(b)   If this Agreement is validly terminated:
(i)   by Amcor pursuant to Section 8.1(e), or by either Amcor or Berry pursuant to Section 8.1(b)(ii) and, immediately prior to the Berry Stockholders Meeting, Amcor would have been entitled to terminate this Agreement pursuant to Section 8.1(e); or
(ii)   by Amcor or Berry pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) and, in each case,
(A)   (x) at or prior to the Berry Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii) or at or prior to the time of such termination, in the case of a termination pursuant to Section 8.1(b)(i), there shall have been publicly made to the stockholders of Berry generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an offer or proposal for a Berry Alternative Transaction, and (y) in the case of a termination pursuant to Section 8.1(b)(i), the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.1(d) shall have been satisfied; and
(B)   within twelve (12) months of termination of this Agreement, Berry or any of its Subsidiaries enters into a definitive agreement with any Berry Third Party with respect to any Berry Alternative Transaction or any Berry Alternative Transaction is consummated; or
(iii)   by Berry pursuant to Section 8.1(g).
then Berry or a Subsidiary thereof shall pay to Amcor, not later than, in the case of clause (i), two Business Days after the date of termination of this Agreement, and in the case of clause (ii), two Business Days after the earlier of the date the agreement with respect to the Berry Alternative Transaction is entered into and the date the Berry Alternative Transaction is consummated, and in the case of clause (iii), prior to or substantially concurrently with (but no later than the date of) the termination of this

Agreement, a termination fee of $260,000,000 (the “Berry Termination Fee”); provided, that for purposes of Section 8.2(b)(ii)(B), the term “Berry Alternative Transaction” shall have the meaning assigned to the term in Section 5.2(a), except that all references to “20%” shall be deemed replaced with “50%”.
(c)   If this Agreement is validly terminated:
(i)   by Berry pursuant to Section 8.1(f), or by either Berry or Amcor pursuant to Section 8.1(b)(iii) and, immediately prior to the Amcor Shareholders Meeting, Berry would have been entitled to terminate this Agreement pursuant to Section 8.1(f); or
(ii)   by Berry or Amcor pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) and, in each case:
(A)   (x) at or prior to the Amcor Shareholders Meeting in the case of a termination pursuant to Section 8.1(b)(iii) or at or prior to the time of such termination, in the case of a termination pursuant to Section 8.1(b)(i), there shall have been publicly made to the shareholders of Amcor generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an offer or proposal for an Amcor Alternative Transaction, and (y) in the case of a termination pursuant to Section 8.1(b)(i), the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.1(d) shall have been satisfied; and
(B)   within twelve (12) months of termination of this Agreement, Amcor or any of its Subsidiaries enters into a definitive agreement with any Amcor Third Party with respect to any Amcor Alternative Transaction or any Amcor Alternative Transaction is consummated; or
(iii)   by Amcor pursuant to Section 8.1(h).
then Amcor or a Subsidiary thereof shall pay to Berry, not later than, in the case of clause (i), two Business Days after the date of termination of this Agreement, and in the case of clause (ii), two Business Days after the earlier of the date the agreement with respect to the Amcor Alternative Transaction is entered into and the date the Amcor Alternative Transaction is consummated, and in the case of clause (iii), prior to or substantially concurrently with (but no later than the date of) the termination of this Agreement, a termination fee of $260,000,000 (the “Amcor Termination Fee”); provided that, for purposes of Section 8.2(c)(ii)(B), the term “Amcor Alternative Transaction” shall have the meaning assigned to the term in Section 5.3(a), except that all references to “20%” shall be deemed replaced with “50%”.
(d)   Any Berry Termination Fee or Amcor Termination Fee payable under Section 8.2(b) or Section 8.2(c) shall be payable in immediately available funds no later than the applicable date set forth therein. If a party fails to promptly pay to the other party any fee due under such Section 8.2(b) or Section 8.2(c), the defaulting party shall also pay to the other party simple interest on the unpaid amount under this Section 8.2, accruing from its due date, at an interest per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment and enforcement by Berry or Amcor, as the case may be, of its rights under this Section 8.2(d). Notwithstanding any other provision of this Agreement (other than with respect to claims for, or arising out of or in connection with a Willful Breach hereunder or with respect to claims pursuant to Confidentiality Agreement), the parties agree that each of the Berry Termination Fee and the Amcor Termination Fee constitute liquidated damages, and not a penalty, in reasonable amounts that will compensate Berry or Amcor, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amounts would otherwise be impossible to calculate with precision.
(e)   Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with a Willful Breach hereunder or with respect to claims pursuant to Confidentiality Agreement), in the event that any Berry Termination Fee or Amcor Termination Fee is paid to a party in circumstances in which such fee is payable in accordance with this Section 8.2, (i) the payment of such Berry Termination Fee or Amcor Termination Fee shall be the sole and exclusive remedy of such party, its Subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or affiliates, and (ii) in no event will the party being paid any Berry Termination Fee or Amcor Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) other than pursuant to Section 5.1(d)(vii), no party nor any affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall any party be required to pay a Berry Termination Fee or Amcor Termination Fee, as applicable, on more than one occasion.
(f)   The Berry Termination Fee and the Amcor Termination Fee:
(i)   (in each case if any) shall be VAT inclusive; and
(ii)   being compensatory in nature, shall not be treated (in whole or in part) as consideration for a supply for the purposes of VAT.
(g)   Further and pursuant to Section 8.2(f), each party shall (where required) file its relevant VAT return on the basis that the payment of each such Berry Termination Fee or Amcor Termination Fee falls outside the scope of VAT.
Section 8.3.   Amendment.   Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Berry Stockholder Approval or the Amcor Shareholder Resolution; provided that, after such approvals have been obtained, any amendment of this Agreement that requires approval by the stockholders of Berry or approval by the shareholders of Amcor under Applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.
Section 8.4.   Extension; Waiver.   At any time prior to the Effective Time, either of Berry, on the one hand, or Amcor, on the other hand, may, subject to the proviso of Section 8.3 (and for this purpose treating any extension waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of Amcor or Merger Sub, in the case of an extension by Berry, or of Berry, in the case of an extension by Amcor, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the agreements or conditions for the benefit of any such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1.   Non-survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.
Section 9.2.   Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)
if to Amcor or Merger Sub to:

Amcor plc
3 Parkway North, Suite 300
Deerfield, Illinois 60015
Attention: Deborah Rasin, Global General Counsel
Email:
[***]

and
Amcor plc
83 Tower Road North, Warmley, Bristol BS30 8XP
United Kingdom
Attention:
Damien Clayton, Corporate Secretary and General
Counsel — Corporate

Email:
[***]

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:
Jonathan L. Davis, P.C.
Carlo Zenkner, P.C.
Eric L. Schiele, P.C.
Andrew Norwich

Email:
[***]
[***]
[***]
[***]

if to Berry, to:
Berry Global Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
Attention:
Jason K. Greene

Email:
[***]

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:
Paul T. Schnell
C. Michael Chitwood

Email:
[***]

[***]
Section 9.3.   Definitions.   For purposes of this Agreement:
(a)   “affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by Contract, as trustee or executor, or otherwise.

(b)   “Actual Performance” means actual performance relative to the applicable performance criteria, as determined in good faith by the Compensation Committee of Board of Directors of Berry (in consultation with Amcor) in accordance with the terms of the applicable Berry Benefit Plan (consistent with past practice including positive and negative adjustments, as applicable, but without any discretionary adjustment in respect of the Merger).
(c)   “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Applicable Law relating to anti-corruption or anti-bribery or the prevention of money laundering.
(d)   “Amcor Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each other employee, director, consulting or individual independent contractor compensation or benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control, fringe or other benefit plan, program, contract, policy, arrangement or agreement that is or has been sponsored, maintained or contributed to by Amcor or any of its Subsidiaries or under or with respect to which Amcor or any of its Subsidiaries is obligated to sponsor, maintain or contribute to or under or with respect to which Amcor or any of its Subsidiaries has any current or contingent liability or obligation, but excluding any (i) Multiemployer Plans or (ii) arrangement operated or maintained by a Governmental Entity.
(e)   “Amcor Closing Price” means the volume weighted average price (in U.S. dollars) of an Amcor Ordinary Share over the five (5) Business Days prior to the Closing Date.
(f)   “Amcor Equity Awards” means the Amcor Options, the Amcor RSU Awards and the Amcor PSU Awards.
(g)   “Amcor Option” means an award of options to purchase Amcor Ordinary Shares.
(h)   “Amcor Performance Rights” means an award of performance rights with respect to Amcor Ordinary Shares.
(i)   “Amcor PSU Award” means an award of performance-based vesting restricted stock units or performance rights with respect to Amcor Ordinary Shares.
(j)   “Amcor RSU Award” means an award of time-based vesting restricted stock units relating to Amcor Ordinary Shares.
(k)   “Amcor Tax Certificate” shall mean a customary representation letter from Amcor in a form reasonably acceptable to Tax Opinion Counsel, in support of the Tax Opinion.
(l)   “Amcor Triggering Event” means the Board of Directors of Berry or any committee thereof shall have made a Berry Recommendation Change.
(m)   “Berry Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each other employee, director, consulting or individual independent contractor compensation or benefit plan, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe or other benefit plan, program, contract, policy, arrangement or agreement that is or has been sponsored, maintained or contributed to by Berry or any of its Subsidiaries or under or with respect to which Berry or any of its Subsidiaries is obligated to sponsor, maintain or contribute to or under or with respect to which Berry or any of its Subsidiaries has any current or contingent liability or obligation, but excluding any (i) Multiemployer Plan or (ii) arrangement operated or maintained by a Governmental Entity.
(n)   “Berry 2025 Euro Notes” has the meaning given to such term in the definition of “Berry Notes.”
(o)   “Berry Designee” means an individual who is serving as a director on the Board of Directors of Berry as of the date of this Agreement and who meets all of the following criteria: (i) qualifies both (a) as an “independent director” under the listing standards of the NYSE and the applicable rules of the Securities Exchange Commission and (b) as independent director in accordance with published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co.; (ii) has the requisite skill set, background and professional expertise, including taking into account the skill set, background and professional expertise of other members of the Board of Directors of Amcor at such time; and (iii) is designated by Berry and approved by Amcor (such approval not to be unreasonably withheld, conditioned or delayed).
(p)   “Berry Credit Facilities” means, collectively, (i) that certain Fourth Amended and Restated Revolving Credit Agreement, dated as of June 22, 2023 (as amended by that certain Amendment No. 1 to the Fourth Amended and Restated Revolving Credit Agreement, dated as of December 7, 2023, and as amended by that certain Amendment No. 2 to the Fourth Amended and Restated Revolving Credit Agreement, dated as of June 5, 2024, the “Berry Revolving Credit Facility”) by and among Berry, as holdings, Berry Global, Inc. (“BGI”), Berry Plastics Canada, Inc. (the “Canadian Borrower”), RPC Group Limited (the “UK Borrower” and, together with BGI and the Canadian Borrower, the “Berry Borrower”), the lenders party thereto from time to time and Bank of America, N.A, as administrative agent and collateral agent and (ii) that certain Second Amended and Restated Term Loan Credit Agreement, dated as of April 3, 2007 (as amended by the Incremental Assumption Agreement, dated as of February 8, 2013, the Incremental Assumption Agreement, dated as of January 6, 2014, the Incremental Assumption Agreement, dated as of October 1, 2015, the Incremental Assumption Agreement and Amendment, dated as of June 15, 2016, the Incremental Assumption Agreement, dated as of January 19, 2017, the Incremental Assumption Agreement, dated as of February 10, 2017, the Incremental Assumption Agreement, dated as of August 10, 2017, the Incremental Assumption Agreement, dated as of November 27, 2017, the Incremental Assumption Agreement and Amendment, dated as of February 12, 2018, the Incremental Assumption Agreement, dated as of May 16, 2018, the Amendment Agreement, dated as of April 10, 2019, the Incremental Assumption Agreement and Amendment, dated as of July 1, 2019, the Incremental Assumption Agreement, dated as of October 18, 2019, the Incremental Assumption Agreement, dated as of December 17, 2019, the Incremental Assumption Agreement and Amendment, dated as of March 4, 2021, the Incremental Amendment, dated as of June 21, 2023, and the Incremental Assumption Agreement and Amendment, dated of October 10, 2023, the “Berry Term Loan”) by and among Berry, BGI, the lenders from time to time party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent (each, as amended, restated, amended and restated, supplemented or otherwise modified, or refinanced or replaced, in a manner not prohibited hereby from time to time).
(q)   “Berry Notes” means, collectively, (i) the 1.00% First Priority Senior Secured Notes due 2025 issued by BGI pursuant to that certain indenture dated January 2, 2020 (the “Berry 2025 Euro Notes”) by and among BGI, the guarantors party thereto, U.S. Bank Trust Company National Association (as successor to U.S. Bank National Association), as trustee and collateral agent, and Elavon Financial Services DAC, as paying agent, transfer agent and registrar, (ii) the 1.57% First Priority Senior Secured Notes due 2026 issued by BGI pursuant to that certain indenture dated December 22, 2020, by and among BGI, the guarantors party thereto and U.S. Bank Trust Company National Association (as successor to U.S. Bank National Association), as trustee and collateral agent, (iii) the 4.875% First Priority Senior Secured Notes due 2026 issued by Berry Global Escrow Corporation (and thereafter assumed by BGI) pursuant to that certain indenture dated June 5, 2019, by and among BGI (as successor in interest to Berry Global Escrow Corporation), the guarantors party thereto and U.S. Bank Trust Company National Association (as successor to U.S. Bank National Association), as trustee and collateral agent, (iv) 1.65% First Priority Senior Secured Notes due 2027 issued by BGI pursuant to that certain indenture dated June 14, 2021, by and among BGI, the guarantors party thereto and U.S.

Bank Trust Company National Association (as successor to U.S. Bank National Association), as trustee and collateral agent, (v) 1.50% First Priority Senior Secured Notes due 2027 issued by BGI pursuant to that certain indenture dated January 2, 2020, by and among BGI, the guarantors party thereto, U.S. Bank Trust Company National Association (as successor to U.S. Bank National Association), as trustee and collateral agent, and Elavon Financial Services DAC, as paying agent, transfer agent and registrar, (vi) 5.50% First Priority Senior Secured Notes due 2028 issued by BGI pursuant to that certain indenture dated March 30, 2023, by and among BGI, the guarantors party thereto and U.S. Bank Trust Company National Association, as trustee and collateral agent, (vii) 5.650% First Priority Senior Secured Notes due 2034 issued by BGI pursuant to that certain indenture dated January 17, 2024, by and among BGI, the guarantors party thereto and U.S. Bank Trust Company National Association, as trustee and collateral agent, (viii) 5.800% First Priority Senior Secured Notes due 2031 issued by BGI pursuant to that certain indenture dated May 28, 2024, by and among BGI, the guarantors party thereto and U.S. Bank Trust Company National Association, as trustee and collateral agent (the Berry Notes referred to in clauses (i) through (viii), the “Berry First Lien Notes”) and (ix) the Berry Second Lien Notes.
(r)   “Berry Revolving Credit Facility” has the meaning given to such term in the definition of “Berry Credit Facilities.”
(s)   “Berry Second Lien Notes” means, collectively, (i) the 4.500% Second Priority Senior Secured Notes due 2026 issued by BGI pursuant to that certain indenture dated January 26, 2018, by and among BGI, the guarantors party thereto and U.S. Bank Trust Company National Association (as successor to U.S. Bank National Association), as trustee and collateral agent, and (ii) the 5.625% Second Priority Senior Secured Notes due 2027 issued by Berry Global Escrow Corporation (and thereafter assumed by BGI) pursuant to that certain indenture dated June 5, 2019, by and among BGI (as successor in interest to Berry Global Escrow Corporation), the guarantors party thereto and U.S. Bank Trust Company National Association (as successor to U.S. Bank National Association), as trustee and collateral agent.
(t)   “Berry Stock Plans” means, collectively, (i) the 2012 Long-Term Incentive Plan (the “2012 Plan”) and (ii) the 2015 Long-Term Incentive Plan (the “2015 Plan”), in each case, as amended and/or restated from time to time and (iii) any other plan or arrangement pursuant to which compensatory equity awards have been granted by Berry or its Subsidiaries.
(u)   “Berry Tax Certificate” shall mean a customary representation letter from Berry in a form reasonably acceptable to Tax Opinion Counsel, in support of the Tax Opinion.
(v)   “Berry Term Loan” has the meaning given to such term in the definition of “Berry Credit Facilities.”
(w)   “Berry Triggering Event” means the Board of Directors of Amcor or any committee thereof shall have made an Amcor Recommendation Change.
(x)   “Business Day” means any day other than a Saturday, Sunday or federal holiday, or a day on which banks in New York, New York, Melbourne, Australia or the Bailiwick of Jersey, are authorized or obligated by law to close.
(y)   “Clean Team Agreement” means that certain Clean Team Agreement, dated as of October 22, 2024, by and between Berry and Amcor (as such agreement may be amended).
(z)   “Code” means the Internal Revenue Code of 1986.
(aa)   “Companies Law” means the Companies (Jersey) Law 1991.
(bb)   “Contract” means any legally binding contract, note, bond, mortgage, indenture, deed of trust, lease, license, commitment, agreement or other obligation (in each case, other than any Amcor Benefit Plan or Berry Benefit Plan).
(cc)   “Customarily Redacted” means, with respect to any fee letter relating to the Debt Financing (including the Debt Fee Letters), solely the fees amounts, pricing terms, pricing caps, “market flex” and other economic terms being redacted in a customary manner, none of which redactions covers any Prohibited Modification.
(dd)   “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(ee)   “Environmental Laws” means all Applicable Law relating to pollution or protection of the environment, natural resources, or, as it relates to Hazardous Materials, human health and safety, including Applicable Law relating to Releases of, or exposure to, Hazardous Materials, and to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
(ff)   “ERISA” means the United States Employee Retirement Income Security Act of 1974.
(gg)   “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that, at any relevant time, includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
(hh)   “Ex-Im Laws” means all Applicable Law relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Applicable Law administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
(ii)   “Financing” means any debt or equity financing consummated or proposed to be consummated by Amcor or any of its Subsidiaries in connection with the Merger in order to obtain the Required Amount, including the Debt Financing and any public offering or private placement of any debt securities of Amcor or any of its Subsidiaries.
(jj)   “Financing Sources” means any lender, arranger, bookrunner, administrative agent, syndication agent, underwriter, initial purchaser, placement agent, trustee or other person providing any portion of, or engaged in connection with, the Financing, including the persons party to the Debt Commitment Letter (including those becoming party thereto pursuant to a joinder), and any other person party to any commitment letters, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit agreements or other agreements entered in connection with the Financing, in each case, together with their affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns; provided that, in no event shall Amcor or any of its affiliates be a Financing Source.
(kk)   “Hazardous Materials” means any material, substance, chemical or waste (or combination thereof) that is (a) listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, or a contaminant, or words of similar meaning or effect under any Applicable Law relating to pollution, waste, the environment, health, safety, or natural resources, or for which liability or standards of conduct may otherwise be imposed pursuant to Environmental Laws, and (b) per- or polyfluoroalkyl substances, petroleum products or byproducts, oil, asbestos, radiation, or polychlorinated biphenyls.
(ll)   “HHNF Spinoff” means the series of transactions which, among other things, provide for the transfer of the business, operations and activities that constitute the majority of Berry’s Health, Hygiene and Specialties segment to Treasure Holdco, Inc., as further described in the definitive agreements with Glatfelter Corporation disclosed in a current report on Form 8-K filed by Berry with the SEC on February 7, 2024.

(mm)   “Intellectual Property” means all (i) patents and patent applications, (ii) trademarks, service marks, trade names, trade dress, logos, slogans, corporate names, business identifiers and all other indicia of source or origin, together with all goodwill associated with the foregoing (“Trademarks”), (iii) copyrights and works of authorship (whether or not copyrightable), including moral rights of authors, (iv) mask works, (v) Internet domain names, social media identifiers, software (including in source code and object code form), (vi) trade secrets, know-how, processes, formulae, recipes, methods, techniques, procedures, algorithms, specifications, inventions, ideas, marketing materials, customer and supplier lists, and other confidential or proprietary information (“Trade Secrets”), and (vii) other intellectual property, industrial, and similar rights in any jurisdiction and any registrations, applications for registration and renewals therefor.
(nn)   “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems.
(oo)   “knowledge” means the actual knowledge of (i) with respect to Amcor, the persons listed in Section 9.3(oo) of the Amcor Disclosure Letter and (ii) with respect to Berry, the persons listed in Section 9.3(oo) of the Berry Disclosure Letter.
(pp)   “Labor Agreement” means any collective bargaining agreement or similar labor contract with any union, labor organization, works council, or other employee representative.
(qq)   “Material Adverse Effect” on Berry or Amcor means any change, event or development (each, a “Change”) that has had, individually or in the aggregate with all other Changes, a material adverse effect on the business, financial condition or results of operations of Berry and its Subsidiaries, taken as a whole, or Amcor and its Subsidiaries (without giving effect to the Merger), taken as a whole, respectively, excluding any Change to the extent that it results from or arises out of (i) general economic, political, governmental or regulatory conditions or securities, credit, financial or other capital markets conditions (including changes in interest or currency exchange rates, commodity prices or raw material prices), in each case in the United States or any foreign jurisdiction, (ii) any failure, in and of itself, by Berry or Amcor, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period, or any changes in credit ratings of or with respect to Berry or any of its Subsidiaries or Amcor or any of its Subsidiaries, as the case may be, or any of their respective indebtedness and securities (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect on Berry or Amcor, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto or the impact thereof on the relationships of Berry or Amcor, respectively, and their respective Subsidiaries, with customers, suppliers or partners, or compliance with or performance of this Agreement (except that this clause (iii) shall not apply to the representations or warranties in Section 4.1(b)(ii) and Section 4.1(b)(iii), in the case of Berry, and Section 4.2(b)(ii) and Section 4.2(b)(iii), in the case of Amcor, to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), (iv) any change, in and of itself, in the market price or trading volume of the securities of Berry or Amcor, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect on Berry or Amcor, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (v) any change in Applicable Law or GAAP (or authoritative interpretation or enforcement thereof), (vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, cyber-attacks by or sponsored by a Governmental Entity, or any trade wars or sanctions, (vii) any hurricane, tornado, flood, earthquake or other natural disaster, (viii) conditions (or changes therein) generally affecting the industries in which Berry or Amcor or any of their respective Subsidiaries operates, (ix) any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19) or (x) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement (provided that this clause (x) shall not apply, with respect to Berry, to any actions taken or not taken in accordance with the covenants set forth in Section 5.1(a) and, with respect to Amcor, to any actions taken or not taken in accordance with the covenants set forth in Section 5.1(b)); provided that the exclusions in clauses (i), (v), (vi), (vii), (viii) and (ix) shall not apply to the extent the Changes set forth therein have a disproportionate impact on Berry and its Subsidiaries, or Amcor and its Subsidiaries (without giving effect to the Merger), as applicable, relative to other participants in the industries in which Berry and its Subsidiaries, or Amcor and its Subsidiaries (without giving effect to the Merger), respectively, operate, in which case the extent (and only the extent) of such disproportionate impact, relative to such other participants, may be taken into account in determining whether there has been a Material Adverse Effect.
(rr)   “Merger Consideration Value” means the product of (x) the Exchange Ratio multiplied by (y) the Amcor Closing Price.
(ss)   “Multiemployer Plan” means any plan that is a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.
(tt)   “Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent).
(uu)   “Payoff Documentation” means, collectively, the Berry Credit Facility Payoff Letters and all termination and release documentation reasonably necessary to provide for or evidence the release of all guarantees supporting and all Liens securing the Berry Credit Facilities, including, if applicable, UCC termination statements, deed of trust, mortgage releases or intellectual property releases.
(vv)   “Permitted Liens” means: (i) Liens imposed by Applicable Law, such as mechanics and materialmen Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable and (x) which are not, individually or in the aggregate, material or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of Berry or Amcor, as the case may be, in accordance with GAAP, (ii) Liens for taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Berry or Amcor, as the case may be, in accordance with GAAP, (iii) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (iv) Liens arising from non-exclusive licenses of or grants of rights to use or obligations with respect to Intellectual Property in the ordinary course of business, (v) easements, rights of way, zoning ordinances and other similar Liens of record affecting title to leased or owned real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business of Berry or Amcor conducted thereon, (vi) Liens imposed on the underlying fee interest of any leased real property or real property over which Berry or Amcor has easement or other property rights, (vii) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases for personal property entered into by Berry or Amcor, as the case may be, in the ordinary course of business and (viii) Liens that will be released at or prior to the Closing.
(ww)   “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
(xx)   “Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any Applicable Law.
(yy)   “Redemption Documentation” means, collectively, all documentation required pursuant to the indentures governing the Berry Second Lien Notes and the Berry 2025 Euro Notes in connection with the redemption of such Berry Second Lien Notes or Berry 2025 Euro Notes, as applicable, and the satisfaction and discharge of all obligations under the indentures governing such Berry Second Lien Notes and Berry 2025 Euro Notes, as applicable, and all termination and release documentation reasonably necessary to provide for or evidence the release of all Liens securing the Berry Second Lien Notes and the Berry 2025 Euro Notes, as applicable, including, if applicable, officer’s certificates, legal opinions, UCC termination statements, deed of trust, mortgage releases or intellectual property releases.
(zz)   “Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials), including the atmosphere, indoor air, soil, surface water, groundwater, drinking water supply, or property.
(aaa)   “Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such person.
(bbb)   “Required Amount” means cash sufficient to enable Berry to pay the total amount required to be paid to (i) fully satisfy (or cash collateralize) all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations due and payable under or in connection with the Berry Credit Facilities as of the anticipated Closing Date, as set forth in the Berry Credit Facility Payoff Letters (including any customary per diem, to the extent applicable) and (ii) to redeem the Berry Second Lien Notes and satisfy and discharge all obligations of Berry and its Subsidiaries under the indentures governing the Berry Second Lien Notes.
(ccc)   “Sanctioned Country” means any country or region or government thereof that is, or has been at any time since April 24, 2019, the subject or target of a comprehensive embargo under Trade Controls (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).
(ddd)   “Sanctioned Person” means (i) any person listed in any Sanctions or export-related list of designated persons including those maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, or any European Union member state, (ii) any person located, organized or resident in a country or territory which, at the applicable time, is a Sanctioned Country or (iii) any person 50% or more owned or otherwise controlled by any such person or persons described in the foregoing clauses (i) and (ii), or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.
(eee)   “Sanctions” means all Applicable Law relating to economic or financial sanctions or trade embargoes, including those imposed, administered or enforced from time to time by the U.S. government, including through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom.
(fff)   “Subsidiary” means, with respect to any person, any person with respect to which such first person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other interests in such second person that is sufficient to enable such first person to elect at least a majority of the members of such second person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second person.
(ggg)   “Swap Contract” means any agreement governing one or more Swap Transactions.
(hhh)   “Swap Transaction” means any transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.
(iii)   “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto relating to Taxes.

(jjj)   “Taxes” means all taxes (including taxes under Section 59A of the Code), charges, levies or other like assessments imposed by any governmental authority, including any income, gross receipts, license, severance, occupation, premium, environmental, customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding or deduction, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in each case, whether disputed or not and whether primarily or directly chargeable to any person.
(kkk)   “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes;
(lll)   “Tax Opinion” means a written opinion (or, to the extent separately requested by both Berry and the SEC, opinions) from Tax Opinion Counsel, in form and substance reasonably satisfactory to Berry, dated as of the date that the Form S-4 or the Joint Proxy Statement/Prospectus shall have been declared effective by the SEC or such other date(s) as reasonably determined by Amcor and Berry in connection with the preparation and filing of the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Merger will qualify as a reorganization described in Section 368 of the Code, in which no Berry shareholder shall recognize gain or loss, except in respect of cash received in lieu of fractional shares and except as provided in prong (c) of the definition of “Intended Tax Treatment.” In rendering such opinion, the Tax Opinion Counsel may require and rely upon representations contained in the Amcor Tax Certificate and the Berry Tax Certificate.
(mmm)   “Tax Opinion Counsel” shall mean Skadden, Arps, Slate, Meagher & Flom LLP, or other tax counsel to Berry of nationally recognized standing that is reasonably acceptable to Berry (and, in the case of a Tax Opinion requested or required by the SEC, Amcor).
(nnn)   “VAT” means: (a) value added tax imposed pursuant to the Value Added Tax Act 1994 (as amended from time to time) and legislation and regulations supplemental thereto; and (b) value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive together with legislation and regulations supplemental thereto.
(ooo)   “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar laws.
(ppp)   “Willful Breach” means a material breach of this Agreement that is the consequence of an intentional act or failure to act of a party with the knowledge that such act or failure to act would, or would reasonably be expected to, constitute a material breach of this Agreement.
Section 9.4.   Interpretation.
(a)   When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “ordinary course” or “ordinary course of business” shall be construed to mean an action taken, or omitted to be taken, by any person in the ordinary course of such person’s business consistent with past practice. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided, therein. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any statute defined or referred to herein shall mean such statute as from time to time amended (including the rules and regulations promulgated thereunder), unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The phrase “made available” means, with respect to any document, that such document (i) was previously made available to Berry or Amcor in the electronic data room relating to the Merger maintained by Berry or Amcor, as applicable, at least one day prior to the date of this Agreement or (ii) that is publicly available at least one Business Day prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC after (x) with respect to Amcor, July 1, 2023 and (y) with respect to Berry, October 1, 2022.
(b)   Except with respect to Section 6.6, whenever a consent or approval of Berry or Amcor is required under this Agreement, such consent or approval may be executed and delivered only in writing and only by an executive officer of such party.
Section 9.5.   Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.
Section 9.6.   Entire Agreement; No Third-Party Beneficiaries; No Additional Representations.   This Agreement (and the documents, exhibits and instruments referred to herein), taken together with the Confidentiality Agreement and the Clean Team Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among Amcor and Merger Sub and Berry with respect to the Merger and the other transactions contemplated by this Agreement, and (b) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, other than (i) as provided in Section 6.4; (ii) from and after the Effective Time, the right of the holders of Berry Common Stock or Berry Equity Awards to receive such consideration as provided for in Article III; (iii) the Financing Sources shall be third party beneficiaries of this Section 9.6 and Section 9.14 and (iv) unless the Effective Time shall have occurred, the right of Berry and Amcor, on behalf of the holders of Berry Common Stock or Berry Equity Awards or holders of Amcor Ordinary Shares or Amcor Equity Awards, as applicable, to pursue claims for damages for any breach of this Agreement by Berry or Amcor or Merger Sub, as applicable, that gives rise to any such claim (including damages based on loss of the economic benefits of the transactions contemplated by this Agreement to such holders of Berry Common Stock or Berry Equity Awards or holders of Amcor Ordinary Shares or Amcor Equity Awards, as applicable, including loss of premium offered to such holders) and any damages, settlements, or other amounts recovered or received by Berry or Amcor with respect to such claims may, in Berry’s or Amcor’s sole and absolute discretion, as applicable, be (A) distributed, in whole or in part, by Berry or Amcor to the holders of Berry Common Stock or Amcor Ordinary Shares of record as of any date determined by Berry or Amcor, as applicable; or (B) retained by Berry or Amcor for the use and benefit of Berry or Amcor on behalf of the holders of Berry Common Stock or Berry Equity Awards or Amcor Ordinary Shares or Amcor Equity Awards in any manner Berry or Amcor deems fit. Notwithstanding anything to the contrary in this Agreement to the contrary, the Parties acknowledge and agree that the Amcor Disclosure Letter and the Berry Disclosure Letter are not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement.
Section 9.7.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Applicable Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 9.8.   GOVERNING LAW.   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Section 9.9.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.9.
Section 9.10.   Specific Enforcement.   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11, without proof of actual harm and without the need to post any undertaking, bond or any security in connection therewith (and each party hereby waives any requirement for the securing or posting of any such undertaking, bond or security in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law, unavailable or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
Section 9.11.   Jurisdiction.   In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (the “Court of Chancery”), or, if (and only if) such court finds that it lacks subject matter jurisdiction, the United States District Court for the District of Delaware (the “Federal Court”), or, if (and only if) each of such Court of Chancery and such Federal Court find they lack subject matter jurisdiction, any state court within the State of Delaware, and, in each case, appellate courts therefrom (collectively, the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat the jurisdiction of such Chosen Courts by motion or other request for leave from such court and (c) agrees that it will not bring any such action in any court other than the Chosen Courts in a manner consistent with this Section 9.11. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.2 shall be effective service of process for any such action.
Section 9.12.   Headings, etc.   The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.13.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.14.   Financing Sources.   Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Amcor and its affiliates under or pursuant to any commitment letter or any other agreement entered into with respect to the Debt Financing), each of the parties to this Agreement on behalf of itself and each of its affiliates hereby:

(a) agrees that any legal action involving the Financing Sources (whether in law or in equity, whether in contract or in tort or otherwise) arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York located in the City and County of New York or, if that court does not have subject matter jurisdiction, in any New York state court located in the City and County of New York, and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the laws of the State of New York (provided, however, that notwithstanding the forgoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (B) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term may be defined in any commitment letter) and whether as a result of any inaccuracy thereof Amcor or any of its affiliates have the right to terminate its or their obligations hereunder pursuant to Section 8.1(c) or decline to consummate the Closing as a result thereof pursuant to Section 7.2 and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction), (b) agrees not to bring or support or permit any of its affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against the Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Financing Sources will have any liability to Berry or its affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of Berry or its affiliates shall bring or support any legal action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (x) that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 9.14 (and the definitions of any terms used in this Section 9.14) and (y) to the extent any amendments, supplements, waivers or other modifications to any provision of this Section 9.14 (or, solely as they relate to such Section, the definitions of any terms used in this Section 9.14) are adverse to the Financing Sources in their capacities as such, such provisions shall not be amended, supplemented, waived or otherwise modified without the prior written consent of the Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 9.14 shall in any way affect any party’s or any of their respective affiliates’ rights and remedies under any binding agreement between a Financing Source and such party.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.
AMCOR PLC
By:
/s/ Ian Wilson

Name:
Ian Wilson

Title:
Executive Vice President

AURORA SPIRIT, INC.
By:
/s/ Ian Wilson

Name:
Ian Wilson

Title:
President

[Signature Page to Merger Agreement]

BERRY GLOBAL GROUP, INC.
By:
/s/ Kevin J. Kwilinski

Name:
Kevin J. Kwilinski

Title:
Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B
Opinion of Lazard Frères & Co. LLC
November 18, 2024
The Board of Directors
Berry Global Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
Dear Members of the Board:
We understand that Berry Global Group, Inc., a Delaware corporation (“Berry Global”), Amcor plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (“Amcor”), and Aurora Spirit, Inc., a Delaware corporation and wholly owned subsidiary of Amcor (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Amcor will acquire Berry Global (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Berry Global and each outstanding share of the common stock, par value $0.01 per share, of Berry Global (“Berry Global Common Stock”), other than shares of Berry Global Common Stock held in the treasury of Berry Global, will be converted into the right to receive 7.250 (“Exchange Ratio”) ordinary shares, par value $0.01 per share, of Amcor (“Amcor Ordinary Shares”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Berry Global Common Stock (other than, as applicable, Amcor, Merger Sub and their respective affiliates) of the Exchange Ratio provided for in the Transaction.
In connection with this opinion, we have:
(i)
reviewed the financial terms and conditions of a draft, dated November 18, 2024, of the Agreement;

(ii)
reviewed certain publicly available historical business and financial information relating to Berry Global and Amcor;

(iii)
reviewed various financial forecasts and other data provided to us by Berry Global relating to the business of Berry Global, financial forecasts and other data provided to us by Amcor relating to the business of Amcor and the projected net cost savings, other synergies and benefits and capital avoidance opportunities, including the amount, timing and expected costs to achieve thereof, anticipated by the managements of Berry Global and Amcor to be realized from the Transaction;

(iv)
held discussions with members of the senior managements of Berry Global and Amcor with respect to the businesses and prospects of Berry Global and Amcor, respectively, and the projected net cost savings, other synergies and benefits and capital avoidance opportunities;

(v)
reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Berry Global and Amcor, respectively;

(vi)
reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Berry Global;

(vii)
reviewed historical stock prices and trading volumes of Berry Global Common Stock and Amcor Ordinary Shares;

(viii)
reviewed the potential pro forma financial impact of the Transaction on Berry Global relative to Berry Global on a standalone basis based on the financial forecasts relating to Berry Global and Amcor and the projected net cost savings, other synergies and benefits and capital avoidance opportunities referred to above; and

(ix)
conducted such other financial studies, analyses and investigations as we deemed appropriate.

The Board of Directors
Berry Global Group, Inc.
November 18, 2024

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Berry Global or Amcor or concerning the solvency or fair value of Berry Global or Amcor, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses (including those related to projected net cost savings, other synergies and benefits and capital avoidance opportunities anticipated by the managements of Berry Global and Amcor to be realized from the Transaction), we have assumed, with the consent of Berry Global, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Berry Global and Amcor, respectively, and such projected net cost savings, other synergies and benefits and capital avoidance opportunities. We assume no responsibility for and express no view as to any such forecasts (including such projected net cost savings, other synergies and benefits and capital avoidance opportunities) or the assumptions on which they are based. We also have relied upon the assessments of the management of Berry Global as to, among other things, matters relating to Berry Global’s recently consummated spin-off and subsequent merger of a majority of its Health, Hygiene & Specialties segment, including as to the tax consequences thereof, net proceeds therefrom and other financial terms and aspects involved.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that volatility in the credit, commodities and financial markets, may have an effect on Berry Global, Amcor or the Transaction and we are not expressing an opinion as to the effects of such volatility on Berry Global, Amcor or the Transaction. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Berry Global Common Stock or Amcor Ordinary Shares may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Berry Global. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Berry Global might engage, or the merits of the underlying decision by Berry Global to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of Berry Global, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Berry Global have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Berry Global, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Berry Global, Amcor or the Transaction. We further have assumed, with the consent of Berry Global, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Berry Global obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction, nor do our analyses or opinion address any potential divestitures that may be undertaken by Berry Global subsequent to the date of this opinion or the potential impact thereof. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.

B-2

The Board of Directors
Berry Global Group, Inc.
November 18, 2024

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Berry Global in connection with the Transaction and will receive a fee for such services, of which a portion is payable on a quarterly basis, a portion is payable upon the rendering of this opinion and a substantial portion is contingent upon the closing of the Transaction. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers, and, accordingly, hold and/or may at any time hold a long or short position in securities of Berry Global, Amcor and certain of their respective affiliates, and certain of Lazard’s affiliates also trade and hold securities on behalf clients, which include and/or may at any time include Berry Global, Amcor and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Berry Global (in its capacity as such) and our opinion is rendered to the Board of Directors of Berry Global in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to holders of Berry Global Common Stock (other than, as applicable, Amcor, Merger Sub and their respective affiliates).
Very truly yours,
LAZARD FRERES & CO. LLC

B-3

Annex C
Opinion of Wells Fargo Securities, LLC
November 18, 2024
Berry Global Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
The Board of Directors:
You have requested, in your capacity as the Board of Directors (the “Board”) of Berry Global Group, Inc. (“Berry Global”), our opinion with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share, of Berry Global (“Berry Global Common Stock”) of the Exchange Ratio (as defined below) provided for in the proposed merger (the “Merger”) of Berry Global with a wholly owned subsidiary of Amcor plc (“Amcor”). We understand that, among other things, pursuant to an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Amcor, Aurora Spirit, Inc., a wholly owned subsidiary of Amcor (“Merger Sub”), and Berry Global, Merger Sub will merge with and into Berry Global, Berry Global will become a wholly owned subsidiary of Amcor and each outstanding share of Berry Global Common Stock, other than shares of Berry Global Common Stock held in the treasury of Berry Global, will be converted into the right to receive 7.250 (the “Exchange Ratio”) ordinary shares, par value $0.01 per share, of Amcor (“Amcor Ordinary Shares”). The terms and conditions of the Merger are more fully set forth in the Agreement.
In preparing our opinion, we have:
•
reviewed a draft, dated November 18, 2024, of the Agreement;

•
reviewed certain publicly available business and financial information relating to Berry Global, Amcor and the industries in which they operate;

•
compared the financial and operating performance of Berry Global and Amcor with publicly available information concerning certain other companies that we deemed relevant, and compared current and historical market prices of Berry Global Common Stock and Amcor Ordinary Shares with similar data for such other companies;

•
compared the proposed financial terms of the Merger with publicly available financial terms of certain other business combinations we deemed relevant;

•
reviewed certain internal financial analyses and forecasts for Berry Global and Amcor provided by the managements of Berry Global and Amcor;

•
reviewed certain estimates provided by the managements of Berry Global and Amcor as to the potential net cost savings, other synergies and capital avoidance opportunities, including the expected costs and timing to achieve thereof, expected by such managements to be achieved as a result of the Merger;

•
discussed with the managements of Berry Global and Amcor certain aspects of the Merger; the business, financial condition and prospects of Berry Global and Amcor, respectively; the effect of the Merger on the business, financial condition and prospects of Berry Global and Amcor, respectively; and certain other matters we deemed relevant; and

•
considered such other financial analyses and investigations and such other information we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Berry Global or Amcor or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by Berry Global, we did not assume any obligation to undertake any such independent verification. In relying on the financial analyses and forecasts for Berry Global and Amcor provided by the managements of Berry Global and Amcor (including as to the potential net cost savings, other synergies and capital avoidance opportunities, and the expected costs and timing to achieve thereof, expected by the managements of Berry Global and Amcor to be achieved as a result of the Merger) that we have been directed to utilize in our analyses, we have assumed they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Berry Global and Amcor, as applicable, as to the future performance and financial condition of Berry Global, Amcor, such potential net cost savings, other synergies and capital avoidance opportunities and the other matters covered thereby. We also have assumed the financial results, including with respect to such potential net cost savings, other synergies and capital avoidance opportunities, reflected in such financial analyses and forecasts will be realized in the amounts and at the times projected. We express no view or opinion with respect to such financial analyses and forecasts (including such potential net cost savings, other synergies and capital avoidance opportunities) or the assumptions upon which they are based. We have assumed any representations and warranties made by Berry Global and Amcor in the Agreement or in other agreements relating to the Merger will be true and accurate in all respects that are material to our analyses and this opinion.
At your direction, we have relied upon assessments of the managements of Berry Global and Amcor as to, among other things, (i) matters relating to Berry Global’s recently consummated spin off and subsequent merger of a majority of its Health, Hygiene & Specialties segment (the “HHNF Spin-off”), including as to the tax consequences thereof, net proceeds therefrom and other financial terms and aspects involved; and (ii) the ability of Amcor to integrate the operations of Berry Global with those of Amcor and to realize the potential net cost savings, other synergies and capital avoidance opportunities as contemplated. We have assumed there will be no developments with respect to any such matters that would have an adverse effect on Berry Global, Amcor or the Merger (including the contemplated benefits thereof) that would be material to our analyses or this opinion.
For purposes of our analyses and this opinion we have assumed, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. We also have assumed, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Berry Global, Amcor or the Merger (including the contemplated benefits thereof). We further have assumed the Merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of Berry Global or Amcor, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of Berry Global or Amcor under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.
Our opinion only addresses the fairness, from a financial point of view, of the Exchange Ratio to the holders of Berry Global Common Stock in the proposed Merger (to the extent specified herein) and we express no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any class of securities, creditors or other constituencies of any party to the Merger. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Merger or any other agreement, arrangement, or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise, nor do our analyses or this opinion address any potential divestitures that may be undertaken by Berry Global subsequent to the date of this opinion or the potential impact thereof. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of Berry Global and its advisors with respect to such advice.
Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or

C-2

otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Merger as compared to any alternative transactions or strategies that might be available to Berry Global, nor does it address the underlying business decision of the Board or Berry Global to proceed with or effect the Merger. We are not expressing any opinion as to the actual value of Amcor Ordinary Shares when issued in the Merger or the prices at which Berry Global Common Stock, Amcor Ordinary Shares or any other securities of Berry Global or Amcor might trade at any time.
We were not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of Berry Global or any other alternative transaction.
We have acted as financial advisor to Berry Global in connection with the Merger and will receive a fee from Berry Global for such services, the principal portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the announcement of the Merger. In addition, Berry Global has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.
During the two years preceding the date of this opinion, we and our affiliates have had investment and/or commercial banking relationships with Berry Global and Amcor, for which we and such affiliates have received customary compensation. Such relationships have included (i) with respect to Berry Global, acting as (a) financial advisor to Berry Global in connection with the HHNF Spin-off, a joint lead arranger, joint bookrunner, administrative agent, collateral agent and U.K. security trustee for, and as a lender under, certain credit facilities established in connection with the HHNF Spin-off in November 2024 and an underwriter for debt offerings by an affiliate of Berry Global in connection with the HHNF Spin-off in October 2024; and (b) joint bookrunner on offerings of debt securities by Berry Global in January 2024, May 2023 and March 2023; and (ii) with respect to Amcor, acting as joint bookrunner on offerings of debt securities in May 2023 and May 2024. We and our affiliates also are an agent and a lender under one or more credit facilities of Berry Global and Amcor. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding Berry Global Common Stock and less than 1% of the outstanding Amcor Ordinary Shares. In the ordinary course of business, we and our affiliates trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Berry Global, Amcor, and certain of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.
This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Merger. This opinion does not constitute advice or a recommendation to any stockholder of Berry Global or any other person as to how to vote or act on any matter relating to the proposed Merger or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of Berry Global, but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of Berry Global Common Stock (other than, as applicable, Amcor, Merger Sub and their respective affiliates).
Very truly yours,
WELLS FARGO SECURITIES, LLC

C-3

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Except as hereinafter set forth, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of Amcor plc is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.
Pursuant to article 11.2 of the Amcor Articles of Association, Amcor plc must indemnify each director and officer on a full indemnity basis and to the full extent permitted by law.
The Amcor Articles of Association provide in relevant part: “The Company must indemnify each Officer on a full indemnity basis and to the full extent permitted by law against all losses, liabilities, costs, charges and expenses (“Liabilities”) incurred by the Officer as a present or former director or officer of the Company or of a related body corporate.” As used in the foregoing sentence, the term “Officer” includes each person who is or has been a director or executive officer of Amcor plc and such other officers or former officers of Amcor plc or of its related bodies corporate as Amcor plc’s board of directors in each case determines.
The relevant provision of the Companies (Jersey) Law 1991 is Article 77, which provides:
“(1)   Subject to paragraphs (2) and (3), any provision, whether contained in the articles of, or in a contract with, a company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered directly or indirectly by the company, agrees to exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to the person by reason of the fact that the person is or was an officer of the company shall be void.
(2)   Paragraph (1) does not apply to a provision for exempting a person from or indemnifying the person against —
a.   any liabilities incurred in defending any proceedings (whether civil or criminal) —
(i)   in which judgment is given in the person’s favour or the person is acquitted,
(ii)   which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or
(iii)   which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;
b.   any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;
c.   any liability incurred in connection with an application made under Article 212 in which relief is granted to the person by the court; or
d.   any liability against which the company normally maintains insurance for persons other than directors.
(3)   Nothing in this Article shall deprive a person of any exemption or indemnity to which the person was lawfully entitled in respect of anything done or omitted by the person before the coming into force of this Article.
(4)   This Article does not prevent a company from purchasing and maintaining for any such officer insurance against any such liability.”

Amcor plc maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission whilst acting in their capacities as directors or officers of Amcor plc or its affiliated companies.
Amcor plc has entered into a deed pursuant to which it has agreed to indemnify its Chief Financial Officer, each secretary of Amcor plc and any other of its officers as may be approved from time to time, to the maximum extent permitted under law, from liability in respect of any claim, demand, suit, action, proceeding or cause of action commenced or threatened against such officer and arising out of the conduct of the business of Amcor plc or the discharge of the duties of such officer, in its capacity as such, subject to certain limited exceptions.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit Index
Exhibit Number	Description
2.1*†
Agreement and Plan of Merger, dated as of November 19, 2024, by and among Amcor plc, Aurora Spirit, Inc. and Berry Global Group, Inc. (incorporated by reference to Exhibit 2.1 to Amcor plc’s Current Report on Form 8-K/A filed on November 19, 2024).

3.1*	Articles of Association of Amcor plc (incorporated by reference to Exhibit 3.1 to Amcor plc’s Current Report on Form 8-K filed on June 13, 2019).
3.2*	Memorandum of Association of Amcor plc (incorporated by reference to Exhibit 3.1 to Amcor plc’s Registration Statement on Form S-4 filed on March 12, 2019).
5.1*	Opinion of Ogier (Jersey) LLP, St. Helier, Jersey.
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
21*	Subsidiaries of Amcor plc (incorporated by reference to Exhibit 21 to the registrant’s Form 10-K filed on August 16, 2024).
23.1*	Consent of Ogier (Jersey) LLP, St. Helier, Jersey (included in Exhibit 5.1).
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
23.3	Consent of PricewaterhouseCoopers AG, independent registered public accounting firm to Amcor plc.
23.4	Consent of Ernst & Young LLP, independent registered public accounting firm to Berry Global Group, Inc.
24.1*	Power of Attorney (included on the signature page of this registration statement).
99.1*	Consent of Lazard Frères & Co. LLC.
99.2*	Consent of Wells Fargo Securities, LLC.
99.3*	Consent of Stephen E. Sterrett to be named as a director of Amcor plc.
99.4	Consent of Jonathan F. Foster to be named as a director of Amcor plc.
99.5	Consent of James T. Glerum, Jr. to be named as a director of Amcor plc.
99.6	Consent of Jill A. Rahman to be named as a director of Amcor plc.
99.7	Form of Proxy Card for Extraordinary General Meeting of Amcor plc.
99.8	Form of CDI Voting Instruction Form for Extraordinary General Meeting of Amcor plc.
99.9	Form of Proxy Card for Special Meeting of Berry Global Group, Inc.
107*	Filing Fee Table.

*
Previously filed.

†
Certain provisions of this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Amcor agrees to furnish supplementally to the SEC or its staff an unredacted copy of this Exhibit upon request.

Item 22.   Undertakings
(a)   The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
(i)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii)
That every prospectus (a) that is filed pursuant to paragraph (7)(i) above or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this registration statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bristol, United Kingdom on the 21st day of January, 2025.
AMCOR PLC
By:
/s/ Peter Konieczny

Name:
Peter Konieczny

Title:
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Peter Konieczny Peter Konieczny	Chief Executive Officer (Principal Executive Officer) and Director	January 21, 2025
* Michael Casamento	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 21, 2025
* Julie Sorrells	Vice President and Corporate Controller (Principal Accounting Officer)	January 21, 2025
* Graeme Liebelt	Director and Chairman	January 21, 2025
* Achal Agarwal	Director	January 21, 2025
* Andrea Bertone	Director	January 21, 2025
* Susan Carter	Director	January 21, 2025
* Graham Chipchase	Director	January 21, 2025
* Lucrèce Foufopoulos-De Ridder	Director	January 21, 2025
* Nicholas (Tom) Long	Director	January 21, 2025

Signature	Title	Date
* Arun Nayar	Director	January 21, 2025
* David Szczupak	Director	January 21, 2025
* Michael Rumley	Authorized Representative in the United States	January 21, 2025

*By:
/s/ Peter Konieczny

Peter Konieczny
Attorney-in-Fact